UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 19, 2014

Date of Report

(Date of earliest event reported)

SYNCHRONY FINANCIAL

(Exact name of registrant as specified in its charter)

Delaware	001-36560	51-0483352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Long Ridge Road, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

(203) 585-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The information contained in this report (the “Form 10 Information”) consists of information that would be included in a Registration Statement on Form 10 and substantially corresponds with (and updates and otherwise modifies) the information previously provided by Synchrony Financial in its Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-197244) filed on August 4, 2014. The Form 10 Information is being voluntarily provided by Synchrony Financial in connection with the filing today of its Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration of debt securities, to be offered from time to time, in an aggregate amount of up to $7.5 billion. The Form 10 Information is incorporated by reference into the Registration Statement.

Item  8.01. Other Events

FORM 10 INFORMATION

Certain Defined Terms

Except as the context may otherwise require in this report, references to:

•	“we,” “us,” “our” and the “Company” are to SYNCHRONY FINANCIAL and its subsidiaries, which together represent the businesses that historically have conducted GE’s North American retail finance business;

•	“Synchrony” are to SYNCHRONY FINANCIAL only;

•	“GE” are to General Electric Company and its subsidiaries;

•	“GECC” are to General Electric Capital Corporation (a subsidiary of GE) and its subsidiaries;

•	“GECFI” are to GE Consumer Finance, Inc. (a subsidiary of GECC that owns 84.6% of the common stock of Synchrony) and its subsidiaries;

•	the “Bank” are to Synchrony Bank (a subsidiary of Synchrony), previously known as GE Capital Retail Bank;

•	the “Bank Term Loan Facility” are to the term loan agreement, dated as of July 30, 2014, among Synchrony, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended;

•	the “GECC Term Loan Facility” are to the term loan agreement, dated as of July 30, 2014, among Synchrony, as borrower, GECC, as administrative agent, and the other Lenders party thereto, as amended;

•	the “Existing Notes” are to our 1.875% Senior Notes due 2017, our 3.000% Senior Notes due 2019, our 3.750% Senior Notes due 2021 and our 4.250% Senior Notes due 2024 in the aggregate; and

•	“FICO” score are to a credit score developed by Fair Isaac & Co., which is widely used as a means of evaluating the likelihood that credit users will pay their obligations.

For a description of certain other terms we use, including “active account,” “open account” and “purchase volume,” see the notes to “Item 2. Financial Information—Selected Historical and Pro Forma Financial Information—Other Financial and Statistical Data.” There is no standard industry definition for many of these terms, and other companies may define them differently than we do.

We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which, in our business and in this report, we refer to as our “partners.” The terms of the programs all require cooperative efforts between us and our partners of varying natures and degrees to establish and operate the programs. Our use of the term “partners” to refer to these entities is not intended to, and does not, describe our legal relationship with them, imply that a legal partnership or other relationship exists between the parties or create any legal partnership or other relationship. The “average length of our relationship” with respect to a specified group of partners or programs is measured on a weighted average basis by platform revenue for the year ended December 31, 2013 for those partners or for all partners participating in a program, based on the date each partner relationship or program, as applicable, started. Information with respect to partner “locations” in this report is given at September 30, 2014.

In connection with the expected expiration of two partner programs in our Retail Card platform, we classified loan receivables in two related portfolios (which we subsequently sold in the fourth quarter of 2014) as loan receivables held for sale in our Consolidated and Condensed Statement of Financial Position at September 30, 2014. Unless otherwise indicated, references to “loan receivables” do not include loan receivables held for sale.

“Synchrony” and its logos and other trademarks referred to in this report, including, Optimizer+plus ®, Optimizer+plus Perks™, CareCredit®, Quickscreen® and eQuickscreen™ belong to us. Solely for convenience, we refer to our trademarks in this report without the ™ and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this report are the property of their respective owners.

Industry and Market Data

This report contains various historical and projected financial information concerning our industry and market. Some of this information is from industry publications and other third party sources, and other information is from our own data and market research that we commission. All of this information involves a variety of assumptions, limitations and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to it. Although we believe that those industry publications and other third party sources are reliable, we have not independently verified the accuracy or completeness of any of the data from those publications or sources. Statements in this report that we are the largest provider of private label credit cards in the United States (based on purchase volume and receivables) are based on issue number 1,039 of “The Nilson Report,” a subscription-based industry newsletter, dated April 2014 (based on 2013 data), and references to “The Nilson Report (December 2013)” are to issue number 1,031 of The Nilson Report, dated December 2013.

Non-GAAP Measures

To assess and internally report the revenue performance of our three sales platforms, we use a measure we refer to as “platform revenue.” Platform revenue is the sum of three line items in our Consolidated and Combined Statements of Earnings prepared in accordance with U.S. generally accepted accounting principles (“GAAP”): “interest and fees on loans,” plus “other income,” less “retailer share arrangements.” Platform revenue itself is not a measure presented in accordance with GAAP. For a reconciliation of platform revenue to interest and fees on loans, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—For the Nine Months Ended September 30, 2014 and 2013—Platform Analysis” and “—Results of Operations—For the Years Ended December 31, 2013, 2012 and 2011—Platform Analysis.” We deduct retailer share arrangements but do not deduct other line item expenses, such as interest expense, provision for loan losses and other expense, because those items are managed for the business as a whole. We believe that platform revenue is a useful measure to investors because it represents management’s view of the net revenue contribution of each of our platforms. This measure should not be considered a substitute for interest and fees on loans or other measures of performance we have reported in accordance with GAAP.

We also present certain capital ratios for the Company. As a new savings and loan holding company, the Company historically has not been required by regulators to disclose capital ratios, and therefore these capital ratios are non-GAAP measures. We believe these capital ratios are useful measures to investors because they are widely used by analysts and regulators to assess the capital position of financial services companies, although our Basel I Tier 1 common ratio is not a Basel I defined regulatory capital ratio, and our Basel I and Basel III Tier 1 common ratios may not be comparable to similarly titled measures reported by other companies. Our Basel I Tier 1 common ratio is the ratio of Tier 1 common equity (as calculated in the reconciliation referred to below) to total risk-weighted assets as calculated in accordance with the U.S. Basel I capital rules. Our Basel III Tier 1 common ratio is the ratio of common equity Tier 1 capital to total risk-weighted assets, each as calculated in accordance with the U.S. Basel III capital rules (on a fully phased-in basis). Our Basel III Tier 1 common ratio is a preliminary estimate reflecting management’s interpretation of the final Basel III capital rules adopted in July 2013 by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which have not been fully implemented, and our estimate and interpretations are subject to, among other things, ongoing regulatory review and implementation guidance. For a reconciliation of the components of these capital ratios to their nearest comparable GAAP component, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

Cautionary Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “will” or words of similar meaning. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook for our future business and financial performance, such as those contained in “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Trends and Conditions.” Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as:

•	the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated;

•	retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners;

•	our need for additional financing, higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings;

•	our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans;

•	our reliance on dividends, distributions and other payments from the Bank;

•	our ability to grow our deposits in the future;

•	changes in market interest rates and the impact of any margin compression;

•	effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements;

•	our ability to offset increases in our costs in retailer share arrangements;

•	competition in the consumer finance industry;

•	our concentration in the U.S. consumer credit market;

•	our ability to successfully develop and commercialize new or enhanced products and services;

•	our ability to realize the value of strategic investments;

•	reductions in interchange fees;

•	fraudulent activity;

•	cyber-attacks or other security breaches;

•	failure of third parties to provide various services that are important to our operations;

•	disruptions in the operations of our computer systems and data centers;

•	international risks and compliance and regulatory risks and costs associated with international operations;

•	catastrophic events;

•	alleged infringement of intellectual property rights of others and our ability to protect our intellectual property;

•	litigation and regulatory actions;

•	damage to our reputation;

•	our ability to attract, retain and motivate key officers and employees;

•	tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations;

•	significant and extensive regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and regulation by the Consumer Financial Protection Bureau (the “CFPB”) on our business;

•	changes to our methods of offering our CareCredit products;

•	impact of capital adequacy rules;

•	restrictions that limit the Bank’s ability to pay dividends;

•	regulations relating to privacy, information security and data protection as well as anti-money laundering and anti-terrorism financing laws;

•	use of third-party vendors and ongoing third-party business relationships;

•	effect of GECC being subject to regulation by the Federal Reserve Board both as a savings and loan holding company and as a systemically important financial institution;

•	GE not completing the Separation (as defined under “Item 1. Business—GE Ownership and Our Separation from GE”) as planned or at all, GE’s inability to obtain the GE SLHC Deregistration (as defined under “Item 1. Business—GE Ownership and Our Separation from GE”) and GE continuing to have significant control over us;

•	completion by the Federal Reserve Board of a review (with satisfactory results) of our preparedness to operate on a standalone basis, independently of GE, and Federal Reserve Board approval required for us to continue to be a savings and loan holding company, including the timing of the approval and the imposition of any significant additional capital or liquidity requirements;

•	our need to establish and significantly expand many aspects of our operations and infrastructure;

•	delays in receiving or failure to receive Federal Reserve Board agreement required for us to be treated as a financial holding company after the GE SLHC Deregistration;

•	loss of association with GE’s strong brand and reputation;

•	limited right to use the GE brand name and logo and need to establish a new brand;

•	terms of our arrangements with GE may be more favorable than we will be able to obtain from unaffiliated third parties;

•	GE has significant control over us;

•	obligations associated with being a public company;

•	our incremental cost of operating as a standalone public company could be substantially more than anticipated;

•	GE could engage in businesses that compete with us, and conflicts of interest may arise between us and GE; and

•	failure caused by us of GE’s distribution of our common stock to its stockholders in exchange for its common stock to qualify for tax-free treatment, which may result in significant tax liabilities to GE for which we may be required to indemnify GE.

See “Item 1A. Risk Factors” for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this report and in our public filings, under the heading “Risk Factors” in the Registration Statement on Form S-1, as amended and filed on July 18, 2014 (File No. 333-194528) (the “Registration Statement”). You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

ITEM 1. BUSINESS.

Our Company

We are one of the premier consumer financial services companies in the United States. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” Through our partners’ 335,000 locations across the United States and Canada, and their websites and mobile applications, we offer their customers a variety of credit products to finance the purchase of goods and services. During 2013 and the first nine months of 2014, we financed $93.9 billion and $73.1 billion of purchase volume, respectively, and at September 30, 2014, we had $56.8 billion of loan receivables and 60.5 million active accounts. Our active accounts represent a geographically diverse group of both consumers and businesses, with an average FICO score of 714 for consumer active accounts at September 30, 2014. Our business has been profitable and resilient, including through the recent U.S. financial crisis and ensuing years. For the year ended December 31, 2013, we had net earnings of $2.0 billion, representing a return on assets of 3.5%, and for the nine months ended September 30, 2014, we had net earnings of $1.6 billion, representing a return on assets of 3.4%.

Our business benefits from longstanding and collaborative relationships with our partners, including some of the nation’s leading retailers and manufacturers with well-known consumer brands, such as Lowe’s, Walmart, Amazon and Ethan Allen. We believe our partner-centric business model has been successful because it aligns our interests with those of our partners and provides substantial value to both our partners and our customers. Our partners promote our credit products because they generate increased sales and strengthen customer loyalty. Our customers benefit from instant access to credit, discounts and promotional offers. We seek to differentiate ourselves through deep partner integration and our extensive marketing expertise. We have omni-channel (in-store, online and mobile) technology and marketing capabilities, which allow us to offer and deliver our credit products instantly to customers across multiple channels. For example, the purchase volume in our Retail Card platform from our online and mobile channels increased by $3.0 billion, or 39.5%, from $7.6 billion in 2011 to $10.6 billion in 2013.

We offer our credit products primarily through our wholly-owned subsidiary, the Bank. Through the Bank, we offer, directly to retail and commercial customers, a range of deposit products insured by the Federal Deposit Insurance Corporation (“FDIC”), including certificates of deposit, individual retirement accounts (“IRAs”), money market accounts and savings accounts, under our Optimizer+Plus brand. We also take deposits at the Bank through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. We are expanding our online direct banking operations to increase our deposit base as a source of stable and diversified low cost funding for our credit activities. We had $32.7 billion in deposits at September 30, 2014.

Retail Card is a leading provider of private label credit cards, and also provides Dual Cards and small and medium-sized business credit products. Payment Solutions is a leading provider of promotional financing for major consumer purchases, offering primarily private label credit cards and installment loans. CareCredit is a leading provider of promotional financing to consumers for elective healthcare procedures or services, such as dental, veterinary, cosmetic, vision and audiology.

Our Value Proposition

We offer strong value propositions to both our partners and our customers.

Our Value Proposition

Value to Our Partners

Our consumer finance programs deliver the following benefits to our partners:

•	Increased sales. Our programs drive increased sales for our partners by providing instant credit with an attractive value proposition (which may include discounts, promotional financing and customized loyalty rewards). Based on our research and experience in our Retail Card and Payment Solutions platforms, we believe average sales per customer in these platforms are generally higher for customers who use our cards compared to consumers who do not. In Payment Solutions, the availability of promotional financing is important to the consumer’s decision to make purchases of “big-ticket” items and a driver of retailer selection. In CareCredit, the availability of credit can also have a substantial influence over consumer spending with a significant number of consumers indicating in our research that they would postpone or forego all or a portion of their desired healthcare procedures or services if credit was not available through their healthcare providers.

•	Strengthened customer loyalty. Our programs benefit our partners through strengthened customer loyalty. Our Retail Card customers have had their cards an average of 7.6 years at September 30, 2014. We believe customer loyalty drives repeat business and additional sales. In the year ended December 31, 2013, our 50.8 million active Retail Card accounts made an average of more than 12 purchases per account. Our CareCredit customers can use their card at any provider within our provider network, which we believe is an important source of new business to our providers, and 69% of CareCredit transactions in 2013 were from existing customers reusing their card at one or more providers.

•	Enhanced marketing. We have developed significant marketing expertise that we share with our partners, including through dedicated on-site teams, a national field sales force and experts who reside in our marketing centers of excellence. We believe this expertise is of substantial value to our partners in increasing sales and profitability. Our omni-channel capabilities allow us to market our credit products wherever our partners offer their products. Our customer relationship management (“CRM”) and data analytics capabilities allow us to track customer responsiveness to different marketing strategies, which helps us target marketing messages and promotional offers to our partners’ customers. In Payment Solutions, our dedicated industry-focused sales and marketing teams bring substantial retailer marketing expertise to our smaller retailer and merchant partners. These partners benefit from our research on how to increase store traffic with various promotional offerings. We also provide them with website and e-commerce capabilities that many could not afford to develop on their own.

•	Additional economic benefits. Our programs provide economic benefits to our partners in addition to increasing sales. Our Retail Card partners typically benefit from retailer share arrangements that provide for payments to them once the economic performance of the program exceeds a contractually-defined threshold. These shared economics enhance our partners’ engagement with us and provide an incentive for partners to support our programs. In addition, for most of our partners, our credit programs reduce costs by eliminating the interchange fees for in-store purchases that would otherwise be paid when general purpose credit cards or debit cards are used. Our programs also allow our partners to avoid the risks and administrative costs associated with carrying an accounts receivable balance for their customers, and this is particularly attractive to many of our CareCredit partners.

Value to Our Customers

Our consumer finance programs deliver the following benefits to our customers:

•	Instant access to credit. We offer qualified customers instant access to credit at the point of sale and across multiple channels. Annual applications for our credit products increased by 24.7%, from 37.7 million applications in 2011 to 47.0 million in 2013. In addition, our applications from online and mobile channels increased by 42.6%, from 9.4 million in 2011 to 13.4 million in 2013. Our Retail Card programs provide financing for frequent purchases with attractive program benefits, including, in the case of our Dual Card, the convenience of a general purpose credit card. Payment Solutions and CareCredit offer promotional financing that enables qualified customers to make major purchases, including, in the case of CareCredit, elective healthcare procedures or services that typically are not covered by insurance.

•	Attractive discounts, promotional terms and loyalty rewards. We believe our programs provide substantial value to our customers through attractive discounts, promotional terms and loyalty rewards. Retail Card customers typically benefit from first purchase discounts (e.g., 10% or more off the purchase price when a new account is opened) and discounts or loyalty rewards when their card is used to make subsequent purchases from our partners. Our Retail Card customers typically earn rewards based on the amount of their purchases from our partners at a rate which is generally higher than the reward rate on general purpose cash back credit cards. Our Payment Solutions and CareCredit customers typically benefit from promotional financing such as interest-free periods on purchases. These types of promotions typically are not available to consumers when they use a general purpose credit card outside of introductory offer periods.

•	Ability to obtain separate financing for major purchases. We believe many consumers prefer to obtain separate financing for major purchases or category expenditures rather than accessing available borrowing capacity under their general purpose credit cards or using cash. We believe our customers also value the ability to compartmentalize, budget and track their spending and borrowing through separate financing for a major purchase.

Our Industry

We believe our business is well positioned to benefit from the following favorable industry trends:

•	Improvements in consumer spending and credit utilization. Consumer spending has increased as U.S. economic conditions and consumer confidence continue to recover from the recent financial crisis. The U.S. consumer payments industry, which consists of credit, debit, cash, check and electronic payments, is projected to grow by 25% from 2012 to 2017 (from $8.7 trillion in 2012 to $10.9 trillion in 2017) according to The Nilson Report (December 2013). According to that report, credit card payments are expected to account for the majority of the growth of the U.S. consumer payments industry. Credit card payments accounted for $2.3 trillion or 26.7% of U.S. consumer payments volume in 2012 and are expected to grow to $3.8 trillion or 34.9% of U.S. consumer payments volume in 2017. Credit card spending is growing as a percentage of total consumer spending, driven in part by the growth of online and mobile purchases.

•	Improvements in U.S. household finances. U.S. household finances have recovered substantially since the financial crisis. According to the Federal Reserve Board, the average U.S. household’s debt service ratio is better than pre-crisis levels, having improved to 9.9% for the three months ended June 30, 2014 from 13.1% for the three months ended September 30, 2007. According to the Federal Reserve Board, aggregate U.S. household net worth also has increased, from $68.0 trillion at December 31, 2007 to $81.5 trillion at June 30, 2014.

•	Growth of direct banking and deposit balances. According to 2012 and 2013 American Bankers Association surveys, the percentage of customers who prefer to do their banking via direct channels (internet, mail, phone and mobile) increased from 53% to 61% between 2010 and 2013, while those who prefer branch banking declined from 25% to 18% over the same period. This preference for direct banking has been evidenced by robust growth in direct deposits. U.S. direct deposits increased by 41%, from $346.1 billion at December 31, 2010 to $488.4 billion at December 31, 2013, according to data for 17 surveyed banks from SNL Financial, a financial institutions data and analysis provider.

Competitive Strengths

Our business has a number of competitive strengths, including the following:

•	Large, diversified and well established consumer finance franchise. Our business is large and diversified with 60.5 million active accounts at September 30, 2014 and a partner network with 335,000 locations across the United States and in Canada as of September 30, 2014. At September 30, 2014, we had $56.8 billion in total loan receivables, and we are the largest provider of private label credit cards in the United States based on purchase volume and receivables according to The Nilson Report (April 2014). We have built large scale operations that support each of our sales platforms, and we believe our extensive partner network, with its broad geographic reach and diversity by industry, provides us with a distribution capability that is difficult to replicate. We believe the scale of our business and resulting operating efficiencies also contribute significantly to our success and profitability. In addition, we believe our partner-centric model, including our distribution capability, could lend itself to geographic expansion.

•	Partner-centric model with long-standing and stable relationships. Our business is based on a partner-centric, business-to-business model. Our ability to establish and maintain deep, collaborative relationships with our partners is a core skill that we have developed through decades of experience, and we have more than 1,000 dedicated employees, most of whom are co-located with our partners, to help drive the growth of our partners’ sales and our share of their sales. At September 30, 2014, the average length of our relationship for our 40 largest programs across all platforms, which accounted in aggregate for 75.6% of our platform revenue for the year ended December 31, 2013, is 15 years. From these same 40 programs, 64.6% of our platform revenue for the year ended December 31, 2013 was generated under programs with current contractual terms that continue through at least January 1, 2017. A diverse and growing group of more than 200,000 partners accounted for the remaining 24.4% of our platform revenue for the year ended December 31, 2013.

•	Deeply integrated technology across multiple channels. Our proprietary technology is deeply integrated with our partners’ systems and processes, which enables us to provide customized credit products to their customers at the point of sale across multiple channels. Our technologies enable customers to apply for credit at the point of sale in store, online or on a mobile device and, if approved, purchase instantly. Our online and mobile technologies are capable of being seamlessly integrated into our partners’ systems to enable our customers to check their available credit line, manage their account, access our eChat online customer service and participate in the relevant partners’ loyalty rewards programs online and using mobile devices. In addition, in CareCredit, we have developed what we believe is one of the largest healthcare provider locators of its kind, helping to connect customers to our 185,000 healthcare provider locations. This online locator received an average of 560,000 hits per month in 2013, helping to drive incremental business for our provider partners. We believe that our continued investment in technology and mobile offerings will help us deepen our relationships with our existing partners, as well as provide a competitive advantage when seeking to win new business.

•	Strong operating performance. Over the three years ended December 31, 2013, we have grown our purchase volume and loan receivables at 9.8% and 8.2% compound annual growth rates, respectively. For the years ended December 31, 2013, 2012 and 2011, our net earnings were $2.0 billion, $2.1 billion and $1.9 billion, respectively, and our return on assets was 3.5%, 4.2% and 4.1%, respectively. For the nine months ended September 30, 2014, our net earnings were $1.6 billion, and our return on assets was 3.4%. We were profitable throughout the recent U.S. financial crisis. We believe our ability to maintain profitability through various economic cycles is attributable to our rigorous underwriting process, strong pricing discipline, low cost to acquire new accounts, operational expertise and retailer share arrangements with our largest partners.

•	Strong balance sheet and capital base. We have a strong capital base and a diversified and stable funding profile with access to multiple sources of funding, including a growing deposit platform at the Bank, securitized financings under well-established programs, bank facilities and the public unsecured debt markets. At September 30, 2014, we had an estimated fully phased-in Basel III Tier 1 common ratio of 14.6%, and our business was funded with $32.7 billion of deposits at the Bank, $15.1 billion of securitized financings, $1.4 billion of transitional funding from the GECC Term Loan Facility, $7.5 billion from the Bank Term Loan Facility, and $3.6 billion from the Existing Notes. At September 30, 2014, we had $14.1 billion of cash and short-term liquid investments (or 19.2% of total assets). We also had, at the same date and on the same basis, more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales. In addition, at September 30, 2014, we had an aggregate of approximately $5.6 billion of undrawn committed capacity under our securitization programs.

•	Experienced and effective risk management. We have an experienced risk management team and an enterprise risk management infrastructure that we believe enable us to effectively manage our risk. Our enterprise risk management function is designed to identify, measure, monitor and control risk, including credit, market, liquidity, strategic and operational risks. Our focus on the credit process is evidenced by the success of our business through multiple economic cycles. We control the credit criteria for all of our programs and issue credit only to consumers who qualify under those credit criteria. Our systems are integrated with our partners’ systems, and therefore we can use our proprietary credit approval processes to make credit decisions instantly at the point of sale and across all application channels in accordance with our underwriting guidelines and risk appetite. Our risk management strategies are customized by industry and partner, and we believe our proprietary decisioning systems and customized credit scores provide significant incremental predictive capabilities over standard credit bureau-based scores alone. In addition, we have an extensive compliance program, and we have invested, and will continue to invest, in enhancing our regulatory compliance capabilities.

•	High quality and diverse asset base. The quality of our loan receivables portfolio is high. Our consumer active accounts had an average FICO score of 714, and our total loan receivables (including loan receivables held for sale) had a weighted average consumer FICO score of 697, in each case at September 30, 2014. In addition, 71.9% of our portfolio’s loan receivables (including loan receivables held for sale) are from consumers with a FICO score of greater than 660 at September 30, 2014. Our over-30 day delinquency rate at September 30, 2014 is below 2007 pre-financial crisis levels. We have a seasoned customer base with 37.2% of our loan receivables (including loan receivables held for sale) at September 30, 2014 associated with accounts that have been open for more than five years. Our portfolio is also diversified by geography, with receivables balances broadly reflecting the U.S. population distribution.

•	Experienced management team and business built on GE culture. Our senior management team, including key members who helped us successfully navigate the financial crisis, are continuing to lead our Company following the initial public offering of our common stock (the “IPO”). We have operated as a largely standalone business within GECC, with our own sales, marketing, risk management, operations, collections, customer service and compliance functions. Our business has been built on GE’s culture and heritage, with a strong emphasis on our partners and customers, a rigorous use of metrics and analytics, a disciplined approach to risk management and compliance and a focus on continuous improvement and strong execution.

Our Business and Growth Strategy

We intend to grow our business and increase our profitability by building on our financial and operating strengths and capitalizing on projected favorable industry trends, as well as by pursuing a number of important growth strategies for our business, including the following:

Increase customer penetration at our existing partners. We believe there is a significant opportunity to grow our business by increasing the usage of our cards in each of our sales platforms. In Retail Card, based on sales data provided by our partners, we have increased penetration of our partners’ aggregate sales in each of the last three years. For the year ended December 31, 2013, penetration of our Retail Card partners’ sales ranged from 1% to 49%, and the aggregate sales of all Retail Card partners were $555.6 billion, which we believe represents a significant opportunity for potential growth. We believe there is also a significant market opportunity for us to increase our penetration in Payment Solutions and CareCredit.

Attract new partners. We seek to attract new partners by both launching new programs and acquiring existing programs from our competitors. In Retail Card, which is typically characterized by longer-term, exclusive relationships, we added four new Retail Card partners from January 1, 2011 through September 30, 2014, which accounted for $2.3 billion of receivables at September 30, 2014. In Payment Solutions, where a significant number of our partners include independent dealers and merchants that enter into separate arrangements with us, we increased our total partners from 57,000 at December 31, 2010 to over 62,000 at September 30, 2014 with new partners accounting for $1.9 billion in receivables at September 30, 2014. In CareCredit, where we attract new healthcare provider partners largely by leveraging our endorsements from professional associations and healthcare consultants, we increased the number of partner locations from 145,000 at December 31, 2010 to 185,000 at September 30, 2014. We believe there is a significant opportunity to attract new partners in each of our platforms, including by adding additional merchants, dealers and healthcare providers under existing programs.

Our strategies to both increase penetration among our current partners and attract new partners include the following elements:

•	Leverage technology to support our partners. Our business model is focused on supporting our partners by offering credit wherever they offer their products and services (i.e., in-store, online and on mobile devices). We intend to continue to make significant investments in online and mobile technologies, which we believe will lead to new accounts, increased sales and deeper relationships with our existing partners and will give us an advantage when competing for new partners. We intend to continue to roll out the capability for consumers to apply for our products via their mobile devices, receive an instant credit decision and obtain immediate access to credit, and to deliver targeted rewards and promotions to our customers via their mobile devices for immediate use. We also expect to leverage emerging mobile payment system technologies. For example, through our participation in the Apple Pay program, we can place Dual Cards in Apple Pay for our participating partners who desire to have their cards in this wallet program, and we have invested in LoopPay, a mobile payments platform company.

•	Capitalize on our advanced data, analytics and customer relationship management capabilities. We believe that our ongoing efforts to expand our data and analytics capabilities help differentiate us from our competitors. We have access to a vast amount of data (such as our customers’ purchase patterns and payment histories) from our 114.2 million open accounts at September 30, 2014 and the hundreds of millions of transactions our customers make each year. Consistent with applicable privacy rules and regulations, we are developing new tools to assess this data to develop and deliver valuable insights and actionable analysis that can be used to improve the effectiveness of marketing strategies leading to incremental growth for both our partners and our business. Our recently enhanced CRM platform will utilize these insights and analysis to drive more relevant and timely offers to our customers via their preferred channels of communication. We believe the combination of our analytics expertise and extensive data access will drive greater partner engagement and increased sales, strengthen customer loyalty, and provide us a competitive advantage.

•	Launch our integrated multi-tender loyalty programs. We are leveraging our extensive data analytics, loyalty experience and broad retail presence to launch multi-tender loyalty programs that enable customers to earn rewards from a partner, regardless of how they pay for their purchases (e.g., cash, private label or general purpose credit cards). By expanding our loyalty program capabilities beyond private label credit cards we can provide deeper insights to our partners about their customers, including spending patterns and shopping behaviors. Multi-tender loyalty programs will also provide us with access to non-cardholders, giving us the opportunity to grow our customer base by marketing our credit products to them and delivering a more compelling value proposition.

•	Increase focus on small and mid-sized businesses. We currently offer private label credit cards and Dual Cards for small to mid-sized commercial customers that are similar to our consumer offerings. We are increasing our focus on marketing our commercial pay-in-full accounts receivable product to a wide range of business customers and are rolling out an improved customer experience for this product with enhanced functionality. Our loan receivables from business customers were $1.4 billion at September 30, 2014, and we believe our strategic focus on business customers will enable us to continue to attract new business customers and increase the diversity of our loan receivables.

•	Expand our direct banking activities. In January 2013, we acquired the deposit business of MetLife, which is a direct banking platform that at the time of the acquisition had $6.0 billion in U.S. direct deposits and $0.4 billion in brokered deposits. Our U.S. direct deposits grew from $0.9 billion at December 31, 2012 to $18.3 billion at September 30, 2014 (including the MetLife acquisition). The acquisition of this banking platform is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding. The platform is highly scalable, allowing us to expand without the overhead expenses of a traditional “brick and mortar” branch network. We believe we are well-positioned to benefit from the consumer-driven shift from branch banking to direct banking. According to 2012 and 2013 American Bankers Association surveys, the percentage of customers who prefer to do their banking via direct channels (i.e., internet, mail, phone and mobile) increased from 53% to 61% between 2010 and 2013, while those who prefer branch banking declined from 25% to 18% over the same period. To attract new deposits and retain existing ones, we are increasing our advertising and marketing, enhancing our loyalty program and expanding mobile banking offerings. We also intend to introduce new deposit and credit products and enhancements to our existing products. These new and enhanced products may include the introduction of checking accounts, overdraft protection lines of credit, a bill payment account feature and Synchrony-branded debit and general purpose credit cards, as well as enhanced small business deposit accounts and expanded affinity offers.

Formation and Regulation of Synchrony

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony (previously named GE Capital Retail Finance Corporation) was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013 conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business subsequently were transferred to Synchrony.

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. In addition, as a large provider of consumer financial services, Synchrony is subject to extensive regulation, supervision and examination by the CFPB.

The Bank is a federally chartered savings association and therefore is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency of the U.S. Treasury (the “OCC”), which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC.

For a discussion of the regulation of our Company and the Bank, see “—Regulation.” For information regarding certain regulatory matters, including consent orders or assurances of discontinuances that we have entered into with the CFPB, the Department of Justice (the “DOJ”) and the Attorney General for the State of New York relating to our CareCredit platform, our debt cancellation product and sales practices and certain collection offers, see “—Regulation—Consumer Financial Services Regulation” and “Item 1A. Risk Factors—Risks Relating to Regulation—Changes to our methods of offering our CareCredit products could materially impact operating results.”

Our Initial Public Offering

On August 5, 2014, we closed the IPO of 125 million shares of our common stock at a price to the public of $23.00 per share and on September 3, 2014, we issued an additional 3.5 million shares of our common stock pursuant to an option granted to the underwriters in the IPO. We received net proceeds from the IPO (including the underwriters’ option) of approximately $2.8 billion.

GE Ownership and Our Separation from GE

GE currently owns 100% of the common stock of GECC, GECC currently owns 100% of the common stock of GECFI and GECFI currently owns 84.6% of the common stock of Synchrony.

Steps to Our Separation from GE. On November 15, 2013, GE announced that it planned a staged exit from our business, consistent with its strategy of reducing GECC’s percentage of GE’s total earnings and increasing GECC’s focus on its commercial lending and leasing businesses. GE’s exit from our business is expected to consist of three distinct, but inter-related steps described below.

•	The IPO. The IPO was the first step in GE’s exit from our business. As a result of the IPO, GE reduced its beneficial ownership in us from 100% to 84.6%, and our total equity increased through receipt of the IPO net proceeds.

•	Separation. The second step of GE’s exit from our business will involve GE’s disposition of all of its remaining shares of our stock through a Split-off (defined below) or one or more other transactions following the IPO, which disposition is referred to as the “Separation.”

•	Form of Separation Transaction. GE has indicated that it expects to effect a split-off transaction by making a tax-free distribution of all of its remaining shares of our stock to electing GE stockholders in exchange for shares of GE’s common stock (the “Split-off”). GE may also decide to exit our business by selling or otherwise distributing or disposing of all or a portion of its shares of our stock in a different type of transaction. We do not expect that the form in which the Separation occurs (a Split-off or some other form of distribution or disposition) will have materially different implications for our profitability.

•	Conditions to Separation. The Separation would be subject to various conditions, including receipt of any necessary bank regulatory and other approvals (as discussed below), the existence of satisfactory market conditions, and, in the case of the Split-off, a private letter ruling from the Internal Revenue Service (“IRS”) as to certain issues relating to, and an opinion from tax counsel confirming, the tax-free treatment of the transaction to GE and its stockholders.

•	GE SLHC Deregistration. The final step in GE’s exit from our business will be complete when the Federal Reserve Board determines that GE no longer controls us for regulatory purposes and releases GE from savings and loan holding company registration (the “GE SLHC Deregistration”).

Bank Regulatory Approvals Required for Separation and the GE SLHC Deregistration. In addition to GE’s application for the GE SLHC Deregistration, we will be required to file an application with, and receive approval from, the Federal Reserve Board to continue to be a savings and loan holding company and to retain ownership of the Bank following the Separation and the GE SLHC Deregistration. In reviewing and acting on our application, the Federal Reserve Board will consider a range of factors and has significant discretion. We do not expect the Federal Reserve Board to act on our application until, among other things, it has completed an in-depth review as to our preparedness to operate on a standalone basis, independently of GE, and is satisfied with the results. We anticipate that this review will not begin until after we have filed our application and will require a considerable period of time. We are taking and will continue to take significant steps in order to prepare to operate on a standalone basis, independently of GE, including the following:

•	Increase capital and liquidity levels. All of the net proceeds from the IPO were used to significantly increase our capital levels and, together with the net proceeds of the Existing Notes offering, the GECC Term Loan Facility and the Bank Term Loan Facility and after repayment of GECC related party debt (as described below), our liquidity levels. In connection with our application to the Federal Reserve Board and the Separation, we expect to continue to increase our capital and liquidity levels by, among other things, retaining net earnings and by not paying a dividend or returning capital through stock repurchases until our application to the Federal Reserve Board is approved. We will also seek to continue to increase our liquidity through growth of our direct deposits and other funding sources, including unsecured debt. At September 30, 2014, we had an estimated fully phased-in Basel III Tier 1 common ratio of 14.6%, and we had liquidity consisting of $14.1 billion of cash and short-term liquid investments (or 19.2% of total assets). In addition, we currently have an aggregate of approximately $5.6 billion of undrawn committed capacity under our securitization programs.

•	Establish and expand standalone operations and infrastructure. We are currently establishing or significantly expanding, and expect to continue to establish or expand, our standalone corporate governance, risk management, capital planning, treasury, information technology, compliance, regulatory, internal audit and other control operations and infrastructure. Although we will continue to receive certain services from GE on a transitional basis, we expect to reduce our reliance on these services in connection with our application to the Federal Reserve Board and the Separation, replacing such services with those provided by unaffiliated third parties or with our own capabilities. We may be required to operate without receiving any of these services from GE prior to the Separation.

•	Reduce or eliminate funding provided by GECC. In connection with the IPO, we repaid all then-outstanding related party debt owed to GECC and its affiliates (approximately $8.0 billion), and we incurred $1.5 billion of related party debt under the GECC Term Loan Facility, $0.8 billion of which has been prepaid with a portion of the net proceeds from the Existing Notes offering and additional borrowings under the Bank Term Loan Facility. We expect that, in connection with our application to the Federal Reserve Board and the Separation, we will prepay part or substantially all of the outstanding related party debt owed to GECC under the GECC Term Loan Facility.

•	Diversify funding sources. In addition to reducing the amount of outstanding related party debt owed to GECC, we intend to further diversify our funding sources by growing the amount of our direct deposits, by reducing the proportion of funding provided by brokered deposits, and by accessing the unsecured debt markets.

The Federal Reserve Board may require us to take additional actions beyond the significant infrastructure expansion and other steps we are already planning and implementing and beyond what we are now anticipating.

Anticipated Timeframe for Separation and GE SLHC Deregistration. GE has indicated that it currently is targeting to complete the Separation in late 2015. We may not be prepared, or able to satisfy the Federal Reserve Board that we are prepared, to operate on a standalone basis, independently of GE, by that time. More generally, the conditions to any transaction involved in the Separation may not be satisfied in late 2015 or thereafter, or GE may decide for any reason not to consummate the Separation in late 2015 or thereafter. Further, GE’s willingness to proceed with the Separation may effectively be conditioned on its obtaining the necessary determination by the Federal Reserve Board that the GE SLHC Deregistration will occur upon Separation, although the Separation and the GE SLHC Deregistration need not coincide. For this reason, any delays in obtaining the GE SLHC Deregistration may delay the consummation of the Separation.

Anticipated Costs Associated with Separation and GE SLHC Deregistration. We currently expect to incur significant additional expenses to operate as a fully independent public company. For a discussion of these expenses, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions,” “—Separation from GE and Related Financial Arrangements” and “Item 2. Financial Information—Selected Historical and Pro Forma Financial Information—Unaudited Pro Forma Financial Information.”

For a discussion of certain risks associated with Separation and the GE SLHC Deregistration, including risks related to anticipated timing and costs, see “Item 1A. Risk Factors—Risks Relating to Our Separation from GE.”

Payment of Dividends to GE. During the years ended December 31, 2011, 2012 and 2013, we made net transfers to our parent of $1,907 million, $1,869 million and $586 million, respectively. During the three months ended March 31, 2014 and June 30, 2014, we made net transfers to our parent of $479 million and $124 million, respectively. We did not make any net transfer to our parent subsequent to June 30, 2014 and prior to the closing of the IPO. Following the IPO, GE will receive dividends only in its capacity as a stockholder on the same basis as stockholders generally.

Our Sales Platforms

We offer our credit products through three sales platforms: Retail Card, Payment Solutions and CareCredit. Set forth below is a summary of certain information relating to our Retail Card, Payment Solutions and CareCredit platforms:

($ in millions)	Retail Card	Payment Solutions	CareCredit
Partner locations (at September 30, 2014)	33,000	117,000	185,000
Average active accounts for the nine months ended September 30, 2014	48.1	6.8	4.5
Loan receivables (at September 30, 2014)	$38,466	$11,514	$6,787

Retail Card

Retail Card is a leading provider of private label credit cards, and also provides Dual Cards and small and medium-sized business credit products. Retail Card accounted for $6.4 billion, or 68.0%, of our total platform revenue for the year ended December 31, 2013, and $5.1 billion, or 68.3%, of our total platform revenue for the nine months ended September 30, 2014. Substantially all of the credit extended in this platform is on standard (i.e., non-promotional) terms.

Retail Card’s platform revenue consists of interest and fees on our loan receivables, plus other income, less retailer share arrangements. Other income primarily consists of interchange fees earned on Dual Card transactions (when the card is used outside of our partners’ sales channels) and fees paid to us by customers who purchase our debt cancellation products, less loyalty program payments.

Retail Card Partners

We have Retail Card programs with 19 national and regional retailers with which we have program agreements that have an expiration date in 2016 or beyond. At September 30, 2014, we also had Retail Card programs with five national and regional retailers with program agreements that have expired or otherwise will not extend beyond their current contractual expiration dates in 2014 or 2015. These 24 partners include department stores, specialty retailers, mass merchandisers, multi-channel electronic retailers, online retailers and oil and gas retailers and have 33,000 retail locations. Set forth below is certain information regarding our Retail Card partners at September 30, 2014:

	Category	Length of relationship(1)
Amazon	Online retailer	7
American Eagle	Specialty retailer—apparel	18
Belk	Department store	8
Brooks Brothers(2)	Specialty retailer—apparel	17
Chevron (Chevron USA and Chevron Canada)	Oil and gas retailer	6
Dick’s Sporting Goods	Specialty retailer—sporting goods	11
Dillard’s(2)	Department store	10
Ebates	Online retailer	1
Gap (including Old Navy and Banana Republic)	Specialty retailer—apparel	16
JCPenney	Department store	14
Lord & Taylor(2)	Department store	7
Lowe’s	Mass merchandiser—home improvement	35
Meijer(2)	Mass merchandiser	11
Men’s Wearhouse	Specialty retailer—apparel	16
Modell’s(2)	Specialty retailer—sporting goods	7
PayPal (including eBay)	Online retailer	10
Phillips 66	Oil and gas retailer	1
QVC	Multi-channel electronic retailer	9
Sam’s Club	Mass merchandiser	20
ShopHQ	Multi-channel electronic retailer	8
Stein Mart	Department store	8
TJX (including T.J.Maxx, Marshalls and HomeGoods)	Specialty retailer—apparel and home goods	3
Toys “R” Us (including Babies “R” Us)	Specialty retailer—toys	2
Walmart	Mass merchandiser	15

(1)	In years, at September 30, 2014. See text following the table below under “—Term” for information with respect to the future status of our relationship with three of these partners.
(2)	Our program agreements with these partners have expired or otherwise will not be extended beyond their contractual expiration dates in 2014 or, in the case of Brooks Brothers, 2015.

Our ten largest Retail Card programs accounted in aggregate for 59.6% of our total platform revenue for the year ended December 31, 2013. Our programs with JCPenney and Walmart each accounted for more than 10% of our total platform revenue and JCPenney, Lowe’s and Walmart each accounted for more than 10% of our total platform interest and fees and other income, in each case for the year ended December 31, 2013. We also have programs with Sam’s Club, a subsidiary of Walmart, pursuant to separate program agreements. For purposes of the information provided in this paragraph with respect to Walmart, the platform revenue and interest and fees and other income from the Sam’s Club program has not been included.

Our Retail Card programs are governed by program agreements that are each negotiated separately with our partners. Although the terms of the agreements are partner-specific, and may be amended from time to time, under a typical program agreement our partner agrees to support and promote the program to its customers, but we control credit criteria and issue credit cards to customers who qualify under those criteria. We generally own the underlying accounts and all loan receivables generated under the program from the time of origination. Other key provisions in the Retail Card program agreements include:

Term. Retail Card program agreements typically have contract terms ranging from approximately five to ten years. Most program agreements have renewal clauses that provide for automatic renewal for one or more years until terminated by us or our partner. We typically seek to renew the program agreements well in advance of their termination dates. Since January 1, 2012, we have extended the duration of 11 of our 24 Retail Card program agreements with a new expiration date in 2016 or beyond. These extended program agreements represented, in the aggregate, 57.9% of our total platform revenue for the year ended December 31, 2013 and 59.3% of our total loan receivables (including loan receivables held for sale) at September 30, 2014. Set forth below is certain information regarding the scheduled expiration dates of our partner programs, including the number of programs scheduled to expire during each indicated period and the platform revenue and loan receivables attributable to those programs at the dates and for the periods indicated:

	Scheduled Program Expiration at September 30, 2014
($ in millions)	2016(1)	2017	2018	2019	2020	2021 and beyond
Partner programs(2)	1	3	5	2	2	6
Platform revenue (for the year ended December 31, 2013)	$362	$360	$474	$1,436	$1,101	$2,372
Loan receivables (at September 30, 2014)	$1,791	$1,927	$2,953	$7,447	$4,726	$19,242

(1)	Program agreements with one of our partners, covering most of the financing we provide to that partner’s customers, were recently extended from 2016 to beyond 2021. Program agreements covering the remaining financing provided to the partner’s customers (most of which we believe will be extended) represent $66 million of platform revenue for the year ended December 31, 2013 and $340 million of loan receivables at September 30, 2014 and are included as part of the 2016 information.
(2)	Excludes five program agreements in effect at September 30, 2014 that have expired or otherwise will not be extended beyond their current contractual expiration dates in 2014 or 2015.

A total of 19 of our 24 Retail Card program agreements (including the 11 program agreements we have extended since January 1, 2012) now have an expiration date in 2016 or beyond. These 19 program agreements represented, in the aggregate, 64.8% of our total platform revenue for the year ended December 31, 2013 and 65.4% of our total loan receivables (including loan receivables held for sale) at September 30, 2014.

The program agreements for five of our 24 current Retail Card partners in effect at September 30, 2014 have expired or otherwise will not be extended beyond their contractual expiration dates in 2014 or, in one case, 2015. These five program agreements represented, in the aggregate, 3.2% of our total platform revenue for the year ended December 31, 2013 and 3.2% of our total loan receivables (including loan receivables held for sale) at September 30, 2014. In addition, we recently extended our program agreement with PayPal, another of our 24 current Retail Card partners, until October 2016. The extension eliminated certain exclusivity provisions that previously existed in the program agreement which we expect will result in lower platform revenue and loan receivables from our PayPal program during the extended term of the agreement and do not expect it to extend beyond that date. The PayPal program agreement represented 3.1% of our total platform revenue for the year ended December 31, 2013 and 2.5% of our total loan receivables (including loan receivables held for sale) at September 30, 2014.

Exclusivity. The program agreements typically are exclusive for the products we offer and limit our partners’ ability to originate or promote other private label or co-branded credit cards during the term of the agreement.

Retailer share arrangements. Most of our Retail Card program agreements contain retailer share arrangements that provide for payments to our partner if the economic performance of the program exceeds a contractually-defined threshold. Economic performance for the purposes of these arrangements is typically measured based on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for credit losses, retailer payments and operating expenses). We may also provide additional economic benefits to our partners such as a signing bonus, royalties on purchase volume or payments for new accounts. All of these arrangements align our interests and provide an additional incentive to our partners to promote our credit products.

Other economic terms. In addition to the retailer share arrangements, the program agreements typically provide that the parties will develop a marketing plan to support the program, it sets the terms by which a joint marketing budget is funded, the basic terms of the rewards program linked to the use of our product (such as opportunities to receive double rewards point for purchases made on a Retail Card product), and the allocation of costs related to the rewards program.

Termination. The program agreements set forth the circumstances in which a party may terminate the agreement prior to expiration. Our program agreements generally permit us and our partner to terminate the agreement prior to its scheduled termination date for various reasons, including if the other party materially breaches its obligations. Some program agreements also permit our partner to terminate the program if we fail to meet certain service levels or change certain key cardholder terms or our credit criteria, we fail to achieve certain approval rate targets with respect to approvals of new customers, we elect not to increase the program size when the outstanding loan receivables under the program reach certain thresholds, or we are not adequately capitalized, or if certain force majeure events occur or certain changes in our ownership (which we do not believe were triggered by the IPO or will be triggered by the Split-off) occur. Certain of these program agreements are also subject to early termination by a party if the other party has a material adverse change in its financial condition. Historically, these rights have not typically been triggered or exercised. Some of our program agreements provide that, upon termination or expiration, our partner may purchase or designate a third party to purchase the accounts and loan receivables generated with respect to its program at fair market value or a stated price, including all related customer data.

Acquiring New Retail Card Partners

We seek to partner with medium to large, financially strong retailers who have a national or regional footprint and a desire to grow their business through effective consumer financing programs. Our business development team proactively targets and engages with potential partners that either do not have a card program or may be receptive to an opportunity for us to acquire their existing program. The team responds to competitive requests for proposals (“RFPs”) and informal inquiries initiated by retailers. From January 1, 2011 through September 30, 2014, we added four new Retail Card partners, which accounted for $2.3 billion of loan receivables at September 30, 2014.

Acquiring and Marketing to Retail Card Customers

We work directly with our partners—using their distribution network, communication channels and customer interactions—to market our products to their customers and potential customers. We believe our presence at our partners’ points of sale and our ability to make credit decisions instantly for a customer that is already predisposed to make a purchase enables us to acquire new customer accounts at significantly lower costs than general purpose card issuers, who typically market directly to consumers through mass mailings.

To acquire new customers, we collaborate with our partners and leverage our marketing expertise to create marketing programs that promote our products for creditworthy customers. Frequently, our partners market the availability of credit as part of (and with little incremental cost to) the advertising for their goods and services. Our marketing programs include marketing offers (e.g., 10% off the customer’s first purchase) and consumer communications that are delivered through a variety of channels, including in-store signage, online advertising, retailer website placement, associate communication, emails and text messages, direct mail campaigns, advertising circulars, and outside marketing via television, radio and print. We also employ our proprietary Quickscreen and eQuickscreen acquisition methods to make targeted pre-approved credit offers at the point-of-sale both in-store and online. Our Quickscreen and eQuickscreen technology allows us to run customer information we have obtained from our partners through our risk models in advance so that when these customers seek to make payment for goods and services at our partners in-store or online point of sale we can make a credit offer instantly, if appropriate. Based on our experience, due to the personalized and immediate nature of the offer, Quickscreen and eQuickscreen significantly outperform traditional direct-to-consumer pre-approved channels such as direct mail or email in response rate and dollar spending.

After a customer obtains one of our Retail Card products, our marketing programs encourage card utilization by continuing to communicate our products’ value propositions (such as, depending on the program, promotional financing offers, cardholder events, product discounts, dollar-off certificates, accountholder sales, reward points and offers, new product announcements and previews, and free or reduced cost gift wrapping, alteration or delivery services) through our partners’ distribution channels.

Through our CRM and data analytics teams, we track cardholder responsiveness to our marketing programs and use this research to target marketing messages and promotional offers to cardholders based on their individual characteristics, such as length of relationship and spending pattern. For example, if a cardholder responds positively to a coupon sent by text message, we will tailor future marketing messages so that they are delivered by text message. Our ability to target marketing messages and promotions is enhanced for Dual Card programs because we receive, collect and analyze data on in-store and all other spending.

We also manage retail loyalty programs. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label or Dual Card. The merchandise discounts can be mailed to the cardholder, accessed online, or may be immediately redeemable at the partner’s store. Other programs provide cash back or reward points, which are redeemable for a variety of products or awards. These loyalty programs are designed to generate incremental purchase volume per customer, while reinforcing the value of the card to the customer and strengthening customer loyalty. In the future, we intend to offer loyalty programs to customers that utilize non-credit payment types such as cash, debit or check. These multi-tender loyalty programs will allow our partners to market to an expanded customer base, and allow us access to additional prospective cardholders.

In addition to our efforts to acquire and promote consumer cardholders, we are increasing our focus on small to mid-sized commercial customers. We offer these customers private label credit cards and Dual Cards that can be used at our Retail Card partners and are similar to our consumer offerings. We are also increasing our focus on marketing our commercial pay-in-full accounts receivable product that supports a wide range of business customers.

Payment Solutions

Payment Solutions is a leading provider of promotional financing for major consumer purchases, offering private label credit cards and installment loans. Payment Solutions accounted for $1.5 billion, or 16.0%, of our total platform revenue for the year ended December 31, 2013, and $1.1 million, or 15.5%, of our total platform revenue for the nine months ended September 30, 2014. Substantially all of the credit extended in Payment Solutions is promotional financing.

Payment Solutions’ platform revenue primarily consists of interest and fees on our loan receivables, including “merchant discounts,” which are fees paid to us by our partners in almost all cases to compensate us for all or part of the foregone interest revenue associated with promotional financing. We offer three types of promotional financing: deferred interest (interest accrues during a promotional period and becomes payable if the full purchase amount is not paid off during the promotional period), no interest (no interest on a promotional purchase) and reduced interest (interest is assessed monthly at a promotional interest rate during the promotional period). As a result, during the promotional period we do not generate interest revenue or generate it at a lower rate, although we continue to generate fee income relating to late fees on required minimum payments.

Payment Solutions Partners

In Payment Solutions, we create customized credit programs for national and regional retailers, manufacturers, buying groups, industry associations and our own individually-branded industry programs, which are available to participating merchants, dealers and retail outlets to provide financing offers to their customers. Our programs include:

•	programs with national and regional retailers and their related retail outlets;

•	programs with manufacturers and the merchants and dealers (including franchisees) that sell the manufacturers’ products;

•	programs with buying groups or industry associations and their participating member merchants and dealers; and

•	individually-branded industry programs that we create and the networks of individual, unrelated merchants and dealers who participate in these programs.

At September 30, 2014, we had 62,000 participating partners. These partners collectively have 117,000 retail locations. During 2013, 67,000 of these retail locations either processed a credit application or made a Payment Solutions credit sale.

Set forth below is certain information regarding our ten largest Payment Solutions programs by platform revenue for the year ended December 31, 2013:

	Category	Length of Relationship(1)
Ashley HomeStores	Furniture retailer and manufacturer	3
Discount Tire	Tire retailer	15
Haverty’s Furniture	Furniture retailer	3
h.h.gregg	Electronics and appliances retailer	15
North American Home Furnishings Association	Furniture industry association	5
P.C. Richard & Son	Electronics and appliances retailer	15
Rooms To Go	Furniture retailer	12
Select Comfort	Bedding retailer	11
Sleepy’s	Bedding retailer	14
Yamaha Motor Corp. USA	Powersports manufacturer	10

(1)	In years, at September 30, 2014.

The average length of our relationship for our 10 largest Payment Solutions programs is 10 years.

Payment Solutions’ platform revenue for the year ended December 31, 2013 is diversified across seven retail markets: home furnishings/flooring (39.3%), electronics/appliances (19.9%), home specialty (13.9%), other retail (7.9%), power (motorcycles, ATVs and lawn and garden) (8.0%), automotive (7.5%), and jewelry and other luxury items (3.5%). Payment Solutions is also diversified by program, with no one Payment Solutions program accounting for more than 1.0% of our total platform revenue for the year ended December 31, 2013.

National and Regional Retailers and Manufacturers. For the Payment Solutions programs we have established with national and regional retailers and manufacturers, the terms of our program agreements typically are similar to the terms of our Retail Card program agreements in that we are the exclusive program provider of financing for the national or regional retailer or manufacturer with respect to the financing products we offer. The term of the program agreements generally run from three to five years and are subject to termination prior to the scheduled termination date by us or our partner for various reasons, including if the other party materially breaches its obligations. Some of these programs also permit our partner to terminate the program if we change certain key cardholder terms, elect not to increase the program size when the outstanding loan receivables under the program reach certain thresholds, certain force majeure events occur, certain changes in our ownership occur, or there is a material adverse change in our financial condition. A few of these programs also may be terminated at will by the partner on specified notice to us (e.g., several months). Many of these program agreements have renewal clauses which allow the program agreement to be renewed for successive one or more year terms until terminated by us or our partner. We typically negotiate with program participants to renew the program agreements well in advance of their termination dates.

We control credit criteria and issue credit cards or provide installment loans to customers who qualify under those credit criteria. We own the underlying accounts and all loan receivables generated under the program from the time of origination. Our Payment Solutions program agreements set forth the program’s economic terms, including the merchant discount applicable to each promotional finance offering. We typically do not pay fees to our Payment Solutions partners pursuant to any retailer share arrangements, but in some cases we pay a sign-up fee to a partner or provide volume based rebates on the merchant discount paid by the partner. In addition to the credit programs, we also process general purpose card transactions for some merchants and dealers under programs with manufacturers as their acquiring bank within most of the credit card network associations, for which we receive an interchange fee.

Buying Groups and Industry Associations. For the Payment Solutions programs we have established with buying groups and industry associations, such as the North American Home Furnishings Association, Jewelers of America and MEGA Group USA, the programs are governed by program agreements under which we make our credit products available to their respective members or dealers, but these agreements generally do not require the members or dealers to offer our products to their customers. Under the terms of the program agreements, buying groups and industry associations generally agree to support and promote the respective programs. These arrangements may include sign-up fees and volume based incentives paid by us to the groups and their members. In addition to these credit programs, we also process general purpose card transactions for some merchants and dealers as their acquiring bank within most of the credit card network associations, for which we receive an interchange fee.

Individually-branded Programs. Our individually-branded Payment Solutions programs are focused on specific industries, where we create either company branded or company and partner branded private label credit cards that are usable across all participating locations within the industry-specific network. For example, our CarCareONE program, comprised of merchants selling automotive parts, repair services and tires, covers 17,000 locations across the United States, and cards issued may be dual branded with CarCareONE and partners such as Midas, Michelin Tires or Pep Boys. Under the terms of these programs, we establish merchant discounts applicable to each financing offer, and, in some cases, the fees we charge partners for their membership in the network.

Dealer Agreements. For the Payment Solutions programs we have established with manufacturers, buying groups, industry associations and individually-branded programs described above, we enter into individual agreements with the merchants and dealers that offer our credit products under these programs. These agreements generally are not exclusive and some parties who offer our financing products also offer financing from our competitors. Our agreements generally continue until terminated by either party, with termination typically available to either party at will on 15 days’ written notice. Our dealer agreements set forth the economic terms associated with the program, including the fees charged to dealers to offer promotional financing, and in some cases allow us to periodically change the fees we charge.

Acquiring New Payment Solutions Partners

Attracting new partners is a key element to the continued growth of our Payment Solutions platform. In Payment Solutions, we seek to partner with, and proactively target, sellers of “big-ticket” products or services (generally priced from $500 to $25,000) to consumers where our financing products provide strong incremental value to sellers and their customers. Our business development team also responds to RFPs initiated by retailers, manufacturers, industry groups and other organizations, and works within our existing programs to increase the number of partners participating in these programs. We also promote all of our programs through direct marketing activities such as industry trade publications, trade shows and sales efforts by dedicated internal and external sales teams, leveraging our existing partner network or through endorsements from manufacturers, buying groups and industry associations. Our broad array of point of sale technologies and quick enrollment process allow us to quickly and cost-effectively integrate new partners. From December 31, 2010 through September 30, 2014, we increased our total partners from 57,000 to 62,000 with new partners accounting for $1.9 billion in receivables at September 30, 2014.

Acquiring and Marketing to Payment Solutions Customers

Our Payment Solutions products are generally deeply embedded in our partners’ product offerings and our financing offers are therefore a key component of our partners’ marketing and growth strategies. Our breadth and scale enable us to bring substantial retailer marketing expertise to our smaller retailer and merchant partners. Similar to Retail Card, we help our partners acquire new customers by leveraging our significant marketing expertise to help them develop marketing programs that promote our products for customers through a variety of channels, including in-store signage, online advertising, retailer website placement, emails and text messages, direct mail campaigns, advertising circulars and print media/outside marketing via television, radio and print. In Payment Solutions, we also use our CRM and data analytics capabilities as described above for Retail Card.

CareCredit

CareCredit is a leading provider of promotional financing to consumers for elective healthcare procedures or services, such as dental, veterinary, cosmetic, vision and audiology. CareCredit accounted for $1.5 billion, or 16.0%, of our total platform revenue for the year ended December 31, 2013 and $1.2 million, or 16.2%, of our total platform revenue for the nine months ended September 30, 2014. Substantially all of the credit extended in CareCredit is promotional financing.

We offer customers a CareCredit-branded private label credit card that may be used across our network of CareCredit providers. We generate revenue in CareCredit primarily from interest and fees on our credit products and from merchant discounts provided by partners to compensate us for all or part of the cost of this promotional financing. We also process general purpose card transactions for some providers as their acquiring bank within most of the credit card network associations, for which we obtain an interchange fee.

CareCredit Partners

The vast majority of our partners are individual and small groups of independent healthcare providers. The remainder are national and regional healthcare providers and manufacturers such as LCA-Vision, Heartland Dental, Starkey Laboratories and the Veterinary Centers of America (VCA Antech). At September 30, 2014, we had CareCredit agreements with 155,000 healthcare providers. These partners collectively have 185,000 locations. During 2013, 132,000 of these locations either processed a CareCredit application or made a sale on a CareCredit credit card. No one CareCredit partner accounted for more than 0.4% of our total platform revenue for the year ended December 31, 2013. CareCredit’s platform revenue for the year ended December 31, 2013 is diversified across five major specialties: dental (63.9%), veterinary (14.2%), cosmetic and dermatology (9.8%), vision (5.7%), audiology (2.8%) and other markets (3.6%).

We enter into provider agreements with individual healthcare providers who become part of our CareCredit network. These provider agreements are similar to the dealer agreements that govern our relationships with the merchants and dealers offering our Payment Solutions products in that the agreements are not exclusive and typically may be terminated at will on 15 days’ notice. There typically are no retailer share arrangements with partners in CareCredit.

Acquiring New CareCredit Partners

CareCredit includes a network of healthcare practitioners that provide elective procedures that generally are not covered by insurance. We screen potential partners using a variety of criteria, including whether the potential provider specializes in one of our approved specialties, carries the appropriate licensing and certifications, and has a strong credit history. We also screen potential partners for reputational issues. We work with professional and other associations, manufacturers, buying groups, industry associations and healthcare consultants to educate their constituents about the products and services we offer. At September 30, 2014, we had relationships with 107 professional and other associations (including the American Dental Association and the American Animal Hospital Association), manufacturers and buying groups, which endorse and promote our credit products to their members. Of these relationships, 63 were paid endorsements linked to member enrollment in, and volume under, the relevant program. We believe our ability to attract new partners is aided by our customer satisfaction rate, which our research in 2014 shows is 92%. We also approach individual healthcare service providers through direct mail and advertising, and at trade shows. We have increased the number of our CareCredit partner locations from 145,000 at December 31, 2010 to 185,000 at September 30, 2014.

Acquiring and Marketing to CareCredit Customers

We market our products through our provider network by training our network providers on the advantages of CareCredit products and by making marketing materials available for providers to use to promote the program and educate customers. Our training helps our providers learn to discuss payment options during the pre-treatment consultation phase, including the option to apply for a CareCredit credit card and the offer of promotional credit. According to a 2014 survey of our CareCredit customers, 47% indicated that they would have postponed or reduced scope of treatment if financing was not offered by their provider. Consumers can apply for our CareCredit products in the provider’s office, or on-line via the web or mobile device.

We also market our products to potential and existing customers directly through our web-based partner locator, which allows customers to search for healthcare service providers that accept the CareCredit credit card by desired geography and provider type. According to our records, our CareCredit partner locator averaged 560,000 hits per month during the year ended December 31, 2013. We believe our partners recognize the locator as an important source of new customer acquisition. Our extensive marketing activities targeted to existing customers have yielded high levels of CareCredit card re-use across the network, with 69% of the transactions across our CareCredit network during the year ended December 31, 2013 resulting from repeat use at one or more providers.

Our Credit Products

We offer three principal types of credit products: credit cards, commercial credit products and consumer installment loans. We also offer a debt cancellation product.

The following table sets forth each credit product by type and indicates the percentage of our total loan receivables that are under standard terms only or pursuant to a promotional financing offer at September 30, 2014.

Credit Product	Standard Terms Only	Promotional Offer	Total
Credit cards	66.8%	28.8%	95.6%
Commercial credit products	2.5	—	2.5
Consumer installment loans	—	1.9	1.9

Total	69.3%	30.7%	100.0%

Credit Cards

Our credit card products are loans we extend through open-ended revolving credit card accounts. We offer two principal types of credit cards: private label credit cards and Dual Cards.

Private Label Credit Cards

Private label credit cards are partner-branded credit cards (e.g., Lowe’s or Amazon) or program-branded credit cards (e.g., CarCareONE or CareCredit) that are used primarily for the purchase of goods and services from the partner or within the program network. In addition, in some cases, cardholders may be permitted to access their credit card accounts for cash advances.

Credit under a private label credit card typically is extended on either standard terms only, which means accounts are assessed periodic interest charges using an agreed non-promotional fixed and/or variable interest rate, or pursuant to a promotional financing offer, involving deferred interest, no interest or reduced interest during a set promotional period. Promotional periods typically range between six and 48 months, but we may agree to longer terms with the partner. In almost all cases we receive a merchant discount from our partners to compensate us for all or part of the cost of providing the promotional financing feature. The terms of these promotions vary by partner, but generally the longer the deferred interest, reduced interest or interest-free period, the greater the partner’s merchant discount. Some offers permit customers to pay for a purchase in equal monthly payments with no interest or at a reduced interest rate, rather than deferring or delaying interest charges.

In Retail Card, credit under our private label credit cards typically is extended on standard terms only, and in Payment Solutions and CareCredit, credit under our private label credit cards typically is extended pursuant to a promotional financing offer. In CareCredit, standard rate financing generally applies to charges under $200.

We typically do not charge interchange or other fees to our partners when a customer uses a private label credit card to purchase our partners’ goods and services through our payment system.

Most of our private label credit card business is in the United States. For some of our partners who have locations in Canada, we also support the issuance and acceptance of private label credit cards at their locations in Canada and from customers in Canada.

Dual Cards

Our proprietary Dual Cards are Visa, MasterCard, American Express or Discover general purpose credit cards that are co-branded with our partner’s own brand and may be used to make purchases of goods or services from our partner (functioning as a private label credit card) or purchases from others wherever cards from those card networks are accepted (functioning as a general purpose credit card) or cash advance transactions.

We have been granted two U.S. patents relating to the process by which our Dual Cards function as a private label credit card when used to make purchases from our partners and function as a general purpose credit card when used on the systems of other credit card associations.

Credit extended under our Dual Cards typically is extended on standard terms only. Currently, only Retail Card offers Dual Cards. At September 30, 2014, we offered Dual Cards through 14 of our 19 continuing Retail Card programs. We expect to continue to increase the number of partner programs that offer Dual Cards and seek to increase the portion of our loan receivables attributable to Dual Cards.

Charges using a Dual Card generate interchange income for us in connection with purchases made by cardholders other than in store or online from the partner.

We currently do not issue Dual Cards in Canada.

Loyalty Programs

We operate a number of loyalty programs in our Retail Card platform that are designed to generate incremental purchase volume per customer, while reinforcing the value of the card and strengthening cardholder loyalty. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label credit card or Dual Card. Other programs provide cash back or reward points, which are redeemable for a variety of products or awards.

Terms and Conditions

As a general matter, the financial terms and conditions governing our credit card products vary by program and product type and change over time, although we seek to standardize the non-financial provisions consistently across all products. The terms and conditions of our credit card products are governed by a cardholder agreement and applicable laws and regulations.

We assign each card account a credit limit when the account is initially opened. Thereafter, we may increase or decrease individual credit limits from time to time, at our discretion, based primarily on our evaluation of the customer’s creditworthiness and ability to pay. To the extent required by law or regulation, we send a monthly billing statement to each customer who has an outstanding debit or credit balance.

For the vast majority of accounts, periodic interest charges are calculated using the daily balance method, which results in daily compounding of periodic interest charges, subject to, at times, a grace period on new purchases. Cash advances are not subject to a grace period, and some credit card programs do not provide a grace period for promotional purchases. In addition to periodic interest charges, we may impose other charges and fees on credit card accounts, including, as applicable and provided in the cardholder agreement, cash advance transaction fees and late fees where a customer has not paid at least the minimum payment due by the required due date.

Typically, each customer with an outstanding debit balance on his or her credit card account must make a minimum payment each month. A customer may pay the total amount due at any time without penalty. We also may enter into arrangements with delinquent customers to extend or otherwise change payment schedules, and to waive interest charges and/or fees.

Commercial Credit Products

We offer private label cards and co-branded cards for commercial customers that are similar to our consumer offerings. We also offer a commercial pay-in-full accounts receivable product to a wide range of business customers, and are rolling out an improved customer experience for this product with enhanced functionality. We offer commercial credit products primarily through our Retail Card platform to the commercial customers of our Retail Card partners.

Installment Loans

In Payment Solutions, we originate installment loans to consumers (and a limited number of commercial customers) in the United States, primarily in the power segment. Installment loans are closed-end credit accounts where the customer pays down the outstanding balance in installments. The terms of our installment loans are governed by customer agreements and applicable laws and regulations.

Installment loans are assessed periodic interest charges using fixed interest rates. In addition to periodic interest charges, we may impose other charges and fees on loan accounts, including late fees where a customer has not made the required payment by the required due date and returned payment fees.

Debt Cancellation Products

We offer a debt cancellation product to our credit card customers. Customers who choose to purchase this product are charged a monthly fee based on their ending balance on each billing statement. In return, the Bank will cancel all or a portion of a customer’s credit card balance in the event of certain qualifying life events. In October 2012, we ceased telesales of debt cancellation protection products and only offer a debt cancellation product online and, on a limited basis, by direct mail.

Direct Banking

Through the Bank, we offer our customers a range of FDIC-insured deposit products directly through our Optimizer+plus platform. The Bank also takes deposits through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. At September 30, 2014, we had $32.7 billion in deposits, $18.3 billion of which were direct deposits (which includes deposits from banks and financial institutions) and $14.4 billion of which were brokered deposits. Direct deposits were received from 142,000 customers that had a total of 234,000 accounts. 4% of our direct deposits (by volume) and 1% of these accounts (by number) were from commercial customers and all the others were from retail customers. The Bank had an 84% retention rate on certificates of deposit balances up for renewal for the nine months ended September 30, 2014. FDIC insurance is provided for our deposit products up to applicable limits.

In January 2013, we acquired the deposit business of MetLife, which is a direct banking platform that at the time had $6.4 billion in deposits ($6.0 billion in direct deposits). The acquisition of this direct-to-consumer retail banking platform is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding going forward. Our online platform is highly scalable allowing us to expand without having to rely on a traditional “brick and mortar” branch network. We expect growth in our direct banking platform to come primarily from retail deposits.

We are growing our direct banking operations and believe we are well-positioned to benefit from the consumer driven-shift from branch banking to direct banking. According to 2012 and 2013 American Bankers Association surveys, the percentage of customers who prefer to do their banking via direct channels (internet, mail, phone and mobile) increased from 53% to 61% between 2010 and 2013, while those who prefer branch banking declined from 25% to 18% over the same period.

Our deposit products include certificates of deposit, IRAs, money market accounts and savings accounts. We market our deposit products through multiple channels including our online, print and radio advertising. Customers can apply for, fund, and service their deposit accounts online or via phone. We have a dedicated staff within our call centers to service deposit accounts. Historically, we also offered a partner-branded prepaid re-loadable card product to the customers of a few of our Retail Card partners. We had an aggregate of $172.1 million of deposits in the Bank at December 31, 2013 attributable to this product. In the first quarter of 2014, we sold substantially all of these deposits and no longer offer this product, because the program through which we offered the product did not provide satisfactory returns.

To attract new deposits and retain existing ones, we intend to introduce new deposit and credit products and enhancements to our existing products. These new and enhanced products may include the introduction of checking accounts, overdraft protection lines of credit, a bill payment account feature and Synchrony-branded debit and general purpose credit cards, as well as enhanced small business deposit accounts and expanded affinity offers. Our focus on deposit-taking and related branding efforts will also enable us to offer other branded direct-banking products more efficiently in the future.

Fidelity National Information Services, Inc. (“FIS”) provides our platform for online retail deposits including a customer-facing servicing platform that customers can access via our marketing site. FIS also provides supplemental back office, IT production and IT development support for our direct banking operations.

We seek to differentiate our deposit product offerings from our competitors on the basis of brand, reputation, convenience, customer service and value. We have launched a subbrand for our deposit products called Optimizer+plus, which emphasizes reliability, trust, security, convenience and attractive rates. Optimizer+plus Perks offers rewards to customers based on their tenure or balance amounts, including reduced fees, travel offers and concierge telephone support.

Credit Risk Management

Credit risk management is a critical component of our management and growth strategy. Credit risk refers to the risk of loss arising from customer default when customers are unable or unwilling to meet their financial obligations to us. Our credit risk arising from consumer credit products is generally highly diversified across 114.2 million open accounts at September 30, 2014, without significant individual exposures. We manage credit risk primarily according to customer segments and product types.

Customer Account Acquisition

We have developed programs to promote credit with each of our partners and have developed varying credit decision guidelines for the different partners. We originate credit accounts through several different channels, including in-store, mail, internet, mobile, telephone and pre-approved solicitations. In addition, we have and may in the future acquire accounts that were originated by third parties in connection with establishing programs with new partners.

Regardless of the channel, in making the initial credit approval decision to open a credit card or other account or otherwise grant credit, we follow a series of credit risk and underwriting procedures. In most cases, when applications are made in-store or by internet or mobile, the process is fully automated and applicants are notified of our credit decision immediately. We generally obtain certain information provided by the applicant and obtain a credit bureau report from one of the major credit bureaus. The credit report information we obtain is electronically transmitted into industry scoring models and our proprietary scoring models developed to calculate a credit score. The risk management team determines in advance the qualifying credit scores and initial credit line assignments for each portfolio and product type. We periodically analyze performance trends of accounts originated at different score levels as compared to projected performance, and adjust the minimum score or the opening credit limit to manage risk. Different scoring models may be used depending upon bureau type and account source.

We also apply additional application screens based on various inputs, including credit bureau information, to help identify potential fraud and prior bankruptcies before qualifying the application for approval. We compare applicants’ names against the Specially Designated Nationals list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), as well as screens that account for adherence to USA PATRIOT Act of 2001 (the “Patriot Act”) and Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”) requirements, including ability to pay requirements.

We occasionally use pre-approved account solicitations for certain programs. Potential applicants are pre-screened using information provided by our partner or obtained from outside lists, and qualified individuals receive a pre-approved credit offer by mail or email.

Acquired Portfolio Evaluation

Our risk management team evaluates each portfolio we acquire in connection with establishing programs with new partners to ensure the portfolio satisfies our credit risk guidelines. As part of this review, we receive data on the third-party accounts and loans, which allows us to assess the portfolio on the basis of certain core characteristics, such as historical performance of the assets and distributions of credit and loss information. In addition, we benchmark potential portfolio acquisitions against our existing programs to assess relative current and projected risks. Finally, our risk management team must approve the acquisition, taking into account the results of our risk assessment process. Once assets are migrated to our systems, our account management protocols will apply immediately as described below under “—Customer Account Management,” “—Credit Authorizations of Individual Transactions” and “—Collections.”

Customer Account Management

We regularly assess the credit risk exposure of our customer accounts. This ongoing assessment includes information relating to the customer’s performance with respect to its account with us, as well as information from credit bureaus relating to the customer’s broader credit performance. To monitor and control the quality of our loan portfolio (including the portion of the portfolio originated by third parties), we use behavioral scoring models that we have developed to score each active account on its monthly cycle date. Proprietary risk models, together with the FICO scores obtained on each active account no less than quarterly, are an integral part of our credit decision-making process. Depending on the duration of the customer’s account, risk profile and other performance metrics, the account may be subject to a range of account actions, including limits on transaction authorization and increases or decreases in purchase and cash credit limits.

Credit Authorizations of Individual Transactions

Once an account has been opened, when a credit card is used to make a purchase in-store at one of our partners’ locations or on-line, point-of-sale terminals or on-line sites have an on-line connection with our credit authorization system, which allows for real-time updating of accounts. Each potential sales transaction is passed through a transaction authorization system, which takes into account a variety of behavior and risk factors to determine whether the transaction should be approved or declined, and whether a credit limit adjustment is warranted.

Fraud Investigation

We provide follow up and research with respect to different types of fraud such as fraud rings, new account fraud and transactional fraud. We have developed a proprietary fraud model to identify new account fraud and deployed tools that help identify transaction purchase behavior outside a customer’s established pattern. Our proprietary model is also complemented by externally sourced models and tools used across the industry to better identify fraud and protect our customers. We also are continuously implementing new and improved technologies to detect and prevent fraud. Recently, we began implementing embedded security chip technology (such as the so-called “EMV chips”) with some of our partners.

Collections

All monthly billing statements of accounts with past due amounts include a request for payment of these amounts. Collections personnel generally initiate contact with customers within 30 days after any portion of their balance becomes past due. The nature and the timing of the initial contact, typically a personal call, e-mail, text message or letter, are determined by a review of the customer’s prior account activity and payment habits.

We re-evaluate our collection efforts and consider the implementation of other techniques, including internal collection activities and use of external vendors, as a customer becomes increasingly delinquent. We limit our exposure to delinquencies through controls within the transaction authorization processes, the imposition of credit limits and criteria-based account suspension and revocation processes. In certain situations, we may enter into arrangements to extend or otherwise change payment schedules, decrease interest rates and/or waive fees to aid customers experiencing financial difficulties in their efforts to become current on their obligations to us.

Customer Service

Customer service is an important feature of our relationship with our partners. Our customers can contact us via phone, mail, email, eService and eChat. During the year ended December 31, 2013, we handled approximately 174 million calls.

We assign a dedicated toll-free customer service phone number to each of our Retail Card programs. Our Payment Solutions customers access customer service through one general purpose toll-free customer service phone number (except for a few large Payment Solutions programs, which have dedicated toll-free numbers). Our CareCredit platform has its own, dedicated toll-free customer service phone number. We also have dedicated toll-free customer service phone numbers for our deposit business.

We service all programs through our nine domestic and two off-shore call centers. We also provide phone-based customer service through a third party vendor. Our off-shore facilities are located in Hyderabad, India and Manila, Philippines. We blend domestic and off-shore locations and seek optimal cost as an important part of our servicing strategy. Customer service for cards issued to customers in Canada is supported through agents based in the United States.

Given the nature of our business and the high volume of calls, we maintain several centers of excellence to ensure the quality of our customer service across all of our sites. These centers of excellence consist of quality assurance, customer experience, training, workforce and capacity planning, surveillance and process control, tactical operations center, business solutions and technology support.

Production Services

Our production services organization oversees a number of services, including:

•	payment processing (more than 413 million paper and electronic payments in 2013);

•	embossing and mailing credit cards (approximately 43 million cards in 2013);

•	printing and mailing and eService delivery of credit card statements (more than 598 million paper and electronic statements in 2013); and

•	other letters mailed or sent electronically (more than 92 million in 2013).

All United States customer payments received by mail are processed at one of two centers located in Atlanta, Georgia and Longwood, Florida, both of which are operated by the Bank. United States credit card statement printing and mailing, card embossing and mailing and letter production and mailing for customers is provided through outsourced services with First Data Corporation (“First Data”). While these services are outsourced, we monitor and maintain oversight of these other services. First Data also produces our statements and other mailings for deposit customers.

Card production embossing and mailing and statement printing and mailing services related to cards issued to customers in Canada are outsourced to Canadian suppliers.

Technology

We leverage information technology and deliver products and services that meet the needs of our partners and enable us to operate our business efficiently. The integration of our technology with our partners is at the core of our value proposition, enabling, among other things, customers to “apply and buy” at the point of sale, and many of our partners to settle transactions directly with us without an interchange fee. A key part of our strategic focus is the continued development of innovative, efficient, flexible technology and operational platforms to support marketing, risk management, account acquisition and account management, customer service, and new product development. We believe that the continued investment in and development of these platforms is an important part of our efforts to increase our competitive capabilities, reduce costs, improve quality and provide faster, more flexible technology services. Consequently, we continuously review capabilities and develop or acquire systems, processes and competencies to meet our business needs.

As part of our continuous efforts to enhance our technologies, we may either develop these capabilities internally or rely on third-party providers. We rely on third-party providers to help us deliver systems and operational infrastructure based on strategies and, in some cases, architecture, designed by us. These relationships include: First Data for our credit card transaction processing and production, and FIS for retail banking.

To protect our systems and technologies, and the consumer information stored on our systems, we employ security, backup and recovery systems and generally require the same of our most significant third-party service providers. Our information security policy and supporting standards and procedures (including multiple layers of security controls), are designed to ensure the confidentiality, integrity and availability of consumer data and ensure that access is limited to those with a business need. We evaluate the effectiveness of the key security controls through ongoing assessment and measurement. We have implemented a security program that is designed to provide oversight of third parties who store, process or have access to material consumer data.

In addition, we perform, or cause to be performed, a variety of vulnerability and penetration testing on the platforms, systems and applications used to provide our products and services in an effort to reduce the risk that any attacks on these platforms, systems and applications are successful. We also perform periodic test and validation of our disaster recovery plans and require certain of our third parties to do so as well. In connection with the Separation, we must migrate, and in some cases, establish with third parties, key parts of our technology infrastructure, including our data centers.

Competition

Our industry is highly competitive and is becoming more competitive. We compete for relationships with partners in connection with retaining existing or establishing new consumer credit programs. Our primary competitors for partners include major financial institutions such as Alliance Data, American Express, Capital One, Chase, Citibank, TD Bank and Wells Fargo, and to a lesser extent, potential partners’ own in-house financing capabilities. We compete for partners on the basis of a number of factors, including program financial and other terms, underwriting standards, marketing expertise, service levels, product and service offerings (including incentive and loyalty programs), technological capabilities and integration, brand and reputation. In addition, some of our competitors for partners have a business model that allows for their partners to manage underwriting (e.g., new account approval), customer service and collections, and other core banking responsibilities that we retain.

We also compete for customer usage of our products. Consumer credit provided, and credit card payments made, using our cards constitute only a small percentage of overall consumer credit provided and credit card payments in the United States. Consumers have numerous financing and payment options available to them. As a form of payment, our products compete with cash, checks, debit cards, Visa and MasterCard credit cards, as well as American Express, Discover Card, other private-label card brands, and, to a certain extent prepaid cards. We also compete with non-traditional providers such as PayPal. In the future, we expect our products will face increased competition from new emerging payment technologies, such as Apple Pay, Google Wallet, Softcard and Square, as well as consortia of merchants that are expected to combine payment systems to reduce interchange and other costs (e.g., MCX). We may also face increased competition from current competitors or others who introduce or embrace disruptive technology that significantly changes the consumer credit and payment industry. We compete for customers and their usage of our products, and to minimize transfers to competitors of our customers’ outstanding balances, based on a number of factors, including pricing (interest rates and fees), product offerings, credit limits, incentives (including loyalty programs) and customer service. Some of our competitors provide a broader selection of services, including home and automobile loans, debit cards and bank branch ATM access, which may position them better among customers who prefer to use a single financial institution to meet all of their financial needs. In addition, some of our competitors are substantially larger than we are, may have substantially greater resources than we do or may offer a broader range of products and services than we do. Moreover, some of our competitors, including new and emerging competitors in the digital and mobile payments space, are not subject to the same regulatory requirements or legislative scrutiny to which we are subject, which also could place us at a competitive disadvantage.

In our retail deposits business, we have acquisition and servicing capabilities similar to other direct banking competitors. We compete for deposits with traditional banks, and in seeking to grow our direct banking business we compete with other banks that have direct banking models similar to ours, such as Ally Financial, American Express, Capital One 360 (ING), Discover, Nationwide, Sallie Mae and USAA. Competition among direct banks is intense because online banking provides customers the ability to quickly and easily deposit and withdraw funds and open and close accounts in favor of products and services offered by competitors.

Intellectual Property

We use a variety of methods, such as trademarks, patents, copyrights and trade secrets, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures. Our brands are important assets, and we take steps to protect the value of these assets and our reputation. Following the IPO, we launched our new brand, “Synchrony,” and expect to spend significant amounts over the next few years promoting our new brand.

We have two patents for proprietary methods related to our Dual Cards. The patents were issued in 2005 and 2010 and expire in 2023 and 2027, respectively.

We recently filed trademark applications to protect our new name in the United States and certain other countries, and the applications are pending.

Employees

At December 31, 2013, we had 9,333 full time employees including 2,856 employees in global services (which is responsible for customer service and other administrative functions), 2,665 employees in operations, 1,163 employees in collections, 691 employees in risk management (including fraud), 623 employees in client development, 363 employees in marketing, 311 employees in information technology and 661 other employees in other functions. At December 31, 2013, our workforce consisted of 6,477 full time employees in the United States, 1,558 in India and 1,298 in the Philippines. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any material employment-related work stoppages and consider relations with our employees to be good. We also have relationships with third-party call center providers in the United States and other countries that provided us with additional contractors for customer service, collections and other functions.

Facilities

The table below sets out selected information on our principal facilities.

Location	Owned/Leased(1)
Corporate Headquarters:
Stamford, CT	Leased

Bank Headquarters:
Draper, UT	Leased

Payment Processing Centers:
Atlanta, GA	Leased
Longwood, FL	Leased

Customer Service Centers:
Canton, OH	Leased
Charlotte, NC	Leased
Frisco, TX	Leased
Hyderabad, India	Leased
Kettering, OH	Leased
Manila, Philippines	Leased
Manila, Philippines (Alabang)	Leased
Merriam, KS	Owned
Phoenix, AZ	Leased
Rapid City, SD	Leased
San Juan, PR	Leased

Other Support Centers:
Alpharetta, GA	Leased
Bellevue, WA	Leased
Bentonville, AR	Leased
Chicago, IL	Leased
Costa Mesa, CA	Leased
San Francisco, CA	Leased
San Jose, CA	Leased
St. Paul, MN	Leased
Van Buren, MI	Leased
Walnut Creek, CA	Leased

Bank Retail Branch Location:
Bridgewater, NJ	Leased

(1)	In connection with the IPO, certain of these leased properties were assigned to us by GECC. In some cases GECC continues to have liability for obligations under the leases, and we have agreed to indemnify GECC for any costs or expenses related to those obligations.

Our corporate headquarters are located on a site in Stamford, Connecticut that is leased by GECC from a third party. The site contains three buildings, two of which we currently occupy completely and another which we occupy partially, with the remaining space occupied by other GE businesses. In connection with the completion of the IPO, we entered into an arms-length sublease agreement with GECC for our current facilities on this site. Our physical space and the technology services in Stamford are separate from the other GE businesses that operate there. GECC’s current lease agreement expires September 30, 2016, and contains two remaining five-year renewal options.

We maintain small offices at a few of our United States partner locations pursuant to servicing, lease or license agreements. We also have several locations (in addition to those set forth above) where we use space leased or owned by GE or GECC and we intend to either exit or relocate these operations to other space to be leased directly by us.

We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Risk Management

Strong risk management is at the core of our business strategy and we have developed processes to manage the major categories of risk we encounter, namely credit, market, liquidity, operational and strategic risk. Historically, the risk function for substantially all of our operations has been managed through the risk management function at the Bank level. We have established an overall risk management function at the Synchrony level in connection with the IPO, building on our extensive, well-established risk management experience and processes at the Bank. The Bank maintains a substantial risk management function that is coordinated with our overall risk management. The following is a description of our overall risk management function, which is now substantially in place.

As described in greater detail below under “—Risk Management Roles and Responsibilities,” we manage our enterprise risk using an integrated framework that includes board-level oversight, administration by a group of cross-functional management committees, and day-to-day implementation by a dedicated risk management team led by the Chief Risk Officer (“CRO”). The Risk Committee of our board of directors has responsibility for the oversight of our risk management program, and three other board committees have other oversight roles with respect to risk management. Several management committees and subcommittees have important roles and responsibilities in administering our risk management program, including the Enterprise Risk Management Committee (the “ERMC”), the Asset and Liability Management Committee (the “ALCO”) and the Investment Committee. This committee-focused governance structure provides a forum through which risk expertise is applied cross-functionally to all major decisions, including development of processes, policies and controls used by the CRO and risk management team to execute our risk management philosophy.

Our enterprise risk management philosophy is to ensure that all relevant risks in our business activities are appropriately identified, measured, monitored and controlled. Our approach in executing this philosophy focuses on leveraging our strong credit risk culture to drive enterprise risk management using a strong governance framework, a comprehensive enterprise risk assessment program and an effective risk appetite framework.

Risk Categories

Our risk management is organized around five major risk categories: credit risk, market risk, liquidity risk, operational risk and strategic risk. We evaluate the potential impact of a risk event on us (including the Bank and other subsidiaries) by assessing the partner and customer, financial, reputational, and legal and regulatory impacts.

Credit Risk

Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. Credit risk includes exposure to consumer credit risk from customer loans as well as institutional credit risk, principally from our partners. Consumer credit risk is one of the most significant risks we face. See “—Credit Risk Management” for a description of our customer credit risk management procedures.

Market Risk

Market risk is the risk of loss due to changes in external market variables such as interest rates and asset values. Our principal market risk exposures arise from volatility in interest rates and their impact on our economic value, capitalization levels and earnings. Market risk is managed through our ALCO processes, and is subject to policy and risk appetite limits for both earnings at risk and the economic value of equity sensitivity analysis. The ALCO reviews market risk scenario results on a monthly basis, and interest rate risk appetite metrics are reviewed on a quarterly basis by the ERMC and our board of directors.

Liquidity Risk

Liquidity risk is the risk that an institution’s financial condition or overall safety and soundness are adversely affected by a real or perceived inability to meet contractual obligations and support planned growth. Our primary liquidity objective is to maintain a liquidity profile that will enable us, even in times of stress or market disruption, to fund our existing assets and meet all of our liabilities in a timely manner and at an acceptable cost. Policy and risk appetite limits require us and the Bank (and other entities within our business, as applicable) to ensure that sufficient liquid assets are available to survive liquidity stresses over a specified time period. Our risk appetite policies also call for funding diversification, monitoring early warning indicators in the capital markets, and limits on the amounts of certificates of deposit maturities in any one month. Our ALCO reviews liquidity exposures continuously in the context of approved policy and risk appetite limits and reports results quarterly to the ERMC and our board of directors.

Operational Risk

Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (i.e. natural disasters) or compliance, reputational or legal matters, and includes any of those risks as they relate directly to us and our subsidiaries, including the Bank, as well as to third parties with whom we contract or otherwise do business. Compliance risk arises from the failure to adhere to applicable laws, rules, regulations and internal policies and procedures. Operational risk also includes model risk relating to various financial and other models used by us and our subsidiaries, including the Bank, and is subject to a formal governance process.

Strategic Risk

Strategic risk consists of the current or prospective risk to earnings and capital arising from changes in the business environment and from adverse business decisions, improper implementation of decisions or lack of responsiveness to changes in the business environment. Our operational risk team will conduct a formal strategic risk assessment at least annually, and establish risk mitigation plans for top strategic risks. The Bank’s New Product Innovation Council assesses the strategic viability and consistency of each new Bank product or service. New initiatives require the approval of the ERMC and our board of directors, in the case of projects deemed more risky or critical to the mission of the business.

Risk Management Roles and Responsibilities

Responsibility for risk management flows to individuals and entities throughout our Company, including our board of directors, various board and management committees and senior management. We believe our credit risk culture has facilitated, and will continue to facilitate, the evolution of an effective risk presence across the Company. Set forth below is a description of the roles and responsibilities related to the key elements of our risk management framework.

Board of Directors

Our board of directors, among other things, has approved the enterprise-wide risk appetite statement and framework for the Company, as well as certain other risk management policies and oversees the Company’s strategic plan and enterprise-wide risk management program. Our board of directors may assign certain risk management activities to applicable committees and management.

Board Committees

Our board of directors has established four committees that assist the board in its oversight of our risk management. These committees and their risk-related roles are described below.

Audit Committee. In coordination with the Risk Committees of the Company and the Bank, the Audit Committee’s role, among other things, is to review: (i) the Company’s major financial risk exposures and the steps management has taken to monitor and control these risks; (ii) the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management; (iii) the organization, performance and audit findings of our internal audit function; (iv) our disclosure and internal controls; and (v) the Company’s risk guidelines and policies relating to financial statements, financial systems, financial reporting processes, compliance and auditing, and allowance for loan losses.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s role, among other things, is to: (i) review and approve certain transactions with related persons; (ii) review and resolve any conflict of interest involving directors or executive officers; (iii) oversee the risks, if any, related to corporate governance structure and practices; and (iv) identify and discuss with management the risks, if any, related to social responsibility actions and public policy initiatives.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s role, among other things, is to: (i) review our incentive compensation arrangements with a view to appropriately balancing risk and financial results in a manner that does not encourage employees to expose us or any of our subsidiaries to imprudent risks, and are consistent with safety and soundness; and (ii) review (with input from our CRO and the Bank’s CRO) the relationship between risk management policies and practices, corporate strategies and senior executive compensation.

Risk Committee. The Risk Committee’s role, among other things, is to: (i) assist our board of directors in its oversight of the Company’s enterprise-wide risk-management framework, including as it relates to credit, investment, market, liquidity, operational compliance and strategic risks; (ii) review and, at least annually, approve the Company’s risk governance framework and risk assessment and risk management practices, guidelines and policies (including significant policies that management uses to manage credit and investment, market, liquidity, operational, compliance and strategic risks); (iii) review and, at least annually, recommend to our board of directors for approval the Company’s enterprise-wide risk appetite (including the Company’s liquidity risk tolerance), and review and approve the Company’s strategy relating to managing key risks and other policies on the establishment of risk limits as well as the guidelines, policies and processes for monitoring and mitigating such risks; (iv) meet separately on a regular basis with our CRO and (in coordination with the Bank’s Risk Committee, as appropriate) the Bank’s CRO; (v) receive periodic reports from management on metrics used to measure, monitor and manage known and emerging risks, including management’s view on acceptable and appropriate levels of exposure; (vi) receive reports from our internal audit, risk management and independent liquidity review functions on the results of risk management reviews and assessments; (vii) review and approve, at least annually, the Company’s enterprise-wide capital and liquidity framework (including its contingency funding plan) and, in coordination with the Bank’s Risk Committee, review, at least quarterly, the Bank’s allowance for loan losses, liquidity policy and risk appetite, regulatory capital policy and ratios and internal capital adequacy assessment processes and, at least annually, the Bank’s annual capital plan and recovery and resolution plan; (viii) review, at least semi-annually, information from senior management regarding whether the Company is operating within its established risk appetite; (ix) review the status of financial services regulatory examinations; (x) review the independence, authority and effectiveness of the Company’s risk management function and independent liquidity review function; (xi) approve the appointment of, evaluate and, when appropriate, replace, the CRO; and (xii) review disclosure regarding risk contained in the Company’s annual and quarterly reports.

Management Committees

We have established two management committees with important roles and responsibilities in our risk management function: the ERMC (of which ALCO is a subcommittee) and the Investment Committee. These committees and their risk-related roles are described below.

ERMC. A management committee under the oversight of the Risk Committee, the ERMC is comprised of our senior executives and chaired by the CRO. The ERMC has responsibility for identifying, assessing, monitoring and mitigating risks across the Company and for reporting on material risks to our Risk Committee. The responsibilities of the ERMC include the day-to-day management of risks impacting the Company and ensuring compliance across the Company with the overall risk appetite. The ERMC also oversees establishment of risk management policies, the performance and functioning of the relevant overall risk management function, and the implementation of appropriate governance activities and systems that support control of risks.

ALCO. A subcommittee of the ERMC, the ALCO is comprised of our senior executives and chaired by the Treasurer. It identifies, measures, monitors, manages and controls market, liquidity and credit (investments and bank relationships) risks to the Company’s balance sheet. ALCO activities include reviewing and monitoring cash management, investments, liquidity, funding and foreign exchange risk activities and overseeing the safe, sound and efficient operation of the Company in compliance with applicable policies, laws and regulations.

Investment Committee. A management committee under the oversight of the board of directors and its Risk Committee, the Investment Committee is comprised of our senior executives and chaired by the CRO. The Investment Committee has responsibility for reviewing and approving critical investment activities of the Company, such as equity investments, acquisitions, dispositions, joint ventures, portfolio deals and investment issues regarding the Company. It is also responsible for overseeing the Company’s approach to managing its investments. The Committee may make decisions only within the authority that is granted to it by the board of directors and must escalate any investment proposals outside of its authority to the board of directors for final decision.

Chief Executive Officer, Chief Risk Officer and Other Senior Officers

Our Chief Executive Officer has ultimate responsibility for ensuring the management of the Company’s risk in accordance with the Company’s approved risk appetite statement. The Chief Executive Officer also provides leadership in communicating the risk appetite to internal and external stakeholders so as to help embed appropriate risk taking into the overall risk culture.

The CRO manages our risk management team and, as chairperson of the ERMC, is responsible for establishing and implementing standards for the identification, management and measurement of risk on an enterprise-wide basis, as well as for monitoring and reporting such risks. In collaboration with our Chief Executive Officer and the Chief Financial Officer, the CRO has responsibility for developing an appropriate risk appetite with corresponding limits that aligns with supervisory expectations and this risk appetite statement has been approved by our board of directors. The CRO regularly reports to our board of directors and the Risk Committee on risk management matters.

Our senior executive officers are responsible for ensuring that their respective functions operate within established risk limits, in accordance with the Company’s enterprise risk management policy. As members of the ERMC, they are also responsible for identifying risks, considering risk when developing strategic plans, budgets and new products and implementing appropriate risk controls when pursuing business strategies and objectives. In addition, senior executive officers are responsible for deploying sufficient financial resources and qualified personnel to manage the risks inherent in the Company’s business activities.

Risk Management Team

Our risk management team is led by the CRO and provide oversight of our risk profile and the risk profiles of our subsidiaries. This provides a “second line of defense” to the functional organizations’ primary role in creating an appropriate control environment for each functional process.

Compliance Team

Our compliance team is responsible for establishing and maintaining a compliance program that includes compliance risk identification, assessment, policy development, and monitoring, testing, training and reporting activities.

Internal Audit Team

The internal audit team is responsible for performing periodic, independent reviews and testing of compliance with Company’s and the Bank’s risk management policies and standards, as well as with regulatory guidance and industry best practices. The internal audit team also assesses the design and operating effectiveness of these policies and standards and validates risk management controls.

Enterprise Risk Assessment Program

Enterprise risk assessments play an important role in directing our risk management activities to prioritize and focus on appropriate risks. We will conduct assessments at least annually for each risk category and update those assessments periodically. The risk leader for each risk category will direct the assessment process, reviewing not only the current type and level of risks, but also compliance with regulatory guidance and industry best practices as well as policy and procedural compliance. Progress against any action plans that have been put into place to manage key risks will be tracked and reported to the ERMC.

Stress testing efforts as part of the risk assessment process continue to evolve as we model scenarios exploring multi-risk impacts on profitability, liquidity and capital levels. Stress testing activities provide a forward-looking assessment of risks and losses. We seek to integrate the results of our stress testing into our strategic, capital and liquidity planning processes, and will use the results to identify portfolio vulnerabilities and develop risk mitigation strategies or contingency plans across a range of stressed conditions.

Risk Appetite Framework

Prior to the IPO, we operated in accordance with a risk appetite statement setting forth our objectives, plans and limits, and expressing our preferences with respect to risk-taking activities in the context of our overall business goals. A substantially similar risk appetite statement was approved in connection with the IPO by the ERMC, the Risk Committee and our board of directors, with delegated authority to the CRO for implementation throughout the Company. The risk appetite statement serves as a tool to preclude activities that are inconsistent with our business and risk strategy. The risk appetite statement will be reviewed and approved at least annually as part of our business planning process and will be modified, as necessary, to include updated risk tolerances by risk category, enabling us to meet prescribed goals while continuing to operate within our established risk boundaries.

History

Our roots in consumer finance trace back to 1932, when GE began providing financing for consumers to help meet demand for GE appliances. The predecessor of the Bank, GE Capital Consumer Card Co., was established in 1988 under a previous name, Monogram Bank, USA, a limited purpose credit card bank, and was converted to a federally chartered savings association in 2003. On February 7, 2005, Monogram Credit Card Bank of Georgia (a subsidiary of GE Capital Consumer Card Co.) merged into GE Capital Consumer Card Co. and the surviving entity changed its name to GE Money Bank. GE Money Bank changed its name to GE Capital Retail Bank on October 1, 2011. On June 2, 2014, GE Capital Retail Bank changed its name to Synchrony Bank.

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013 conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business subsequently were transferred to Synchrony.

Regulation

General

Our business, including our relationships with our customers, is subject to extensive regulation, supervision and examination under U.S. federal, state and foreign laws and regulations. These laws and regulations cover all aspects of our business, including lending practices, treatment of our customers, safeguarding deposits, customer privacy and information security, capital structure, liquidity, dividends and other capital distributions, transactions with affiliates, and conduct and qualifications of personnel.

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. Prior to July 21, 2011, savings and loan holding companies, such as the Bank’s parent before Synchrony, were subject to regulation by the OTS. As a large provider of consumer financial services, we are also subject to extensive regulation, supervision and examination by the CFPB. Until the GE SLHC Deregistration, we will be controlled by GECC, which is also a savings and loan holding company and is subject to extensive regulation, supervision and examination by the Federal Reserve Board.

The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act, which was enacted in July 2010, significantly restructured the financial regulatory regime in the United States. As discussed further throughout this section, certain aspects of the Dodd-Frank Act are subject to further rulemaking that will take effect over several years, making it difficult to anticipate the overall financial impact on us or across the industry. See also “Item 1A. Risk Factors—Risks Relating to Regulation—The Dodd-Frank Act has had, and may continue to have, a significant impact on our business, financial condition and results of operations.”

Savings and Loan Holding Company Regulation

Overview

As a savings and loan holding company, we are required to register and file periodic reports with, and are subject to extensive regulation, supervision and examination by, the Federal Reserve Board. The Federal Reserve Board has adopted guidelines establishing safety and soundness standards on such matters as liquidity risk management, securitizations, operational risk management, internal controls and audit systems, business continuity, and compensation and other employee benefits. We are regularly reviewed and examined by the Federal Reserve Board, which results in supervisory comments and directions relating to many aspects of our business that require our response and attention. Our parent, GECC, as a savings and loan holding company, is also regularly reviewed and examined by the Federal Reserve Board, which results in supervisory comments and directions relating to many aspects of GECC’s business generally and our business specifically, that require response and attention.

The Federal Reserve Board has broad enforcement authority over us and our subsidiaries (other than the Bank and its subsidiaries). Under the Dodd-Frank Act, we are required to serve as a source of financial strength for any insured depository institution that we control, such as the Bank. In addition, until the GE SLHC Deregistration, we will be controlled by GECC, which has its own regulatory obligations as a savings and loan holding company and as a nonbank SIFI (as defined below). We may be affected by those obligations of GECC. See “Item 1A. Risk Factors—Risks Relating to Regulation—As long as we are controlled by GECC for bank regulatory purposes, regulation and supervision of GECC could adversely affect us.”

Capital

As a savings and loan holding company, Synchrony historically has not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that Synchrony will be subject to capital requirements similar to those applicable to the Bank. In addition, until the GE SLHC Deregistration, we will be controlled by GECC, which itself is expected to be subject to capital requirements similar to those which apply to the Bank. These capital requirements have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. Although we cannot predict the effects of the newly adopted rules implementing Basel III and the Dodd-Frank Act, Synchrony and GECC expect to be subject to increasingly stringent capital adequacy standards in the future. See “Item 1A. Risk Factors—Risks Relating to Regulation—As long as we are controlled by GECC for bank regulatory purposes, regulation and supervision of GECC could adversely affect us.”

The following are the minimum capital ratios to which we and GECC expect to be subject starting as early as 2015:

•	under the Basel III standardized approach, a Tier 1 common equity to risk-weighted assets ratio of 7% (the minimum of 4.5% plus a fully phased-in mandatory conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of 8.5% (the minimum of 6% plus a fully phased-in mandatory conservation buffer of 2.5%), and a total capital to risk-weighted assets ratio of 10.5% (a minimum of 8% plus a fully phased-in mandatory conservation buffer of 2.5%);

•	stress-tested minimum capital ratios described above of 5% Tier 1 common capital to risk-weighted assets, 6% Tier 1 capital to risk-weighted assets and 8% total capital to risk-weighted assets;

•	a leverage ratio of Tier 1 capital to total exposures of 4%; and

•	in the case of GECC, a stress-tested minimum supplemental leverage ratio of 3%.

For a discussion of our capital ratios, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

When we and GECC become subject to capital requirements, we and GECC will also be required to conduct stress tests on an annual basis. Under the Federal Reserve Board’s stress test regulations, we and GECC will each be required to utilize stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions. In addition, as part of meeting our minimum capital requirements, we and GECC may be required to comply with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (“CCAR”) process, or some modified version of the CCAR process, which would measure our minimum capital requirement levels under various stress scenarios. In connection with such a process, we and GECC may be required to develop for the Federal Reserve Board’s review and approval a capital plan that will include how we and GECC will meet our minimum capital requirements under specified stress scenarios.

Dividends and Stock Repurchases

We are limited in our ability to pay dividends or repurchase our stock by the Federal Reserve Board, including on the basis that doing so would be an unsafe or unsound banking practice. If we intend to declare or pay a dividend, we generally will be required to inform and consult with the Federal Reserve Board in advance to ensure that such dividend does not raise supervisory concerns. It is the policy of the Federal Reserve Board that a savings and loan holding company like us should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the company’s capital needs and overall current and prospective financial condition.

According to guidance from the Federal Reserve Board, our dividend policies will be assessed against, among other things, our ability to achieve applicable Basel III capital ratio requirements. If we do not achieve applicable Basel III capital ratio requirements when they are fully phased-in, we may not be able to pay dividends. Although we currently expect to meet the applicable final Basel III capital ratio requirements, inclusive of any applicable capital conservation buffer, when they are fully phased in by the Federal Reserve Board, we cannot be sure that we will meet those requirements or even if we do, if we will be able to pay dividends.

We also will be required to inform and consult with the Federal Reserve Board in advance of redeeming or repurchasing our stock if the result will be a net reduction in our equity compared to our equity as of the beginning of the quarter in which the redemption or repurchase occurs. In evaluating the appropriateness of a proposed redemption or repurchase of stock, the Federal Reserve Board will consider, among other things, the potential loss that we may suffer from the prospective need to increase reserves and write down assets as a result of continued asset deterioration, and our ability to raise additional common equity and other capital to replace the stock that will be redeemed or repurchased. The Federal Reserve Board also will consider the potential negative effects on our capital structure of replacing common stock with any lower-tier form of regulatory capital issued. Moreover, the approval process for any capital plan we are required to submit could result in restrictions on our ability to pay dividends or make other capital distributions.

Until the GE SLHC Deregistration, we will be controlled by GECC, which as a savings and loan holding company is subject to all of the same regulatory requirements regarding dividends and stock repurchases and redemptions to which we are subject. Accordingly, until the GE SLHC Deregistration, our ability to pay dividends and repurchase our shares may be affected by GECC’s ability to meet the same requirements to which we are subject. In addition, the Financial Stability Oversight Council has designated GECC as a nonbank systemically important financial institution (a “nonbank SIFI”) under the Dodd-Frank Act. As a nonbank SIFI, GECC may be required to provide a capital plan for Federal Reserve Board approval that includes proposed capital distributions (including dividends and stock redemptions or repurchases) not only by GECC but also by entities controlled by GECC, such as us. As long as we are controlled by GECC for bank regulatory purposes, any such capital plan requirement imposed on GECC by the Federal Reserve Board could affect our ability to pay dividends and repurchase our shares or redeem the notes prior to maturity.

Activities

In general, savings and loan holding companies may only conduct, or acquire control of companies engaged in, financial activities specified in the relevant provisions of the Bank Holding Company Act and Savings and Loan Holding Company Act. We and each of our current parent companies are not subject to these activity restrictions and therefore are permitted to engage in non-financial activities, because we are grandfathered unitary savings and loan holding companies. This grandfathered status is based on the fact that our parent companies, GE and GECC, became grandfathered unitary savings and loan holding companies through the conversion of GE Capital Retail Bank from a state bank to a federal savings bank under an application pending with the OTS before May 4, 1999. We succeeded to our parent companies’ grandfathered status upon becoming a savings and loan holding company on April 1, 2013.

In an effort to ensure that we preserve our status as a grandfathered unitary savings and loan holding company following the IPO, we and the IPO underwriters agreed that we and the IPO underwriters would not knowingly make a stock allocation in the IPO to any investor (including any known subsidiary and affiliate) that results in an investor owning or controlling more than 4.99% of our capital stock entitled to vote generally in the election of directors that is outstanding following the IPO. Further, our certificate of incorporation provides that until the earlier to occur of: (i) the time immediately prior to the Split-off and (ii) the GE SLHC Deregistration, no stockholder or group (other than GE or its affiliates and certain other exempt persons) shall have the right to vote more than 4.99% of our capital stock entitled to vote generally in the election of directors.

We are not aware of any stockholder or group (other than GE or its affiliates) that has acquired, or otherwise owns or controls more than 4.99% of our capital stock, including through the IPO. Assuming the GE SLHC Deregistration occurs, and possibly at the Separation if it occurs prior to the GE SLHC Deregistration, we expect we will then no longer qualify to be a grandfathered unitary savings and loan holding company. See “Item 1A. Risk Factors—Risks Relating to Our Separation from GE—We need Federal Reserve Board approval to continue to be a savings and loan holding company following the GE SLHC Deregistration. We may not receive this approval in a timely manner or at all, and additional approval conditions beyond what we are anticipating may be imposed that prevent or delay the Separation or the GE SLHC Deregistration or require us to incur significant additional expense.” If we were no longer to qualify to be a grandfathered unitary savings and loan holding company, we would be subject to the activity restrictions. In that event, although we are not currently engaged in non-financial activities, we will also need to submit to the Federal Reserve Board a request to become a financial holding company in order to engage in activities that are permissible only for savings and loan holding companies that are treated as financial holding companies (including to continue to obtain financing through our securitization programs).

Even as a grandfathered unitary savings and loan holding company (and, until the GE SLHC Deregistration, as a subsidiary of GECC, which is also a savings and loan holding company), we and the Bank are subject to banking laws and regulations that limit in certain respects the types of acquisitions and investments that we can make. For example, certain acquisitions of and investments in depository institutions or their holding companies that we undertake are subject to the prior review and approval of our banking regulators, including the Federal Reserve Board, the OCC and the FDIC. Our banking regulators have broad discretion on whether to approve such acquisitions and investments. In deciding whether to approve a proposed acquisition or investment, federal bank regulators may consider, among other factors: (i) the effect of the acquisition or investment on competition, (ii) our (and, until the GE SLHC Deregistration, GECC’s) financial condition and future prospects, including current and projected capital ratios and levels, (iii) the competence, experience and integrity of our (and, until the GE SLHC Deregistration, GECC’s) management and its (and their) record of compliance with laws and regulations, (iv) the convenience and needs of the communities to be served, including our (and, until the GE SLHC Deregistration, GECC’s) record of compliance under the Community Reinvestment Act (the “CRA”), (v) our (and, until the GE SLHC Deregistration, GECC’s) effectiveness in combating money laundering and (vi) any risks that the proposed acquisition poses to the U.S. banking or financial system. In addition, as long as we are a subsidiary of GECC, which is a nonbank SIFI as well as a savings and loan holding company, we or GECC may be required to provide notice to the Federal Reserve Board in advance of our acquiring voting shares of a company (other than an FDIC-insured depository institution) that is engaged in activities that are financial in nature and that has total consolidated assets of $10 billion or more.

Certain acquisitions of our voting stock may be subject to regulatory approval or notice under federal law. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Change in Bank Control Act and the Savings and Loan Holding Company Act, which prohibit any person or company from acquiring control of us without, in most cases, the prior written approval of the Federal Reserve Board.

Savings Association Regulation

Overview

The Bank is required to file periodic reports with the OCC and is subject to extensive regulation, supervision and examination by the OCC and the FDIC. The OCC has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. The Bank is periodically reviewed and examined by the OCC and the FDIC, which results in supervisory comments and directions relating to many aspects of the Bank’s business that require the Bank’s response and attention. In addition, the OCC and the FDIC have broad enforcement authority over the Bank.

Capital

The Bank is required by OCC regulations to maintain specified levels of regulatory capital. The OCC may impose capital requirements on individual institutions in excess of these requirements on a case-by-case basis.

Institutions that are not well-capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits. The OCC is authorized and, under certain circumstances, required to take certain actions against an institution that fails to meet the minimum ratios for an adequately capitalized institution. At September 30, 2014, the Bank met or exceeded all applicable requirements to be deemed well-capitalized under OCC regulations.

The capital requirements to which the Bank is subject have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. The following are the minimum capital ratios to which the Bank expects to be subject starting as early as 2015:

•	under the Basel III standardized approach, a Tier 1 common equity to risk-weighted assets ratio of 7% (the minimum of 4.5% plus a fully phased-in mandatory conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of 8.5% (the minimum of 6% plus a fully phased-in mandatory conservation buffer of 2.5%), and a total capital to risk-weighted assets ratio of 10.5% (a minimum of 8% plus a fully phased-in mandatory conservation buffer of 2.5%); and

•	a leverage ratio of Tier 1 capital to total exposures of 5%.

For a discussion of the Bank’s capital ratios, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

The Bank is also required to conduct stress tests on an annual basis. Under the OCC’s stress test regulations, the Bank is required to utilize stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions.

As an insured depository institution, the Bank is also subject to the Federal Deposit Insurance Act (the “FDIA”), which requires, among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors that are established by regulation. At September 30, 2014, the Bank met or exceeded all applicable requirements to be deemed well-capitalized for purposes of the FDIA. As described above, recently-issued rules of the federal banking agencies regarding the implementation of Basel III and the Dodd-Frank Act will alter the capital adequacy framework applicable to the Bank when they are fully phased in beginning in 2015. In addition, the Bank is subject to enhanced capital and liquidity requirements under the operating agreement with the OCC described below under “—Activities.”

Dividends and Stock Repurchases

OCC regulations limit the ability of savings associations to make distributions of capital, including payment of dividends, stock redemptions and repurchases, cash-out mergers and other transactions charged to the capital account. The Bank must obtain the OCC’s approval or give the OCC prior notice before making a capital distribution in certain circumstances, including if the Bank proposes to make a capital distribution when it does not meet certain capital requirements (or will not do so as a result of the proposed capital distribution) or certain net income requirements. In addition, the Bank must file a prior written notice of a planned or declared dividend or other distribution with the Federal Reserve Board. The Federal Reserve Board or the OCC may object to a capital distribution if: among other things, (i) the Bank is, or as a result of such distribution would be, undercapitalized, significantly undercapitalized or critically undercapitalized, (ii) the regulators have safety and soundness concerns or (iii) the distribution violates a prohibition in a statute, regulation, agreement between us and the OCC, or a condition imposed on us in an application or notice approved by the OCC. Additional restrictions on dividends apply if the Bank fails the QTL test (described below under “—Activities”).

The FDIA also prohibits any depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be “undercapitalized.” If a depository institution is less than adequately capitalized, it must prepare and submit a capital restoration plan to its primary federal regulator for approval. For a capital restoration plan to be acceptable, among other things, the depository institution’s parent holding company must guarantee that the institution will comply with the capital restoration plan. If a depository institution fails to submit an acceptable capital restoration plan, it is treated as if it is “significantly undercapitalized.” A “significantly undercapitalized” depository institution may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” elect a new board of directors, reduce total assets or cease taking deposits from correspondent banks. A “critically undercapitalized” institution may be subject to the appointment of a conservator or receiver which could sell or liquidate the institution.

Activities

Under the Home Owners’ Loan Act (“HOLA”), the OCC requires the Bank to comply with the qualified thrift lender, or “QTL” test. Under the QTL test, the Bank is required to maintain at least 65.00% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20.00% of total assets, (ii) intangibles, including goodwill and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities, credit card loans, student loans and small business loans) in at least nine months of the most recent 12-month period. The Bank currently meets that test. A savings association that fails to meet the QTL test is subject to certain operating restrictions and may be required to convert to a national bank charter. Also, if the Bank fails to meet the QTL test, Synchrony, as well as GE, GECC and GECFI, would no longer qualify to be grandfathered unitary savings and loan holding companies.

Savings associations, including the Bank, are subject as well to limitations on their lending and investments. These limitations include percentage of asset limitations on various types of loans the Bank may make. In addition, there are similar limitations on the types and amounts of investments the Bank may make.

Insured depository institutions, including the Bank, are subject to restrictions under Sections 23A and 23B of the Federal Reserve Act (as implemented by Federal Reserve Board Regulation W), which govern transactions between an insured depository institution and any affiliate, including an entity that is the institution’s direct or indirect holding company and a nonbank subsidiary of such a holding company. Restrictions in Sections 23A and 23B of the Federal Reserve Act apply to “covered transactions” such as extensions of credit, issuances of guarantees or asset purchases. In general, these restrictions require that any extensions of credit made by the insured depository institution to an affiliate must be fully secured with qualifying collateral and that the aggregate amount of covered transactions is limited, as to any one affiliate of the Bank, to 10% of the Bank’s capital stock and surplus, and, as to all of the Bank’s affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. In addition, transactions between the Bank and its affiliates must be on terms and conditions that are, or in good faith would be, offered by the Bank to non-affiliated companies (i.e., at arm’s length).

The CRA is a federal law that generally requires an insured depository institution to identify the communities it serves and to make loans and investments, offer products and provide services, in each case designed to meet the credit needs of these communities. The CRA also requires an institution to maintain comprehensive records of CRA activities to demonstrate how it is meeting the credit needs of communities. These records are subject to periodic examination by the responsible federal banking agency of the institution. Based on these examinations, the agency rates the institution’s compliance with CRA as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” The CRA requires the agency to take into account the record of an institution in meeting the credit needs of the entire communities served, including low- and moderate- income neighborhoods, in determining such rating. Failure of an institution to receive at least a “Satisfactory” rating could inhibit the institution or its holding company from undertaking certain activities, including acquisitions. The Bank received a CRA rating of “Outstanding” as of its most recent CRA examination.

The FDIA prohibits insured banks from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in the bank’s normal market area or nationally (depending upon where the deposits are solicited) unless it is “well-capitalized,” or it is “adequately capitalized” and receives a waiver from the FDIC. A bank that is “adequately capitalized” and that accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions under the FDIA on a bank that is “well-capitalized.” Further, “undercapitalized” institutions are subject to growth limitations. At September 30, 2014, the Bank met or exceeded all applicable requirements to be deemed well-capitalized for purposes of the FDIA. An inability to accept brokered deposits in the future could materially adversely impact our funding costs and liquidity.

In connection with the OCC’s December 12, 2012 approval of the Bank’s assumption of certain deposits and related liabilities of MetLife and acquisition of certain assets of MetLife, the Bank entered into an Operating Agreement with the OCC (the “Operating Agreement”) and also into a Capital Assurance and Liquidity Maintenance Agreement with GECC, GECFI and Synchrony (the “CALMA”) on January 11, 2013. The material terms of the Operating Agreement and the CALMA are summarized below, and the Operating Agreement and the CALMA have been filed as exhibits to this report.

The Operating Agreement requires, among other things, that the Bank: (i) maintain a total risk-based capital ratio of at least 11%, a Tier 1 risk-based capital ratio of at least 7% and a leverage ratio of at least 6%, (ii) maintain liquid assets at least equal to the greater of $500 million or 90 days’ coverage of the Bank’s operating expenses, (iii) not materially change or significantly deviate from a business plan for 2013 and 2014 that was submitted to the OCC without first giving the OCC notice and obtaining its supervisory non-objection, (iv) must meet certain conditions to declare or pay a dividend (including being in compliance with the Operating Agreement), (v) maintain a board with at least 40% independent directors and (vi) for three years immediately after the date of the Operating Agreement, not appoint any new director or senior executive officer or enter into a material services contract with an affiliate without providing prior notice to the OCC.

The Operating Agreement provides that, if the OCC determines there is an existing or imminent material breach of the Bank’s obligation to maintain the required amounts of capital or liquidity or GECC, GECFI and Synchrony are likely to be unable to fulfill their obligations under the CALMA due to a material adverse change in the financial condition of GECC, GECFI or Synchrony, or in certain other circumstances, the Bank must submit to the OCC a plan for the sale, merger or dissolution of the Bank and must implement such plan upon obtaining the OCC’s non-objection and written direction to begin implementation (subject to a right on the Bank’s part to cure the basis for such direction within 15 days of its issuance). The Operating Agreement also provides that the OCC may require the Bank to immediately cease extending new or additional credit under certain circumstances, including if the OCC determines there is an existing or imminent material breach of the Bank’s obligation to maintain the required amounts of capital or liquidity or GECC, GECFI and Synchrony are likely to be unable to fulfill their obligations under the CALMA due to a material adverse change in the financial condition of GECC, GECFI or Synchrony, the OCC deems that breach or change likely to pose an imminent threat to the financial condition of the Bank, and such breach or change has not been cured or remedied, as the case may be, within five days of receiving written notice from the OCC. The Operating Agreement imposes certain monitoring and reporting obligations, including, among other things, notification to the OCC regarding material changes to the financial condition of the Bank, GECC, GECFI and Synchrony. The Operating Agreement will remain in effect until it is terminated in writing by the OCC, the Bank ceases to be a federal savings association or the consummation of a merger, consolidation or other business combination in which the Bank is not the resulting entity.

The CALMA requires, among other things, that GECC, GECFI and Synchrony shall: (i) make capital infusions as requested by the Bank to ensure that the Bank remains in compliance with the capital requirements of the Operating Agreement, (ii) provide such financial support as requested by the Bank to ensure that the Bank remains in compliance with the liquidity requirements of the Operating Agreement, and (iii) provide certain information to the Bank and the OCC relevant to their financial condition and ability to fulfill their obligations under the CALMA. We currently expect that the CALMA’s obligations will terminate as to GECC and GECFI once GE no longer controls the Bank as defined in the CALMA or as otherwise determined by the OCC. We expect that Synchrony will continue to be subject to the CALMA’s obligations after the Bank and we are no longer controlled by GE.

Deposit Insurance

The FDIA requires the Bank to pay deposit insurance assessments. Deposit insurance assessments are affected by the minimum reserve ratio with respect to the federal Deposit Insurance Fund (the “DIF”). The Dodd-Frank Act increased the minimum reserve ratio with respect to the DIF to 1.35% and removed the statutory cap on the reserve ratio. The FDIC subsequently set a reserve ratio of 2% and may increase that ratio in the future. Under the FDIC’s current deposit insurance assessment methodology, the Bank is required to pay deposit insurance assessments based on its average consolidated total assets, less average tangible equity, and various other regulatory factors included in an FDIC assessment scorecard.

The FDIA creates a depositor preference regime for the resolution of all insured depository institutions, including the Bank. If any such institution is placed into receivership, the FDIC will pay (out of the remaining net assets of the failed institution and only to the extent of such assets) first secured creditors (to the extent of their security), second the administrative expenses of the receivership, third all deposits liabilities (both insured and uninsured), fourth any other general or senior liabilities, fifth any obligations subordinated to depositors or general creditors, and finally any remaining net assets to shareholders in that capacity.

The Bank may be held liable by the FDIC for any loss incurred, or reasonably expected to be incurred by the DIF, due to the default of another commonly controlled FDIC-insured institution or for any assistance provided by the FDIC to another commonly controlled FDIC-insured institution that is in danger of default. As long as we are directly or indirectly controlled by GE, the Bank will be commonly controlled with another FDIC-insured institution, GE Capital Bank, an industrial bank chartered under the laws of Utah.

Consumer Financial Services Regulation

The relationship between us and our U.S. customers is regulated extensively under federal and state consumer protection laws. Federal laws include the Truth in Lending Act, the Equal Credit Opportunity Act, HOLA, the Fair Credit Reporting Act (the “FCRA”), the Gramm-Leach-Bliley Act (the “GLBA”), the CARD Act and the Dodd-Frank Act. These and other federal laws, among other things, require disclosures of the cost of credit, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, require safe and sound banking operations, prohibit unfair, deceptive and abusive practices, restrict our ability to raise interest rates, and subject us to substantial regulatory oversight. State and, in some cases, local laws also may regulate the relationship between us and our U.S. customers in these areas, as well as in the areas of collection practices, and may provide other additional consumer protections. Moreover, we and our U.S. subsidiaries are subject to the Servicemembers Civil Relief Act, which protects persons called to active military service and their dependents from undue hardship resulting from their military service. The Servicemembers Civil Relief Act applies to all debts incurred prior to the commencement of active duty (including credit card and other open-end debt) and limits the amount of interest, including service and renewal charges and any other fees or charges (other than bona fide insurance) that is related to the obligation or liability.

Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees. Federal banking regulators, as well as state attorneys general and other state and local consumer protection agencies, also may seek to enforce consumer protection requirements and obtain these and other remedies, including civil money penalties and fines.

The CARD Act was enacted in 2009 and most of the requirements became effective in 2010. The CARD Act made numerous amendments to the Truth in Lending Act, requiring us to make significant changes to many of our business practices, including marketing, underwriting, pricing and billing. The CARD Act’s restrictions on our ability to increase interest rates on existing balances to respond to market conditions and credit risk ultimately limits our ability to extend credit to new customers and provide additional credit to current customers. Other CARD Act restrictions, such as limitations on late fees, have resulted and will continue to result in reduced interest income and loan fee income.

The FCRA regulates the Bank’s and our use of credit reports and the reporting of information to credit reporting agencies, and also provides a standard for lenders to share information with affiliates and certain third parties and to provide firm offers of credit to consumers. The FCRA also places further restrictions on the use of information shared between affiliates for marketing purposes, requires the provision of disclosures to consumers when risk-based pricing is used in a credit decision, and requires safeguards to help protect consumers from identity theft.

Under HOLA, the Bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, the Bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that: (i) the customer obtain or provide some additional credit, property, or services from or to the Bank or Synchrony or their subsidiaries or (ii) the customer may not obtain some other credit, property, or services from a competitor, except in each case to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Certain arrangements are permissible. For example, the Bank may offer more favorable terms if a customer obtains two or more traditional bank products.

The Durbin Amendment in the Dodd-Frank Act requires the Federal Reserve Board to promulgate certain rules related to debit transaction interchange fees. On June 29, 2011, the Federal Reserve Board adopted a final rule with respect to the Durbin Amendment effective on October 1, 2011, which, among other things, established a regulatory cap for many types of debit interchange transactions that is no more than 21 cents plus five basis points of the value of the transaction. The Federal Reserve Board’s rule also allows a debit card issuer to recover 1% per transaction for fraud prevention purposes if the issuer complies with certain fraud-related requirements. In addition, the rule prohibits the imposition of restrictions on a merchant’s ability to direct the routing of electronic debit transactions over a network for which the issuer has enabled processing. These rules were challenged by retailers claiming that the interchange fee and network non-exclusivity provisions of the rule are arbitrary, capricious, an abuse of discretion, and otherwise not in accordance with the law. The Federal Reserve Board’s regulation was upheld by the U.S. Court of Appeals for the D.C. Circuit, on March 21, 2014. The court of appeals found that the Federal Reserve Board’s final rule was based on a reasonable interpretation of the Dodd-Frank Act. The court of appeals remanded the case to the lower court for further proceedings consistent with its opinion, and those lower court proceedings are currently ongoing. The retailers have sought review of the decision of the court of appeals in the U.S. Supreme Court.

The Dodd-Frank Act established the CFPB, which regulates consumer financial products and services and certain financial services providers. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” and ensure consistent enforcement of laws so that all consumers have access to markets for consumer financial products and services that are fair, transparent and competitive. The CFPB has rulemaking and interpretive authority under the Dodd-Frank Act and other federal consumer financial services laws, as well as broad supervisory, examination and enforcement authority over large providers of consumer financial products and services, such as us. In addition, the CFPB has an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the products we offer. The system could inform future agency decisions with respect to regulatory, enforcement or examination focus. There continues to be uncertainty as to how the CFPB’s strategies and priorities will have an impact on our businesses and our results of operations going forward. Although we have been subject to various matters with the CFPB as described below, neither the Company nor the Bank has had its first comprehensive examination by the CFPB, and we cannot predict when such examination will occur or what the results will be. See “Item 1A. Risk Factors—Risks Relating to Regulation—The Consumer Financial Protection Bureau is a new agency and there continues to be uncertainty as to how the agency’s actions will impact our business; the agency’s actions have had and may continue to have an adverse impact on our business.”

In July 2012, the CFPB issued an industry bulletin regarding marketing practices with respect to credit card add-on products, including debt cancellation products. The Bank has made a number of changes, including changes in response to the CFPB bulletin, with respect to its marketing and sale of debt cancellation products to credit card customers, including ceasing all telesales of such products, and the Bank has also enhanced the disclosures associated with its website sales of such products. See “Item 1A. Risk Factors—Risks Relating to Our Business—Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.”

In October 2013 the CFPB published its first biennial report reviewing the impact of the CARD Act on the consumer credit card market. In the report, the CFPB identified practices that may warrant further scrutiny by it, including add-on products (such as debt protection, identity theft protection, credit score monitoring, and other products that are supplementary to the extension of credit), cards that charge substantial application fees, and deferred interest offers and products (which could include our promotional financing products). The report further identified concerns regarding the adequacy of online disclosures as well as of the disclosures associated with rewards products and grace periods. Separately, the CFPB is also studying pre-dispute arbitration clauses, and our litigation exposure could increase if the CFPB exercises its authority to limit or ban pre-dispute arbitration clauses.

On December 10, 2013, we entered into a consent order with the CFPB relating to our CareCredit platform (the “2013 CFPB Consent Order”), which requires us to pay up to $34.1 million to customers, to provide additional training and monitoring of our CareCredit partners, to include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered, to make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints, and to terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the changes required by the 2013 CFPB Consent Order are similar to requirements in an assurance of discontinuation that we entered with the Attorney General for the State of New York on June 3, 2013 (the “Assurance”). We believe the Bank is in substantial compliance with the material business practice changes required by the 2013 CFPB Consent Order and the Assurance, subject to ongoing reporting obligations and will complete the additional provider training by the fourth quarter of 2015. In addition to the costs of remediation, which were not material for the Assurance and will be up to $34.1 million for the 2013 CFPB Consent Order, the Company will incur one-time costs of approximately $3 million to implement these changes, and estimates ongoing annual costs of approximately $3 million. Although we continue to actively monitor and assess the impact on our CareCredit program of the changes required by the 2013 CFPB Consent Order and the Assurance (some of which have only recently been implemented), including the impact on program usage as providers become acclimated to the required changes, we do not believe that the 2013 CFPB Consent Order or the Assurance will have a material impact on our results of operations going forward. See “Item 1A. Risk Factors—Risks Relation to Regulation—Changes to our methods of offering our CareCredit products could materially impact operating results.”

On June 19, 2014, we entered into a consent order with the CFPB (the “2014 CFPB Consent Order”) that requires us to refund $56 million to cardholders who enrolled in a debt cancellation product over the telephone from January 2010 to October 2012 ($11 million of which was refunded prior to the 2014 CFPB Consent Order), pay civil money penalties of $3.5 million, and implement a compliance plan related to the sale of “add-on” products to the extent the Bank restarts telesales of such products (which were discontinued in October 2012).

In addition to resolving the CFPB’s concerns regarding our debt cancellation sales practices, the 2014 CFPB Consent Order resolved an unrelated issue that arose from the Bank’s self-identified omission of certain Spanish-speaking customers and customers residing in Puerto Rico from two offers that were made to certain delinquent customers. We discovered this issue through an audit of our collection operations in 2012, reported it to the CFPB and initiated a voluntary remediation program, which resulted in payments, balance credits and balance waivers of $132 million. The CFPB conducted a review of the collection offer omissions and also referred the matter to the DOJ, which commenced an investigation in March 2014. At the same time we entered into the 2014 CFPB Consent Order, we entered into a consent order with the DOJ (the “2014 DOJ Consent Order,” and together with the 2014 CFPB Consent Order, the “2014 Consent Orders”) to settle a complaint filed by the DOJ on June 19, 2014 in the United States District Court for the District of Utah alleging claims under the Equal Credit Opportunity Act related to our collections offer omissions. The 2014 DOJ Consent Order is subject to court approval, which was received on June 26, 2014. The 2014 DOJ Consent Order is similar to the 2014 CFPB Consent Order and does not impose any additional requirements on us. The 2014 Consent Orders require us to complete our remediation program by providing additional payments, balance credits and balance waivers of $37 million and to update our credit bureau reporting relating to the affected accounts. Of the approximately $169 million in total consumer remediation (including the $132 million completed prior to the 2014 Consent Orders and the $37 million that remains to be completed), $158 million consists of balance credits and waivers to previously charged-off accounts. In addition to the consumer remediation, the 2014 Consent Orders require us to implement a fair lending compliance plan (including fair lending reviews, audits and training), which will, in part, be satisfied by our existing compliance processes. Although we do not believe that the 2014 Consent Orders themselves will have a material adverse effect on results of operations going forward, we cannot be sure whether the settlement will have an adverse impact on our reputation or whether any similar actions will be brought by state attorney generals or others, all of which could have a material adverse effect on us.

GECC’s Regulatory Status

GECC is a regulated savings and loan holding company and therefore is subject to all of the regulatory obligations to which we are subject. Until the GE SLHC Deregistration, GECC’s regulatory obligations as a savings and loan holding company may, for reasons related or unrelated to us, materially and adversely affect us, including restricting our ability to initiate, pay dividends or repurchase stock or continue various business activities or practices.

As a nonbank SIFI, GECC is subject to enhanced prudential standards under the Dodd-Frank Act and regulation by the Federal Reserve Board. Nonbank SIFIs, such as GECC, currently are subject to some, but not all, of the enhanced prudential standards under the Dodd-Frank Act, such as resolution planning. The Federal Reserve Board has issued regulations implementing certain of the enhanced prudential standards of the Dodd-Frank Act for large bank holding companies and foreign banking organizations, but not for nonbank SIFIs. In connection with these regulations, the Federal Reserve Board has indicated that it will apply enhanced prudential standards to an individual nonbank SIFI, such as GECC, by rule or order. These standards are expected to include regulatory capital, capital planning, stress-testing, liquidity and governance requirements, as well as compliance with counterparty credit exposure limits, among others. Although the enhanced prudential standards currently applicable to GECC in its capacity as a nonbank SIFI do not have the effect of imposing direct regulatory obligations on us, we cannot be certain that standards imposed by rule or order on GECC as a nonbank SIFI by the Federal Reserve Board in the future will not have the effect of directly or indirectly imposing obligations or restrictions on us so long as we are controlled by GECC for bank regulatory purposes. See “Item 1A. Risk Factors—Risks Relating to Regulation—As long as we are controlled by GECC for bank regulatory purposes, regulation and supervision of GECC could adversely affect us.”

Privacy

We, along with the Bank, are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification. For example, in the United States, certain of our businesses are subject to the GLBA and implementing regulations and guidance. Among other things, the GLBA: (i) imposes certain limitations on the ability of financial institutions to share consumers’ nonpublic personal information with nonaffiliated third parties, (ii) requires that financial institutions provide certain disclosures to consumers about their information collection, sharing and security practices and affords customers the right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions) and (iii) requires financial institutions to develop, implement and maintain a written comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of customer information processed by the financial institution as well as plans for responding to data security breaches. Federal and state laws also require us to respond appropriately to data security breaches. We, along with the Bank have a program to comply with applicable privacy, information security, and data protection requirements imposed by federal, state, and foreign laws, including the GLBA. See also “Item 1A. Risk Factors—Risks Relating to Regulation—Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.”

GE Transfer of Unrelated Bank

As part of the Separation (assuming it is accomplished by the Split-off), GE intends to transfer ownership of GE Capital Bank (a bank that is and will be separate from and unrelated to Synchrony and the Bank) from one of its subsidiaries to another. GE has indicated to us that it does not believe that this transfer requires an application to, or an approval or non-objection by, any bank regulatory authorities. However, if those authorities disagree and were to require an application or other opportunity for approval or non-objection, we cannot predict what action the authorities might take on such an application or notice, or what conditions or restrictions, if any, the regulators might impose in connection with any such action. Any such action, or any conditions or restrictions in connection with such action, could have a material adverse effect on GE’s ability to retain that bank and could affect GE’s willingness to proceed with the Separation as currently planned.

Money Laundering and Terrorist Financing Prevention Program

We maintain an enterprise-wide program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the U.S. Patriot Act. This program includes policies, procedures, processes and other internal controls designed to identify, monitor, manage and mitigate the risk of money laundering or terrorist financing posed by our products, services, customers and geographic locale. These controls include procedures and processes to detect and report suspicious transactions, perform customer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. The program is coordinated by a compliance officer, undergoes an annual independent audit to assess its effectiveness, and requires training of employees. See “Item 1A. Risk Factors—Risks Relating to Regulation—Anti-money laundering and anti-terrorism financing laws could have significant adverse consequences for us.”

Sanctions Programs

We have a program designed to comply with applicable economic and trade sanctions programs, including those administered and enforced by OFAC. These sanctions are usually targeted against foreign countries, terrorists, international narcotics traffickers and those believed to be involved in the proliferation of weapons of mass destruction. These regulations generally require either the blocking of accounts or other property of specified entities or individuals, but they may also require the rejection of certain transactions involving specified entities or individuals. We maintain policies, procedures and other internal controls designed to comply with these sanctions programs.

Environmental and Health and Safety Matters

We are subject to various environmental, health and safety laws and regulations.

ITEM 1A. RISK FACTORS.

You should carefully consider the following risks before investing in the notes. These risks could materially affect our business, results of operations or financial condition and cause the trading price of the notes to decline. You could lose part or all of your investment.

Risks Relating to Our Businesses

Macroeconomic conditions could have a material adverse effect on our business, results of operations, financial condition and the price of the notes.

Key macroeconomic conditions historically have affected our business, results of operations and financial condition and are likely to affect them in the future. Consumer confidence, unemployment and housing indicators are among the factors that often impact consumer spending behavior. Poor economic conditions reduce the usage of our credit cards and other financing products and the average purchase amount of transactions on our credit cards and through our other products, which, in each case, reduces our interest and fee income. We rely primarily on interest and fee income to generate our net earnings. Our interest and fee income was $11.3 billion and $10.3 billion for the years ended December 31, 2013 and 2012, respectively, and $9.0 billion and $8.3 billion for the nine months ended September 30, 2014 and 2013, respectively. Poor economic conditions also adversely affect the ability and willingness of customers to pay amounts owed to us, increasing delinquencies, bankruptcies, charge-offs and allowances for loan losses, and decreasing recoveries. For example, our over-30 day delinquency rate as a percentage of period-end loan receivables was 8.25% at December 31, 2009 during the financial crisis, compared to 4.26% at September 30, 2014, and our full-year net charge-off rate was 11.26% for the year ended December 31, 2009, compared to 4.68% for the year ended December 31, 2013. We believe the delinquency rate in our portfolio is at historically low levels and charge-off rates in our portfolio are back to pre-recession levels, and they both may increase and are likely to increase materially if economic conditions deteriorate.

While certain economic conditions in the United States have shown signs of improvement, economic growth has been slow and uneven as consumers continue to be affected by high unemployment rates, slowly recovering housing values, continuing concerns about the level of U.S. government debt and fiscal actions that may be taken to address this, as well as economic and political conditions in the global markets. A prolonged period of slow economic growth or a significant deterioration in economic conditions would likely affect consumer spending levels and the ability and willingness of customers to pay amounts owed to us, and could have a material adverse effect on our business, results of operations and financial condition.

Macroeconomic conditions may also cause net earnings to fluctuate and diverge from expectations of securities analysts and investors, who may have differing assumptions regarding the impact of these conditions on our business, and this may adversely impact the trading price of the notes.

Our results of operations and growth depend on our ability to retain existing partners and attract new partners.

Substantially all of our revenue is generated from the credit products we provide to customers of our partners pursuant to program agreements we enter into with our partners. As a result, our results of operations and growth depend on our ability to retain existing partners and attract new partners. Historically, there has been turnover in our partners, and we expect this will continue in the future. For example, five of our 40 largest program agreements measured by platform revenue for the year ended December 31, 2013 have expired or otherwise will not be extended beyond their contractual expiration dates in 2014 or 2015. These five program agreements represented, in the aggregate, 3.3% of our total platform revenue for the year ended December 31, 2013 and 3.5% of our total loan receivables (including loan receivables held for sale) at September 30, 2014. In addition, we recently extended our program agreement with PayPal, one of our ten largest partners, until October 2016 and do not expect it to extend beyond that date. The extension eliminated certain exclusivity provisions that previously existed in the program agreement, and we expect this will result in lower platform revenue and loan receivables from our PayPal program during the extended term of the agreement. The PayPal program agreement represented 3.1% of our total platform revenue for the year ended December 31, 2013 and 2.5% of our total loan receivables (including loan receivables held for sale) at September 30, 2014.

Program agreements with our Retail Card partners and national and regional retailer and manufacturer Payment Solutions partners typically are for multi-year terms. These program agreements generally permit our partner to terminate the agreement prior to its scheduled termination date for various reasons, including, in some cases, if we fail to meet certain service levels or change certain key cardholder terms or our credit criteria, we fail to achieve certain targets with respect to approvals of new customers as a result of the credit criteria we use, we elect not to increase the program size when the outstanding loan receivables under the program reach certain thresholds or we are not adequately capitalized, or certain force majeure events or changes in our ownership occur or a material adverse change in our financial condition occurs. A few Payment Solutions programs with national and regional retailer and manufacturer partners also may be terminated at will by the partner on specified notice to us (e.g., several months). In addition, programs with manufacturers, buying groups and industry associations generally are made available to Payment Solutions partners such as individual retail outlets, dealers and merchants under dealer agreements, which typically may be terminated at will by the partner on short notice to us (e.g., 15 days).

There is significant competition for our existing partners, and our failure to retain our existing larger partner relationships upon the expiration or our earlier loss of a relationship upon the exercise of a partner’s early termination rights, or the expiration or termination of a substantial number of smaller partner relationships, could have a material adverse effect on our results of operations (including growth rates) and financial condition to the extent we do not acquire new partners of similar size and profitability or otherwise grow our business. The competition for new partners is also significant, and our failure to attract new partners could adversely affect our ability to grow.

A significant percentage of our platform revenue comes from relationships with a small number of Retail Card partners, and the loss of any of these Retail Card partners could adversely affect our business and results of operations.

Our ten largest partner relationships are with Retail Card partners and accounted for an aggregate of 59.6% of our total platform revenue for the year ended December 31, 2013. Our five largest programs (Gap, JCPenney, Lowe’s, Sam’s Club and Walmart) accounted in aggregate for 48.4% of our total platform revenue for the year ended December 31, 2013. Sam’s Club is a subsidiary of Walmart that is a separate contracting entity with its own program agreement with us. Our programs with JCPenney and Walmart each accounted for more than 10% of our total platform revenue over the same period. We expect to have significant concentration in our largest relationships for the foreseeable future. Although we have multi-year program agreements with each of our ten largest partners, their current agreements expire at various times, and the agreement with one of these partners, which represented $1.2 billion, or 2.1%, of our total loan receivables (including loan receivables held for sale) at September 30, 2014, has expired and is one of the five partners discussed in the preceding Risk Factor, whose program agreements will not be extended beyond their contractual expiration dates in 2014 or 2015. In addition, we recently extended our program agreement with PayPal, one of our ten largest partners, until October 2016 and do not expect it to extend beyond that date.

The program agreements generally permit us or our partner to terminate the agreement prior to its scheduled termination date under various circumstances as described in the preceding risk factor. Some of our program agreements also provide that, upon expiration or termination, our partner may purchase or designate a third party to purchase the accounts and loans generated with respect to its program and all related customer data. The loss of any of our largest partners or a material reduction in the interest and fees we receive from their customers could have a material adverse effect on our results of operations and financial condition.

Our results depend, to a significant extent, on the active and effective promotion and support of our products by our partners.

Our partners generally accept most major credit cards and various other forms of payment, and therefore our success depends on their active and effective promotion of our products to their customers. We depend on our partners to integrate the use of our credit products into their store culture by training their sales associates about our products, having their sales associates encourage their customers to apply for, and use, our products and otherwise effectively marketing our products. In addition, although our Retail Card programs and our Payment Solutions programs with national and regional retailer partners typically are exclusive with respect to the credit products we offer at that partner, some Payment Solutions programs and most CareCredit provider relationships are not exclusive to us, and therefore a partner may choose to promote a competitor’s financing over ours, depending upon cost, availability or attractiveness to consumers or other factors. Typically we do not have, or utilize, any recourse against these non-exclusive partners when they do not sufficiently promote our products. Partners may also implement changes in their systems and technologies that may disrupt the integration between their systems and technologies and ours, which could disrupt the use of our products. The failure by our partners to effectively promote and support our products or changes they make in their business models that negatively impact card usage could have a material adverse effect on our business and results of operations. In addition, if our partners engage in improper business practices, do not adhere to the terms of our program agreements or other contractual arrangements or standards, or otherwise diminish the value of our brand, we may suffer reputational damage and customers may be less likely to use our products, which could have a material adverse effect on our business and results of operations.

Our results are impacted, to a significant extent, by the financial performance of our partners.

Our ability to generate new loans and the interest and fees and other income associated with them is dependent upon sales of merchandise and services by our partners. The retail and healthcare industries in which our partners operate are intensely competitive. Our partners compete with retailers and department stores in their own geographic areas, as well as catalog and internet sales businesses. Our partners in the healthcare industry compete with other healthcare providers. Our partners’ sales may decrease or may not increase as we anticipate for various reasons, some of which are in the partners’ control and some of which are not. For example, partner sales may be adversely affected by macroeconomic conditions having a national, regional or more local effect on consumer spending, business conditions affecting a particular partner or industry, or catastrophes affecting broad or more discrete geographic areas. If our partners’ sales decline for any reason, it generally results in lower credit sales, and therefore lower loan volume and associated interest and fees and other income for us from their customers. In addition, if a partner closes some or all of its stores or becomes subject to a voluntary or involuntary bankruptcy proceeding (or if there is a perception that it may become subject to a bankruptcy proceeding), its customers who have used our financing products may have less incentive to pay their outstanding balances to us, which could result in higher charge-off rates than anticipated and our costs for servicing its customers’ accounts may increase. This risk is particularly acute with respect to our largest partners that account for a significant amount of our platform revenue. See “—A significant percentage of our platform revenue comes from relationships with a small number of Retail Card partners, and the loss of any of these Retail Card partners could adversely affect our business and results of operations.” Moreover, if the financial condition of a partner deteriorates significantly or a partner becomes subject to a bankruptcy proceeding, we may not be able to recover for customer returns, customer payments made in partner stores or other amounts due to us from the partner. A decrease in sales by our partners for any reason or a bankruptcy proceeding involving any of them could have a material adverse impact on our business and results of operations.

We will need additional financing, and our borrowing costs are higher following the IPO; adverse financial market conditions or our inability to effectively manage our funding and liquidity risk could have a material adverse effect on our funding, liquidity and ability to meet our obligations, including on the notes.

We need to effectively manage our funding and liquidity in order to meet our cash requirements such as day to day operating expenses, extensions of credit to our customers, payments of principal and interest on our borrowings, including the notes, and payments on our other obligations. Historically, our primary sources of funding and liquidity have been, and following the IPO continue to be, collections from our customers, deposits, funds from securitized financings and proceeds from unsecured borrowings. Prior to the IPO, our unsecured borrowings came from GECC and we believe our affiliation with GE made it easier and less expensive for us to obtain some of our funding from third parties. In the future, we do not expect to receive funding from GECC (other than transitional financing we receive from GECC under the GECC Term Loan Facility) and expect our borrowing costs from third parties will be higher than our historical costs from GECC. In addition, as a result of the IPO, it may be more difficult for us to securitize our loans because our credit rating from the rating agencies are lower than GECC’s current credit rating, which may cause investors, and the credit rating agencies, to view us as a weaker sponsor. To compensate, our recent issuances of asset-backed securities have required, and future issuances likely will require, additional credit enhancements and may require higher interest rates and, even then, the credit ratings on our asset-backed securities may be lower than they have been historically. In addition, to maintain the current credit ratings of certain of our existing asset-backed securities in light of the IPO, we have amended the documentation for those securities to require us to maintain additional collateral (in the form of additional loan receivables) for those securities. These factors and actions may increase the costs of securitizing our loans relative to our historical costs or otherwise adversely affect our financial flexibility.

If we do not have sufficient liquidity, we may not be able to meet our obligations, particularly during a liquidity stress event. If we maintain or are required to maintain too much liquidity, it could be costly and reduce our financial flexibility.

We will need additional financing in the future to refinance any existing debt (including the expected prepayment of part or substantially all of the outstanding debt under the GECC Term Loan Facility in connection with our application to the Federal Reserve Board and the Separation) and finance growth of our business. The availability of additional financing will depend on a variety of factors such as financial market conditions generally, including the availability of credit to the financial services industry, consumers’ willingness to place money on deposit in the Bank, our performance and credit ratings and the performance of our securitized portfolios. Disruptions, uncertainty or volatility in the capital, credit or deposit markets, such as the uncertainty and volatility experienced in the capital and credit markets during the financial crisis and more recently arising from the sovereign debt crisis in Europe and other economic and political conditions in the global markets and concerning the level of U.S. government debt and fiscal measures that may be taken over the longer term to address these matters, may limit our ability to obtain additional financing or refinance maturing liabilities on desired terms (including funding costs) in a timely manner or at all. It may also be more difficult or costly for us to obtain funds following the Separation. As a result, we may be forced to delay obtaining funding or be forced to issue or raise funding on undesirable terms, which could significantly reduce our financial flexibility and cause us to contract or not grow our business, all of which could have a material adverse effect on our results of operations and financial conditions.

In addition, at September 30, 2014, we had an aggregate of approximately $5.6 billion of undrawn committed capacity from private lenders under two of our existing securitization programs. Our ability to draw on such commitments is subject to the satisfaction of certain conditions, including the applicable securitization trust having sufficient collateral to support the asset-backed securities issuance and the absence of an early amortization event. Moreover, there are regulatory reforms that have recently been proposed or adopted in the United States and internationally that are intended to address certain issues that affected banks in the recent financial crisis. These reforms, generally referred to as “Basel III,” subject banks to more stringent capital, liquidity and leverage requirements. To the extent that the Basel III requirements result in increased costs to the banks providing undrawn committed capacity under our securitization programs, these costs are likely to be passed on to us. In addition, in response to Basel III, some banks in the market have added provisions to their credit agreements permitting them to delay disbursement of funding requests for 30 days or more. If our bank lenders require these delayed funding provisions and/or higher pricing for committing undrawn capacity to us, our cost of funding and access to liquidity could be adversely affected.

While financial market conditions have stabilized and, in many cases, improved since the financial crisis, there can be no assurance that significant disruptions, uncertainties and volatility will not occur in the future. If we are unable to continue to finance our business, access capital markets and attract deposits on favorable terms and in a timely manner, or if we experience an increase in our borrowing costs or otherwise fail to manage our liquidity effectively, our results of operations and financial condition may be materially adversely affected.

A reduction in our credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.

Our senior unsecured debt currently is rated BBB- (stable outlook) by Fitch Ratings, Inc. (“Fitch”) and BBB- (stable outlook) by Standard & Poor’s (“S&P”). Although we have not requested that Moody’s Investor Services, Inc. (“Moody’s”) provide a rating for our senior unsecured debt, we believe that if Moody’s were to issue a rating on our unsecured debt, its rating would be lower than the comparable ratings issued by Fitch and S&P. The ratings for our unsecured debt are based on a number of factors, including our financial strength, as well as factors that may not be within our control, such as macroeconomic conditions and the rating agencies’ perception of the industries in which we operate and the products we offer. As a result of the IPO, our unsecured debt credit rating from the rating agencies is lower than GECC’s current unsecured debt credit rating. The ratings of our asset-backed securities are, and will continue to be, based on a number of factors, including the quality of the underlying loans and the credit enhancement structure with respect to each series of asset-backed securities, as well as the credit rating of GECC as the servicer of our publicly registered securitization trust and our credit rating as sponsor. These ratings also reflect the various methodologies and assumptions used by the rating agencies, which are subject to change and could adversely affect our ratings. The rating agencies regularly evaluate our credit ratings and those of GECC, as well as the credit ratings of our asset-backed securities. We expect GECC will resign and assign its servicing obligations for our publicly registered securitization trust to us, and we have amended the program documents for this trust to enable that assignment. We expect the GECC resignation and assignment will occur on the earlier of: (i) the date all asset-backed securities outstanding at the effective time of the amendment have been redeemed or paid in full (which is expected to occur no later than 2019) and (ii) when the holders of such securities have consented to an assignment of such servicing obligations to us (the “Expected GECC Servicer Assignment Date”). There can be no assurance that we will be able to maintain our unsecured debt or asset-backed securities credit ratings or that any of our credit ratings will not be lowered or withdrawn in the future, including as GE decreases its ownership in us or when GECC is no longer the servicer. We also cannot be sure that GECC’s credit ratings will not be lowered or what impact any such action would have on our credit ratings as well as those of our asset-backed securities. A downgrade in our unsecured debt or asset-backed securities credit ratings (or investor concerns that a downgrade may occur) could materially increase the cost of our funding from, and restrict our access to, the capital markets.

If the ratings on our asset-backed securities are reduced, put on negative watch or withdrawn as a result of the IPO, the Separation, the GE SLHC Deregistration or otherwise, it may have an adverse effect on the liquidity or the market price of our asset-backed securities and on the cost of or our ability to continue using securitized financings to the extent anticipated.

Our inability to securitize our loans would have a material adverse effect on our business, liquidity, cost of funds and financial condition.

We use the securitization of loans, which involves the transfer of loans to a trust and the issuance by the trust of asset-backed securities to third-party investors, as a significant source of funding. Our average level of securitized financings from third parties was $16.2 billion and $15.2 billion for the years ended December 31, 2013 and 2012, respectively. For a discussion of our securitization activities, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding, Liquidity and Capital Resources—Funding Sources—Securitized Financings,” “—Description of Certain Indebtedness—Securitized Financings” and Note 6. Variable Interest Entities to our combined financial statements.

Although the securitization market for credit cards has been re-established since the financial crisis that began in 2008, there can be no assurance that the market will not experience future disruptions. The extent to which we will securitize our loans in the future will depend in part upon the conditions in the securities markets in general and the credit card asset-backed securities market in particular, the overall credit quality of our loans and the conformity of the loans and our securitization program to rating agency requirements, the costs of securitizing our loans, and the legal, regulatory, accounting and tax requirements governing securitization transactions. In the event we are unable to refinance existing asset-backed securities from our publicly registered securitization trust with new securities from the same trust, there are structural and regulatory constraints on our ability to refinance these asset-backed securities with Bank deposits or other funding at the Bank, and therefore we would be required to rely on sources outside of the Bank, which may not be available or may be available only at higher cost. A prolonged inability to securitize our loans on favorable terms, or at all, or to refinance our asset-backed securities would have a material adverse effect on our business, liquidity, cost of funds and financial condition.

The occurrence of an early amortization of our securitization facilities would have a material adverse effect on our liquidity and cost of funds.

Our liquidity would be materially adversely affected by the occurrence of events resulting in the early amortization of our existing securitized financings. For a description of these early amortization events, see “Item 2. Financial Information—Description of Certain Indebtedness—Securitized Financings.” During an early amortization period, principal collections from the loans in our asset-backed securitization trusts would be applied to repay principal of the asset-backed securities rather than being available on a revolving basis to fund purchases of newly originated loans. This would negatively impact our liquidity, including our ability to originate new loans under existing accounts, and require us to rely on alternative funding sources, which might increase our funding costs or might not be available when needed.

Our loss of the right to service or subservice our securitized loans would have a material adverse effect on our liquidity and cost of funds.

GECC currently acts as servicer with respect to our publicly registered securitization trust and its related series of asset-backed securities, and the Bank acts as servicer with respect to our other two securitization trusts. If GECC or the Bank, as applicable, defaults in its servicing obligations, an early amortization event could occur with respect to the relevant asset-backed securities and/or GECC or the Bank, as applicable, could be replaced as servicer. Servicer defaults include, for example, the failure of the servicer to make any payment, transfer or deposit in accordance with the securitization documents, a breach of representations, warranties or agreements made by the servicer under the securitization documents, the delegation of the servicer’s duties contrary to the securitization documents and the occurrence of certain insolvency events with respect to the servicer. Such an amortization event would have the adverse consequences discussed in the immediately preceding risk factor.

We expect GECC will resign and assign its servicing obligations for our publicly registered securitization trust to us on or shortly after the Expected GECC Servicer Assignment Date and until that time, our ability to service the public securitization trust’s assets pursuant to the sub-servicing arrangement with GECC will be dependent on GECC not being terminated as servicer for a servicer default or resigning in accordance with the requirements specified in the trust’s program documents, as well as us not being terminated for a default under our sub-servicing arrangement with GECC. If GECC defaults or resigns (or if we default under our sub-servicing arrangement), a third party could be appointed servicer with respect to our publicly registered securitization trust, particularly if neither we nor the Bank have the required ratings to serve as successor servicer. Similarly, if we default in our servicing obligations with respect to either of our other two securitization trusts, a third party could be appointed as servicer of the related trust. If a third-party servicer is appointed, there is no assurance that the third-party will engage us as sub-servicer, in which event we would no longer be able to control the manner in which the related trust’s assets are serviced, and the failure of a third party to appropriately service such assets could lead to an early amortization event in the affected securitization trust, which would have the adverse consequences discussed in the immediately preceding risk factor.

Lower payment rates on our securitized loans could materially adversely affect our liquidity and financial condition.

Certain collections from our securitized loans come back to us through our subsidiaries, and we use these collections to fund our purchase of newly originated loans to collateralize our securitized financings. If payment rates on our securitized loans are lower than they have historically been, fewer collections will be remitted to us on an ongoing basis. Further, certain series of our asset-backed securities include a requirement that we accumulate principal collections in a restricted account for a specified number of months prior to the applicable security’s maturity date. We are required under the program documents to lengthen this accumulation period to the extent we expect the payment rates to be low enough that the current length of the accumulation period is inadequate to fully fund the restricted account by the applicable security’s maturity date. Lower payment rates, and in particular, payment rates that are low enough that we are required to lengthen our accumulation periods, could materially adversely affect our liquidity and financial condition.

Our inability to grow our deposits in the future could materially adversely affect our liquidity and ability to grow our business.

We obtain deposits directly from retail and commercial customers or through brokerage firms that offer our deposit products to their customers. At September 30, 2014, we had $18.3 billion in direct deposits (which includes deposits from banks and financial institutions) and $14.4 billion in deposits originated through brokerage firms (including network deposit sweeps procured through a program arranger who channels brokerage account deposits to us). A key part of our liquidity plan and funding strategy is to significantly expand our direct deposits. Although we expect to reduce the proportion of our funding provided by brokered deposits in connection with our application to the Federal Reserve Board, we also intend to continue to rely on brokered deposits as a source of funding.

The deposit business is highly competitive, with intense competition in attracting and retaining deposits. We compete on the basis of the rates we pay on deposits, features and benefits of our products, the quality of our customer service and the competitiveness of our digital banking capabilities. Our ability to originate and maintain retail deposits is also highly dependent on the strength of the Bank and the perceptions of consumers and others of our business practices and our financial health. Adverse perceptions regarding our reputation could lead to difficulties in attracting and retaining deposits accounts. Negative public opinion could result from actual or alleged conduct in a number of areas, including lending practices, regulatory compliance, inadequate protection of customer information or sales and marketing activities, and from actions taken by regulators or others in response to such conduct. In addition, our ability to originate and maintain deposits could be adversely affected by the loss of our association with GE’s brand and reputation as a result of the IPO or the Separation.

The demand for the deposit products we offer may also be reduced due to a variety of factors, such as demographic patterns, changes in customer preferences, reductions in consumers’ disposable income, regulatory actions that decrease customer access to particular products or the availability of competing products. Competition from other financial services firms and others that use deposit funding products may affect deposit renewal rates, costs or availability. Changes we make to the rates offered on our deposit products may affect our profitability and liquidity.

The FDIA prohibits an insured bank from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in the bank’s normal market area or nationally (depending upon where the deposits are solicited), unless it is “well capitalized,” or it is “adequately capitalized” and receives a waiver from the FDIC. A bank that is “adequately capitalized” and accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions under the FDIA on a bank that is “well capitalized” and at September 30, 2014, the Bank met or exceeded all applicable requirements to be deemed “well capitalized” for purposes of the FDIA. However, there can be no assurance that the Bank will continue to meet those requirements. Limitations on the Bank’s ability to accept brokered deposits for any reason (including regulatory limitations on the amount of brokered deposits in total or as a percentage of total assets) in the future could materially adversely impact our funding costs and liquidity. Any limitation on the interest rates the Bank can pay on deposits could competitively disadvantage us in attracting and retaining deposits and have a material adverse effect on our business.

Changes in market interest rates could have a material adverse effect on our net earnings, funding and liquidity.

Changes in market interest rates cause our net interest income and our interest expense to increase or decrease, as certain of our assets and liabilities carry interest rates that fluctuate with market benchmarks. At September 30, 2014, 55.7% of our loans bore a fixed interest rate to the customer, and we generally fund these assets with fixed rate certificates of deposit, securitized financing and unsecured debt. At September 30, 2014, 44.3% of our loans bore a floating interest rate to the customer, and we generally fund these assets with floating rate deposits, asset-backed securities and unsecured debt. The interest rate benchmark for our floating rate assets is the prime rate, and the interest rate benchmark for our floating rate liabilities is generally either the London Interbank Offered Rate (“LIBOR”) or the federal funds rate. The prime rate and LIBOR or the federal funds rate could reset at different times or could diverge, leading to mismatches in the interest rates on our floating rate assets and floating rate liabilities. To the extent we are unable to effectively match the interest rates on our assets and liabilities (including, in the future, potentially through the use of derivatives), our net earnings could be materially adversely affected.

Competitive and regulatory factors may limit our ability to raise interest rates, fixed or floating, on our loans. In addition, some of our program agreements limit the rate of interest we can charge to customers under those agreements. If interest rates were to rise materially over a sustained period of time, and we are unable to sufficiently raise our interest rates in a timely manner, or at all, our net interest margin could be adversely impacted, which could have a material adverse effect on our net earnings.

Interest rates may also adversely impact our customers’ spending levels and ability and willingness to pay amounts owed to us. Our floating rate credit products bear interest rates that fluctuate with the prime rate. Higher interest rates often lead to higher payment obligations by customers to us and other lenders under mortgage, credit card and other consumer loans, which may reduce our customers’ ability to remain current on their obligations to us and therefore lead to increased delinquencies, bankruptcies, charge-offs and allowances for loan losses, and decreasing recoveries, all of which could have a material adverse effect on our net earnings.

Changes in interest rates and competitor responses to these changes may also impact customer decisions to maintain deposits with us, and reductions in deposits could materially adversely affect our funding costs and liquidity.

We assess our interest rate risk by estimating the effect on our net earnings of various scenarios that differ based on assumptions about the direction and the magnitude of interest rate changes. We take risk mitigation actions based on those assessments. Changes in interest rates could materially reduce our net interest income and our net earnings, and could also increase our funding costs and reduce our liquidity, especially if actual conditions turn out to be materially different from those we assumed. For a discussion of interest rate risk sensitivities, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Our risk management processes and procedures may not be effective in mitigating our risks.

Our risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. We have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including credit risk, market risk, liquidity risk, strategic risk and operational risk. Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. We are exposed to both consumer credit risk, from our customer loans, and institutional credit risk, principally from our partners. Market risk is the risk of loss due to changes in external market factors such as interest rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations and support business growth. Strategic risk is the risk from changes in the business environment, improper implementation of decisions or inadequate responsiveness to changes in the business environment. Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (i.e., natural disasters) or compliance, reputational or legal matters and includes those risks as they relate directly to our Company as well as to third parties with whom we contract or otherwise do business. See “Item 1. Business—Credit Risk Management” and “—Risk Management” for additional information on the types of risks affecting our business.

We seek to monitor and control our risk exposure through a framework that includes our risk appetite statement, enterprise risk assessment process, risk policies, procedures and controls, reporting requirements, credit risk culture and governance structure. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models that we use to manage these risks are ineffective at predicting future losses or are otherwise inadequate, we may incur unexpected losses or otherwise be adversely affected. In addition, the information we use in managing our credit and other risk may be inaccurate or incomplete as a result of error or fraud, both of which may be difficult to detect and avoid. There may also be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, and that could have a material adverse effect on our business, results of operations and financial condition.

We rely extensively on models in managing many aspects of our business, and if they are not accurate or are misinterpreted, it could have a material adverse effect on our business and results of operations.

We rely extensively on models in managing many aspects of our business, including liquidity and capital planning (including stress testing), customer selection, credit and other risk management, pricing, reserving and collections management. The models may prove in practice to be less predictive than we expect for a variety of reasons, including as a result of errors in constructing, interpreting or using the models or the use of inaccurate assumptions (including failures to update assumptions appropriately or in a timely manner). Our assumptions may be inaccurate for many reasons including that they often involve matters that are inherently difficult to predict and beyond our control (e.g., macroeconomic conditions and their impact on partner and customer behaviors) and they often involve complex interactions between a number of dependent and independent variables, factors and other assumptions. The errors or inaccuracies in our models may be material, and could lead us to make wrong or sub-optimal decisions in managing our business, and this could have a material adverse effect on our business, results of operations and financial condition.

Our business depends on our ability to successfully manage our credit risk, and failing to do so may result in high charge-off rates.

Our success depends on our ability to manage our credit risk while attracting new customers with profitable usage patterns. We select our customers, manage their accounts and establish terms and credit limits using proprietary scoring models and other analytical techniques that are designed to set terms and credit limits to appropriately compensate us for the credit risk we accept, while encouraging customers to use their available credit. The models and approaches we use to manage our credit risk may not accurately predict future charge-offs for various reasons discussed in the preceding risk factor.

Our ability to manage credit risk and avoid high charge-off rates also may be adversely affected by economic conditions that may be difficult to predict, such as the recent financial crisis. Although delinquencies and charge-offs continued to decline through 2013, they both may increase in the future and are likely to increase materially if economic conditions deteriorate. We remain subject to conditions in the consumer credit environment. There can be no assurance that our credit underwriting and risk management strategies will enable us to avoid high charge-off levels or delinquencies, or that our allowance for loan losses will be sufficient to cover actual losses.

A customer’s ability to repay us can be negatively impacted by increases in their payment obligations to other lenders under mortgage, credit card and other loans (including student loans). These changes can result from increases in base lending rates or structured increases in payment obligations, and could reduce the ability of our customers to meet their payment obligations to other lenders and to us. In addition, a customer’s ability to repay us can be negatively impacted by the restricted availability of credit to consumers generally, including reduced and closed lines of credit. Customers with insufficient cash flow to fund daily living expenses and lack of access to other sources of credit may be more likely to increase their card usage and ultimately default on their payment obligations to us, resulting in higher credit losses in our portfolio. Our collection operations may not compete effectively to secure more of customers’ diminished cash flow than our competitors. In addition, we may not identify customers who are likely to default on their payment obligations to us and reduce our exposure by closing credit lines and restricting authorizations quickly enough, which could have a material adverse effect on our business, results of operations and financial condition. At September 30, 2014, 28.1% of our portfolio’s loan receivables (including loan receivables held for sale) were from consumers with a FICO score of 660 or less, which typically have higher delinquency and credits losses than consumers with higher FICO scores.

Our ability to manage credit risk also may be adversely affected by legal or regulatory changes (such as bankruptcy laws and minimum payment regulations) and collection regulations, competitors’ actions and consumer behavior, as well as inadequate collections staffing, techniques, models and performance of vendors such as collection agencies.

Our allowance for loan losses may prove to be insufficient to cover losses on our loans.

We maintain an allowance for loan losses (a reserve established through a provision for losses charged to expense) that we believe is appropriate to provide for incurred losses in our loan portfolio. In addition, for portfolios we may acquire when we enter into new partner program agreements, any deterioration in the performance of the purchased portfolios after acquisition results in incremental loss reserves. Growth in our loan portfolio generally would lead to an increase in the allowance for loan losses.

The process for establishing an allowance for loan losses is critical to our results of operations and financial condition, and requires complex models and judgments, including forecasts of economic conditions. Changes in economic conditions affecting borrowers, new information regarding our loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. We may underestimate our incurred losses and fail to maintain an allowance for loan losses sufficient to account for these losses. In cases where we modify a loan, if the modified loans do not perform as anticipated, we may be required to establish additional allowances on these loans.

We periodically review and update our methodology, models and the underlying assumptions, estimates and assessments we use to establish our allowance for loan losses to reflect our view of current conditions. Moreover, our regulators, as part of their supervisory function, periodically review the methodology, models and the underlying assumptions, estimates and assessments we use for calculating, and the adequacy of, our allowance for loan losses. Our regulators, based on their judgment, may conclude that we should modify our methodology, models or the underlying assumptions, estimates and assessments, increase our allowance for loan losses and/or recognize further losses. During 2012 and 2013, we enhanced our allowance for loan losses methodology. This enhancement resulted in a more granular portfolio segmentation analysis, by loss type, included a qualitative assessment of the adequacy of the portfolio’s allowance for loan losses, which compared the allowance for losses to projected net charge-offs over the next 12 months, in a manner consistent with regulatory guidance, and was designed to provide a better estimate of the date of a probable loss event and length of time required for a probable loss event to result in a charge-off. As a result, we recognized incremental provisions of $343 million and $642 million in 2012 and 2013, respectively. We continue to review and evaluate our methodology, models and the underlying assumptions, estimates and assessments we use and we will implement further enhancements or changes to them, as needed. We cannot assure you that our loan loss reserves will be sufficient to cover actual losses. Future increases in the allowance for loan losses or recognized losses (as a result of any review, update, regulatory guidance or otherwise) will result in a decrease in net earnings and capital and could have a material adverse effect on our business, results of operations and financial condition.

If assumptions or estimates we use in preparing our financial statements are incorrect or are required to change, our reported results of operations and financial condition may be adversely affected.

We are required to make various assumptions and estimates in preparing our financial statements under GAAP, including for purposes of determining allowances for loan losses, asset impairment, reserves related to litigation and other legal matters, valuation of income and other taxes and regulatory exposures and the amounts recorded for certain contractual payments to be paid to or received from partners and others under contractual arrangements. In addition, significant assumptions and estimates are involved in determining certain disclosures required under GAAP, including those involving the fair value of our financial instruments. If the assumptions or estimates underlying our financial statements are incorrect, the actual amounts realized on transactions and balances subject to those estimates will be different, and this could have a material adverse effect on our results of operations and financial condition.

In addition, the Financial Accounting Standards Board (“FASB”) is currently reviewing or proposing changes to several financial accounting and reporting standards that govern key aspects of our financial statements, including the proposed standard on accounting for credit losses and other areas where assumptions or estimates are required. As a result of changes to financial accounting or reporting standards, whether promulgated or required by the FASB or other regulators, we could be required to change certain of the assumptions or estimates we previously used in preparing our financial statements, which could materially impact how we record and report our results of operations and financial condition generally. For additional information on the key areas for which assumptions and estimates are used in preparing our financial statements, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” and Note 2. Basis of Presentation and Summary of Significant Accounting Policies to our combined financial statements.

We may not be able to offset increases in our costs with decreased payments under our retailer share arrangements, which could reduce our profitability.

Most of our Retail Card program agreements and certain other program agreements contain retailer share arrangements that provide for payments to our partners if the economic performance of the relevant program exceeds a contractually defined threshold. Although the share arrangements vary by partner, these arrangements are generally structured to measure the economic performance of the program, based typically on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for loan losses, retailer payments and operating expenses), and share portions of this amount above a negotiated threshold. These arrangements are typically designed to permit us to achieve an economic return before we are required to make payments to our partners based on the agreed contractually defined threshold. However, because the threshold and the economic performance of a program that are used to calculate payments to our partners may be based on, among other things, agreed upon measures of program expenses rather than our actual expenses, we may not be able to pass on increases in our actual expenses (such as funding costs or operating expenses) in the form of reduced payments under our retailer share arrangements, and our economic return on a program could be adversely affected.

Competition in the consumer finance industry is intense.

The success of our business depends on our ability to retain existing partners and attract new partners. The competition for partners is intense and becoming more competitive. Our primary competitors for partners include major financial institutions, such as Alliance Data, American Express, Capital One, Chase, Citibank, TD Bank and Wells Fargo, and to a lesser extent, potential partners’ own in-house financing capabilities. Some of our competitors are substantially larger, have substantially greater resources and may offer a broader range of products and services. We compete for partners on the basis of a number of factors, including program financial and other terms, underwriting standards, marketing expertise, service levels, product and service offerings (including incentive and loyalty programs), technological capabilities and integration, brand and reputation. In addition, some of our competitors for partners have a business model that allows for their partners to manage underwriting (e.g., new account approval), customer service and collections, and other core banking responsibilities that we retain but some partners may prefer to handle. As a result of competition, we may be unable to acquire new partners, lose existing relationships to competing companies or find it more costly to maintain our existing relationships.

Our success also depends on our ability to attract and retain customers and generate usage of our products by them. The consumer credit and payments industry is highly competitive and we face an increasingly dynamic industry as emerging technologies enter the marketplace. As a form of payment, our products compete with cash, checks, debit cards, general purpose credit cards (including Visa and MasterCard, American Express and Discover Card), other private-label card brands and, to a certain extent, prepaid cards. We also compete with non-traditional providers such as PayPal. In the future, we expect our products will face increased competition from new emerging payment technologies, such as Apple Pay, Google Wallet, Softcard and Square, as well as consortia of merchants that are expected to combine payment systems to reduce interchange and other costs (e.g., MCX). We may also face increased competition from current competitors or others who introduce or embrace disruptive technology that significantly changes the consumer credit and payment industry. We compete for customers and their usage of our products, and to minimize transfers to competitors of our customers’ outstanding balances, based on a number of factors, including pricing (interest rates and fees), product offerings, credit limits, incentives (including loyalty programs) and customer service. Although we offer a variety of consumer credit products, some of our competitors provide a broader selection of services, including home and automobile loans, debit cards and bank branch ATM access, which may position them better among customers who prefer to use a single financial institution to meet all of their financial needs. Some of our competitors are substantially larger than we are, which may give those competitors advantages, including a more diversified product and customer base, the ability to reach out to more customers and potential customers, operational efficiencies, more versatile technology platforms, broad-based local distribution capabilities and lower-cost funding. In addition, some of our competitors, including new and emerging competitors in the digital and mobile payments space, are not subject to the same regulatory requirements or legislative scrutiny to which we are subject, which also could place us at a competitive disadvantage. Customer attrition from any or all of our credit products or any lowering of the pricing of our products by reducing interest rates or fees in order to retain customers could reduce our revenues and therefore our earnings.

In our retail deposits business, we have acquisition and servicing capabilities similar to other direct banking competitors. We compete for deposits with traditional banks and, in seeking to grow our direct banking business, we compete with other banks that have direct banking models similar to ours, such as Ally Financial, American Express, Capital One 360 (ING), Discover, Nationwide, Sallie Mae and USAA. Competition among direct banks is intense because online banking provides customers the ability to rapidly deposit and withdraw funds and open and close accounts in favor of products and services offered by competitors.

If we are unable to compete effectively for partners, customer usage or deposits, our business and results of operations could be materially adversely affected.

Our business is heavily concentrated in U.S. consumer credit, and therefore our results are more susceptible to fluctuations in that market than a more diversified company.

Our business is heavily concentrated in U.S. consumer credit. As a result, we are more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company. For example, our business is particularly sensitive to macroeconomic conditions that affect the U.S. economy and consumer spending and consumer credit. We are also more susceptible to the risks of increased regulations and legal and other regulatory actions that are targeted at consumer credit or the specific consumer credit products that we offer (including promotional financing). Due to our CareCredit platform, we are also more susceptible to increased regulations and legal and other regulatory actions targeted at elective healthcare related procedures or services, in contrast to other industries. Our business concentration could have an adverse effect on our results of operations.

We may be unable to successfully develop and commercialize new or enhanced products and services.

Our industry is subject to rapid and significant changes in technologies, products and services. A key part of our financial success depends on our ability to develop and commercialize new products and services or enhancements to existing products and services, including with respect to loyalty programs, mobile and point of sale technologies, and new Synchrony-branded bank deposit and credit products. Realizing the benefits of those products and services is uncertain. We may not assign the appropriate level of resources, priority or expertise to the development and commercialization of these new products, services or enhancements. Our ability to develop, acquire or commercialize competitive technologies, products or services on acceptable terms or at all may be limited by intellectual property rights that third parties, including competitors and potential competitors, may assert. In addition, success is dependent on factors such as partner and customer acceptance, adoption and usage, competition, the effectiveness of marketing programs, the availability of appropriate technologies and business processes and regulatory approvals. Success of a new product, service or enhancement also may depend upon our ability to deliver it on a large scale, which may require a significant investment.

We also may select, utilize and invest in technologies, products and services that ultimately do not achieve widespread adoption and therefore are not as attractive or useful to our partners, customers and service partners as we anticipate, or partners may not recognize the value of our new products and services or believe they justify any potential costs or disruptions associated with implementing them. In addition, because our products and services typically are marketed through our partners, if our partners are unwilling or unable to effectively implement our new technologies, products, services or enhancements, we may be unable to grow our business. Competitors may also develop or adopt technologies or introduce innovations that change the markets we operate in and make our products less competitive and attractive to our partners and customers.

In any event, we may not realize the benefit of new technologies, products, services or enhancements for many years or competitors may introduce more compelling products, services or enhancements. Our failure to successfully develop and commercialize new or enhanced products, services or enhancements could have a material adverse effect on our business and results of operations.

We may not realize the value of strategic investments that we pursue and such investments could divert resources or introduce unforeseen risks to our business.

We may execute strategic acquisitions or partnerships or make other strategic investments in businesses, products, technologies or platforms to enhance or grow our business. These strategic investments may introduce new costs or liabilities which could impact our ability to grow or maintain acceptable performance.

We may be unable to integrate systems, personnel or technologies from our strategic investments. These strategic investments may also present unforeseen legal, regulatory or other challenges that we may not be able to manage effectively. The planning and integration of an acquisition, partnership or investment may shift employee time and other resources which could impair our ability to focus on our core business.

Strategic investments may not perform as expected due to lack of acceptance by partners, customers or employees, higher than forecasted costs, lengthy transition periods, synergies or savings not being realized and a variety of other factors. This may result in a delay or unrealized benefit, or in some cases, increased costs or other unforeseen risks to our business.

Reductions in interchange fees may reduce the competitive advantages our private label credit card products currently have by virtue of not charging interchange fees and would reduce our income from those fees.

Interchange is a fee merchants pay to the interchange network in exchange for the use of the network’s infrastructure and payment facilitation, and which are paid to credit card issuers to compensate them for the risk they bear in lending money to customers. We earn interchange fees on Dual Card transactions but we do not charge or earn interchange fees from our partners or customers on our private label credit card products.

Merchants, trying to decrease their operating expenses, have sought to, and have had some success at, lowering interchange rates. Several recent events and actions indicate a continuing increase in focus on interchange by both regulators and merchants. Beyond pursuing litigation, legislation and regulation, merchants are also pursuing alternate payment platforms as a means to lower payment processing costs. To the extent interchange fees are reduced, one of our current competitive advantages with our partners—that we typically do not charge interchange fees when our private label credit card products are used to purchase our partners’ goods and services—may be reduced. Moreover, to the extent interchange fees are reduced, our income from those fees will be lower. We received approximately $324 million of interchange fees for the year ended December 31, 2013 and $269 million of interchange fees for the nine months ended September 30, 2014. As a result, a reduction in interchange fees could have a material adverse effect on our business and results of operations. In addition, for our Dual Cards, we are subject to the operating regulations and procedures set forth by the interchange network, and our failure to comply with these operating regulations, which may change from time to time, could subject us to various penalties or fees, or the termination of our license to use the interchange network, all of which could have a material adverse effect on our business and results of operations.

Fraudulent activity associated with our products and services could negatively impact our operating results, brand and reputation and cause the use of our products and services to decrease and our fraud losses to increase.

We are subject to the risk of fraudulent activity associated with partners, customers and third parties handling customer information. Our fraud-related losses have increased significantly from $72 million to $132 million to $134 million for the years ended December 31, 2011, 2012 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, fraud related losses were $119 million and $99 million, respectively. Our fraud-related losses are due primarily to our Dual Card product, which has grown in recent years and, like the overall market for general purpose credit cards, has experienced significant counterfeit and mail/phone fraud (including as a result of well-publicized security breaches at retailers unrelated to us). Our private label credit card product is also susceptible to application fraud, because among other things, we provide immediate access to the credit line at the time of approval. In addition, sales on the internet and through mobile channels are becoming a larger part of our business and fraudulent activity is higher as a percentage of sales in those channels than in stores. Dual Cards and private label credit cards are susceptible to different types of fraud, and, depending on our product channel mix (including as a result of the introduction, if any, of a Synchrony-branded general purpose credit card), we may continue to experience variations in, or levels of, fraud-related expense that are different from or higher than that experienced by some of our competitors or the industry generally.

The risk of fraud continues to increase for the financial services industry in general, and credit card fraud, identity theft and related crimes are likely to continue to be prevalent, and perpetrators are growing more sophisticated. Our resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. For example, credit cards with EMV chip technology (such as “EMV” chips) provide additional security against fraudulent activity and have been widely adopted in Europe and Asia but have not been widely accepted by merchants in the United States. As a result, although we are in the process of rolling out this technology with several of our partners, our credit cards continue to use the traditional magnetic stripes for card processing and therefore do not benefit from the embedded security chip feature, and our adoption of this technology would still require wider acceptance by merchants to reduce our risk. The level of our fraud charge-offs and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity also could negatively impact our brand and reputation, which could negatively impact the use of our cards and thereby have a material adverse effect on our results of operations. In addition, significant increases in fraudulent activity could lead to regulatory intervention (such as increased customer notification requirements and mandatory issuance of cards with EMV chips), which could increase our costs and also negatively impact our operating results, brand and reputation and could lead us to take steps to reduce fraud risk, which could increase our costs.

Cyber-attacks or other security breaches could have a material adverse effect on our business.

In the normal course of business, we collect, process and retain sensitive and confidential information regarding our partners and our customers. We also have arrangements in place with our partners and other third parties through which we share and receive information about their customers who are or may become our customers. Although we devote significant resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of our partners and third-party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. We and our partners and third-party service providers have experienced all of these events in the past and expect to continue to experience them in the future. These events could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services. Although the impact to date from these events has not had a material adverse effect on us, we cannot be sure this will be the case in the future.

Information security risks for large financial institutions like us have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks or other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks against large financial institutions that are designed to disrupt key business services, such as consumer-facing web sites. The Separation and our emergence as a separately branded company could increase our profile and therefore risk of being targeted for cyber-attacks and other security breaches, including attacks targeting our key business services and websites. We are not able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. We employ detection and response mechanisms designed to contain and mitigate security incidents, but early detection may be thwarted by sophisticated attacks and malware designed to avoid detection.

We also face risks related to cyber-attacks and other security breaches in connection with credit card transactions that typically involve the transmission of sensitive information regarding our customers through various third-parties, including our partners, retailers that are not our partners where our Dual Cards are used, merchant acquiring banks, payment processors, card networks (e.g., Visa and MasterCard) and our processors (e.g., First Data). Some of these parties have in the past been the target of security breaches and cyber attacks, and because the transactions involve third-parties and environments such as the point of sale that we do not control or secure, future security breaches or cyber-attacks affecting any of these third-parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them. We also rely on numerous other third party service providers, such as FIS, to conduct other aspects of our business operations and face similar risks relating to them. While we regularly conduct security assessments of significant third party service providers, we cannot be sure that their information security protocols are sufficient to withstand a cyber-attack or other security breach.

The access by unauthorized persons to, or the improper disclosure by us of, confidential information regarding our customers or our own proprietary information, software, methodologies and business secrets could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services, all of which could have a material adverse impact on our business, financial condition and results of operations. In addition, recently there have been a number of well-publicized attacks or breaches directed at others in our industry that have heightened concern by consumers generally about the security of using credit cards, which have caused some consumers, including our customers, to use our credit cards less in favor of alternative methods of payment and has led to increased regulatory focus on, and potentially new regulations relating to, these matters. Further cyber-attacks or other breaches in the future, whether affecting us or others, could intensify consumer concern and regulatory focus and result in reduced use of our cards and increased costs, all of which could have a material adverse effect on our business.

The failure of third parties to provide various services that are important to our operations could have a material adverse effect on our business.

Some services important to our business are outsourced to third-party vendors. For example, our credit card transaction processing, production and related services (including the printing and mailing of customer statements) are handled by First Data, and the technology platform for our online retail deposits is managed by FIS. First Data and FIS and, in some cases other third-party vendors, are the sole source or one of a limited number of sources of the services they provide for us. It would be difficult and disruptive for us to replace some of our third-party vendors, particularly First Data and FIS, in a timely manner if they were unwilling or unable to provide us with these services in the future (as a result of their financial or business conditions or otherwise), and our business and operations likely would be materially adversely affected. First Data has publicly disclosed that it is highly leveraged and that it has incurred net losses of $869.1 million, $700.9 million and $516.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Our principal agreements with First Data expire under their existing terms (assuming we exercise our unilateral extension rights but the agreements are not otherwise renewed or extended by mutual agreement of the parties) at various times between 2016 and 2020. Our principal agreement with FIS expires under its existing terms (assuming we exercise our unilateral extension rights but the agreements are not otherwise renewed or extended by mutual agreement of the parties) in 2020. In addition, if a third-party provider fails to provide the services we require, fails to meet contractual requirements, such as compliance with applicable laws and regulations, or suffers a cyber-attack or other security breach, our business could suffer economic and reputational harm that could have a material adverse effect on our business and results of operations.

Disruptions in the operation of our computer systems and data centers could have a material adverse effect on our business.

Our ability to deliver products and services to our partners and our customers, service our loans and otherwise operate our business and comply with applicable laws depends on the efficient and uninterrupted operation of our computer systems and data centers, as well as those of our partners and third-party service providers. These computer systems and data centers may encounter service interruptions at any time due to system or software failure, natural disaster or other reasons. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, transaction processing errors and system conversion delays and may cause our failure to comply with applicable laws, all of which could have a material adverse effect on our business.

In connection with the Separation, we must migrate, and in some cases, establish with third parties, key parts of our technology infrastructure, including our data centers. When we migrate our data centers, our partners will also need to make changes to their networks to establish connectivity with us. These infrastructure changes, both the ones that we make and the ones required of our partners, may cause disruptions, systems interruptions, transaction processing errors and system conversion delays. In addition, we have entered into transitional services arrangements with GE pursuant to which it will provide certain services to us relating to technology and business processes. Some of these transitional services arrangements may remain in effect until 2016, and during the transitional period we will rely on GE to provide these services. The complexities of these arrangements and the services provided will increase the operational risk associated with the Separation, and this increased risk could result in unanticipated expenses, disruptions to our operations or other adverse consequences, all of which could have a material adverse effect on our business.

We expect that new technologies and business processes applicable to the consumer credit industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. The pace of technology change is high and our industry is intensely competitive, and we cannot assure you that we will be able to sustain our investment in new technology as critical systems and applications become obsolete and better ones become available. A failure to maintain current technology and business processes could cause disruptions in our operations or cause our products and services to be less competitive, all of which could have a material adverse effect on our business, financial condition and results of operations.

We have international operations that subject us to various international risks as well as increased compliance and regulatory risks and costs.

We have international operations, primarily in India, the Philippines and Canada, and some of our third party service providers provide services to us from other countries, all of which subject us to a number of international risks, including, among other things, sovereign volatility and socio-political instability. U.S. regulations also govern various aspects of the international activities of domestic corporations and increase our compliance and regulatory risks and costs. Any failure on our part or the part of our service providers to comply with applicable U.S. regulations, as well as the regulations in the countries and markets in which we or they operate, could result in fines, penalties, injunctions or other similar restrictions, any of which could have a material adverse effect on our business, results of operations and financial condition.

We face risks from catastrophic events.

We are subject to catastrophes such as natural disasters, severe weather conditions, health pandemics and terrorist attacks, any of which could have a negative effect on our business and technology infrastructure (including our computer network systems and data centers), our partners and their business and our customers. Catastrophic events could prevent or make it more difficult for our customers to travel to our partners’ locations to shop, thereby negatively impacting consumer spending in the effected regions, or in severe cases, nationally, interrupt or disable local or national communications networks, including the payment systems network, which could prevent our partners and our customers from using our products to make purchases or make payments (temporarily or over an extended period). These events could also impair the ability of third parties to provide critical services to us. All of these adverse effects of catastrophic events could result in a decrease in the use of our products or payments to us, which could have a material adverse effect on our business, results of operations and financial condition.

If we are alleged to have infringed upon the intellectual property rights owned by others or are not able to protect our intellectual property, our business and results of operations could be adversely affected.

Competitors or other third parties may allege that we, or consultants or other third parties retained or indemnified by us, infringe on their intellectual property rights. We also may face allegations that our employees have misappropriated intellectual property of their former employers or other third parties. Given the complex, rapidly changing and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against us may cause us to spend significant amounts to defend the claim (even if we ultimately prevail), pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property, cease offering certain products or services, or incur significant license, royalty or technology development expenses. Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management and employees. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations.

Moreover, we rely on a variety of measures to protect our intellectual property and proprietary information, including copyrights, trademarks, patents, trade secrets and controls on access and distribution. These measures may not prevent misappropriation or infringement of our intellectual property or proprietary information and a resulting loss of competitive advantage, and in any event, we may be required to litigate to protect our intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful. Third parties may challenge, invalidate or circumvent our intellectual property, or our intellectual property may not be sufficient to provide us with competitive advantages. Our competitors or other third parties may independently design around or develop similar technology, or otherwise duplicate our services or products such that we could not assert our intellectual property rights against them. In addition, our contractual arrangements may not effectively prevent disclosure of our intellectual property or confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure.

We have launched our new brand, “Synchrony,” and expect to spend significant amounts over the next few years promoting the new brand. We recently filed trademark applications to protect our new name in the United States and certain other countries, but the registrations of these trademarks are not complete and they may ultimately not become registered. Our use of our new name (for our existing or any new products in the United States or other countries) may be challenged by third parties, and we may become involved in legal proceedings to protect or defend our rights with respect to our new name, all of which could have a material adverse effect on our business and results of operations.

Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

Our business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including the highly regulated nature of the financial services industry, the focus of state and federal prosecutors on banks and the financial services industry and the structure of the credit card industry.

In the normal course of business, from time to time, we have been named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. In addition, while historically the arbitration provision in our customer agreements generally has limited our exposure to consumer class action litigation, there can be no assurance that we will be successful in enforcing our arbitration clause in the future. There may also be legislative, administrative or regulatory efforts to directly or indirectly prohibit the use of pre-dispute arbitration clauses, including by the CFPB, or we may be compelled as a result of competitive pressure or reputational concerns to voluntarily eliminate pre-dispute arbitration clauses.

We are also involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business (collectively, “regulatory matters”), which could subject us to significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished earnings and damage to our reputation. The current environment of additional regulation, increased regulatory compliance efforts and enhanced regulatory enforcement has resulted in significant operational and compliance costs and may prevent or make it less attractive for us to continue providing certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and in turn have a material adverse effect on our business, results of operations and financial condition.

We contest liability and/or the amount of damages as appropriate in each pending matter. The outcome of pending and future matters could be material to our results of operations, financial condition and cash flows depending on, among other factors, the level of our earnings for that period, and could adversely affect our business and reputation. For a discussion of certain legal proceedings, see “Item 1. Business—Regulation—Consumer Financial Services Regulation,” Note 16. Legal Proceedings and Regulatory Matters to our combined financial statements, Note 16. Legal Proceedings and Regulatory Matters to our condensed consolidated and combined financial statements and “Item 8. Legal Proceedings.”

In addition to litigation and regulatory matters, from time to time, through our operational and compliance controls, we identify compliance issues that require us to make operational changes and, depending on the nature of the issue, result in financial remediation to impacted cardholders. These self-identified issues and voluntary remediation payments could be significant depending on the issue and the number of cardholders impacted. They also could generate litigation or regulatory investigations that subject us to additional adverse effects on our business, results of operations and financial condition.

Damage to our reputation could negatively impact our business.

Recently, financial services companies have been experiencing increased reputational risk as consumers take issue with certain of their practices or judgments. Maintaining a positive reputation is critical to our attracting and retaining customers, partners, investors and employees. In particular, adverse perceptions regarding our reputation could also make it more difficult for us to execute on our strategy of increasing retail deposits at the Bank and may lead to decreases in deposits. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, litigation or regulatory actions, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of customer information, and compliance failures. Negative publicity regarding us (or others engaged in a similar business or activities), whether or not accurate, may damage our reputation, which could have a material adverse effect on our business, results of operations and financial condition.

Our business could be adversely affected if we are unable to attract, retain and motivate key officers and employees.

Our success depends, in large part, on our ability to retain, recruit and motivate key officers and employees. Our senior management team has significant industry experience and would be difficult to replace. Competition for senior executives in the financial services and payment industry is intense. Although we do not currently anticipate any significant changes to the management team following the completion of the IPO or the Separation, we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management team or other key personnel following the completion of the IPO or the Separation (when we are no longer part of GE) or at any other time. Guidance issued by the federal banking regulators, as well as proposed rules implementing the executive compensation provisions of the Dodd-Frank Act, may limit the type and structure of compensation arrangements that we may enter into with our most senior executives. In addition, proposed rules under the Dodd-Frank Act would prohibit the payment of “excessive” compensation to our executives. Compensation paid to officers of the Bank would be subject to comparable limitations. These restrictions could negatively impact our ability to compete with other companies in recruiting, retaining and motivating key personnel. Failure to retain talented senior leadership could have a material adverse effect on our business, results of operations and financial condition.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We operate in multiple jurisdictions and we are subject to tax laws and regulations of the U.S. federal, state and local governments, and of various foreign jurisdictions. From time to time, legislative initiatives may be proposed, such as proposals for fundamental tax reform in the United States and lowering the corporate tax rate, which may impact our effective tax rate and could adversely affect our deferred tax assets, tax positions and/or our tax liabilities. In addition, U.S. federal, state and local, as well as foreign, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our historical tax positions will not be challenged by relevant tax authorities or that we would be successful in defending our position in connection with any such challenge.

State sales tax rules and regulations, and their application and interpretation by the respective states, could change and adversely affect our results of operations.

State sales tax rules and regulations, and their application and interpretation by the respective states, could adversely affect our results of operations. Retailers collect sales tax from retail customers and remit those collections to the applicable states. When customers fail to repay their loans, including the amount of sales tax advanced by us to the merchant on their behalf, we are entitled, in some cases, to seek a refund of the amount of sales tax from the applicable state. Sales tax laws and regulations enacted by the various states are subject to interpretation, and our compliance with such laws is routinely subject to audit and review by the states. Audit risk is concentrated in several states, and these states are conducting on-going audits. The outcomes of ongoing and any future audits and changes in the states’ interpretation of the sales tax laws and regulations involving the recovery of tax on bad debts could materially adversely impact our results of operations.

Risks Relating to Regulation

Our business is subject to extensive government regulation, supervision, examination and enforcement, which could adversely affect our business, results of operations and financial condition.

Our business, including our relationships with our customers, is subject to extensive regulation, supervision and examination under U.S. federal, state and foreign laws and regulations. These laws and regulations cover all aspects of our business, including lending practices, treatment of our customers, safeguarding deposits, customer privacy and information security, capital structure, liquidity, dividends and other capital distributions, transactions with affiliates and conduct and qualifications of personnel. As a unitary savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. As a large provider of consumer financial services, we are also subject to extensive regulation, supervision and examination by the CFPB. Until the GE SLHC Deregistration, we will be controlled by GECC, which is also subject to extensive regulation, supervision and examination by the Federal Reserve Board. The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC. We, GECC and the Bank are regularly reviewed and examined by our respective regulators, which results in supervisory comments and directions relating to many aspects of our business that require response and attention. See “Item 1. Business—Regulation” for more information about the regulations applicable to us.

Banking laws and regulations are primarily intended to protect federally insured deposits, the DIF and the banking system as a whole, and not intended to protect our stockholders, noteholders or creditors. If we or the Bank, or until the GE SLHC Deregistration, GECC, fail to satisfy applicable laws and regulations, our respective regulators have broad discretion to enforce those laws and regulations, including with respect to the operation of our business, required capital levels, payment of dividends and other capital distributions, engaging in certain activities and making acquisitions and investments. Our regulators also have broad discretion with respect to the enforcement of applicable laws and regulations, including through enforcement actions that could subject us to civil money penalties, customer remediations, increased compliance costs, and limits or prohibitions on our ability to offer certain products and services or to engage in certain activities. In addition, to the extent we undertake actions requiring regulatory approval or non-objection, our regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on our business, results of operations and financial condition. Any other actions taken by our regulators could also have a material adverse impact on our business, reputation and brand, results of operations and financial condition. Moreover, some of our competitors are subject to different, and in some cases less restrictive, legislative and regulatory regimes, which may have the effect of providing them with a competitive advantage over us.

New laws or regulations or policy or practical changes in enforcement of existing laws or regulations applicable to our businesses, or our own reexamination of our current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices or alter our relationships with customers, affect retention of our key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes may also require us to invest significant management attention and resources to make any necessary changes and could adversely affect our business, results of operations and financial condition. For example, the CFPB has broad authority over the businesses in which we engage. See “—The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency’s actions will impact our business; the agency’s actions have had and may continue to have an adverse impact on our business.”

We are also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties and fines, customer remediations and increased compliance costs, as well as damage our reputation and brand and limit or prohibit our ability to offer certain products and services or engage in certain business practices. For a discussion of risks related to actions or proceedings brought by regulatory agencies, see “—Risks Relating to Our Business—Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.”

The Dodd-Frank Act has had, and may continue to have, a significant impact on our business, financial condition and results of operations.

The Dodd-Frank Act was enacted on July 21, 2010. While certain provisions in the Act were effective immediately, many of the provisions require implementing regulations to be effective. The Dodd-Frank Act and regulations promulgated thereunder have had, and may continue to have, a significant adverse impact on our business, results of operations and financial condition. For example, the Dodd-Frank Act and related regulations restrict certain business practices, impose more stringent capital, liquidity and leverage ratio requirements, as well as additional costs, on us (including increased compliance costs and increased costs of funding raised through the issuance of asset-backed securities), limit the fees we can charge for services and impact the value of our assets. In addition, the Dodd-Frank Act requires us to serve as a source of financial strength for any insured depository institution we control, such as the Bank. Such support may be required by the Federal Reserve Board at times when we might otherwise determine not to provide it or when doing so is not otherwise in the interest of Synchrony or its stockholders, noteholders or creditors. We describe certain provisions of the Dodd-Frank Act and other legislative and regulatory developments in “Item 1. Business—Regulation.” Federal agencies continue to promulgate regulations to implement the Dodd-Frank Act, and these regulations may continue to have a significant adverse impact on our business, financial condition and results of operations.

Many provisions of the Dodd-Frank Act require the adoption of additional rules to implement. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislative or regulatory action. As a result, the ultimate impact of the Dodd-Frank Act and its implementing regulations remains unclear and could have a material adverse effect on our business, results of operations and financial condition.

The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency’s actions will impact our business; the agency’s actions have had and may continue to have an adverse impact on our business.

The CFPB, which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws and to enforce those laws against and examine large financial institutions, such as us and the Bank, for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. The Federal Reserve Board and the OCC and state government agencies may also invoke their supervisory and enforcement authorities to prevent unfair and deceptive acts or practices. These federal and state agencies are authorized to remediate violations of consumer protection laws in a number of ways, including collecting civil money penalties and fines and providing for customer restitution. The CFPB also engages in consumer financial education, requests data and promotes the availability of financial services to underserved consumers and communities. In addition, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the products we offer. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected products and services, making them less attractive and restricting our ability to offer them. For example, in July 2012, the CFPB issued an industry bulletin regarding marketing practices with respect to credit card add-on products, including debt cancellation products. See “Item 1. Business—Regulation—Consumer Financial Services Regulation.” The Bank has made a number of changes, including changes in response to the CFPB bulletin, with respect to its marketing and sale of debt cancellation products to credit card customers, including ceasing all telesales of such products, and the Bank has also enhanced the disclosures associated with its website sales of such products. In addition, in October 2013, the CFPB published its first biennial report reviewing the impact of the CARD Act on the consumer credit card market. In the report, the CFPB identified practices that may warrant further scrutiny by it, including add-on products (such as debt protection, identity theft protection, credit score monitoring and other products that are supplementary to the extension of credit), cards that charge substantial application fees, and deferred interest offers and products (which could include our promotional financing products). The report further identified concerns regarding the adequacy of online disclosures, as well as of the disclosures associated with rewards products and grace periods. Separately, the CFPB is also studying pre-dispute arbitration clauses, and our litigation exposure could increase if the CFPB exercises its authority to limit or ban pre-dispute arbitration clauses.

Although we have committed significant resources to enhancing our compliance programs, changes by the CFPB in regulatory expectations, interpretations or practices or interpretations that are different or stricter than ours or those adopted in the past by other regulators could increase the risk of additional enforcement actions, fines and penalties. Actions by the CFPB could result in requirements, such as under the 2013 CFPB Consent Order, to alter our products and services that may make them less attractive to consumers or less profitable to us. See “—Changes to our methods of offering our CareCredit products could materially impact operating results.” In addition, on June 19, 2014, we entered into a consent order with the CFPB related to our debt cancellation product and sales practices and an unrelated issue that arose from the Bank’s self-identified omission of certain Spanish-speaking customers and customers residing in Puerto Rico from two offers that were made to certain delinquent customers. On June 19, 2014, we also entered into a consent order with the DOJ to resolve its coordinated investigation into issues related to such offers. For the year ended December 31, 2013, we had a $133 million increase in our expenses related to litigation and regulatory matters (primarily an increase to our reserves related to the various matters settled with the CFPB and one settled with the DOJ). See “Item 1. Business—Regulation—Consumer Financial Services Regulation.”

Future actions by the CFPB (or other regulators) against us or our competitors that discourage the use of products we offer or suggest to consumers the desirability of other products or services could result in reputational harm and a loss of customers. If the CFPB changes regulations which were adopted in the past by other regulators and transferred to the CFPB by the Dodd-Frank Act, or modifies through supervision or enforcement past related regulatory guidance or interprets existing regulations in a different or stricter manner than they have been interpreted in the past by us, the industry or other regulators, our compliance costs and litigation exposure could increase materially. If future regulatory or legislative restrictions or prohibitions are imposed that affect our ability to offer promotional financing for certain of our products or require us to make significant changes to our business practices, and we are unable to develop compliant alternatives with acceptable returns, these restrictions or prohibitions could have a material adverse impact on our business, results of operations and financial condition.

The Dodd-Frank Act authorizes state officials to enforce regulations issued by the CFPB and to enforce the Act’s general prohibition against unfair, deceptive or abusive practices. This could make it more difficult than in the past for federal financial regulators to declare state laws that differ from federal standards to be preempted. To the extent that states enact requirements that differ from federal standards or state officials and courts adopt interpretations of federal consumer laws that differ from those adopted by the CFPB, we may be required to alter or cease offering products or services in some jurisdictions, which would increase compliance costs and reduce our ability to offer the same products and services to consumers nationwide, and we may be subject to a higher risk of state enforcement actions.

Changes to our methods of offering our CareCredit products could materially impact operating results.

The 2013 CFPB Consent Order relating to our CareCredit platform requires us to pay up to $34.1 million to qualifying customers, and among other things, to provide additional training and monitoring of our CareCredit partners, to include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered, to make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints, and to terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the changes required by the 2013 CFPB Consent Order are similar to requirements in the Assurance. We believe the Bank is in substantial compliance with the material business practice changes required by the 2013 CFPB Consent Order and the Assurance, subject to ongoing reporting obligations, and will complete the additional provider training by the fourth quarter of 2015. In addition to the costs of remediation, which were not material for the Assurance and will be up to $34.1 million for the 2013 CFPB Consent Order, we will incur one-time costs of approximately $3 million to implement these changes, and estimate ongoing annual costs of approximately $3 million. We have only recently implemented certain of the process changes required by the 2013 CFPB Consent Order and the Assurance, and will continue to actively monitor and assess their impact on our CareCredit program. Although at this time we do not believe that the 2013 CFPB Consent Order and the Assurance will have a material adverse impact on our results of operations going forward, we cannot be sure this will be the case (particularly as providers become acclimated to the required changes) and we cannot be sure whether the settlement will have an adverse impact on our reputation or whether the new requirements imposed by the 2013 CFPB Consent Order or the Assurance will adversely affect providers’ or customers’ use of our programs or our business. Moreover, we may elect or be required to make changes with respect to these and other deferred interest products in the future, and those changes may adversely affect customers’ use of our credit cards or our business. In addition, our resolutions with the CFPB and the New York Attorney General do not preclude other regulators or state attorneys general from seeking additional monetary or injunctive relief with respect to CareCredit, and any such relief could have a material adverse effect on our business, results of operations or financial condition.

Failure by Synchrony, the Bank and, until the GE SLHC Deregistration, GECC to meet applicable capital adequacy rules could have a material adverse effect on us.

Synchrony and the Bank must meet rules for capital adequacy as discussed in “Item 1. Business—Regulation.” As a savings and loan holding company, Synchrony historically has not been required to maintain minimum capital. Beginning as early as 2015, however, we expect that Synchrony will be subject to capital requirements similar to those that apply to the Bank. In addition, as discussed below, until the GE SLHC Deregistration, we will be controlled by GECC, which itself is expected to be subject to capital requirements similar to those that apply to the Bank. See “—As long as we are controlled by GECC for bank regulatory purposes, regulation and supervision of GECC could adversely affect us.” These capital requirements have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. Although we cannot predict the effects of these newly adopted rules implementing Basel III and the Dodd-Frank Act, Synchrony, the Bank and GECC expect to be subject to increasingly stringent capital adequacy standards in the future.

In connection with applicable capital adequacy standards, Synchrony, the Bank and GECC also will be required to conduct stress tests on an annual basis. Under the Federal Reserve Board’s and the OCC’s stress test regulations, Synchrony, the Bank and GECC will each be required to use stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions. In addition, as part of meeting our minimum capital requirements, we and GECC may be required to comply with the Federal Reserve Board’s CCAR process or some modified version of the CCAR process, which would measure our minimum capital requirement levels under various stress scenarios. In connection with this process, we and GECC may be required to develop for the Federal Reserve Board’s review and approval a capital plan that will include how we and GECC will each meet our minimum capital requirements under specified stress scenarios.

If Synchrony, the Bank or, until the GE SLHC Deregistration, GECC fails to meet current or future minimum capital, leverage or other financial requirements, its operations, results of operations and financial condition could be materially adversely affected. Among other things, failure by Synchrony, the Bank or, until the GE SLHC Deregistration, GECC to maintain its status as “well capitalized” (or otherwise meet current or future minimum capital, leverage or other financial requirements) could compromise our competitive position and result in restrictions imposed by the Federal Reserve Board or the OCC, including, potentially, on the Bank’s ability to engage in certain activities. These could include restrictions on the Bank’s ability to enter into transactions with affiliates, accept brokered deposits, grow its assets, engage in material transactions and extend credit in certain highly leveraged transactions, amend or change its charter, bylaws or accounting methods, pay interest on its liabilities without regard to regulatory caps on the rates that may be paid on deposits and pay dividends or repurchase stock. In addition, failure to maintain the well capitalized status of the Bank could result in our having to invest additional capital in the Bank, which could in turn require us to raise additional capital. The market and demand for, and cost of, our asset-backed securities also could be adversely affected by failure to meet current or future capital requirements.

We may pay dividends or repurchase our common stock, which may reduce the amount of funds available to satisfy our indebtedness; the Bank is subject to restrictions that limit its ability to pay dividends to us, which could limit our ability to make payments on our indebtedness.

In connection with our application to the Federal Reserve Board described above and the Separation, we expect to continue to increase our capital and liquidity levels by, among other things, retaining net earnings and by not paying a dividend or returning capital through stock repurchases until our application to the Federal Reserve Board is approved. Thereafter, our board of directors intends to consider our policy regarding the payment and amount of dividends and may consider stock repurchases, in each case consistent with maintaining capital ratios well in excess of minimum regulatory requirements. The declaration and amount of any future dividends to holders of our common stock or stock repurchases will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, applicable regulatory restrictions (including any restrictions that may be imposed in connection with the Separation), corporate law and contractual restrictions (including restrictions contained in the Bank Term Loan Facility and the GECC Term Loan Facility) and other factors that our board of directors deems relevant. However, any future payment of dividends or repurchases of our capital stock will be for the benefit of our holders of common stock, not the holders of our debt, and will reduce the amount of funds available to satisfy our indebtedness.

We rely significantly on dividends and other distributions and payments from the Bank for liquidity, including to pay our obligations under our indebtedness and other indebtedness as they become due, and federal law limits the amount of dividends and other distributions and payments that the Bank may pay to us. For example, OCC regulations limit the ability of savings associations to make distributions of capital, including payment of dividends, stock redemptions and repurchases, cash-out mergers and other transactions charged to the capital account. The Bank must obtain the OCC’s approval prior to making a capital distribution in certain circumstances, including if the Bank proposes to make a capital distribution when it does not meet certain capital requirements (or will not do so as a result of the proposed capital distribution) or certain net income requirements. In addition, the Bank must file a prior written notice of a planned or declared dividend or other distribution with the Federal Reserve Board. The Federal Reserve Board or the OCC may object to a capital distribution if, among other things, the Bank is, or as a result of such dividend or distribution would be, undercapitalized or the Federal Reserve Board or OCC has safety and soundness concerns. Additional restrictions on bank dividends may apply if the Bank fails the (QTL) test. The application of these restrictions on the Bank’s ability to pay dividends involves broad discretion on the part of our regulators. The Bank must also meet certain conditions to declare or pay a dividend under the Bank’s Operating Agreement with the OCC entered into in connection with its acquisition of the deposit business of MetLife. Limitations on the Bank’s payments of dividends and other distributions and payments that we receive from the Bank could reduce our liquidity and limit our ability to pay our obligations under our indebtedness. See “Item 1. Business—Regulation—Savings Association Regulation—Dividends and Stock Repurchases” and “—Activities.”

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively impacted by them. For example, in the United States, certain of our businesses are subject to the GLBA and implementing regulations and guidance. Among other things, the GLBA: (i) imposes certain limitations on the ability of financial institutions to share consumers’ nonpublic personal information with nonaffiliated third parties, (ii) requires that financial institutions provide certain disclosures to consumers about their information collection, sharing and security practices and affords customers the right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions) and (iii) requires financial institutions to develop, implement and maintain a written comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of customer information processed by the financial institution as well as plans for responding to data security breaches.

Moreover, various United States federal banking regulatory agencies, states and foreign jurisdictions have enacted data security breach notification requirements with varying levels of individual, consumer, regulatory and/or law enforcement notification in certain circumstances in the event of a security breach. Many of these requirements also apply broadly to our partners that accept our cards. In many countries that have yet to impose data security breach notification requirements, regulators have increasingly used the threat of significant sanctions and penalties by data protection authorities to encourage voluntary notification and discourage data security breaches.

Furthermore, legislators and/or regulators in the United States and other countries in which we operate are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer and/or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. In the United States, this includes increased privacy-related enforcement activity at the Federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer and/or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services (such as products or services that involve us sharing information with third parties or storing sensitive credit card information), which could materially and adversely affect our profitability. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory investigations and government actions, litigation, fines or sanctions, consumer or partner actions and damage to our reputation and our brand, all of which could have a material adverse effect on our business and results of operations.

Our use of third-party vendors and our other ongoing third-party business relationships are subject to increasing regulatory requirements and attention.

We regularly use third-party vendors and subcontractors as part of our business. We also have substantial ongoing business relationships with our partners and other third-parties. These types of third-party relationships are subject to increasingly demanding regulatory requirements and attention by our federal bank regulators (the Federal Reserve Board, the OCC and the FDIC) and our consumer regulator (the CFPB). Regulatory guidance requires us to enhance our due diligence, ongoing monitoring and control over our third-party vendors and subcontractors and other ongoing third-party business relationships, including with our partners. In certain cases we may be required to renegotiate our agreements with these vendors and/or their subcontractors to meet these enhanced requirements, which could increase our costs. We expect that our regulators will hold us responsible for deficiencies in our oversight and control of our third-party relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third-party vendors and subcontractors or other ongoing third-party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation.

Anti-money laundering and anti-terrorism financing laws could have significant adverse consequences for us.

We maintain an enterprise-wide program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the Patriot Act. This program includes policies, procedures, processes and other internal controls designed to identify, monitor, manage and mitigate the risk of money laundering or terrorist financing posed by our products, services, customers and geographic locale. These controls include procedures and processes to detect and report suspicious transactions, perform customer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. We cannot be sure our programs and controls will be effective to ensure our compliance with all applicable anti-money laundering and anti-terrorism financing laws and regulations, and our failure to comply could subject us to significant sanctions, fines, penalties and reputational harm, all of which could have a material adverse effect on our business, results of operations and financial condition.

As long as we are controlled by GECC for bank regulatory purposes, regulation and supervision of GECC could adversely affect us.

GECC is a regulated savings and loan holding company and therefore is subject to all of the regulation and supervision to which we are subject. Until the GE SLHC Deregistration, regulation and supervision of GECC as a savings and loan holding company may, for reasons related or unrelated to us, materially and adversely affect us, including restricting our ability to pay dividends or repurchase our stock, initiate or continue various business activities or practices, grow our assets or complete the Separation.

As a nonbank SIFI, GECC, our indirect parent company, is subject to enhanced prudential standards and regulation by the Federal Reserve Board. Nonbank SIFIs, such as GECC, currently are subject to some, but not all, of the enhanced prudential standards under the Dodd-Frank Act, such as resolution planning. The Federal Reserve Board has issued regulations implementing certain of the enhanced prudential standards of the Dodd-Frank Act for large bank holding companies and foreign banking organizations, but not for nonbank SIFIs. In connection with these regulations, the Federal Reserve Board has indicated that it will apply enhanced prudential standards to an individual nonbank SIFI, such as GECC, by rule or order. These standards are expected to include regulatory capital, capital planning, stress-testing, liquidity and governance requirements, as well as compliance with counterparty credit exposure limits, among others. Although the enhanced prudential standards currently applicable to GECC in its capacity as a nonbank SIFI do not have the effect of imposing direct regulatory obligations or restrictions on us, we cannot be certain that standards imposed by rule or order on GECC as a nonbank SIFI by the Federal Reserve Board in the future will not have the effect of directly or indirectly imposing obligations or restrictions on us so long as we are controlled by GECC for bank regulatory purposes and those could have a material adverse effect on our business, results of operations and financial condition. For example, capital plan and stress-testing requirements to which GECC may be made subject as a nonbank SIFI could affect, among other things, our ability to pay dividends or repurchase our stock, our ability to redeem our indebtedness or GECC’s ability to complete the Separation.

Risks Relating to Our Separation from GE

GE may not complete the Separation as planned or at all.

On November 15, 2013, GE announced that it planned a staged exit from our business, consistent with its strategy of reducing GECC’s percentage of GE’s total earnings and increasing GECC’s focus on its commercial lending and leasing businesses. The IPO was the first step in that exit. As a result of the IPO, GE currently beneficially owns 84.6% of our outstanding common stock.

GE has indicated that it currently is targeting to complete its exit from our business in late 2015 through the Separation. The Separation would be subject to various conditions, including receipt of any necessary bank regulatory and other approvals, the existence of satisfactory market conditions, and, in the case of a tax-free transaction, a private letter ruling from the IRS as to certain issues relating to, and an opinion of counsel confirming, the tax-free treatment of the transaction to GE and its stockholders. In addition, since GE’s exit from our business will not be completed until GE has obtained the GE SLHC Deregistration, GE’s willingness to proceed with the Separation may be conditioned on its obtaining the necessary determination by the Federal Reserve Board that the GE SLHC Deregistration is effective (i.e., that, following the Separation, GE, along with GECC and GECFI, no longer controls us and therefore GE, GECC and GECFI are released from savings and loan holding company registration).

The conditions related to the Separation and the GE SLHC Deregistration may not be satisfied in late 2015 or thereafter, or GE may decide for any other reason not to consummate the Separation in late 2015 or thereafter. Also, satisfying the conditions related to the Separation and the GE SLHC Deregulation may require actions that GE has not anticipated. Any delay by GE in completing, or uncertainty about its ability or intent to complete, the Separation and the GE SLHC Deregistration on the planned timetable and the contemplated terms (including at the contemplated capital and liquidity levels), or at all, could have a material adverse effect on our business.

If GE is unable to obtain the GE SLHC Deregistration, it will continue to have significant control over us.

If the GE SLHC Deregistration is not obtained (and until it is obtained), GE will continue to have significant control over us. GE’s degree of control will depend on, among other things, its level of ownership of our common stock, the number of persons it is entitled to designate for nomination for election to our board of directors under the master agreement that we entered into with GECC and, for limited purposes only, GE, prior to the completion of the IPO (the “Master Agreement”) and the requirement under the Master Agreement that we obtain GECC’s prior written approval before undertaking (or permitting or authorizing the Bank or any of our other subsidiaries to undertake) various significant corporate actions. This may mean that GE, through GECC, may not always exercise control of us in a way that benefits our public stockholders or noteholders. Conflicts of interest may arise between us and GE and GECC that could be resolved in a manner unfavorable to us. We will also continue to be subject to the regulation and supervision applicable to GE, GECC and companies under their control, and such regulation and supervision may, for reasons related or unrelated to us, adversely affect us until the GE SLHC Deregistration is obtained. All of the foregoing could have a material adverse effect on us. See “—GE has significant control over us and may not always exercise its control in a way that benefits our public stockholders or noteholders” and “—Risks Relating to Regulation—As long as we are controlled by GECC for bank regulatory purposes, regulation and supervision of GECC could adversely affect us.”

We need Federal Reserve Board approval to continue to be a savings and loan holding company following the GE SLHC Deregistration. We may not receive this approval in a timely manner or at all, and additional approval conditions beyond what we are anticipating may be imposed that prevent or delay the Separation or the GE SLHC Deregistration or require us to incur significant additional expense.

The Savings and Loan Holding Company Act generally requires Federal Reserve Board approval before a company acquires a savings association and becomes a savings and loan holding company. We were exempt from this requirement when we initially acquired the Bank and became a savings and loan holding company, because we were a subsidiary of GE, GECC and GECFI, existing savings and loan holding companies. We do not expect this exemption to continue to apply to us following the GE SLHC Deregistration. As a result, we will be required to file an application with, and receive approval from, the Federal Reserve Board to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration. See “Item 1. Business—Regulation—Savings and Loan Holding Company Regulation.”

We expect that the Federal Reserve Board will not act on our application to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration until, among other things, it has completed an in-depth review of our preparedness to operate on a standalone basis, independently of GE, and is satisfied with the results. We cannot predict when this review will begin but expect it will not begin until after we file our application. In connection with the Federal Reserve Board’s review and prior to our filing an application with the Federal Reserve Board to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration, we will continue to establish and expand our operations and infrastructure and take other steps to allow us to operate as a fully standalone public company, independently of GE. See “Item 1. Business—GE Ownership and Our Separation from GE.”

Once the Federal Reserve Board begins its review of our preparedness to operate on a standalone basis, we cannot predict how long such review will take. We expect, however, that the review will require a considerable period of time. In addition, to obtain approval of our application to continue to be a savings and loan holding company and retain ownership of the Bank following the GE SLHC Deregistration, we may have to take additional actions beyond the significant operations and infrastructure expansion and other steps we are already planning. For example, we may have to increase our capital and liquidity levels beyond what we are anticipating; restrict our payment of dividends, or not make any payment of dividends, for a longer period than what we anticipate; make further changes to, among other things, our corporate governance, risk management, capital planning, treasury, information technology, compliance, regulatory, internal audit and other control operations and infrastructure; stop receiving any transitional services from GE; repay all related party debt owed to GECC; or further diversify our funding sources, such as by reducing the amount of our brokered deposits or increasing the amount of our unsecured debt beyond what we are anticipating. Those actions may involve significant additional expenses for us and require significant time to implement beyond what we now anticipate.

Even after taking any such actions, there is no assurance that our application to continue to be a savings and loan holding company following the GE SLHC Deregistration will be approved. The Federal Reserve Board will consider a range of factors and has significant discretion in reviewing our application, and its action on our application may be affected by circumstances we do not know or cannot predict at this time, including factors identified in the Federal Reserve Board’s in-depth review of us, changes in our current condition or changes in general economic and market conditions relevant to our operations. The Federal Reserve Board will also seek the views of the OCC and FDIC as regulators of the Bank, and their views may have a significant effect on the Federal Reserve Board’s action on the application. If the application is not approved, GE will not be able to obtain the GE SLHC Deregistration as currently planned. GE may be unwilling to proceed with the Separation unless or until it is able to obtain the GE SLHC Deregistration.

Even if our application is approved, we cannot be certain when such approval will be granted, or what conditions or restrictions, if any, will be imposed for such approval. The Federal Reserve Board’s approval could include conditions or restrictions that are more onerous than those generally applicable to savings and loan holding companies and that require additional actions or impose additional limitations beyond those we may already have taken or assumed in order to obtain approval and achieve the Separation as described above. Any such conditions or restrictions (including restrictions on our ability to pay dividends or repurchase our stock after the Separation) or additional required actions could be significant, involve significant additional expense for us and have a material adverse effect on our business, results of operations and financial condition. GE’s ability or willingness to proceed with the Separation as currently planned could be affected by the nature and effect of any such conditions, restrictions or additional required actions.

Prior to the Separation and the GE SLHC Deregistration, we need to establish and significantly expand many aspects of our operations and infrastructure, and our failure to do so in a timely manner, within anticipated costs and without disrupting our ongoing business, could have a material adverse effect on our business and results of operations and could delay or prevent the Separation and the GE SLHC Deregistration.

Although historically we have operated as a largely standalone business within GECC with our own sales, marketing, risk management, operations, collections, customer service and compliance functions, we need to establish and significantly expand many aspects of our operations and infrastructure prior to the Separation to enable us to operate as a standalone public company after our transitional services with GE terminate (for most services, within 24 months after August 5, 2014, the IPO completion date) and to enable GE to obtain the GE SLHC Deregistration in connection with the Separation or thereafter. The operations and infrastructure to be established or expanded relate to, among other areas, corporate governance, risk management, capital planning, treasury, information technology, compliance, regulatory, internal audit and other control operations and infrastructure.

Establishing and expanding our operations and infrastructure will involve substantial costs, the hiring and integration of a large number of new employees (including a number at senior levels), and integration of the new and expanded operations and infrastructure with our existing operations and infrastructure, and in some cases, the operations and infrastructure of our partners and other third parties. It will also require significant time and attention from our senior management and others throughout the Company, in addition to their day-to-day responsibilities running the business. We expect that our operations and infrastructure will need to be more extensive and robust in many respects than those currently in place at our Company and GECC. We cannot be sure we will be able to establish and expand the operations and infrastructure to the extent required, in the time, or at the costs, anticipated, and without disrupting our ongoing business operations in a material way, all of which could have a material adverse effect on our business and results of operations. Moreover, we do not expect that the Federal Reserve Board will act on our application to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration until, among other things, it has completed an in-depth review of our preparedness to operate on a standalone basis, which we expect to involve a review of our operations and infrastructure. As a result, delays in establishing and expanding our operations and infrastructure may delay the review of our preparedness by the Federal Reserve Board, which could delay the Separation and the GE SLHC Deregistration. Moreover, the Federal Reserve Board may require substantial additions or changes to our operations and infrastructure, including the operations and infrastructure we anticipate adding, all of which could significantly increase our costs and further delay the Separation and the GE SLHC Deregistration. See “—GE may not complete the Separation as planned or at all.”

Even if the GE SLHC Deregistration is obtained, we also will need Federal Reserve Board agreement that we meet the criteria for a savings and loan holding company to be treated as a financial holding company, and we cannot be certain the Federal Reserve Board will provide such agreement or what additional conditions or restrictions it may impose if it does so.

We currently are a grandfathered unitary savings and loan holding company, but do not expect to continue to qualify as such a grandfathered unitary savings and loan holding company following the GE SLHC Deregistration. As a result, in connection with our application to continue to be a savings and loan holding company, we will need to submit to the Federal Reserve Board a request to become a financial holding company in order to engage in activities that are permissible only for savings and loan holding companies that are treated as financial holding companies (including to continue to obtain financing through our securitization programs).

We believe that we will meet the criteria for a savings and loan holding company to be treated as a financial holding company. However, we cannot assure you that the Federal Reserve Board will agree, or that the Federal Reserve Board will not, in order for us to be treated as a financial holding company, impose additional conditions or restrictions, which may be similar to or different from those otherwise imposed in connection with the Separation. GE’s ability or willingness to proceed with the Separation as currently planned could be affected by the nature of any such conditions or restrictions required by the Federal Reserve Board in order for us to be treated as a financial holding company.

The IPO and Separation could adversely affect our business and profitability due to GE’s strong brand and reputation.

As a subsidiary of GE, we historically have marketed many of our products using the “GE” brand name and logo, and we believe the association with GE has provided many benefits, including:

•	a world-class brand associated with trust, integrity and longevity;

•	perception of high-quality products and services;

•	strong capital base and financial strength;

•	preferred status among our partners, customers and employees; and

•	established relationships with bank and other regulators.

The IPO and the Separation could adversely affect our ability to attract and retain partners. We may be required to provide more favorable pricing and other terms to our partners and take other action to maintain our relationship with existing, and attract new, partners, all of which could have a material adverse effect on our business, financial condition and results of operations.

Although we do not expect a material loss of customers or usage following the IPO or the Separation (or more difficulty attracting new customers and increasing their usage) because our product will continue to be closely associated with our partners and their brands, we cannot be sure this will be the case. In addition, although our capital at the Bank was increased in connection with the IPO and the customer-facing aspects of our business will remain largely unchanged following the IPO and the Separation, we cannot be sure that we will not lose deposits or have more difficulty attracting new deposits following the IPO or the Separation because of depositor concerns that we will no longer be part of GE and benefitting from its brand and financial strength.

We cannot predict the effect that the IPO and the Separation will have on our partners, customers, depositors or employees. The risks relating to the IPO and the Separation could materialize at various times, including:

•	now that GE’s beneficial ownership in our common stock has decreased to 84.6%;

•	when GE reduces its ownership in our common stock to a level below 50%; and

•	when we cease using the GE name and logo in our sales and marketing materials, particularly when we deliver notices to partners, customers and depositors that our name and the name of the Bank and some of our other subsidiaries will change.

We will have the right to use the GE brand name and logo for only a limited period of time and if we fail to establish a new, independently recognized brand name, we could be adversely affected.

In March 2014 we changed our corporate name to “SYNCHRONY FINANCIAL” and in June 2014 the Bank changed its corporate name to “Synchrony Bank,” although we, the Bank and our other subsidiaries may continue to use the GE brand name and logo in marketing our products and services for a limited period of time. Pursuant to a transitional trademark license agreement, GE granted us the right to use certain “GE,” “GE Capital,” “GE Capital Retail Bank,” “GE Money” and “GECAF” marks and related GECAF logos and the GE monogram in connection with our products and services until such time as GE ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions (e.g., we generally will have a right to use those marks and related logos and the monogram on our credit cards for a period of three and a half years after the completion of the IPO). Development of a new brand is an expensive, uncertain and long-term process. When our right to use the GE brand name and logo expires, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to our new brand in a timely manner, our reputation among, and relationship with, our partners, customers, depositors and employees could be adversely affected.

The terms of our arrangements with GE may be more favorable than we will be able to obtain from an unaffiliated third party. We may be unable to replace the services GECC provides us in a timely manner or on comparable terms.

We and GECC have entered into a Transitional Services Agreement (as defined under “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC—Transitional Services Agreement”), and other agreements. Pursuant to the Transitional Services Agreement, GECC and its affiliates agreed to provide us with transitional services after the IPO, including treasury, payroll, tax and other financial services, human resources and employee benefits services, information systems and network access, application and support related services, and procurement and sourcing support.

We negotiated these arrangements with GECC in the context of a parent-subsidiary relationship. Although GECC is contractually obligated to provide us with services during the term of the Transitional Services Agreement, we cannot assure you that these services will be sustained at the same level after the expiration of that agreement, or that we will be able to replace these services in a timely manner or on comparable terms. When GECC ceases to provide services pursuant to those arrangements, our costs of procuring those services from third parties may increase. Other agreements with GE and GECC also govern the relationship between us and GE after the IPO and provide for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to the IPO. They also contain terms and provisions that may be more favorable than terms and provisions we might have obtained in arm’s length negotiations with unaffiliated third parties. See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC.”

GE has significant control over us and may not always exercise its control in a way that benefits our public stockholders or noteholders.

As a result of the IPO, GE currently beneficially owns 84.6% of our outstanding common stock and has indicated that it intends to divest its remaining interest in us. However, so long as GE continues to beneficially own more than 50% of our outstanding voting stock, GE generally will be able to determine the outcome of corporate actions requiring stockholder approval, GE will have the voting power to elect the board of directors and GE will have significant influence over, and in some cases, the right to approve certain compensation paid to our executive officers.

The Master Agreement gives GECC certain significant rights until such time, if any, as the GE SLHC Deregistration occurs. Some of GECC’s rights under the Master Agreement will not terminate until the GE SLHC Deregistration occurs, and therefore it is possible that GE will exercise some or all of such rights at a time when it does not own any of our common stock. Under the Master Agreement, GECC has the right to designate five persons for nomination for election to our nine-member board of directors so long as GE beneficially owns more than 50% of our outstanding common stock and to designate a lesser number as GE’s percentage ownership decreases until the GE SLHC Deregistration. In addition, subject to certain exceptions and ownership thresholds, until the GE SLHC Deregistration, we will be required to obtain GECC’s prior written approval before undertaking (or permitting or authorizing the Bank or any of our other subsidiaries to undertake) various significant corporate actions. These include (subject to certain agreed exceptions):

•	consolidating or merging with or into any person or, subject to certain exceptions, permitting any subsidiary to merge with or into any person;

•	acquiring control of a bank or savings association or making any other acquisition of assets or equity for a price (including assumed debt) in excess of $500 million (other than acquisitions of receivables portfolios in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the general threshold will be increased to $1 billion and the threshold for acquisitions of receivables portfolios in the ordinary course of business will be increased to $2 billion;

•	disposing of assets or securities in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $500 million (other than dispositions among us and our affiliates, issuances of asset backed securitization debt to maintain the aggregate level of borrowing capacity we had at the time of the IPO and dispositions of receivables in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the general threshold will be increased to $1 billion and the threshold for disposition of receivables portfolios in the ordinary course of business will be increased to $2 billion;

•	incurring or guaranteeing debt that would reasonably be expected to result in a downgrade of our publicly issued debt below specified ratings at the time of the IPO;

•	dissolving, liquidating, or winding up our Company;

•	altering, amending, terminating or repealing, or adopting any provision inconsistent with, the provisions of our certificate of incorporation or our bylaws;

•	adopting or implementing any stockholder rights plan or similar takeover defense measure;

•	declaring or paying any dividend or other distribution in respect of our common stock;

•	repurchasing our common stock, subject to certain exceptions;

•	entering into a new principal line of business or entering into business outside of the United States and Canada; or

•	establishing an executive committee of our board of directors.

GE’s interests may differ from your interests and the interests of our stockholders, and therefore actions GE takes with respect to us, as a controlling or significant stockholder or under the Master Agreement, may not be favorable to you or our stockholders.

As long as GE owns a majority of our common stock, we will rely on certain of the exemptions from the corporate governance requirements of the NYSE available for “controlled companies”.

We are a “controlled company” within the meaning of the corporate governance listing standards of the New York Stock Exchange (“NYSE”) because GE continues to own more than 50% of our outstanding common stock. A “controlled company” may elect not to comply with certain corporate governance requirements of the NYSE. Consistent with this, the Master Agreement provides that, so long as we are a “controlled company,” we will elect not to comply with the requirements to have a majority of independent directors or to have the Nominating and Corporate Governance and Management Development and Compensation Committees of our board of directors consist entirely of independent directors. Six of our nine directors, including one member of the board of directors’ Nominating and Corporate Governance Committee and one member of the board of directors’ Management Development and Compensation Committee, do not qualify as “independent directors” under the applicable listing standards of the NYSE. As a result, you will not benefit from certain of the protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our historical combined and pro forma financial information do not reflect the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

The historical combined and pro forma financial information included in this report does not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented and may not be a reliable indicator of our future results. The pro forma financial information depends on various assumptions that may be incorrect. For example, the pro forma financial information does not give effect to or make any adjustment for various factors including anticipated increases in our operating expense as a result of the IPO and increases in payments under recently extended program agreements.

In addition, the historical combined and pro forma financial information does not reflect the impact of any conditions or restrictions that may be imposed by the Federal Reserve Board in connection with the GE SLHC Deregistration and the Separation, including requiring higher capital or liquidity levels or restricting our business activities or growth. Accordingly, our historical combined and pro forma financial information should not be relied upon as representative or indicative of what our financial condition or results of operations would have been had the Transactions (as defined in “Item 2. Financial Information”) occurred on the dates indicated. This information also should not be relied upon as representative or indicative of our future financial condition, results of operations or cash flows. For additional information relating to our historical combined and pro forma financial information, see “Item 2. Financial Information—Selected Historical and Pro Forma Financial Information.”

The obligations associated with being a public company will require significant resources and management attention.

As a result of the IPO, we became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and SEC rules under that act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act and SEC rules thereunder require, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. We have established all of the procedures and practices required as a subsidiary of GE but we will have additional procedures and practices to establish as a separate, standalone public company. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Furthermore, the need to establish the corporate infrastructure necessary for a standalone public company may divert some of management’s attention from operating our business and implementing our strategy. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

The Sarbanes-Oxley Act and SEC rules require annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC, and, in the annual report for the next succeeding year, a report by our independent auditors addressing such assessments. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and the trading prices of our securities.

GE could engage in business and other activities that compete with us.

GE has agreed that, subject to certain exceptions, for two years after the GE SLHC Deregistration, it will not engage in the business of providing credit to consumers through: (i) private label credit cards or dual cards in conjunction with programs with retailers, merchants or healthcare providers primarily for the purchase of goods and services from the applicable retailer, merchant or healthcare provider or (ii) general purpose credit cards, in each case, in the United States and Canada. See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC—Master Agreement—Noncompetition agreement.” Our certificate of incorporation provides that, other than that non-compete agreement and any other contractual provisions to the contrary, GE will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our partners, customers or vendors.

GE has significant financial services businesses, including owning a bank that takes deposits (in addition to the Bank), providing consumer financing outside the United States and Canada (including private label credit cards) and providing commercial financing (including inventory, floorplan and other financing to small and medium-sized businesses). GE continues to engage in these businesses. To the extent that GE engages in the same or similar business activities or lines of business as us, or engages in business with any of our partners, customers or vendors, our ability to successfully operate and expand our business may be hampered.

Conflicts of interest may arise between us and GE that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between us and GE in a number of areas relating to our past and ongoing relationships. Five of our directors are officers of GE and/or GECC. These directors and many of our senior executive officers also own GE stock and options to purchase GE stock, and all of them participate in GE pension plans. Ownership interests of our directors or officers in GE stock, or service as both a director of our Company and a director, officer and/or employee of GE and/or GECC, could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies. These potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, matters arising with respect to the Master Agreement and other agreements with GE, employee retention or recruiting, or our dividend policy.

The corporate opportunity policy set forth in our certificate of incorporation addresses certain potential conflicts of interest between our Company, on the one hand, and GE and its officers who are directors of our Company, on the other hand. Although these provisions are designed to resolve certain conflicts between us and GE fairly, we cannot assure you that any conflicts will be so resolved.

If GE distributes our stock to its stockholders in exchange for its common stock in a transaction that is intended to be tax-free to GE, we could have a material indemnification obligation to GE under the TSSA if we cause the distribution or certain related preliminary internal transactions to fail to qualify for tax-free treatment or in the case of certain significant transfers of our stock following such distribution.

GE has indicated that it currently intends to complete its exit from its investment in us by making a distribution of all of its remaining shares of our stock to its stockholders in exchange for GE’s common stock in a transaction that would be designed to qualify for tax-free treatment to GE and its stockholders under Section 355 of the Internal Revenue Code (the “Code”). Completion by GE of any such distribution is conditioned on, among other things, a private letter ruling from the IRS regarding certain issues relating to, and an opinion from tax counsel confirming, the tax-free treatment under Section 355 of the Code of the distribution and the tax-free treatment of a series of preliminary transactions that would be required prior to implementing the distribution. The IRS ruling and the opinion of tax counsel will rely on certain facts, assumptions, representations and undertakings from GE and us regarding the past and future conduct of GE’s and our businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not otherwise satisfied, GE may not be able to rely on the IRS ruling or the opinion of tax counsel. Accordingly, notwithstanding the IRS ruling and the opinion of tax counsel, the IRS could determine that the distribution (or any of the preliminary transactions) is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of GE or us after the distribution. If the distribution (or any of the preliminary transactions) is determined to be taxable, GE could incur significant tax liabilities, and under the tax sharing and separation agreement (the “TSSA”) we entered into with GE at the completion of the IPO, we may be required to indemnify GE for any such liabilities if the liability is caused by any action or inaction undertaken by us following the completion of the IPO or as a result of any direct or indirect transfers of our stock following the distribution.

In order to preserve the tax-free status of the distribution and the preliminary transactions to GE, the TSSA includes a provision generally prohibiting us from taking action after the completion of the IPO that would cause the distribution (or the preliminary transactions) to become taxable. As a result, and given our indemnity obligation to GE under the TSSA for tax liabilities incurred by GE as a result of a breach of these provisions by us or as a result of any direct or indirect transfers of our stock following the distribution, we may be required to forgo certain significant transactions that would otherwise have been advantageous to us for a period of time following the distribution, such as certain dispositions of our assets or issuances of our stock. For a discussion of the TSSA, see “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC—Tax Sharing and Separation Agreement.”

ITEM 2. FINANCIAL INFORMATION.

Selected Historical and Pro Forma Financial Information

The following tables set forth selected historical consolidated, combined and unaudited pro forma financial information. The selected historical consolidated and combined financial information at and for the nine months ended September 30, 2014 and 2013 is unaudited and has been derived from our unaudited historical consolidated and combined financial statements included elsewhere in this report. The selected historical combined financial information at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011 has been derived from our historical combined financial statements, which have been audited by KPMG LLP and are included elsewhere in this report. The selected historical combined financial information at December 31, 2011, 2010 and 2009, and for the years ended December 31, 2010 and 2009 is unaudited and has been derived from our historical combined financial information not included in this report. The selected unaudited pro forma financial information for the nine months ended September 30, 2014 and for the year ended December 31, 2013 is unaudited and has been derived from our unaudited pro forma financial statements. You should read this information in conjunction with the information under “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical condensed consolidated and/or combined financial statements and the related notes thereto, which are included elsewhere in this report.

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business subsequently were transferred to Synchrony.

For all periods prior to June 30, 2014, the Company’s financial statements were prepared on a combined basis. All remaining assets of our business were transferred from GECC and its subsidiaries to Synchrony by the end of the second quarter of 2014. As a result, the Company’s financial statements have been prepared on a consolidated basis beginning June 30, 2014. Under this basis of presentation, our financial statements consolidate all of our subsidiaries, i.e., entities in which we have a controlling financial interest, most often because we hold a majority voting interest. All periods subsequent to June 30, 2014 are also presented in this report on a consolidated basis.

We have prepared our historical combined financial statements as if Synchrony had conducted GE’s North American retail finance business throughout all relevant periods. Our historical combined financial information and statements include the assets, liabilities and operations of GE’s North American retail finance business.

The unaudited pro forma information set forth below reflects our historical consolidated and combined financial information, as adjusted to give effect to the following transactions (the “Transactions”) as if each had occurred at January 1, 2013:

•	issuance of 128.5 million shares of our common stock in the IPO at an initial public offering price of $23.00 per share and offering expenses payable by us;

•	repayment of all outstanding related party debt in the amount of $8.0 billion owed to GECC and its affiliates at the closing of the IPO (“Outstanding Related Party Debt”);

•	entering into of, and costs associated with, the Bank Term Loan Facility and the GECC Term Loan Facility and the partial repayment of each facility with a portion of the net proceeds from the public offering of $3.6 billion aggregate principal amount of the Existing Notes;

•	completion of, and offering expenses payable by us in connection with, the Existing Notes offering;

•	investment in liquid assets to further increase the size of our liquidity portfolio consistent with our liquidity and funding policies; and

•	issuance of a founders’ grant of restricted stock units (“RSUs”) and stock options to certain employees under the Synchrony 2014 Long-Term Incentive Plan.

The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations.

The unaudited pro forma information below is based upon available information and assumptions that we believe are reasonable, that reflect the expected impacts of events that are directly attributable to the Transactions, that are factually supportable and, in connection with earnings information, that are expected to have a continuing impact on us.

In connection with the IPO, we entered into a number of arrangements with GE governing the Separation and a variety of transition matters. Except as described in the notes above, we have not reflected any adjustments for the estimated effects of these arrangements, which are described under “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Separation from GE and Related Financial Arrangements.”

In addition to the pro forma adjustments to our historical consolidated and combined financial statements, various other factors will have an effect on our financial condition and results of operations, including those discussed under “Item 1A. Risk Factors” and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

For information with respect to certain items that are not reflected in the pro forma financial information, see notes (b) and (g) to the unaudited pro forma financial information below.

Condensed Consolidated and Combined Statements of Earnings Information

	Pro Forma	Historical		Pro Forma	Historical(1)
	Nine Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,	Years Ended December 31,
($ in millions, except per share data)	2014	2014	2013	2013	2013	2012	2011	2010(2)	2009
Interest income	$8,982	$8,982	$8,276	$11,313	$11,313	$10,309	$9,141	$8,760	$4,636
Interest expense	750	640	554	958	742	745	932	1,094	830

Net interest income	8,232	8,342	7,722	10,355	10,571	9,564	8,209	7,666	3,806
Retailer share arrangements	(1,877)	(1,877)	(1,711)	(2,373)	(2,373)	(1,984)	(1,428)	(989)	(799)

Net interest income, after retailer share arrangements	6,355	6,465	6,011	7,982	8,198	7,580	6,781	6,677	3,007
Provision for loan losses	2,120	2,120	2,254	3,072	3,072	2,565	2,258	3,151	2,883

Net interest income, after retailer share arrangements and provision for loan losses	4,235	4,345	3,757	4,910	5,126	5,015	4,523	3,526	124
Other income	323	323	370	500	500	484	497	481	2,550
Other expense	2,150	2,135	1,677	2,511	2,484	2,123	2,010	1,978	1,979

Earnings before provision for income taxes	2,408	2,533	2,450	2,899	3,142	3,376	3,010	2,029	695
Provision for income taxes	908	955	914	1,072	1,163	1,257	1,120	760	294

Net earnings	$1,500	$1,578	$1,536	$1,827	$1,979	$2,119	$1,890	$1,269	$401

Weighted average shares outstanding (in millions)

	Pro Forma	Historical		Pro Forma	Historical(1)
	Nine Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,	Years Ended December 31,
($ in millions, except per share data)	2014	2014	2013	2013	2013	2012	2011	2010(2)	2009
Basic	834	731	705	834	N/A	N/A	N/A	N/A	N/A
Diluted	835	731	705	834	N/A	N/A	N/A	N/A	N/A

Earnings per share
Basic	$1.80	$2.16	$2.18	$2.19	N/A	N/A	N/A	N/A	N/A
Diluted	1.80	2.16	2.18	2.19	N/A	N/A	N/A	N/A	N/A

Condensed Consolidated and Combined Statements of Financial Position Information

	Historical	Historical
	At September 30,	At December 31,
($ in millions)	2014	2013	2012	2011(1)	2010(2)	2009
Assets:
Cash and equivalents	$14,808	$2,319	$1,334	$1,187	$219	$572
Investment securities	325	236	193	198	116	7,261
Loan receivables	56,767	57,254	52,313	47,741	45,230	22,912
Allowance for loan losses	(3,102)	(2,892)	(2,274)	(2,052)	(2,362)	(1,654)
Loan receivables held for sale	1,493	—	—	—	—	—
Goodwill	949	949	936	936	938	938
Intangible assets, net	449	300	255	252	227	396
Other assets	1,780	919	705	1,853	4,438	7,163
Assets of discontinued operations	—	—	—	—	1,847	3,092

Total assets	$73,469	$59,085	$53,462	$50,115	$50,653	$40,680

Liabilities and Equity:
Total deposits	$32,689	$25,719	$18,804	$17,832	$13,798	$11,609
Total borrowings	27,584	24,321	27,815	25,890	30,936	18,069
Accrued expenses and other liabilities	3,255	3,085	2,261	2,065	1,600	6,192
Liabilities of discontinued operations	—	—	—	—	13	6

Total liabilities	63,528	53,125	48,880	45,787	46,347	35,876

Total equity	9,941	5,960	4,582	4,328	4,306	4,804

Total liabilities and equity	$73,469	$59,085	$53,462	$50,115	$50,653	$40,680

(1)	In 2011, we completed the sale of a discontinued business operation. See Note 3. Acquisition and Dispositions to our combined financial statements. The selected earnings information presented above is of continuing operations.
(2)	On January 1, 2010, we adopted FASB Accounting Standards Codification (“ASC”) Topic 810, Consolidation, and began consolidating our securitization entities. In 2009, we recognized gains on the sale of loan receivables to the securitization entities and earnings on retained interests which are included in other income within our Combined Statements of Earnings. The adoption of ASC 810, Consolidation on January 1, 2010 resulted in an increase to our total assets of $13.8 billion and an increase to our total liabilities of $15.2 billion. The increase in total assets primarily included an increase in loan receivables of $24.0 billion, but was partially offset by an increase in the allowance for loan losses of $1.6 billion and a decrease in investment securities of $7.2 billion. The increase in total liabilities primarily included an increase in borrowings of $18.8 billion.

Other Financial and Statistical Data

	Pro Forma(1)	Historical		Pro Forma(1)	Historical
	At and for the Nine Months Ended September 30,	At and for the Nine Months Ended September 30,		At and for the Year Ended December 31,	At and for the Years Ended December 31,
($ in millions, except per account data)	2014	2014	2013	2013	2013	2012	2011
Financial Position Data (Average):
Loan receivables, including held for sale	$56,238	$56,238	$51,488	$52,407	$52,407	$47,549	$44,131
Total assets	$69,082	$63,332	$55,235	$62,491	$56,184	$49,905	$46,218
Deposits	$29,058	$29,058	$21,483	$22,911	$22,911	$17,514	$15,442
Borrowings	$27,334	$23,845	$25,462	$28,684	$25,209	$25,304	$24,687
Total equity	$9,546	$7,157	$5,193	$8,112	$5,121	$4,764	$4,009

Selected Performance Metrics:
Purchase volume(2)	$73,068	$73,068	$66,856	$93,858	$93,858	$85,901	$77,883
Retail Card	$58,736	$58,736	$53,540	$75,739	$75,739	$69,240	$62,663
Payment Solutions	$9,028	$9,028	$8,249	$11,360	$11,360	$10,531	$9,798
CareCredit	$5,304	$5,304	$5,067	$6,759	$6,759	$6,130	$5,422
Average active accounts (in thousands)(3)	59,394	59,394	55,523	56,253	56,253	53,021	51,313
Net interest margin(4)	16.10%	17.80%	18.74%	16.54%	18.78%	19.69%	18.40%
Net charge-offs	$1,910	$1,910	$1,736	$2,454	$2,454	$2,343	$2,560
Net charge-offs as a % of average loan receivables, including held for sale	4.57%	4.57%	4.52%	4.68%	4.68%	4.93%	5.80%
Allowance coverage ratio(5)	5.46%	5.46%	5.24%	5.05%	5.05%	4.35%	4.30%
Return on assets(6)	2.9%	3.4%	3.7%	2.9%	3.5%	4.2%	4.1%
Return on equity(7)	21.2%	29.7%	39.7%	22.5%	38.6%	44.5%	47.1%
Equity to assets(8)	13.82%	11.30%	9.40%	12.98%	9.11%	9.55%	8.67%
Other expense as a % of average loan receivables, including held for sale	5.15%	5.11%	4.37%	4.79%	4.74%	4.46%	4.55%
Efficiency ratio(9)	32.2%	31.5%	26.3%	29.6%	28.6%	26.3%	27.6%
Effective income tax rate	37.7%	37.7%	37.3%	37.0%	37.0%	37.2%	37.2%

Selected Period End Data:
Total loan receivables	$56,767	$56,767	$53,265	$57,254	$57,254	$52,313	$47,741
Allowance for loan losses	$3,102	$3,102	$2,792	$2,892	$2,892	$2,274	$2,052
30+ days past due as a % of period-end loan receivables	4.26%	4.26%	4.32%	4.35%	4.35%	4.58%	4.94%
90+ days past due as a % of period-end loan receivables	1.85%	1.85%	1.83%	1.96%	1.96%	2.02%	2.18%
Total active accounts (in thousands)(3)	60,489	60,489	56,703	61,957	61,957	57,099	56,605

Capital Ratios(10):
Tier 1 common ratio		15.1%
Tier 1 risk-based capital ratio		15.1%
Total risk-based capital ratio		16.4%
Tier 1 leverage ratio(11)		12.2%

	Historical
	For the Nine Months Ended September 30,		For the Years Ended December 31,
($ in millions)	2014	2013	2013	2012	2011
Platform Revenue(12)
Total:
Interest and fees on loans	$8,964	$8,263	$11,295	$10,300	$9,134
Other income	323	370	500	484	497
Retailer share arrangements	(1,877)	(1,711)	(2,373)	(1,984)	(1,428)

Platform revenue	$7,410	$6,922	$9,422	$8,800	$8,203

Retail Card:
Interest and fees on loans	$6,635	$6,083	$8,317	$7,531	$6,536
Other income	266	306	419	400	377
Retailer share arrangements	(1,844)	(1,680)	(2,331)	(1,943)	(1,378)

Platform revenue	$5,057	$4,709	$6,405	$5,988	$5,535

Payment Solutions:
Interest and fees on loans	$1,156	$1,107	$1,506	$1,441	$1,389
Other income	23	32	36	40	60
Retailer share arrangements	(30)	(27)	(36)	(35)	(43)

Platform revenue	$1,149	$1,112	$1,506	$1,446	$1,406

CareCredit:
Interest and fees on loans	$1,173	$1,073	$1,472	$1,328	$1,209
Other income	34	32	45	44	60
Retailer share arrangements	(3)	(4)	(6)	(6)	(7)

Platform revenue	$1,204	$1,101	$1,511	$1,366	$1,262

(1)	The unaudited pro forma financial information for Financial Position Data (Average) and Selected Performance Metrics give effect to the Transactions as if they had occurred at January 1, 2013 for amounts calculated using average financial position data.
(2)	Purchase volume, or net credit sales, represents the aggregate amount of charges incurred on credit cards or other credit product accounts less returns during the period. Purchase volume includes activity related to our portfolio classified as held for sale.
(3)	Active accounts represent credit card or installment loan accounts on which there has been a purchase, payment or outstanding balance in the current month. Open accounts represent credit card or installment loan accounts that are not closed, blocked or more than 60 days delinquent.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Allowance coverage ratio represents allowance for loan losses divided by total end-of-period loan receivables.
(6)	Return on assets represents net earnings as a percentage of average total assets.
(7)	Return on equity represents net earnings as a percentage of average total equity.
(8)	Equity to assets represents average equity as a percentage of average total assets.
(9)	Efficiency ratio represents (i) other expense, divided by (ii) net interest income, after retailer share arrangements, plus other income.
(10)	Represent Basel I capital ratios calculated for the Company at September 30, 2014. At September 30, 2014, the Company had an estimated fully phased-in Basel III Tier 1 common ratio of 14.6%. The Company’s capital ratios are non-GAAP measures. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”
(11)	Tier 1 leverage ratio represents total tier 1 capital as a percentage of total leveraged assets.
(12)	Platform revenue is a non-GAAP measure. The table sets forth each component of our platform revenue for the periods presented. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—For the Nine Months Ended September 30, 2014 and 2013—Platform Analysis” and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—For the Years Ended December 31, 2013, 2012 and 2011—Platform Analysis.”

Unaudited Pro Forma Financial Information

Condensed Consolidated and Combined Statements of Earnings Information

	Nine months ended September 30, 2014
($ in millions, except per share data)	Historical	Pro Forma Adjustments	Notes	Pro Forma
Interest and fees on loans	$8,964	$—		$8,964
Interest on investment securities(a)	18	—		18

Total interest income	8,982	—		8,982

Interest on deposits	331	—		331
Interest on borrowings of consolidated securitization entities	158	—		158
Interest on third-party debt	46	172	(b)	218
Interest on related party debt	105	(62)	(b)/(c)	43

Total interest expense	640	110		750

Net interest income	8,342	(110)		8,232

Retailer share arrangements	(1,877)	—		(1,877)

Net interest income, after retailer share arrangements	6,465	(110)		6,355

Provision for loan losses	2,120	—		2,120

Net interest income, after retailer share arrangements and provision for loan losses	4,345	(110)		4,235

Other income	323	—		323
Other expense	2,135	15	(d)	2,150

Earnings (loss) before provision for income taxes	2,533	(125)		2,408

Provision for income taxes	955	(47)	(e)	908

Net earnings	$1,578	$(78)		$1,500

Weighted average shares outstanding (in millions)
Basic	731		(f)	834
Diluted	731		(f)	835

Earnings per share
Basic	$2.16		(f)	$1.80
Diluted	$2.16		(f)	$1.80

	Year ended December 31, 2013
($ in millions, except per share data)	Historical	Pro Forma Adjustments	Notes	Pro Forma
Interest and fees on loans	$11,295	$—		$11,295
Interest on investment securities(a)	18	—		18

Total interest income	11,313	—		11,313

Interest on deposits	374	—		374
Interest on borrowings of consolidated securitization entities	211	—		211
Interest on third-party debt	—	314	(b)	314
Interest on related party debt	157	(98)	(b)/(c)	59

Total interest expense	742	216		958

Net interest income	10,571	(216)		10,355

Retailer share arrangements	(2,373)	—		(2,373)

Net interest income, after retailer share arrangements	8,198	(216)		7,982

Provision for loan losses	3,072	—		3,072

Net interest income, after retailer share arrangements and provision for loan losses	5,126	(216)		4,910

Other income	500	—		500
Other expense	2,484	27	(d)	2,511

Earnings (loss) before provision for income taxes	3,142	(243)		2,899

Provision for income taxes	1,163	(91)	(e)	1,072

Net earnings	$1,979	$(152)		$1,827

Weighted average shares outstanding (in millions)
Basic			(f)	834
Diluted			(f)	834

Earnings per share
Basic			(f)	$2.19
Diluted			(f)	$2.19

Notes to unaudited pro forma financial information

(a)	Cash and equivalents reflects an increase in assets in our liquidity portfolio from $2.1 billion to $8.4 billion. We expect that our liquidity portfolio will consist of cash and equivalents (primarily in the form of deposits with the Federal Reserve Board), debt obligations of the U.S. Treasury, certain securities issued by U.S. government sponsored enterprises and other highly rated and highly liquid assets. We have assumed for purposes of this pro forma presentation that assets contained in the liquidity portfolio will consist entirely of cash and equivalents. Interest on investment securities includes interest on interest-earning cash and equivalents. We estimate that the additional cash and equivalents in this liquidity portfolio would have generated incremental interest income of $14 million for the year ended December 31, 2013 and $8 million for the nine months ended September 30, 2014 (for the period prior to the closing of the IPO), assuming an interest rate of 0.22% per annum. This incremental interest income is not reflected in the unaudited pro forma financial information. An increase (decrease) in the interest rate of 0.125% would increase (decrease) this estimate by $8 million for the year ended December 31, 2013.

(b)	Reflects an adjustment to record $12.5 billion of new borrowings in connection with the IPO, additional borrowing commitments and related interest expense at a weighted average interest rate of 2.8% per annum, as follows:

(1)	In connection with the IPO, we entered into the $1.5 billion GECC Term Loan Facility with GECC ($0.1 billion of which was prepaid with a portion of the net proceeds from the Existing Notes offering).

(2)	In connection with the IPO, we entered into the $8.0 billion Bank Term Loan Facility with third-party lenders ($0.5 billion of which was prepaid with a portion of the net proceeds from the Existing Notes offering).

(3)	We issued $3.6 billion of Existing Notes in the Existing Notes offering.

(4)	We currently have an aggregate of approximately $5.6 billion of undrawn committed capacity from private lenders under two of our existing securitization programs, the commitment fees for which are included in the adjustment to interest expense.

On October 6, 2014, we subsequently prepaid an additional $750 million of the GECC Term Loan Facility with the proceeds of additional borrowings in the same amount under the Bank Term Loan Facility, the effect of which is not reflected in the unaudited pro forma financial information.

The unaudited pro forma financial information also includes an adjustment to record $67 million of deferred financing costs related to the Bank Term Loan Facility and the Existing Notes offering. The proceeds of the new borrowings were used to repay all Outstanding Related Party Debt, to increase our capital, to invest in liquid assets to increase the size of our liquidity portfolio, to pay fees and expenses related to the Transactions, and to be used for such additional uses as we may determine in the future.

An increase (decrease) in the weighted average interest rate of 0.125% per annum would increase (decrease) pro forma interest expense related to our new borrowings by $12 million for the nine months ended September 30, 2014 and $15 million for the year ended December 31, 2013.

(c)	Reflects the repayment of $8.0 billion of Outstanding Related Party Debt. The weighted average interest rate on the related party debt for the nine months ended September 30, 2014 (for the period prior to the closing of the IPO) and the year ended December 31, 2013 was 2.0% and 1.7% per annum, respectively.
(d)	Represents an estimated annual incremental compensation expense of $27 million related to the issuance of a founders’ grant of RSUs and stock options to a broad group of several hundred employees in connection with the IPO, with an estimated total grant date fair value of $107 million. The grant will be amortized over the four-year cliff vesting period.
(e)	Reflects an adjustment to record the tax impact of other pro forma earnings adjustments at a tax rate of 37.3%.
(f)	Basic and diluted earnings per share and the weighted average shares outstanding for the pro forma earnings per share calculation included in our unaudited pro forma Consolidated and Combined Statements of Earnings are calculated as follows:

	Nine Months Ended September 30, 2014		Year Ended December 31, 2013
(in millions except per share data)	Basic	Diluted	Basic	Diluted
Pro forma net earnings	$1,500	$1,500	$1,827	$1,827
Common stock	834	834	834	834
Restricted stock units	—	1	—	—
Stock options	—	—	—	—
Pro forma shares outstanding	834	835	834	834
Pro forma earnings per share	$1.80	$1.80	$2.19	$2.19

(g)	We have not reflected any adjustments in our unaudited pro forma financial information for the following:

(1)	GE and its subsidiaries, including GECC, historically have provided a variety of services to us, including direct costs associated with services provided directly to us and indirect costs related to GE corporate overhead allocation and assessment. Prior to the completion of the IPO, we entered into a number of arrangements with GE governing the Separation and a variety of transition matters. We expect that GE will continue to provide us with some of the services related to certain functions on a transitional basis in exchange for agreed-upon fees, and we expect to incur other costs to replace the services and resources that will not be provided by GE. We currently expect to incur significant additional expenses to operate as a fully independent public company. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions—Increases in other expense to operate as a fully independent company” and “—Separation from GE and Related Financial Arrangements.”

(2)	We expect increased payments to partners under our recently extended retailer share arrangements and increased other expense, primarily marketing and other expenses dedicated to promoting the extended programs. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions—Increases in retailer share arrangement payments and other expense under extended program agreements.”

(3)	We will transition to our benefit plans under the employee matters agreement we entered into with GE prior to the completion of the IPO. Effective as of the date that GE ceases to own at least 50% of our outstanding common stock, our applicable U.S. employees will cease to participate in the GE plans and will participate in employee benefit plans established and maintained by us. For at least the one-year period following the date that GE ceases to own at least 50% of our outstanding common stock, we will maintain plans that will provide our employees with benefits that are comparable in the aggregate to the value of those benefits provided by the GE plans. See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC—Employee Matters Agreement” for further description of these matters.

(4)	Certain of our employees have historically been granted GE stock options and GE RSUs under GE’s 2007 Long-Term Incentive Plan, and as of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees at that time will vest. We have not reflected any adjustment for the expense related to the accelerated vesting of these awards as the date of vesting has not been determined and this expense would be non-recurring.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated and combined financial statements and related notes included elsewhere in this report. The discussion below contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. See “Cautionary Note Regarding Forward-Looking Statements.”

Introduction

Business Overview

We are one of the premier consumer financial services companies in the United States. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” During 2013, we financed $93.9 billion of purchase volume, and at December 31, 2013, we had $57.3 billion of loan receivables and 62.0 million active accounts. For the nine months ended September 30, 2014, we financed $73.1 billion of purchase volume, and at September 30, 2014, we had $56.8 billion of loan receivables and 60.5 million active accounts. For the year ended December 31, 2013, we had net earnings of $2.0 billion, representing a return on assets of 3.5%, and for the nine months ended September 30, 2014, we had net earnings of $1.6 billion, representing a return on assets of 3.4%. See “Item 2. Financial Information— Selected Historical and Pro Forma Financial Information” for return on assets, return on equity and equity to assets ratios.

We offer our credit products primarily through our wholly-owned subsidiary, the Bank. Through the Bank, we offer a range of direct and brokered deposit products insured by the FDIC. We are expanding our direct banking operations to increase our deposit base as a source of stable and diversified low cost funding for our credit activities. We had $32.7 billion in deposits at September 30, 2014.

Our Sales Platforms

We conduct our operations through a single business segment and offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit). Those platforms are organized by the types of products we offer and the partners we work with, and are measured on platform revenues, loan receivables, new accounts and other sales metrics. See “Item 1. Business – Our Sales Platforms.”

Our Credit Products

Through our platforms, we offer three principal types of credit products: credit cards, commercial credit products and consumer installment loans. See “Item 1. Business—Our Credit Products.”

Business Trends and Conditions

We believe our business and results of operations will be impacted in the future by various trends and conditions, including the following:

•	Growth in loan receivables and interest income. We believe continuing improvement in the U.S. economy and employment rates will contribute to an increase in consumer credit spending. In addition, we expect the use of credit cards to continue to increase versus other forms of payment such as cash and checks. We anticipate that these trends, combined with our marketing and partner engagement strategies, will contribute to growth in our loan receivables. In the near-to-medium term, we expect our total interest income to continue to grow, driven by the expected growth in average loan receivables. Our historical growth rates in loan receivables and interest income have benefitted from new partner acquisitions (including the significant portfolio acquisitions described in “—Description of Key Combined Statements of Earnings Line Items—Interest Income”), and therefore, if we do not continue to acquire new partners, replace the Retail Card programs that are not being extended or otherwise grow our business, our growth rates in loan receivables and interest income in the future will be lower than in recent periods. In addition, we do not expect to make any significant changes to customer pricing or merchant discount pricing in the near term, and therefore we expect yields generated from interest and fees on interest-earning assets will remain relatively stable.

•	Changing funding mix and increased funding costs. Our primary funding sources historically have included cash from operations, deposits (direct and brokered deposits), securitized financings and related party debt provided by GECC and its affiliates. In connection with the IPO, we have added third-party credit facilities and transitional funding from GECC as funding sources, as well as public unsecured debt financing. Over time, we expect to raise additional unsecured debt financing and significantly increase our level of direct deposits to repay, in advance of the Separation, all or a substantial portion of the transitional funding provided by GECC, increase liquidity levels and support growth in our business. We expect the following factors to impact our funding costs:

•	continued growth in our direct deposits as a source of stable and low cost funding;

•	the significant increase in the amount of debt outstanding to fund an increase in the size of our liquidity portfolio;

•	the changing mix in our funding sources, as historical related party debt was replaced by higher cost funding provided by third-party credit facilities, unsecured debt financing and transitional funding from GECC; and

•	a rising interest rate environment.

As a result of these factors, our funding costs in the aggregate have increased following the IPO. At September 30, 2014, our borrowings increased by approximately $4.6 billion compared to June 30, 2014 (prior to the IPO). Pro forma for the Transactions, for the year ended December 31, 2013, our interest expense would have increased by $216 million, and our cost of funds would have increased from 1.6% to 1.9% per annum, and for the nine months ended September 30, 2014, our interest expense would have increased by $110 million, and our cost of funds would have increased from 1.6% to 1.8% per annum. See “—Selected Historical and Pro Forma Financial Information—Unaudited Pro Forma Financial Information.”

•	Extended duration of program agreements. Since January 1, 2012, we have extended the duration of 22 of our 40 largest program agreements with a new expiration date in 2016 or beyond. These extended program agreements represented, in the aggregate, 62.5% of our total platform revenue for the year ended December 31, 2013 and 66.1% of our total loan receivables (including loan receivables held for sale) at September 30, 2014. As a result, we expect to continue to benefit from these programs on a long-term basis as indicated by the following expiration schedule, which indicates for each period the number of programs scheduled to expire and the platform revenue and loan receivables that these programs accounted for at the dates and for the periods indicated.

	Scheduled Program Expiration
($ in millions)	2014-15	2016	2017	2018	2019	2020	2021 and beyond
40 largest programs(1)	3	7	4	8	4	3	6
Platform revenue (for the year ended December 31, 2013)	$176	$551	$387	$691	$1,478	$1,161	$2,371
Loan receivables (at September 30, 2014)	$1,239	$3,409	$2,176	$4,791	$7,823	$5,357	$19,242

(1)	Based on platform revenue for the year ended December 31, 2013. Excludes five program agreements that have expired or otherwise will not be extended beyond their current contractual expiration dates in 2014 or 2015.

A total of 32 of our 40 largest program agreements (including the 22 program agreements we have extended since January 2012) now have an expiration date in 2016 or beyond. These 32 program agreements represented in the aggregate, 70.5% of our total platform revenue for the year ended December 31, 2013 and 73.5% of our total loan receivables (including loan receivables held for sale) at September 30, 2014. Five of our 40 largest program agreements have expired or otherwise will not be extended beyond their contractual expiration dates in 2014 or, in one case, 2015. These five program agreements represented, in the aggregate, 3.3% of our total platform revenue and 5.2% of our retailer share arrangements, in each case for the year ended December 31, 2013, and 3.5% of our total loan receivables (including loan receivables held for sale) at September 30, 2014. In addition, we recently extended our program agreement with PayPal, another of our 40 largest programs, until October 2016 and do not expect it to extend beyond that date. The extension eliminated certain exclusivity provisions that previously existed in the program agreement which we expect will result in lower platform revenue and loan receivables from our PayPal program during the extended term of the agreement. The PayPal program agreement represented 3.1% of our total platform revenue and 2.5% of our retailer share arrangements, in each case for the year ended December 31, 2013, and 2.5% of our total loan receivables (including loan receivables held for sale) at September 30, 2014.

•	Increases in retailer share arrangement payments and other expense under extended program agreements. We believe that as a result of both the overall growth of our programs generally as well as amendments we have made to the terms of certain program agreements that we extended during 2013 and to date in 2014, the payments we make to our partners under these extended retailer share arrangements, in the aggregate are likely to increase both in absolute terms and as a percentage of our net earnings. These increases will be offset in part by decreases in retailer share arrangement payments made to those partners whose programs are not being extended. Overall, we expect our payments to our partners under our retailer share arrangements to grow generally in line with the growth of our Retail Card loan receivables.

In addition, under the terms of certain program agreements we have recently extended, we have agreed to dedicate increased marketing expense and other investments to promote these programs. We estimate that the increases in marketing expense and other investments will result in an increase in other expense of approximately $120 million per year (based on the anticipated performance of these programs).

We also expect to benefit from these increased payments and other expense, as they will create additional incentives for our partners to support their programs and, in the case of increased marketing expense and other investments, directly promote these programs, all of which we expect will have a positive impact on purchase volume and result in higher loan receivables and increased interest and fees on loans. We also expect to benefit from the extended duration of our amended program agreements.

•	Stable asset quality and enhancements to allowance for loan loss methodology. Our credit performance continued to improve through 2013 and through the first three quarters of 2014. Our net charge-off rates decreased from 4.93% for the year ended December 31, 2012 to 4.68% for the year ended December 31, 2013 and our over-30 day delinquency rate decreased from 4.58% at December 31, 2012 to 4.35% at December 31, 2013, which are the lowest year-end levels we have experienced since 2007. Our net charge-off rate for the nine months ended September 30, 2014 was 4.57% and our over-30 day delinquency rate at September 30, 2014 was 4.26%. In the near term, we expect the U.S. employment rate to continue to stabilize, and we do not anticipate making significant changes to our underwriting standards. Accordingly, we expect our charge-off rates to remain relatively stable in the near term.

During 2012 and 2013, we enhanced our methodology for determining our allowance for loan losses, and as a result we recognized incremental provisions of $343 million and $642 million in 2012 and 2013, respectively. We continue to review and evaluate our methodology and models, and we will implement further enhancements or changes to them, as needed.

•	Increases in other expense to operate as a fully independent company. We currently estimate incremental other expense of approximately $350 million per year in order to operate as a fully independent public company. We expect that the largest component of this increase will be an estimated $100 million increase in our annual advertising and marketing expense to establish a new brand identity and support the growth of our direct banking operations. Other components of this increase include significant increases in our corporate governance, risk management, capital planning, treasury, information technology, compliance, regulatory, internal audit and other control operations and infrastructure that is necessary to enable us to operate as a fully standalone company. We expect this incremental increase in our annual run rate of other expense to be fully incurred by the end of 2015 after giving effect to anticipated savings from the reductions in corporate allocations by GE and transitional service payments to GE following the Separation.

The increase in other expense described above does not include the variable component of our other expense, which we expect to increase in absolute terms in line with the growth of our business unrelated to the Separation. These increases in other expense also do not include the increased marketing expenses and other investments under our extended program agreements, as described above under “—Increases in retailer share arrangement payments and other expense under extended program agreements.”

•	Impact of regulatory developments. For the year ended December 31, 2013, our other expense included a $133 million increase in our expenses related to litigation and regulatory matters (primarily an increase to our reserves related to the matters settled with the CFPB and the DOJ in late 2013 and 2014). See “Item 1. Business—Regulation—Consumer Financial Services Regulation.”

•	Increased capital and liquidity levels. We expect to maintain sufficient capital and liquidity resources to support our daily operations, our business growth, our credit ratings as well as regulatory and compliance requirements in a cost effective and prudent manner through expected and unexpected market environments. In connection with our application to the Federal Reserve Board described above and the Separation, we expect to continue to increase our capital and liquidity levels by, among other things, retaining net earnings and not paying a dividend or returning capital through stock repurchases until our application to the Federal Reserve Board is approved. Thereafter, our board of directors intends to consider a policy for paying dividends and may consider stock repurchases, in each case consistent with maintaining capital ratios well in excess of minimum regulatory requirements. At September 30, 2014, the Company had an estimated fully phased-in Basel III Tier 1 common ratio of 14.6%.

In addition, to manage liquidity following the IPO, we have significantly increased the size of our liquidity portfolio, which consists of cash and equivalents (primarily in the form of deposits with the Federal Reserve Board), debt obligations of the U.S. Treasury, certain securities issued by U.S. government sponsored enterprises and other highly rated and highly liquid assets. At September 30, 2014, we had a liquidity portfolio with $14.1 billion of assets (or 19.2% of total assets), which was funded by increased debt as described above and the proceeds of the IPO. We expect that our liquidity portfolio will continue to grow primarily as a result of anticipated increases in our deposits.

Seasonality

In our Retail Card and Payment Solutions platforms, we experience fluctuations in transaction volumes and the level of loan receivables as a result of higher seasonal consumer spending and payment patterns that typically result in an increase of loan receivables from August through a peak in late December, with reductions in loan receivables occurring over the first and second quarters of the following year as customers pay their balances down.

The seasonal impact to transaction volumes and the loan receivables balance typically results in fluctuations in our results of operations, delinquency metrics and the allowance for loan losses as a percentage of total loan receivables between quarterly periods. These fluctuations are generally most evident between the fourth quarter and the first quarter of the following year.

In addition to the seasonal variance in loan receivables discussed above, we also experience a seasonal increase in delinquency rates and delinquent loan receivables balances during the third and fourth quarters of each year due to lower customer payment rates. Our delinquency rates and delinquent loan receivables balances typically decrease during the subsequent first and second quarters as customers begin to pay down their loan balances and return to current status. Because customers who were delinquent during the fourth quarter of a calendar year have a higher probability of returning to current status when compared to customers who are delinquent at the end of each of our interim reporting periods, we expect that a higher proportion of delinquent accounts outstanding at an interim period end will result in charge-offs, as compared to delinquent accounts outstanding at a year end. Consistent with this historical experience, we generally experience a higher allowance for loan losses as a percentage of total loan receivables at the end of an interim period, as compared to the end of a calendar year. In addition, despite improving credit metrics such as declining past due amounts, we may experience an increase in our allowance for loan losses at an interim period end compared to the prior year end, reflecting these same seasonal trends.

Separation from GE and Related Financial Arrangements

Services Provided by GE

Following the IPO, GE owns 84.6% of our common stock and continues to provide a variety of services to us, which are governed by the Transitional Services Agreement and various other agreements with GE and GECC that we entered into in connection with the IPO. The services provided include, among other things, employee benefits and benefit administration, information technology, telecommunication services and leases for vehicles, equipment and facilities. Under the Transitional Services Agreement, all of the costs billed to us by GE subsequent to the IPO are at GE’s cost in accordance with historic billing methodologies. We expect the majority of the services provided by GE will be replaced within two years from August 5, 2014, the closing date of the IPO.

For periods prior to the IPO, we were an indirect wholly owned subsidiary of GE and GECC and in addition to the services discussed above, we also received a corporate overhead allocation and assessment from GE and GECC for corporate activities that either directly or indirectly benefited our business.

Funding Provided by GECC

Following the IPO, the primary funding provided to us by GECC is the GECC Term Loan Facility, under which $655 million was outstanding following the prepayments made on August 11, 2014 and October 6, 2014. Prior to the IPO, GECC was a key source of funding for our business.

See Note 14. Related Party Transactions and Parent’s Net Investment to our combined financial statements and Note 15. Related Party Transactions to our condensed consolidated and combined financial statements for additional information on our transactions with GE and GECC, and see “—Funding, Liquidity and Capital Resources—Funding Sources—Related Party Debt” for additional information on the funding provided by GECC to us and the related interest expense.

Single Operating Segment

We conduct our business through a single operating segment. See Note 2. Basis of Presentation and Summary of Significant Accounting Policies—Segment Reporting to our combined financial statements. Profitability and expenses, including funding costs, loan losses and operating expenses, are managed for the business as a whole. We offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit), which management measures based on their platform revenues and other revenue-related sales metrics, including purchase volume, loan receivables and new accounts. See “—Results of Operations—For the Nine Months Ended September 30, 2014 and 2013—Platform Analysis” and “—Results of Operations—For the Years Ended December 31, 2013, 2012 and 2011—Platform Analysis.”

Description of Key Combined Statements of Earnings Line Items

Below is a summary description of the key line items included in our Combined Statements of Earnings.

Interest Income

Interest income is comprised of interest and fees on loans, which includes merchant discounts provided by partners in almost all cases to compensate us for all or part of the promotional financing provided to their customers, and interest on cash and equivalents and investment securities. We include in interest and fees on loans any past due interest and fees deemed to be collectible. Direct loan origination costs on credit card loans are deferred and amortized on a straight-line basis over a one-year period and recorded in interest and fees on loans. For non-credit card receivables, direct loan origination costs are deferred and amortized over the life of the loan and recorded in interest and fees on loans.

We analyze interest income as a function of two principal components: average interest-earning assets and yield on average interest-earning assets. Key drivers of average interest-earning assets include:

•	purchase volumes, which are influenced by a number of factors including macroeconomic conditions and consumer confidence generally, our partners’ sales and our ability to increase our share of those sales;

•	payment rates, reflecting the extent to which customers maintain a credit balance;

•	charge-offs, reflecting the receivables that are deemed not to be collectible;

•	the size of our liquidity portfolio; and

•	portfolio acquisitions when we enter into new partner relationships.

Since January 1, 2011, our significant portfolio acquisitions, which in the aggregate accounted for $1.8 billion of loan receivables at the time of acquisition and $3.2 billion of loan receivables at September 30, 2014, were as follows:

•	Phillips 66–acquired on June 28, 2013;

•	Toys “R” Us–acquired on June 21, 2012;

•	TJX (including T.J.Maxx, Marshalls and HomeGoods)–acquired on June 15, 2011; and

•	Ashley HomeStores–acquired on January 11, 2011.

Key drivers of yield on average interest-earning assets include:

•	pricing (contractual rates of interest, late fees and merchant discount rates);

•	changes to our mix of loans (e.g., the number of loans bearing promotional rates as compared to standard rates);

•	frequency of late fees incurred when account holders fail to make their minimum payment by the required due date;

•	credit performance and accrual status of our loans; and

•	yield earned on our liquidity portfolio.

Interest Expense

Interest expense is incurred on our interest-bearing liabilities, which consisted of interest-bearing deposit accounts, borrowings of consolidated securitization entities, related party debt provided by GECC, the Bank Term Loan Facility and public unsecured debt.

Key drivers of interest expense include:

•	the amounts outstanding of our borrowings, deposits and other funding sources;

•	the interest rate environment and its effect on interest rates paid on our funding sources; and

•	the changing mix in our funding sources among deposits, GECC financing and third-party securitization and unsecured borrowings.

Net Interest Income

Net interest income represents the difference between interest income and interest expense. We expect net interest income as a percentage of interest-earning assets to be influenced by changes in the interest rate environment, changes in our mix of products, the level of loans bearing promotional rates as compared to our standard rates, credit performance of our loans and changes in the amount and composition of our interest-bearing liabilities.

Retailer Share Arrangements

Most of our Retail Card program agreements and certain other program agreements contain retailer share arrangements that provide for payments to our partner if the economic performance of the program exceeds a contractually defined threshold. These arrangements are designed to align our interests and provide an additional incentive to our partners to promote our credit products. Although the share arrangements vary by partner, these arrangements are generally structured to measure the economic performance of the program, based typically on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for loan losses, retailer payments and operating expenses), and share portions of this amount above a negotiated threshold. The threshold and economic performance of a program that are used to calculate payments to our partners may be based on, among other things, agreed upon measures of program expenses rather than our actual expenses, and therefore increases in our actual expenses (such as funding costs or operating expenses) may not necessarily result in reduced payments under our retailer share arrangements. These arrangements are typically designed to permit us to achieve an economic return before we are required to make payments to our partners based on the agreed contractually defined threshold. Our payments to partners pursuant to these retailer share arrangements have increased in recent years (both in absolute terms and as a proportion of interest income), partially as a result of the growth of our receivables related to programs with retailer share arrangements and improvements in the credit performance of these receivables. In addition, we have made changes to the terms of certain program agreements that have been re-negotiated in the past few years that have contributed to the increase in payments to partners pursuant to retailer share arrangements.

We believe that our retailer share arrangements have been effective in helping us to grow our business by aligning our partners’ interests with ours. We also believe that changes to the terms of certain program agreements that have contributed to the increase in our retailer share arrangement payments will help us to grow our business by providing an additional incentive to the relevant partners to promote our credit products going forward. Payments to partners pursuant to these retailer share arrangements would generally decrease, and mitigate the impact on our profitability, in the event of declines in the performance of the programs or the occurrence of other unfavorable developments that impact the calculation of payments to our partners pursuant to our retailer share arrangements.

Provision for Loan Losses

Provision for loan losses is the expense related to maintaining the allowance for loan losses at an appropriate level to absorb the estimated probable losses inherent in the loan portfolio at each period end date. Provision for loan losses in each period is a function of net charge-offs (gross charge-offs net of recoveries) and the required level of the allowance for loan losses. During 2012 we began a process to enhance our allowance for loan losses methodology by revising our estimates to determine the incurred loss period for each type of loss (i.e., aged, fraud, deceased, settlement, other non-aged and bankruptcy) by partner. This enhancement resulted in a more granular portfolio segmentation analysis, by loss type, included a qualitative assessment of the adequacy of the portfolio’s allowance for loan losses, which compared the allowance for losses to projected net charge-offs over the next 12 months, in a manner consistent with regulatory guidance, and was designed to provide a better estimate of the date of a probable loss event and length of time required for a probable loss event to result in a charge-off. We continue to review and evaluate our methodology, models and the underlying assumptions, estimates and assessments we use, and we will implement further enhancements or changes to them, as needed.

Other Income

Other income consists of the following components:

Interchange revenue. We earn interchange fees on Dual Card transactions outside of our partners’ locations, based on a flat fee plus a percent of the purchase amount. We also process general purpose card transactions for some Payment Solutions and CareCredit partners as their acquiring bank, for which we obtain an interchange fee. Growth in interchange revenue has been, and is expected to continue to be, driven primarily by growth in our Dual Card product.

Debt cancellation fees. Debt cancellation fees relate to payment protection products purchased by our credit card customers. Customers who choose to purchase these products are charged a monthly fee based on their account balance. In return, we will cancel all or a portion of a customer’s credit card balance in the event of certain qualifying life events. In October 2012, we ceased debt cancellation product sales via phone calls to our customer service department and began to only offer the product online and, on a limited basis, by direct mail, which has led to a decrease in new enrollments for this product and is expected to result in a lower level of income generated by this product in the future as the balances of existing accounts enrolled in this program decrease over time.

Loyalty programs. We operate a number of loyalty programs in our Retail Card platform that are designed to generate incremental purchase volume per customer, while reinforcing the value of the card and strengthening cardholder loyalty. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label or Dual Card. Other programs provide cash back or reward points, which are redeemable for a variety of products or awards. Growth in loyalty program payments has been, and is expected to continue to be, driven by growth in purchase volume related to existing loyalty programs and the rollout of new loyalty programs.

Other. Other includes a variety of items including ancillary fees and investment gains/losses.

Other Expense

Other expense consists of the following components:

Employee costs. Employee costs primarily consist of employee compensation and benefit costs.

Professional fees. Professional fees consist primarily of outsourced provider fees (e.g., collection agencies and call centers), legal, accounting and consulting fees, and recruiting expenses.

Marketing and business development. Marketing and business development costs consist of both our contractual and discretionary marketing spend, as well as amortization expense associated with retail partner contract acquisitions and extensions.

Information processing. Information processing costs primarily consist of fees related to outsourced information processing providers, credit card associations and software licensing agreements.

Corporate overhead allocations. As discussed above under “—Separation from GE and Related Financial Arrangements,” GE provides certain services, which we allocate to corporate overhead unless the costs associated with such services are directly billed and included in the appropriate cost categories (e.g., employee benefit costs are included in employee costs above). In our Combined Statements of Earnings presented elsewhere herein, this component is included within the “Other” component of “Other expense” described immediately below.

Other. Other primarily consists of postage, fraud expense, litigation and regulatory matters expense and various other smaller cost items such as facilities leases and maintenance, leased equipment and telephone charges. Postage is driven primarily by the number of our active accounts and the percentage of customers that utilize our electronic billing option. Fraud is driven primarily by the number of our Dual Card active accounts.

Provision for Income Taxes

We are included in the consolidated federal and state income tax returns of GE, where applicable, but also file certain separate state and foreign income tax returns. The tax provision is presented on a separate company basis as if we were a separate filer. The effects of tax adjustments and settlements from taxing authorities are presented in our combined financial statements in the period to which they relate as if we were a separate filer. Our current obligations for taxes are settled with our parent on an estimated basis and adjusted in later periods as appropriate and are reflected in our combined financial statements in the periods in which those settlements occur. We are subject to income tax in the United States (federal, state and local) as well as other jurisdictions in which we operate. Our provision for income tax expense is based on our income, the statutory tax rates and other provisions of the tax laws applicable to us in each of these various jurisdictions. These laws are complex, and their application to our facts is at times open to interpretation. The process of determining our consolidated income tax expense includes significant judgments and estimates, including judgments regarding the interpretation of those laws. Our provision for income taxes and our deferred tax assets and liabilities incorporate those judgments and estimates, and reflect management’s best estimate of current and future income taxes to be paid. Deferred tax assets and liabilities relate to temporary differences between the financial reporting and income tax bases of our assets and liabilities, as well as the impact of tax loss carryforwards or carrybacks. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities, and the implementation of available tax planning strategies.

We recognize the financial statement impact of uncertain income tax positions when we conclude that it is more likely than not, based on the technical merits of a position, that the position will be sustained upon audit by the taxing authority. In certain situations, we establish a liability that represents the difference between a tax position taken (or expected to be taken) on an income tax return and the amount of taxes recognized in our financial statements. We recognize accrued interest and penalties related to uncertain income tax positions as interest expense and provision for income taxes, respectively.

Results of Operations—For the Nine Months Ended September 30, 2014 and 2013

The discussion below provides an analysis of our results of operations for the nine months ended September 30, 2014 and 2013.

Highlights for the Nine Months Ended September 30, 2014

Below are highlights of our performance for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013, as applicable, except as otherwise noted.

•	Net earnings increased 2.7% to $1,578 million for the nine months ended September 30, 2014, driven by higher net interest income and a reduction in our provision for loan losses, partially offset by increases in retailer share arrangements and other expenses.

•	Loan receivables increased 6.6% to $56,767 million at September 30, 2014 compared to September 30, 2013, primarily driven by higher purchase volume and average active account growth.

•	Net interest income increased 8.0% to $8,342 million for the nine months ended September 30, 2014 primarily due to higher average loan receivables.

•	Payments to our partners under our retailer share arrangements increased 9.7% to $1,877 million for the nine months ended September 30, 2014 primarily as a result of improved performance, including lower provision for loan losses and the growth of the programs in which we have retailer share arrangements, as well as from changes to the terms of the retailer share arrangements for those partners with whom we extended program agreements in late 2013 and in 2014.

•	Loan delinquencies as a percentage of period-end loan receivables decreased with the over-30 day delinquency rate decreasing to 4.26% at September 30, 2014 from 4.32% at September 30, 2013, driven by continued improvement in the U.S. economy and employment rates. Net charge-off rates remained relatively stable for the nine months ended September 30, 2014, increasing slightly to 4.57% for the nine months ended September 30, 2014 from 4.52% for the nine months ended September 30, 2013.

•	Provision for loan losses decreased by $134 million, or 5.9%, for the nine months ended September 30, 2014. This decrease was driven primarily as a result of an incremental provision of $538 million recorded in the first quarter of 2013 relating to the enhancements to our allowance for loan loss methodology, which was not repeated in the current period. This decrease was partially offset by increased provisions primarily driven by portfolio growth. Our allowance coverage ratio (allowance for loan losses as a percent of end of period loan receivables) increased to 5.46% at September 30, 2014, as compared to 5.24% at September 30, 2013.

•	Other expense increased $2,135 million from $1,677 million for the nine months ended September 30, 2014 and 2013 driven by business growth, increased marketing investments and incremental costs associated with building a standalone infrastructure.

•	We completed the IPO of a total of 128.5 million shares of our common stock and our new debt financings which increased our indebtedness with third parties and reduced our funding from GECC. The net proceeds from these transactions increased our liquidity portfolio by $7.3 billion. Our liquidity portfolio, including undrawn credit facilities was $19.7 billion at September 30, 2014.

•	We have invested in our direct banking activities to grow our deposit base. Total deposits have increased 27.1% to $32.7 billion at September 30, 2014, compared to December 31, 2013, driven primarily by growth in our direct deposits of 66.4% to $18.3 billion at September 30, 2014.

•	During the nine months ended September 30, 2014, we have extended five program agreements in Retail Card (American Eagle, Gap Inc., Lowe’s, QVC and Sam’s Club), representing $18.8 billion in loan receivables at September 30, 2014. In addition, we extended our program agreement with PayPal until October 2016 and do not expect it to extend beyond that date. Based on notices received to date, existing program agreements with five Retail Card partners, representing $1.9 billion in loan receivables, including loan receivables held for sale, at September 30, 2014, are not expected to be renewed, but may be temporarily extended for a short period beyond their current contractual expiration dates, which primarily occur during the fourth quarter of 2014. The program agreements that were not extended will continue to be reported in our results of operations through their contractual expiration dates.

•	In our Payment Solutions sales platform, we increased the number of participating partners in our network by over 1,000 partners, compared to the number of partners at September 30, 2013. In our CareCredit network, we increased the number of provider locations by over 9,000 locations, compared to the number of locations at September 30, 2013.

Summary Earnings

The following table sets forth our results of operations for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Interest income	$8,982	$8,276
Interest expense	640	554

Net interest income	8,342	7,722
Retailer share arrangements	(1,877)	(1,711)

Net interest income, after retailer share arrangements	6,465	6,011
Provision for loan losses	2,120	2,254

Net interest income, after retailer share arrangements and provision for loan losses	4,345	3,757
Other income	323	370
Other expense	2,135	1,677

Earnings before provision for income taxes	2,533	2,450
Provision for income taxes	955	914

Net earnings	$1,578	$1,536

Average Balance Sheet

The following tables set forth information for the periods indicated regarding average balance sheet data, which are used in the discussion of interest income, interest expense and net interest income that follows.

	2014			2013
Nine months ended September 30 ($ in millions)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income/ Expense	Average Yield / Rate(2)
Assets
Interest-earning assets:
Interest-earning cash and equivalents(3)	$6,587	$9	0.18%	$3,589	$7	0.26%
Securities available for sale	281	9	4.31%	209	6	3.85%
Loan receivables(4):
Credit cards, including held for sale (5)	53,836	8,781	21.97%	48,745	8,053	22.17%
Consumer installment loans	1,012	72	9.58%	1,382	99	9.61%
Commercial credit products	1,374	111	10.88%	1,350	111	11.03%
Other	16	—	—%	11	—	—%

Total loan receivables	56,238	8,964	21.47%	51,488	8,263	21.54%

Total interest-earning assets	63,106	8,982	19.17%	55,286	8,276	20.09%

Non-interest-earning assets:
Cash and due from banks	863			545
Allowance for loan losses	(2,997)			(2,609)
Other assets	2,360			2,013

Total non-interest-earning assets	226			(51)

Total assets	$63,332			$55,235

Liabilities
Interest-bearing liabilities:
Interest-bearing deposit accounts	$28,799	$331	1.55%	$21,355	$281	1.77%
Borrowings of consolidated securitization entities	14,888	158	1.43%	16,560	162	1.31%
Related party debt	6,739	105	2.10%	8,902	111	1.67%
Third party debt	2,218	46	2.79%	—	—	—%

Total interest-bearing liabilities	52,644	640	1.64%	46,817	554	1.59%

Non-interest-bearing liabilities
Non-interest-bearing deposit accounts	259			488
Other liabilities	3,272			2,737

Total non-interest-bearing liabilities	3,531			3,225

Total liabilities	56,175			50,042

Equity
Total equity	7,157			5,193
Total liabilities and equity	$63,332			$55,235

Interest rate spread(6)			17.53%			18.50%
Net interest income		$8,342			$7,722

Net interest margin(7)			17.80%			18.74%

(1)	Average balances are based on monthly balances, including beginning of period balances, except where monthly balances are unavailable and quarterly balances are used. Collection of daily averages involves undue burden and expense. We believe our average balance sheet data appropriately incorporates the seasonality in the level of our loan receivables and is representative of our operations.
(2)	Average yields/rates are based on total interest income/expense over average monthly balances.
(3)	Includes average restricted cash balances of $152 million and $53 million for the nine months ended September 30, 2014 and 2013, respectively.
(4)	Non-accrual loans are included in the average loan receivables balances.
(5)	Interest income on credit cards includes fees on loans of $1,589 million and $1,491 million for the nine months ended September 30, 2014 and 2013, respectively.
(6)	Interest rate spread represents the difference between the yield on total interest-earning assets and the rate on total interest-bearing liabilities.
(7)	Net interest margin (or net yield on total interest-earning assets) represents net interest income divided by average total interest-earning assets.

Interest Income

Interest income increased by $706 million, or 8.5%, for the nine months ended September 30, 2014. This increase was driven primarily by growth in our loan receivables.

•	Average interest-earning assets. Interest-earning assets are comprised primarily of loan receivables. Average loan receivables, including loans held for sale, increased by $4,750 million, or 9.2%, for the nine months ended September 30, 2014. This increase in average loan receivables was driven primarily by higher purchase volume resulting from an increase in average active credit card accounts to 59.4 million for the nine months ended September 30, 2014 from 55.5 million for the nine months ended September 30, 2013.

•	Yield on average interest-earning assets. The yield on interest-earning assets decreased to 19.17% for the nine months ended September 30, 2014 from 20.09% for the nine months ended September 30, 2013, driven primarily by an increase in our average interest-earning cash and equivalents which earn a lower yield than our loan receivables. The yield on our average loan receivables decreased slightly to 21.47% for the nine months ended September 30, 2014 from 21.54% for the nine months ended September 30, 2013, reflecting the higher payment rate from our customers in the third quarter of 2014.

Interest Expense

Interest expense increased by $86 million, or 15.5%, for the nine months ended September 30, 2014, driven primarily by increases in average interest-bearing liabilities of $5,827 million, or 12.4%. The increase in average interest-bearing liabilities for the nine months ended September 30, 2014 was driven primarily by increases of $7.4 billion in our average interest-bearing deposit accounts, as well as from the new third party debt incurred in connection with the IPO, partially offset by a reduction in average borrowings under our securitization programs and our related party debt. Our cost of funds increased slightly to 1.64% for the nine months ended September 30, 2014 from 1.59% for the nine months ended September 30, 2013.

Net Interest Income

Net interest income increased by $620 million, or 8.0%, for the nine months ended September 30, 2014, driven by growth in loan receivables, partially offset by higher interest expense and a decrease in our yield on interest-earning assets due to a higher average interest-earning cash and equivalents balance.

Retailer Share Arrangements

Retailer share arrangements increased by $166 million, or 9.7%, for the nine months ended September 30, 2014, driven by the growth and improved performance of the programs in which we have retailer share arrangements, partially offset by increases in provision for loan losses and other expense. The increase was also driven by changes to the terms of the retailer share arrangements for those partners with whom we extended program agreements in the second half of 2013 and in 2014. The improved performance of the programs in which we have retailer share arrangements also included the effect of a lower provision for loan losses.

Provision for Loan Losses

Provision for loan losses decreased by $134 million, or 5.9%, for the nine months ended September 30, 2014. This decrease was primarily a result of an incremental provision of $538 million recorded in the first quarter of 2013 relating to the enhancements to our allowance for loan loss methodology, which was not repeated in the current period. This decrease was partially offset by increased provisions primarily related to portfolio growth. Our allowance coverage ratio (allowance for loan losses as a percent of period-end loan receivables) increased to 5.46% at September 30, 2014, as compared to 5.24% at September 30, 2013. This increase was primarily driven by the ongoing application of the enhancements to our allowance for loan loss methodology implemented during the fourth quarter of 2013.

Other Income

The following table sets forth our other income for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Interchange revenue	$269	$235
Debt cancellation fees	208	236
Loyalty programs	(190)	(156)
Other	36	55

Total other income	$323	$370

Other income decreased by $47 million, or 12.7%, for the nine months ended September 30, 2014. This decrease was primarily due to higher loyalty costs arising from the launch of new rewards programs with our partners and lower debt cancellation fees driven by fewer customers being enrolled in the product, partially offset by increased interchange revenue driven by increased purchase volume outside of our retail partners’ sales channels.

Other Expense

The following table sets forth our other expense for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Employee costs	$639	$508
Professional fees	455	329
Marketing and business development	295	152
Information processing	152	141
Other	594	547

Total other expense	$2,135	$1,677

Other expense increased by $458 million for the nine months ended September 30, 2014 due to increases in most of our expense categories.

Employee costs increased primarily due to additional compensation expenses for new employees and salary increases for existing employees driven by the growth of our business and the building of our standalone infrastructure. Professional fees increased due to higher professional and other consulting fees related to the IPO, our planned separation from GE and growth of the retail deposit platform. Marketing and business development costs increased due to increased marketing expenses for our programs, investments in our brand, including the launch of our new advertising campaign, and increased amortization expense associated with program acquisitions and extensions.

The increase in the “other” component for the nine months ended September 30, 2014 includes the effects of the $42 million increase in our reserves in the second quarter of 2014 for a self-identified consumer remediation. Following the IPO, we no longer receive corporate overhead allocations and assessments from GECC. In connection with the IPO, we entered into various agreements with GE and its affiliates, including the Transitional Services Agreement, pursuant to which, among other things, we and GECC provide each other, on a transitional basis, certain administrative and support services and other assistance consistent with the services we and GECC provided to each other before the IPO. As a result, all services provided by GECC to us following the IPO are directly billed to us in accordance with the terms of the relevant agreement, and are included in the appropriate cost categories (e.g., employee benefit costs are included in employee costs above). See Note 15. Related Party Transactions to our condensed consolidated and combined financial statements for additional information on our transactions with GE and GECC.

Provision for Income Taxes

Our effective tax rate increased to 37.7% from 37.3% for the nine months ended September 30, 2014 and 2013, respectively. The effective tax rate for the nine months ended September 30, 2014 differs from the effective tax rate in the same period in the previous year primarily due to certain non-deductible expenses in the current year period, as well as an item related to an internal corporate reorganization. In each period, the effective tax rate differs from the U.S. federal statutory tax rate of 35.0%, primarily due to state income taxes.

Platform Analysis

As discussed above under “—Introduction—Our Sales Platforms,” we offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit), which management measures based on their revenue-generating activities. The following is a discussion of the platform revenue for each of our platforms.

Non-GAAP Measure

In order to assess and internally report the revenue performance of our three sales platforms, we use a measure we refer to as “platform revenue.” Platform revenue is the sum of three line items in our Condensed Consolidated and Combined Statements of Earnings prepared in accordance with GAAP: “interest and fees on loans,” plus “other income,” less “retailer share arrangements.” Platform revenue itself is not a measure presented in accordance with GAAP. We deduct retailer share arrangements but do not deduct other line item expenses, such as interest expense, provision for loan losses and other expense, because those items are managed for the business as a whole. We believe that platform revenue is a useful measure to investors because it represents management’s view of the net revenue contribution of each of our platforms. This measure should not be considered a substitute for interest and fees on loans or other measures of performance we have reported in accordance with GAAP. The reconciliation of platform revenue to interest and fees on loans for each platform is set forth in the table included in the discussion of each of our three platforms below. The following table sets forth the reconciliation of total platform revenue to total interest and fees on loans for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Interest and fees on loans	$8,964	$8,263
Other income	323	370
Retailer share arrangements	(1,877)	(1,711)

Platform revenue	$7,410	$6,922

Retail Card

The following table sets forth supplemental information related to our Retail Card platform for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Purchase volume	$58,736	$53,540
Period-end loan receivables	$38,466	$36,137
Average loan receivables, including held for sale	$38,685	$35,037
Average active accounts (in thousands)	48,116	45,128

Platform Revenue:

Interest and fees on loans	$6,635	$6,083
Other income	266	306
Retailer share arrangements	(1,844)	(1,680)

Platform revenue	$5,057	$4,709

Retail Card platform revenue increased by $348 million, or 7.4%, for the nine months ended September 30, 2014. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables, partially offset by increases in retailer share arrangement payments. The increases in these payments were as a result of the factors discussed under “—Retailer Share Arrangements” above.

Payment Solutions

The following table sets forth supplemental information relating to our Payment Solutions platform for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Purchase volume	$9,028	$8,249
Period-end loan receivables	$11,514	$10,731
Average loan receivables	$10,965	$10,342
Average active accounts (in thousands)	6,784	6,234

Platform Revenue:

Interest and fees on loans	$1,156	$1,107
Other income	23	32
Retailer share arrangements	(30)	(27)

Platform revenue	$1,149	$1,112

Payment Solutions platform revenue increased by $37 million, or 3.3%, for the nine months ended September 30, 2014. This increase was primarily the result of higher interest and fees on loans due to an increase in average loan receivables.

CareCredit

The following table sets forth supplemental information relating to our CareCredit platform for the periods indicated.

Nine months ended September 30 ($ in millions)	2014	2013
Purchase volume	$5,304	$5,067
Period-end loan receivables	$6,787	$6,397
Average loan receivables	$6,588	$6,109
Average active accounts (in thousands)	4,494	4,161

Platform revenue:

Interest and fees on loans	$1,173	$1,073
Other income	34	32
Retailer share arrangements	(3)	(4)

Platform revenue	$1,204	$1,101

CareCredit platform revenue increased by $103 million, or 9.4% for the nine months ended September 30, 2014. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables and higher yield.

Results of Operations—For the Years Ended December 31, 2013, 2012 and 2011

The discussion below provides an analysis of our combined results of operations for the years ended December 31, 2013, 2012 and 2011.

2013 Highlights

Below are highlights of our performance in 2013. These highlights generally are based on a comparison between our 2013 and 2012 results, except as otherwise noted.

•	We had net earnings of $1,979 million on total net interest income of $10,571 million in 2013 compared to net earnings of $2,119 million on total net interest income of $9,564 million in 2012. The decrease in net earnings was driven primarily by an increase in our provision for loan losses as a result of enhancements to our allowance for loan loss methodology.

•	Loan receivables increased from $52,313 million at December 31, 2012 to $57,254 million at December 31, 2013. The increase was driven primarily by purchase volume growth of 9.3% in 2013, which was driven by an increase in active accounts and higher purchase volume per account.

•	Net interest income increased from $9,564 million in 2012 to $10,571 million in 2013 due to higher average loan receivables. Net interest income, after retailer share arrangements increased from $7,580 million in 2012 to $8,198 million in 2013 as net interest income was offset in part by increased payments to partners under our retailer share arrangements.

•	Payments to our partners under our retailer share arrangements increased from $1,984 million in 2012 to $2,373 million in 2013, primarily as a result of the growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2013.

•	Loan delinquencies as a percentage of period-end loan receivables decreased over the prior year with the over 30-day delinquency rate decreasing from 4.58% at December 31, 2012 to 4.35% at December 31, 2013. Reduced delinquency rates were driven by improvements in the quality of our loan receivables and continued improvement in the U.S. economy and employment rates. Net charge-off rates decreased from 4.93% in 2012 to 4.68% in 2013.

•	Our provision for loan losses decreased from $2,565 million in 2012 to $3,072 million in 2013 as a result of enhancements to our allowance for loan loss methodology, offset in part by improved portfolio performance. Our allowance coverage ratio (allowance for loan losses as a percent of end of period loan receivables) increased from 4.35% in 2012 to 5.05% in 2013.

•	Other expense increased from $2,123 million in 2012 to $2,484 million in 2013. The increase to other expense was driven primarily by a $133 million increase in our consumer regulatory expenses (primarily related to an increase in our reserves for the matters settled with the CFPB and the DOJ in late 2013 and 2014), $78 million increase in employee costs, $61 million increase in marketing expense, $35 million related to professional fees and $24 million increase in GE allocations and assessments. These increases (excluding the consumer regulatory expenses) were predominantly driven by the growth in purchase volume, transactions and receivables of our business.

•	We acquired MetLife’s direct-to-consumer retail banking platform. Primarily as a result of the MetLife acquisition, we increased our deposit funding from 40% at December 31, 2012 to 51% of our total funding at December 31, 2013 (an increase of $6,915 million) while decreasing funding from securitized financings from 37% to 31% and related party debt from 23% to 18%.

•	In 2013, we launched new programs with 16 partners (two in Retail Card (EBates and Phillips 66) and 14 in Payment Solutions) and added 17,000 new providers to our CareCredit network. We extended four program agreements in Retail Card (Belk, Brooks Brothers, JCPenney and Walmart) and 55 program agreements in Payment Solutions, representing $16.7 billion in loan receivables at December 31, 2013, and did not extend agreements with 34 retailers in Payment Solutions, representing $0.1 billion in loan receivables at December 31, 2013.

2012 Highlights

Below are highlights of our performance in 2012. These highlights generally are based on a comparison between our 2012 and 2011 results, except as otherwise noted.

•	We had net earnings of $2,119 million on total net interest income of $9,564 million in 2012 compared to net earnings of $1,890 million on total net interest income of $8,209 million in 2011.

•	Loan receivables increased from $47,741 million at December 31, 2011 to $52,313 million at December 31, 2012. The net increase was driven primarily by purchase volume growth of 10.3% in 2012, which was driven by more active accounts and higher purchase volume per account.

•	Net interest income increased from $8,209 million in 2011 to $9,564 million in 2012 due to higher average loan receivables and increased yield. Net interest income, after retailer share arrangements, increased from $6,781 million in 2011 to $7,580 million in 2012 as net interest income was offset in part by increased payments to partners under our retailer share arrangements.

•	Payments to our partners under our retailer share arrangements increased from $1,428 million in 2011 to $1,984 million in 2012, primarily as a result of growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2012.

•	Loan delinquencies as a percentage of period-end loan receivables decreased over the prior year with the over-30 day delinquency rate decreasing from 4.94% at December 31, 2011 to 4.58% at December 31, 2012. Reduced delinquency rates were driven by improvements in the quality of our loan receivables and continued improvement in the U.S. economy and employment rates. Net charge-off rates decreased from 5.80% in 2011 to 4.93% in 2012.

•	Despite improvement in our loan delinquencies and charge-off rates, we increased our provision for loan losses by $307 million from $2,258 million in 2011 to $2,565 million in 2012 primarily as a result of enhancements to our allowance for loan loss methodology. Our allowance coverage ratio increased from 4.30% in 2011 to 4.35% in 2012.

•	Other expense increased from $2,010 million in 2011 to $2,123 million in 2012. The increase to other expense was driven primarily by a $60 million increase in fraud expense, a $24 million increase in employee costs and a $19 million increase in professional fees.

•	Our funding mix continued to shift in 2012 from earlier periods. Our total securitized financings increased from $14.2 billion in 2011 to $17.2 billion in 2012; our deposits increased from $17.8 billion in 2011 to $18.8 billion in 2012, and related party debt was reduced from $11.7 billion in 2011 to $10.6 billion in 2012.

•	In 2012, we launched new programs with 21 partners (one in Retail Card (Toys “R” Us) and 20 in Payment Solutions) and added 19,000 new providers to our CareCredit network. We extended three program agreements in Retail Card (Amazon, Gap and Sam’s Club) and 60 program agreements in Payment Solutions, representing $12.0 billion in loan receivables at December 31, 2012, and did not extend agreements with five retailers in Payment Solutions, representing $0.3 billion in loan receivables at December 31, 2012.

Summary Earnings

The following table sets forth our results of operations for the periods indicated.

Years ended December 31 ($ in millions)	2013	2012	2011
Interest income	$11,313	$10,309	$9,141
Interest expense	742	745	932

Net interest income	10,571	9,564	8,209
Retailer share arrangements	(2,373)	(1,984)	(1,428)

Net interest income, after retailer share arrangements	8,198	7,580	6,781
Provision for loan losses	3,072	2,565	2,258

Net interest income, after retailer share arrangements and provision for loan losses	5,126	5,015	4,523
Other income	500	484	497
Other expense	2,484	2,123	2,010

Earnings before provision for income taxes	3,142	3,376	3,010
Provision for income taxes	1,163	1,257	1,120

Net earnings	$1,979	$2,119	$1,890

Average Balance Sheet and Volume/Rate Analyses

The following table sets forth information for the periods indicated regarding average balance sheet data and volume/rate variance data, which are used in the discussion of interest income, interest expense and net interest income that follows.

	2013			2012			2011
Years ended December 31 ($ in millions)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income/ Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)
Assets
Interest-earning assets:
Interest-earning cash and equivalents(3)	$3,651	$10	0.3%	$787	$2	0.3%	$130	$—	0.0%
Securities available for sale	217	8	3.7%	189	7	3.7%	155	7	4.5%
Other short-term investment securities	—	—	0.0%	50	—	0.0%	188	—	0.0%

Loan receivables(4):
Credit cards(5)	49,704	11,015	22.2%	44,460	9,967	22.4%	40,219	8,720	21.7%
Consumer installment loans	1,336	129	9.7%	1,705	176	10.3%	2,468	245	9.9%
Commercial credit products	1,355	150	11.1%	1,366	156	11.4%	1,420	168	11.8%
Other	12	1	8.3%	18	1	5.6%	24	1	4.2%

Total loan receivables	52,407	11,295	21.6%	47,549	10,300	21.7%	44,131	9,134	20.7%

Total interest-earning assets	56,275	11,313	20.1%	48,575	10,309	21.2%	44,604	9,141	20.5%

Non-interest-earning assets:
Cash and due from banks	552			475			457
Allowance for loan losses	(2,693)			(1,908)			(2,034)
Other assets	2,050			2,763			3,191

Total non-interest-earning assets	(91)			1,330			1,614

Total assets	$56,184			$49,905			$46,218

Liabilities
Interest-bearing liabilities:
Interest-bearing deposit accounts	$22,405	$374	1.7%	$17,039	$362	2.1%	$15,025	$351	2.3%
Borrowings of consolidated securitization entities	16,209	211	1.3%	15,172	228	1.5%	12,958	248	1.9%

	2013			2012			2011
Years ended December 31 ($ in millions)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income/ Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)
Related party debt	9,000	157	1.7%	10,132	155	1.5%	11,729	333	2.8%

Total interest-bearing liabilities	47,614	742	1.6%	42,343	745	1.8%	39,712	932	2.3%

Non-interest-bearing liabilities
Non-interest-bearing deposit accounts	506			475			417
Other liabilities	2,943			2,323			2,080

Total non-interest-bearing liabilities	3,449			2,798			2,497

Total liabilities	51,063			45,141			42,209

Equity
Total equity	5,121			4,764			4,009
Total liabilities and equity	$56,184			$49,905			$46,218

Interest rate spread(6)			18.5%			19.4%			18.2%
Net interest income		$10,571			$9,564			$8,209

Net yield on total interest-earning assets(7)			18.8%			19.7%			18.4%

(1)	Average balances are based on monthly balances, except that where monthly balances are unavailable, quarter end balances are used. Collection of daily averages involves undue burden and expense. We believe our average balance sheet data is representative of our operations.
(2)	Average yields/rates are based on total interest income/expense over average monthly balances.
(3)	Includes average restricted cash balances of $58 million, $55 million and $33 million for the years ended December 31, 2013, 2012 and 2011, respectively.
(4)	Non-accrual loans are included in the average loan receivables balances.
(5)	Interest income on credit cards includes fees on loans of $2,029 million, $1,928 million and $1,649 million for the years ended December 31 2013, 2012 and 2011 respectively.
(6)	Interest rate spread represents the difference between the yield on total interest-earning assets and the rate on total interest-bearing liabilities.
(7)	Net yield on interest-earning assets represents net interest income, divided by average total interest-earning assets.

The following table sets forth the amount of changes in interest income and interest expense due to changes in average volume and average yield/rate. Variances due to changes in both average volume and average yield/rate have been allocated between the average volume and average yield/rate variances on a consistent basis based upon the respective percentage changes in average volume and average yield/rate.

	2013 vs. 2012			2012 vs. 2011
	Increase (decrease) due to change in:			Increase (decrease) due to change in:
($ in millions)	Average Volume	Average Yield / Rate	Net Change	Average Volume	Average Yield / Rate	Net Change
Interest-earning assets:
Interest-earning cash and equivalents	$8	$—	$8	$—	$2	$2
Securities available for sale	1	—	1	1	(1)	—
Loan receivables:
Credit cards	1,163	(115)	1,048	944	303	1,247
Consumer installment loans	(36)	(11)	(47)	(78)	9	(69)
Commercial credit products	(1)	(5)	(6)	(6)	(6)	(12)
Other	—	—	—	—	—	—

Total loan receivables	1,126	(131)	995	860	306	1,166

	2013 vs. 2012			2012 vs. 2011
	Increase (decrease) due to change in:			Increase (decrease) due to change in:
($ in millions)	Average Volume	Average Yield / Rate	Net Change	Average Volume	Average Yield / Rate	Net Change
Change in interest income from total interest-earning assets	$1,135	$(131)	$1,004	$861	$307	$1,168

Interest-bearing liabilities:
Interest-bearing deposit accounts	$99	$(87)	$12	$45	$(34)	$11
Borrowings of consolidated securitization entities	15	(32)	(17)	38	(58)	(20)
Related party debt	(18)	20	2	(41)	(137)	(178)

Change in interest expense from total interest-bearing liabilities	96	(99)	(3)	42	(229)	(187)

Change in net interest income from total interest-earning assets	$1,039	$(32)	$1,007	$819	$536	$1,355

Interest Income

Interest income increased from $10,309 million for the year ended December 31, 2012 to $11,313 million for the year ended December 31, 2013, or by 9.7%. This increase was driven primarily by the increase in average interest-earning assets, which contributed $1,135 million to interest income for the year ended December 31, 2013, partially offset by the decrease in the yield on interest-earning assets from 21.2% to 20.1%, which reduced interest income by $131 million. While yield on interest-earning loan receivables was relatively flat, the significant increase in the amount of cash and equivalents in our liquidity portfolio negatively impacted overall yield on interest-earning assets.

•	Average interest-earning assets. Interest-earning assets are comprised primarily of loan receivables. Average loan receivables increased from $47,549 million for the year ended December 31, 2012 to $52,407 million for the year ended December 31, 2013. This increase in average loan receivables was driven primarily by increased purchase volumes, as average annual purchase volume per account increased from $1,620 for the year ended December 31, 2012 to $1,668 for the year ended December 31, 2013, and the average active credit card accounts increased from 53.0 million for the year ended December 31, 2012 to 56.3 million for the year ended December 31, 2013. Our average account balance increased from $897 for the year ended December 31, 2012 to $932 for the year ended December 31, 2013, reflecting the increase in purchase volumes and lower payment rates. The increase in average loan receivables also reflects the addition of the assets related to the acquisition of the Phillips 66 portfolio, which was completed in the second quarter of 2013.

•	Yield on average interest-earning assets. The yield on interest-earning assets is driven primarily by yield on average interest-earning loan receivables (which decreased from 21.7% for the year ended December 31, 2012 to 21.6% for the year ended December 31, 2013) and the size of our liquidity portfolio (which increased from $1,037 million for the year ended December 31, 2012 to $2,103 million for the year ended December 31, 2013). The lower interest yield on interest-earning loan receivables for the year ended December 31, 2013 was largely attributable to a decrease in late fees as a percentage of average interest-earning loan receivables.

Interest income increased from $9,141 million for the year ended December 31, 2011 to $10,309 million for the year ended December 31, 2012, or by 12.8%. This increase was driven by the increase in average balances of interest-earning assets, which contributed $861 million, and the increase in the yield on interest-earning assets from 20.5% for the year ended December 31, 2011 to 21.2% for the year ended December 31, 2012, which contributed $307 million to the increase in interest income for the year ended December 31, 2012.

•	Average interest-earning assets. Average loan receivables increased from $44,131 million for the year ended December 31, 2011 to $47,549 million for the year ended December 31, 2012. This increase in average loan receivables reflects a $8,018 million increase in purchase volume and the addition of assets related to the acquisition of the Toys “R” Us portfolio, which was completed in the second quarter of 2012. The growth in purchase volume reflected an increase in average annual purchase volume per account from $1,518 for the year ended December 31, 2011 to $1,620 for the year ended December 31, 2012 and an increase in average active credit card accounts from 51.3 million for the year ended December 31, 2011 to 53.0 million for the year ended December 31, 2012.

•	Yield on average interest-earning assets. Yield on interest-earning assets is driven primarily by yield on average interest-earning loan receivables, which increased from approximately 20.7% for the year ended December 31, 2011 to approximately 21.7% for the year ended December 31, 2012. The higher interest yield in 2012 was largely attributable to higher average annual percentage rate mix and higher late fees as a percentage of average interest-earning loan receivables.

Interest Expense

Interest expense decreased from $745 million for the year ended December 31, 2012 to $742 million for the year ended December 31, 2013. The effect of an increase in average interest-bearing liabilities, from $42,343 million for the year ended December 31, 2012 to $47,614 million for the year ended December 31, 2013, was more than offset by a lower average cost of funds (1.8% for the year ended December 31, 2012 versus 1.6% for the year ended December 31, 2013).

Interest expense decreased from $932 million for the year ended December 31, 2011 to $745 million for the year ended December 31, 2012. The effect of an increase in average interest-bearing liabilities, from $39,712 million for the year ended December 31, 2011 to $42,343 million for the year ended December 31, 2012, was more than offset by a lower average cost of funds (2.3% for the year ended December 31, 2011 versus 1.8% for the year ended December 31, 2012) due to a lower interest rate environment and a reduction of the interest rate assessed by GECC on related party debt.

Net Interest Income

Net interest income increased from $9,564 million for the year ended December 31, 2012 to $10,571 million for the year ended December 31, 2013, or by 10.5%. This increase was driven primarily by an increase in average interest-earning receivables, which contributed $1,126 million.

Net interest income increased from $8,209 million for the year ended December 31, 2011 to $9,564 million for the year ended December 31, 2012, or by 16.5%. This increase was driven primarily by three components: an increase in average interest-earning assets which contributed $861 million, an increase in the yield on interest-earning assets from 20.5% for the year ended December 31, 2011 to 21.2% for the year ended December 31, 2012, which contributed $307 million, and a decrease in the yield on interest-bearing liabilities from 2.3% for the year ended December 31, 2011 to 1.8% for the year ended December 31, 2012, which contributed $229 million.

Retailer Share Arrangements

Payments under retailer share arrangements increased from $1,984 million for the year ended December 31, 2012 to $2,373 million for the year ended December 31, 2013. This increase was driven by the growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended program agreements in 2013.

Retailer share arrangements increased from $1,428 million for the year ended December 31, 2011 to $1,984 million for the year ended December 31, 2012. This increase was driven by the growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended program agreements in 2012.

Provision for Loan Losses

Provision for loan losses increased from $2,565 million for the year ended December 31, 2012 to $3,072 million for the year ended December 31, 2013. This increase was driven primarily by the enhancements to our allowance for loan loss methodology referred to above and loan receivables growth, which was offset in part by lower provisions as a result of improvements to our delinquency and charge-off rates.

Provision for loan losses increased from $2,258 million for the year ended December 31, 2011 to $2,565 million for the year ended December 31, 2012. This increase was driven primarily by the enhancements to our allowance for loan loss methodology and loan receivables growth, which was offset in part by lower provisions as a result of improvements to our delinquency and charge-off rates.

Other Income

The following table sets forth our other income for the periods indicated.

Years ended December 31 ($ in millions)	2013	2012	2011
Interchange revenue	$324	$287	$235
Debt cancellation fees	324	309	319
Loyalty programs	(213)	(199)	(198)
Other	65	87	141

Total other income	$500	$484	$497

Interchange revenue increased from $287 million for the year ended December 31, 2012 to $324 million for the year ended December 31, 2013, or by 12.9%. Interchange revenue increased from $235 million for the year ended December 31, 2011 to $287 million for the year ended December 31, 2012, or by 22.1%. These increases were due to increases in Dual Card purchase volume outside of our partners’ locations. Debt cancellation fees increased from $309 million for the year ended December 31, 2012 to $324 million for the year ended December 31, 2013, driven primarily by higher average account balances of customers that have purchased our debt cancellation product. Debt cancellation fees decreased from $319 million for the year ended December 31, 2011 to $309 million for the year ended December 31, 2012, primarily due to reduced pricing. Loyalty programs cost increased from $199 million for the year ended December 31, 2012 to $213 million for the year ended December 31, 2013, or by 7.0%, primarily due to increased purchase volume. Loyalty program cost did not change materially from 2011 to 2012. Other decreased from $87 million for the year ended December 31, 2012 to $65 million for the year ended December 31, 2013, primarily due to lower ancillary fees. Other decreased from $141 million for the year ended December 31, 2011 to $87 million for the year ended December 31, 2012, primarily due to a 2011 gain related to the sale of a portfolio and lower ancillary fees.

Other Expense

The following table sets forth our other expense for the periods indicated.

Years ended December 31 ($ in millions)	2013	2012	2011
Employee costs	$698	$620	$596
Professional fees	486	451	432
Marketing and business development	269	208	221
Information processing	193	165	157
Corporate overhead allocations and assessments(1)	230	206	183
Other(1)	608	473	421

Total other expense	$2,484	$2,123	$2,010

(1)	In our Combined Statements of Earnings, these two items are both combined and included under a single line item in other expense under the heading “other.”

Employee costs. Employee costs increased from $620 million for the year ended December 31, 2012 to $698 million for the year ended December 31, 2013, primarily related to additional compensation expenses for new employees and salary increases for existing employees. Employee costs increased from $596 million for the year ended December 31, 2011 to $620 million for the year ended December 31, 2012, primarily related to additional compensation expenses for new employees and salary increases for existing employees.

Professional fees. Professional fees increased from $451 million for the year ended December 31, 2012 to $486 million in 2013. Professional fees increased from $432 million for the year ended December 31, 2011 to $451 million for the year ended December 31, 2012. These expense increases were driven primarily by our business growth (e.g., increased active accounts and increased purchase volumes).

Marketing and business development. Marketing and business development costs increased from $208 million for the year ended December 31, 2012 to $269 million for the year ended December 31, 2013, due to increased contractual marketing expenses under our program agreements resulting from growth in the business. Marketing and business development costs remained relatively flat between 2011 and 2012.

Information processing. Information processing costs increased from $165 million for the year ended December 31, 2012 to $193 million for the year ended December 31, 2013, due to higher transaction volume and associated outsourcing fees. Information processing costs increased from $157 million for the year ended December 31, 2011 to $165 million for the year ended December 31, 2012.

Corporate overhead allocations. As discussed above under “—Separation from GE and Related Financial Arrangements,” corporate overhead allocations were $230 million, $206 million and $183 million for the years ended December 31, 2013, 2012 and 2011, respectively. These amounts do not include services provided by GE where the costs associated with such services are directly billed and included in the appropriate cost categories (e.g., employee benefit costs are included in employee costs above).

Other. Other primarily consists of postage ($223 million, $214 million and $213 million for the years ended December 31, 2013, 2012 and 2011, respectively), fraud expense ($134 million, $132 million and $72 million for the years ended December 31, 2013, 2012, and 2011, respectively), litigation and regulatory matters expense described above ($133 million, $0 million and $0 million for the years ended December 31, 2013, 2012 and 2011, respectively) and various other smaller cost items such as facilities leases and maintenance, leased equipment and telephone charges. Our litigation and regulatory matters expense increased in 2013 as we settled a CareCredit investigation pursuant to which we will pay up to $34.1 million, as well as increased reserves for other regulatory matters.

Provision for Income Taxes

Our effective tax rate remained relatively flat at 37.0%, 37.2% and 37.2% for the years ended December 31, 2013, 2012 and 2011, respectively. In 2013, 2012 and 2011, the effective tax rate differs from the U.S. federal statutory tax rate of 35.0% primarily due to state income taxes.

Platform Analysis

As discussed above under “—Introduction—Our Sales Platforms,” we offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit), which management measures based on their revenue-generating activities. The following is a discussion of the platform revenue for each of our platforms.

Non-GAAP Measure

Platform revenue is the sum of three line items in our Combined Statements of Earnings prepared in accordance with GAAP: “interest and fees on loans,” plus “other income,” less “retailer share arrangements.” Platform revenue itself is not a measure presented in accordance with GAAP. The following table sets forth the reconciliation of total platform revenue to total interest and fees on loans for the periods indicated.

Years Ended December 31 ($ in millions)	2013	2012	2011
Interest and fees on loans	$11,295	$10,300	$9,134
Other income	500	484	497
Retailer share arrangements	(2,373)	(1,984)	(1,428)

Platform revenue	$9,422	$8,800	$8,203

Retail Card

The following table sets forth supplemental information related to our Retail Card platform for the periods indicated.

Years ended December 31 ($ in millions, except per account data)	2013	2012	2011
Purchase volume	$75,739	$69,240	$62,663
Period-end loan receivables	$39,834	$35,952	$32,087
Average loan receivables	$35,716	$31,907	$28,743
Average active accounts (in thousands)	45,690	43,223	42,079
Average purchase volume per account	$1,658	$1,602	$1,489
Average loan receivable balance per account	$782	$738	$683

Interest and fees on loans	$8,317	$7,531	$6,536
Other income	419	400	377
Retailer share arrangements	(2,331)	(1,943)	(1,378)

Platform revenue	$6,405	$5,988	$5,535

Retail Card platform revenue increased from $5,988 million for the year ended December 31, 2012 to $6,405 million for the year ended December 31, 2013. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables, offset in part by an increase in retailer share arrangement payments as a result of program growth and improved performance of the programs in which we have retailer share arrangements, as well as changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2013.

Retail Card platform revenue increased from $5,535 million for the year ended December 31, 2011 to $5,988 million for the year ended December 31, 2012. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables, offset in part by an increase in retailer share arrangement payments as a result of program growth and improved performance of the programs in which we have retailer share arrangements, as well as changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2012.

Payment Solutions

The following table sets forth supplemental information relating to our Payment Solutions platform for the periods indicated.

Years ended December 31 ($ in millions, except per account data)	2013	2012	2011
Purchase volume	$11,360	$10,531	$9,798
Period-end loan receivables	$10,893	$10,430	$10,245
Average loan receivables	$10,469	$10,000	$10,208
Average active accounts (in thousands)	6,330	5,969	5,809
Average purchase volume per account	$1,795	$1,764	$1,686
Average loan receivable balance per account	$1,654	$1,675	$1,757

Interest and fees on loans	$1,506	$1,441	$1,389
Other income	36	40	60
Retailer share arrangements	(36)	(35)	(43)

Platform revenue	$1,506	$1,446	$1,406

Payment Solutions platform revenue increased from $1,446 million for the year ended December 31, 2012 to $1,506 million for the year ended December 31, 2013. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables.

Payment Solutions platform revenue increased from $1,406 million for the year ended December 31, 2011 to $1,446 million for the year ended December 31, 2012. This increase was driven primarily by an increased yield on interest-earning loan receivables offset in part by lower average loan receivables.

CareCredit

The following table sets forth supplemental information relating to our CareCredit platform for the periods indicated.

Years ended December 31 ($ in millions, except per account data)	2013	2012	2011
Purchase volume	$6,759	$6,130	$5,422
Period-end loan receivables	$6,527	$5,931	$5,409
Average loan receivables	$6,222	$5,642	$5,180
Average active accounts (in thousands)	4,233	3,829	3,425
Average purchase volume per account	$1,597	$1,601	$1,583
Average loan receivable balance per account	$1,470	$1,474	$1,512

Interest and fees on loans	$1,472	$1,328	$1,209
Other income	45	44	60
Retailer share arrangements	(6)	(6)	(7)

Platform revenue	$1,511	$1,366	$1,262

CareCredit platform revenue increased from $1,366 million for the year ended December 31, 2012 to $1,511 million for the year ended December 31, 2013. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables.

CareCredit platform revenue increased from $1,262 million for the year ended December 31, 2011 to $1,366 million for the year ended December 31, 2012. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables.

Financial Information by Geography

Substantially all of our operations are within the United States. For the years ended December 31, 2013, 2012 and 2011, our U.S. operations accounted for $11,276 million, $10,278 million and $9,101 million of our total interest and fees on loans, respectively, and our non-U.S. operations accounted for $19 million, $22 million and $33 million of our total interest and fees on loans, respectively. At December 31, 2013, 2012 and 2011, our long-lived assets in the United States were $42 million, $47 million and $39 million, respectively, and our long-lived assets outside the United States were $4 million, $5 million and $1 million, respectively.

Selected Quarterly Financial Information

The following table sets forth selected unaudited quarterly financial information for the periods indicated.

	Quarterly Periods Ended
($ in millions)	September 30, 2014	June 30, 2014	March 31, 2014
Interest income	$3,123	$2,926	$2,933
Interest expense	244	206	190

Net interest income	2,879	2,720	2,743
Retailer share arrangements	(693)	(590)	(594)

Net interest income, after retailer share arrangements	2,186	2,130	2,149
Provision for loan losses	675	681	764

Net interest income, after retailer share arrangements and provision for loan losses	1,511	1,449	1,385
Other income	96	112	115
Other expense	728	797	610

Earnings before provision for income taxes	879	764	890
Provision for income taxes	331	292	332

Net earnings	$548	$472	$558

	Quarterly Periods Ended
($ in millions)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Interest income	$3,037	$2,886	$2,686	$2,704	$2,734	$2,618	$2,465	$2,492
Interest expense	188	183	178	193	169	176	191	209

Net interest income	2,849	2,703	2,508	2,511	2,565	2,442	2,274	2,283
Retailer share arrangements	(662)	(680)	(547)	(484)	(550)	(498)	(470)	(466)

Net interest income, after retailer share arrangements	2,187	2,023	1,961	2,027	2,015	1,944	1,804	1,817
Provision for loan losses	818	541	666	1,047	818	848	439	460

Net interest income, after retailer share arrangements and provision for loan losses	1,369	1,482	1,295	980	1,197	1,096	1,365	1,357
Other income	130	114	124	132	121	111	125	127
Other expense	807	575	563	539	582	540	499	502

	Quarterly Periods Ended
($ in millions)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Earnings before provision for income taxes	692	1,021	856	573	736	667	991	982
Provision for income taxes	249	380	320	214	270	249	371	367

Net earnings	$443	$641	$536	$359	$466	$418	$620	$615

Investment Securities

The following discussion provides supplemental information regarding our investment securities portfolio. All of our investment securities are classified as available-for-sale at September 30, 2014, December 31, 2013, 2012 and 2011, and are held primarily to comply with the CRA. Investment securities classified as available-for-sale are reported in our Combined Statements of Financial Position at fair value. Our portfolio of investment securities consisted primarily of state and municipal bonds and residential mortgage backed securities.

The following table sets forth the amortized cost and fair value of our investment securities at the dates indicated.

			At December 31,
	At September 30, 2014		2013		2012		2011
($ in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Debt:
State and municipal	$57	$55	$53	$46	$42	$39	$39	$32
Residential mortgage-backed	256	252	183	175	144	149	157	162
US corporate debt	3	3	—	—	—	—	—	—
Equity	15	15	15	15	5	5	4	4

Total	$331	$325	$251	$236	$191	$193	$200	$198

Unrealized gains and losses, net of the related tax effect, on available-for-sale securities that are not other-than-temporarily impaired are excluded from earnings and are reported as a separate component of comprehensive income (loss) until realized. At September 30, 2014, our investment securities had gross unrealized gains of $3 million, and gross unrealized losses of $9 million. At December 31, 2013, 2012 and 2011, our investment securities had gross unrealized gains of $1 million, $6 million and $6 million, respectively, and gross unrealized losses of $16 million, $4 million and $8 million, respectively.

Our investment securities portfolio had the following maturity distribution at September 30, 2014. Equity securities have been excluded from the table because they do not have a maturity.

($ in millions)	Due in 1 Year or Less	Due After 1 through 5 Years	Due After 5 through 10 Years	Due after 10 years	Total
Debt:
State and municipal	$—	$—	$1	$54	$55
Residential mortgage-backed	—	—	—	252	252
US corporate debt	3	—	—	—	3

Total(1)	$3	$—	$1	$306	$310

Weighted average yield(2)	6.3%	—%	3.9%	3.6%	3.4%

(1)	Amounts stated represent estimated fair value.
(2)	Weighted average yield is calculated based on the amortized cost of each security. In calculating yield, no adjustment has been made with respect to any tax exempt obligations.

At September 30, 2014, we did not hold investments in any single issuer with an aggregate book value that exceeded 10% of equity.

Loan Receivables

The following discussion provides supplemental information regarding our loan receivables portfolio.

Loan receivables are our largest category of assets and represent our primary source of revenues. The following tables set forth the composition of our loan receivables portfolio by product type at the dates indicated.

($ in millions)	At September 30, 2014	(%)	At December 31, 2013	(%)
Loans
Credit cards	$54,263	95.6%	$54,958	96.0%
Consumer installment loans	1,081	1.9	965	1.7
Commercial credit products	1,404	2.5	1,317	2.3
Other	19	—	14	—

Total loans	$56,767	100%	$57,254	100.0%

Loan receivables decreased by $487 million, or 0.9%, at September 30, 2014 compared to December 31, 2013. The decrease was driven primarily by the reclassification of loan receivables totaling $1,493 million at September 30, 2014 to loan receivables held for sale, for two portfolios relating to programs that are not being extended and that we plan to sell in the fourth quarter of 2014. Excluding the impact from the reclassification of these two portfolios to loan receivables held for sale, loan receivables increased by $1,006 million, or 1.8%, driven by higher purchase volume, partially offset by the seasonality of our business as customers paid their balances down in the first and second quarter.

At December 31 ($ in millions)	2013	(%)	2012	(%)	2011	(%)	2010(1)	(%)	2009	(%)
Loans
Credit cards	$54,958	96.0%	$49,572	94.8%	$44,287	92.7%	$40,960	90.6%	$17,574	76.7%
Consumer installment loans	965	1.7	1,424	2.7	2,078	4.4	2,737	6.1	3,544	15.5
Commercial credit products	1,317	2.3	1,307	2.5	1,350	2.8	1,414	3.1	1,533	6.7
Other	14	—	10	—	26	0.1	119	0.2	261	1.1

Total loans	$57,254	100.0%	$52,313	100.0%	$47,741	100.0%	$45,230	100.0%	$22,912	100.0%

(1)	On January 1, 2010, we adopted ASC 810, Consolidation, pursuant to which we consolidated the assets and liabilities of certain previously unconsolidated securitization entities.

Our loan receivables portfolio had the following maturity distribution at September 30, 2014.

($ in millions)	Within 1 Year(1)	1-5 Years	After 5 Years	Total
Loans
Credit cards	$54,263	$—	$—	$54,263
Consumer installment loans	27	577	477	1,081
Commercial credit products	1,404	—	—	1,404
Other	1	10	8	19

Total loans	$55,695	$587	$485	$56,767

Loans due after one year at fixed interest rates	N/A	$587	$485	$1,072
Loans due after one year at variable interest rates	N/A	—	—	—

Total loans due after one year	N/A	$587	$485	$1,072

(1)	Credit card loans have minimum payment requirements but no stated maturity and therefore are included in the due within one year category. However, many of our credit card holders will revolve their balances, which may extend their repayment period beyond one year for balances at September 30, 2014.

Our loan receivables portfolio had the following geographic concentration at September 30, 2014.

($ in millions)		% of Total Loan
State	Loan Receivables Outstanding(1)	Receivables Outstanding
Texas	$5,668	10.0%
California	5,532	9.7%
Florida	4,295	7.6%
New York	3,329	5.9%
Pennsylvania	2,532	4.5%

(1)	Based on September 2014 customer statement-end balances extrapolated to September 30, 2014. Individual customer balances at September 30, 2014 are not available without undue burden and expense.

Impaired Loans and Troubled Debt Restructurings

Our loss mitigation strategy is intended to minimize economic loss and at times can result in rate reductions, principal forgiveness, extensions or other actions, which may cause the related loan to be classified as a Troubled Debt Restructuring (“TDR”) and also be impaired. We use short term (three to 12 months) or long term (12 to 60 months) modification programs for borrowers experiencing financial difficulty as a loss mitigation strategy to improve long-term collectability of the loans that are classified as TDRs. For our credit card customers, the short term program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The long term program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The long term program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for some customers who request financial assistance through external sources, such as a consumer credit counseling agency program. The loans that are modified typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The determination of whether these changes to the terms and conditions meet the TDR criteria includes our consideration of all relevant facts and circumstances.

Loans classified as TDRs are recorded at their present value with impairment measured as the difference between the loan balance and the discounted present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan. Our allowance for loan losses on TDRs is generally measured based on the difference between the recorded loan receivable and the present value of the expected future cash flows.

Interest income from loans accounted for as TDRs is accounted for in the same manner as other accruing loans. We accrue interest on credit card balances until the accounts are charged-off in the period the accounts become 180 days past due. The following table presents the amount of loan receivables that are not accruing interest, loans that are 90 days or more past-due and still accruing interest, and earning TDRs for the periods presented.

($ in millions)	At September 30, 2014	At December 31,
		2013	2012	2011	2010	2009
Non-accrual loan receivables(1)	$2	$2	$1,042	$1,003	$1,216	$900
Loans contractually 90 days past-due and still accruing interest	1,049	1,119	15	36	53	—
Earning TDRs(2)	669	741	866	1,082	—	—

Non-accrual past due and restructured loan receivables	$1,720	$1,862	$1,923	$2,121	$1,269	$900

(1)	Beginning in the fourth quarter of 2013, we revised our methods of classifying loan receivables as non-accrual to more closely align with regulatory guidance. As a result we continue to accrue interest on credit card balances until they reach 180 days past due.
(2)	At September 30, 2014 and December 31, 2013 balances exclude $49 million and $70 million, respectively, of TDRs which are included in loans contractually 90 days past-due and still accruing interest balance.

($ in millions)	Nine months ended September 30, 2014	Year ended December 31, 2013
Gross amount of interest income that would have been recorded in accordance with the original contractual terms	$106	$180
Interest income actually recognized	43	81

Total interest income foregone	$63	$99

Non-accrual loan receivables totaled $2 million (less than 0.1% of outstanding loan receivables) at September 30, 2014 and at December 31, 2013, compared with $1,042 million (2% of outstanding loan receivables) at December 31, 2012. Non-accrual loan receivables decreased from December 31, 2012, primarily due to the revision of our method of classifying loan receivables as non-accrual which was made in the fourth quarter of 2013. We now continue to accrue interest on credit cards until the accounts are charged-off in the period the accounts become 180 days past due. Previously, we stopped accruing interest on credit cards when the accounts became 90 days past due. See Note 2. Basis of Presentation and Summary of Significant Accounting Policies to our combined financial statements for further information, including a description of our accrual policies.

Net charge-offs consist of the unpaid principal balance of loans held for investment that we determine are uncollectible, net of recovered amounts. We exclude accrued and unpaid finance charges and fees and third-party fraud losses from charge-offs. Charged-off and recovered accrued and unpaid finance charges and fees are included in interest and fees on loans while third party fraud losses are included in other expense. Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged off amounts are credited to the allowance for loan losses. Costs incurred to recover charged-off loans are recorded as collection expense and included in other expense in our Combined Statements of Earnings.

The allowance for loan losses totaled $3,102 million at September 30, 2014 compared with $2,892 million at December 31, 2013. Our assessment of our allowance for loan losses at each date represents our best estimate of probable losses inherent in the portfolio as of each such date and is not directly correlated with the seasonal movements in our loan receivables balance. The increase in allowance for loan losses was primarily driven by an increase in our expected losses driven by growth in loan receivables. The allowance for losses totaled $2,892 million at December 31, 2013 compared with $2,274 million at December 31, 2012. The increase of $618 million was primarily attributable to the methodology enhancement discussed in the sections “—Results of Operations—For the Nine Months Ended September 30, 2014 and 2013—Provision for Loan Losses” and “—Results of Operations—For the Years Ended December 31, 2013, 2012 and 2011—Provision for Loan Losses” above.

Delinquencies

Loan delinquencies as a percentage of period-end loan receivables decreased with the over-30 day delinquency rate decreasing to 4.26% at September 30, 2014, as compared to 4.32% at September 30, 2013 and 4.35% at December 31, 2013. The six basis point decrease compared to the same period in prior year was primarily driven by continued improvement in the U.S. economy and employment rates. The decrease as compared to December 31, 2013 was primarily driven by the same economic factors, as well as the seasonality of our business.

Net Charge-Offs

Net charge-offs consist of the unpaid principal balance of loans held for investment that we determine are uncollectible, net of recovered amounts. We exclude accrued and unpaid finance charges and fees and third-party fraud losses from charge-offs. Charged-off and recovered finance charges and fees are included in interest and fees on loans while third party fraud losses are included in other expense. Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged-off amounts are credited to the allowance for loan losses. Costs incurred to recover charged-off loans are recorded as collection expense and included in other expense in our Condensed Consolidated and Combined Statements of Earnings.

The table below sets forth the ratio of net charge-offs to average loan receivables, including held for sale, for the periods indicated.

	Nine Months Ended September 30,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of net charge-offs to average loan receivables, including held for sale(1)	4.57%	4.52%	4.68%	4.93%	5.80%	9.27%	11.26%

(1)	Calculated based on monthly average loan receivables outstanding, except that where monthly balances are unavailable, quarter-end balances are used.

The following tables provide changes in our allowance for loan losses for the periods presented:

	Balance at January 1, 2014	Provision Charged to Operations		Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at September 30, 2014
($ in millions)
Credit cards	$2,827	$2,077	(3)	$—	$(2,284)	$416	$3,036
Consumer installment loans	19	16		—	(21)	9	23
Commercial credit products	46	27		—	(36)	6	43
Other	—	—		—	—	—	—

Total	$2,892	$2,120		$—	$(2,341)	$431	$3,102

	Balance at January 1, 2013	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at September 30, 2013(2)
($ in millions)
Credit cards	$2,174	$2,192	$—	$(2,085)	$404	$2,685
Consumer installment loans	62	19	—	(37)	15	59
Commercial credit products	38	43	—	(39)	6	48
Other	—	—	—	—	—	—

Total	$2,274	$2,254	$—	$(2,161)	$425	$2,792

	Balance at January 1, 2013	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2013
($ in millions)
Credit cards	$2,174	$2,970	$—	$(2,847)	$530	$2,827
Consumer installment loans	62	49	—	(111)	19	19
Commercial credit products	38	53	—	(53)	8	46
Other	—	—	—	—	—	—

Total	$2,274	$3,072	$—	$(3,011)	$557	$2,892

	Balance at January 1, 2012	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2012
($ in millions)
Credit cards	$1,902	$2,438	$—	$(2,680)	$514	$2,174
Consumer installment loans	113	54	—	(130)	25	62
Commercial credit products	37	69	—	(76)	8	38
Other	—	4	—	(4)	—	—

Total	$2,052	$2,565	$—	$(2,890)	$547	$2,274

	Balance at January 1, 2011	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2011
($ in millions)
Credit cards	$2,137	$2,130	$(8)	$(2,850)	$493	$1,902
Consumer installment loans	176	54	—	(151)	34	113
Commercial credit products	49	74	—	(99)	13	37
Other	—	—	—	—	—	—

Total	$2,362	$2,258	$(8)	$(3,100)	$540	$2,052

	Balance at January 1, 2010(4)	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2010
($ in millions)
Credit cards	$3,058	$2,899	$3	$(4,263)	$440	$2,137
Consumer installment loans	135	135	—	(131)	37	176
Commercial credit products	64	116	—	(142)	11	49
Other	—	1	—	(1)	—	—

Total	$3,257	$3,151	$3	$(4,537)	$488	$2,362

	Balance at January 1, 2009	Provision Charged to Operations	Other(5)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2009(4)
($ in millions)
Credit cards	$1,249	$2,321	$(211)	$(2,166)	$143	$1,336
Consumer installment loans	314	387	—	(479)	34	256
Commercial credit products	61	168	—	(180)	10	59
Other	2	7	—	(6)	—	3

Total	$1,626	$2,883	$(211)	$(2,831)	$187	$1,654

(1)	Other primarily included the effects of foreign currency exchange.
(2)	Net charge-offs (gross charge-offs less recoveries) in certain portfolios may exceed the beginning allowance for loan losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the year due to information becoming available during the year, which may identify further deterioration of existing loan receivables.
(3)	Includes a $57 million reduction in provision for loan losses associated with the classification of certain receivables as held for sale.
(4)	Differences between December 31, 2009 and January 1, 2010 reflect the effects of our adoption of ASC 810, Consolidation, on January 1, 2010 and the consolidation of assets and liabilities of certain previously unconsolidated securitization entities.
(5)	Other primarily included $217 million of transfers of allowance for loan losses relating to the sales of loan receivables to unconsolidated securitization entities and $6 million of effects of foreign currency exchange.

Funding, Liquidity and Capital Resources

We maintain a strong focus on liquidity and capital. Our funding, liquidity and capital policies are designed to ensure our business has the liquidity and capital resources to support our daily operations, our business growth, our credit ratings and our regulatory and compliance requirements, in a cost effective and prudent manner through expected and unexpected market environments.

Funding Sources

Our primary funding sources include cash from operations, deposits (direct and brokered deposits), third party debt and securitized financings. Prior to the IPO, we also utilized related party debt provided by GECC and its affiliates as a primary funding source. As part of the Transactions, we repaid the related party debt outstanding at the date of the IPO and entered into new long-term debt arrangements with both third parties and GECC.

The following tables summarize information concerning our funding sources during the periods indicated:

	2014			2013
Nine months ended September 30 ($ in millions)	Average Balance	%	Average Rate	Average Balance	%	Average Rate
Deposits(1)	$28,799	54.7%	1.5%	$21,355	45.6%	1.8%
Securitized financings	14,888	28.3	1.4	16,560	35.4	1.3
Related party debt	6,739	12.8	2.1	8,902	19.0	1.7
Third party debt	2,218	4.2	2.8	—	—	—

Total	$52,644	100.0%	1.6%	$46,817	100.0%	1.6%

(1)	Excludes $259 million and $488 million average balance of non-interest-bearing deposits for the nine months ended September 30, 2014 and September 30, 2013, respectively. Non-interest-bearing deposits comprise less than 10% of total deposits for the nine months ended September 30, 2014 and 2013.

	2013			2012			2011
Years ended December 31 ($ in millions)	Average Balance	%	Average Rate	Average Balance	%	Average Rate	Average Balance	%	Average Rate
Deposits(1)	$22,405	47%	1.7%	$17,039	40%	2.1%	$15,025	38%	2.3%
Securitized financings	16,209	34	1.3	15,172	36	1.5	12,958	33	1.9
Related party debt	9,000	19	1.7	10,132	24	1.5	11,729	29	2.8

Total	$47,614	100%	1.6%	$42,343	100%	1.8%	$39,712	100%	2.3%

(1)	Excludes $506 million, $475 million, and $417 million average balance of non-interest bearing deposits for the years ended December 31, 2013, 2012 and 2011, respectively. Non-interest-bearing deposits comprise less than 10% of total deposits for the years ended December 31, 2013, 2012 and 2011.

Each of our historical funding sources and our funding sources following the IPO are discussed below.

Deposits

We obtain deposits directly from retail and commercial customers (“direct deposits”) or through third-party brokerage firms that offer our deposits to their customers (“brokered deposits”). At September 30, 2014, we had $18.3 billion in direct deposits (which includes deposits from banks and financial institutions) and $14.4 billion in deposits originated through brokerage firms (including network deposit sweeps procured through a program arranger who channels brokerage account deposits to us). A key part of our liquidity plan and funding strategy is to significantly expand our direct deposits base as a source of stable and diversified low cost funding.

Our direct deposits include a range of FDIC-insured deposit products, including certificates of deposit, IRAs, money market accounts and savings accounts, which we offer under our Optimizer+Plus brand. In January 2013, we acquired the deposit business of MetLife, which is a direct banking platform that had $6.4 billion in deposits at the time of the acquisition.

Brokered deposits are primarily from retail customers of large brokerage firms. We have relationships with eight brokers that offer our deposits through their networks. Our brokered deposits consist primarily of certificates of deposit that bear interest at a fixed rate and at September 30, 2014 had a weighted average remaining life of 3.4 years. These deposits generally are not subject to early withdrawal.

Our ability to attract deposits is sensitive to, among other things, the interest rates we pay, and therefore we bear funding and interest rate risk if we fail, or are required to pay higher rates, to attract new deposits or retain existing deposits. To mitigate these risks, we pursue a funding strategy that seeks to match our assets and liabilities by interest rate and expected maturity characteristics, and we seek to maintain access to multiple other funding sources, including securitized financings (including our undrawn committed capacity) and unsecured debt.

Over the next several years we are seeking to increase our direct deposits. The growth of direct deposits will be supported by a significant investment in marketing and brand awareness. See “—Business Trends and Conditions—Increases in other expense to operate as a fully independent company” above.

The following tables summarize certain information regarding our interest bearing deposits by type (all of which constitute U.S. deposits) for the periods indicated.

Nine months ended September 30 ($ in millions)	2014			2013
	Average Balance(1)	% of Total	Average Rate	Average Balance(1)	% of Total	Average Rate
Direct deposits:
Certificates of deposit (including IRA certificates of deposit)	$10,330	35.9%	1.2%	$4,838	22.6%	0.9%
Savings accounts (including money market accounts)	3,901	13.5	0.9	1,893	8.9	0.9
Brokered deposits	14,568	50.6	2.0	14,624	68.5	2.2

Total interest-bearing deposits	$28,799	100.0%	1.5%	$21,355	100.0%	1.8%

Years ended December 31 ($ in millions)	2013			2012			2011
	Average Balance(1)	% of Total	Average Yield	Average Balance(1)	% of Total	Average Yield	Average Balance(1)	% of Total	Average Yield
Direct deposits:
Certificates of deposit (including IRA certificates of deposit)	$5,889	26%	0.9%	$284	2%	0.7%	$—	—%	—%
Savings accounts (including money market accounts)	2,193	10	0.8	—	—	—	—	—	—
Brokered deposits	14,323	64	2.1	16,755	98	2.1	15,025	100	2.3

Total interest-bearing deposits	$22,405	100%	1.7%	$17,039	100%	2.1%	$15,025	100%	2.3%

(1)	Average balances are based on monthly balances. Calculation of daily averages at this time involves undue burden and expense. We believe our average balance data is representative of our operations.

Our deposit liabilities provide funding with maturities ranging from one day to ten years. At September 30, 2014, the weighted average maturity of our certificates of deposit was 29.3 months. See Note 8. Deposits and Borrowings to our condensed consolidated and combined financial statements.

The following table summarizes deposits of $100,000 or more, by contractual maturity at September 30, 2014.

($ in millions)	3 Months or Less	Over 3 Months but within 6 Months	Over 6 Months but within 12 Months	Over 12 Months	Total
U.S. deposits ($100,000 or more)
Direct deposits:
Certificates of deposit (including IRA certificates of deposit)	$862	$1,668	$2,941	$3,359	$8,830
Savings accounts (including money market accounts)	4,147	—	—	—	4,147
Brokered deposits:
Certificates of deposit	833	464	1,410	10,650	13,357
Sweep accounts	545	—	—	—	545

Total	$6,387	$2,132	$4,351	$14,009	$26,879

Securitized Financings

We have been engaged in the securitization of our credit card receivables since 1997. We access the asset-backed securitization market using the Synchrony Credit Card Master Note Trust (“MNT”) (formerly the GE Capital Credit Card Master Note Trust) through which we issue asset-backed securities through both public transactions and private transactions funded by financial institutions and commercial paper conduits. In addition, we issue asset-backed securities in private transactions through the GE Sales Finance Master Trust (“SFT”) and the GE Money Master Trust (“GMT”).

The following table summarizes expected contractual maturities of the investors’ interests in securitized financings at September 30, 2014.

($ in millions)	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	After Five Years	Total
Scheduled maturities of long-term borrowings—owed to securitization investors:
MNT(1)	$3,033	$7,827	$1,963	$—	$12,823
SFT	—	2,000	—	—	2,000
GMT	119	149	—	—	268

Total long-term borrowings—owed to securitization investors	$3,152	$9,976	$1,963	$—	$15,091

(1)	Excludes subordinated classes of MNT notes that we own.

We retain exposure to the performance of trust assets through: (i) in the case of MNT, SFT and GMT, subordinated retained interests in the receivables transferred to the trust in excess of the principal amount of the notes for a given series to provide credit enhancement for a particular series, as well as pari passu seller’s interest in each trust and (ii) subordinated classes of MNT notes that we own.

All of our securitized financings include early repayment triggers, referred to as early amortization events, including one that occurs if the three-month average excess spread as it relates to a particular series, in the case of MNT, or as it relates to all series on a trust-wide basis, in the case of SFT and GMT, falls below zero. No early amortization event has occurred with respect to any of the securitized financings in MNT, SFT or GMT. See “—Description of Certain Indebtedness—Securitized Financings.”

The following table summarizes for each of our trusts the three-month rolling average excess spread at September 30, 2014.

	Note Principal Balance ($ in millions)	# of Series Outstanding	3-Month Rolling Average Excess Spread(1)
MNT	$14,227	23	14.5% to 19.3%
SFT	2,000	8	12.9%
GMT	268	1	33.1%

(1)	Represents the excess spread (generally calculated as interest income collected from the applicable pool of loan receivables less applicable net charge-offs, interest expense and servicing costs, divided by the aggregate principal amount of loan receivables in the applicable pool) for each trust (or, in the case of MNT, represents a range of the excess spreads relating to particular series issued within the trust), in each case calculated in accordance with the applicable trust or series documentation, for the three securitization monthly periods ending prior to September 30, 2014.

Third Party Debt

On August 5, 2014, we borrowed the full amount under the Bank Term Loan Facility with third party lenders that provided $8.0 billion principal amount of unsecured term loans maturing in 2019. See “—Description of Certain Indebtedness—Bank Term Loan Facility.”

On August 11, 2014, we issued a total of $3.6 billion of the Existing Notes with various maturities ranging from 2017 through 2024. We used a portion of the net proceeds from the issuance of the Existing Notes to prepay $0.5 billion of the Bank Term Loan Facility.

At September 30, 2014, our third party debt was $11.1 billion and the weighted average interest rate on third party debt was 2.6%. The aggregate interest and fees incurred with respect to third party debt was $46 million for the nine months ended September 30, 2014.

In October 2014, we amended the Bank Term Loan Facility to, among other things, increase the amount of indebtedness that the Company may incur thereunder by $750 million. This amount was borrowed in full by the Company and increased the total indebtedness outstanding under the Bank Term Loan Facility from approximately $7.5 billion to approximately $8.2 billion. See “—Description of Certain Indebtedness—GECC Term Loan Facility.” The proceeds from these additional borrowings were used to prepay outstanding principal amounts of the indebtedness under the GECC Term Loan Facility.

Related Party Debt

Prior to our IPO, GECC provided the majority of our debt funding. We repaid all of our then-existing related party debt owed to GECC outstanding on the closing date of the IPO, totaling $8.0 billion, and on the closing date of the IPO, we borrowed the full amount under the GECC Term Loan Facility, which provided $1.5 billion principal amount of unsecured term loan maturing in 2019. We used a portion of the net proceeds from the issuance of the Existing Notes in August 2014 to prepay $0.1 billion of the GECC Term Loan Facility.

The balance of related party debt outstanding at September 30, 2014 and at December 31, 2013, 2012 and 2011 was $1.4 billion, $9.0 billion, $10.6 billion and $11.7 billion, respectively. The aggregate interest and fees incurred with respect to funding provided by GECC to us was $105 million and $111 million for the nine months ended September 30, 2014 and 2013, respectively, and $157 million, $155 million and $333 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In October 2014, we used the proceeds from additional borrowings under the Bank Term Loan to prepay an additional $750 million of the GECC Term Loan facility, lowering the principal amount outstanding to $655 million. We expect that we will continue to prepay part or substantially all of the GECC Term Loan Facility prior to its maturity.

Short-Term Borrowings

Except as described above, there were no material short-term borrowings for the periods presented.

Existing Unsecured Revolving Credit Lines

The Company’s historic funding arrangements with GECC have included five revolving credit facilities (the “GECC Revolving Credit Facilities”) between GECC (or certain of its subsidiaries) and the Bank (or certain of its subsidiaries) pursuant to which the Bank could borrow up to an aggregate of $10 billion. All amounts outstanding under the GECC Revolving Credit Facilities were repaid at the date of the closing of the IPO, and on September 4, 2014, following receipt of a non-objection from the OCC and as previously contemplated in our Registration Statement, these facilities were terminated and replaced with a new $6.0 billion intercompany revolving credit facility between the Company (as lender) and the Bank (as borrower). Borrowings under the new intercompany facility are eliminated in our consolidated financial statements.

In addition, the Bank was a party to two separate revolving credit agreements, each with a different lender, and each providing the Bank with an unsecured revolving line of credit of up to $500 million. GECC has guaranteed the Bank’s payment obligations under these agreements. There were no borrowings under these lines of credit for the periods presented and we terminated these agreements on September 30, 2014.

Additional Available Funding Capacity

Undrawn securitized financings. At September 30, 2014, we had approximately $5.6 billion of undrawn committed capacity, subject to customary borrowing conditions, from private lenders under two of our existing securitization programs.

Other. At September 30, 2014, we had more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales or to be pledged to the Federal Reserve Board for credit at the discount window.

Contractual Obligations

In the normal course of business, we enter into various contractual obligations that require future cash payments. Our future cash payments associated with our contractual obligations at December 31, 2013 are summarized below.

	Payments Due by Period
($ in millions)	Total	2014	2015 – 2016	2017 – 2018	2019 and Thereafter
Deposits(1)(2)	$25,719	$14,279	$6,665	$3,110	$1,665
Securitized financings(3)	15,362	5,143	6,423	2,634	1,162
Capital lease obligations	3	3	—	—	—
Operating leases	79	24	35	14	6

Total contractual obligations(4)	$41,163	$19,449	$13,123	$5,758	$2,833

(1)	Savings accounts (including money market accounts), brokered network deposits sweeps, and non-interest bearing deposits are assumed for purposes of this table to be due in 2014 because they may be withdrawn at any time without payment of any penalty.
(2)	Deposits do not include interest payments because the amount and timing of these payments cannot be reasonably estimated as certain deposits have early withdrawal rights and also the option to roll interest payments into the balance. The average interest rate on our interest bearing deposits for the year ended December 31, 2013 was 1.7%. See Note 8. Deposits and Borrowings to our combined financial statements.
(3)	The amounts shown exclude interest as the majority of our securitized financing require payments of interest based on floating rates. The average interest rate for the year ended December 31, 2013 was 1.3%. See Note 8. Deposits and Borrowings to our combined financial statements.
(4)	Related party debt is excluded from the table above because it was repaid in connection with the closing of the IPO. See “—Funding, Liquidity and Capital Resources—Related Party Debt.” This table does not include debt incurred in connection with the IPO and the Existing Notes offering. See “—Description of Certain Indebtedness.”

Off-Balance Sheet Items—Guarantees

We do not have any significant off-balance sheet items, including guarantees. Guarantees are contracts or indemnification agreements that contingently require us to make a guaranteed payment or perform an obligation to a third-party based on certain trigger events. At September 30, 2014, we had not recorded any contingent liabilities in our Combined Statements of Financial Position related to any guarantees.

Covenants

Our credit facilities include various covenants, including financial covenants that require performance measures and ratios to be met. If we do not satisfy any of the covenants in our credit facilities, the credit facilities may be terminated and the maturity of amounts outstanding thereunder may be accelerated and become payable. The indenture pursuant to which our Existing Notes were issued in August 2014 also includes various covenants. We were in compliance with all of these covenants at September 30, 2014. For further information regarding our credit facilities and the indenture, see “—Description of Certain Indebtedness.”

Our real estate leases also include various covenants, but typically do not include financial covenants. If we do not satisfy the covenants in the real estate leases, the leases may be terminated and we may be liable for damage claims. At September 30, 2014, we had not received any notices of default under any of our real estate leases.

Credit Ratings

Our borrowing costs and capacity in certain funding markets, including securitizations and senior and subordinated debt, may be affected by the credit ratings of the Company, the Bank and the ratings of our asset-backed securities.

Our senior unsecured debt issued in August 2014, was rated BBB- (stable outlook) by Fitch and BBB- (stable outlook) by S&P. In addition, certain of the asset-backed securities issued by MNT are rated by Fitch, S&P and/or Moody’s. A credit rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. Downgrades in these credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.

See “Item 1A. Risk Factors—Risks Relating to Our Business—A reduction in our credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.”

Liquidity

We seek to ensure that we have adequate liquidity to sustain business operations, fund asset growth and satisfy debt obligations under normal and stress conditions.

We maintain policies outlining the overall framework and general principles for managing liquidity risk across our business, which is the responsibility of our ALCO, a subcommittee of our Enterprise Risk Management Committee. We employ a variety of metrics to monitor and manage liquidity. We perform regular liquidity stress testing and contingency planning as part of our liquidity management process. We evaluate a range of stress scenarios including Company specific and systemic events that could impact funding sources and our ability to meet liquidity needs.

We maintain a liquidity portfolio, which at September 30, 2014 had $14.1 billion of liquid assets, primarily consisting of cash and equivalents, less cash in transit which is not considered to be liquid, compared to a $2.1 billion liquidity portfolio at December 31, 2013. The increase in liquid assets was primarily due to the proceeds from the IPO and related debt financings, and also the retention of excess cash and equivalents from operations within our Company.

As additional sources of liquidity, at September 30, 2014, we had an aggregate of approximately $5.6 billion of undrawn committed capacity, subject to customary borrowing conditions, from private lenders under two of our existing securitization programs, and we had more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales or to be pledged to the Federal Reserve Board for credit at the discount window

Our liquidity portfolio consists of cash and equivalents primarily in the form of deposits with the Federal Reserve Bank and short-term obligations of the U.S. Treasury. As a general matter, investments included in our liquidity portfolio are expected to be highly liquid, giving us the ability to readily convert them to cash. The level and composition of our liquidity portfolio may fluctuate based upon the level of expected maturities of our funding sources as well as operational requirements and market conditions.

The following table sets forth our liquidity portfolio and undrawn capacity information at September 30, 2014.

($ in billions)
Liquidity portfolio
Cash and equivalents(1)	$14.8

Total liquidity portfolio	$14.1
Undrawn credit facilities
Undrawn committed securitization financings	5.6

Total liquidity portfolio and undrawn credit facilities	$19.7

(1)	Cash and equivalents of $731 million at September 30, 2014, which primarily relates to cash in transit, is excluded for the purpose of calculating liquidity.

We will rely significantly on dividends and other distributions and payments from the Bank for liquidity; however, bank regulations, contractual restrictions and other factors limit the amount of dividends and other distributions and payments that the Bank may pay to us. For a discussion of regulatory restrictions on the Bank’s ability to pay dividends, see “Item 1A. Risk Factors—Risks Relating to Regulation—We may pay dividends or repurchase our common stock, which may reduce the amount of funds available to satisfy our indebtedness; the Bank is subject to restrictions that limit its ability to pay dividends to us, which could limit our ability to make payments on our indebtedness” and “Item 1. Business—Regulation—Savings Association Regulation—Dividends and Stock Repurchases.” For a discussion of the financial covenants contained in the Bank Term Loan Facility and the GECC Term Loan Facility that limit our and the Bank’s ability to pay dividends, see “—Description of Certain Indebtedness—Bank Term Loan Facility” and “—GECC Term Loan Facility.”

Capital

Our primary sources of capital have been earnings generated by our businesses and existing equity capital. The proceeds from the IPO have increased our equity capital significantly. We seek to manage capital to a level and composition sufficient to support the risks of our businesses, meet regulatory requirements, adhere to rating agency targets and support future business growth. The level, composition and utilization of capital are influenced by changes in the economic environment, strategic initiatives and legislative and regulatory developments. Within these constraints, we are focused on deploying capital in a manner that will provide attractive returns to our stockholders. At September 30, 2014, we had $9.9 billion of equity capital.

In connection with our application to the Federal Reserve Board described above and the Separation, we expect to continue to increase our capital levels by, among other things, retaining net earnings and by not paying a dividend or returning capital through stock repurchases until our application to the Federal Reserve Board is approved. As part of our capital plan, thereafter, our board of directors intends to consider our policy for paying dividends and may consider stock repurchases. We are targeting Tier 1 common ratios well in excess of regulatory “well capitalized” levels. We measure capital ratios under the Basel I framework and believe we are well positioned to manage our capital ratios as we transition to Basel III requirements in 2015.

The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, regulatory restrictions (including any restrictions that may be imposed in connection with the Separation from GE), corporate law and contractual restrictions and other factors that our board of directors deems relevant. In addition, banking laws and regulations and our banking regulators may limit our ability to pay dividends and make repurchases of our stock. For a discussion of regulatory restrictions on our and the Bank’s ability to pay dividends and repurchase stock, see “Item 1A. Risk Factors—Risks Relating to Regulation—We may pay dividends or repurchase our common stock, which may reduce the amount of funds available to satisfy our indebtedness; the Bank is subject to restrictions that limit its ability to pay dividends to us, which could limit our ability to make payments on our indebtedness.” There can be no assurance that we will declare and pay any dividends or repurchase any stock in the future.

Regulatory Capital Requirements - Synchrony Financial

As a savings and loan holding company, we historically have not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that we will be subject to capital requirements under the applicable Basel III capital rules. For more information, see “Item 1. Business—Regulation—Savings and Loan Holding Company Regulation.”

The following table sets forth at September 30, 2014, the composition of our capital ratios for the Company under Basel I.

	Company		Minimum to be Well- Capitalized under Prompt Corrective Action Provisions
At September 30, 2014 ($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$9,595	16.4%	$5,851	10.0%
Tier 1 risk-based capital	$8,835	15.1%	$3,510	6.0%
Tier 1 leverage(1)	$8,835	12.2%	$3,618	5.0%
Tier 1 common equity	$8,835	15.1%	N/A	N/A

(1)	Tier 1 leverage ratio represents total tier 1 capital as a percentage of total leveraged assets.

At September 30, 2014, we had an estimated fully phased-in Basel III Tier 1 common ratio of 14.6%.

Non-GAAP Measures

As a new savings and loan holding company, the Company historically has not been required by regulators to disclose capital ratios, and therefore these capital ratios are non-GAAP measures. We believe these capital ratios are useful measures to investors because they are widely used by analysts and regulators to assess the capital position of financial services companies, although our Basel I Tier 1 common ratio is not a Basel I defined regulatory capital ratio, and our Basel I and Basel III Tier 1 common ratios may not be comparable to similarly titled measures reported by other companies. Our Basel I Tier 1 common ratio is the ratio of Tier 1 common equity (as calculated below) to total risk-weighted assets as calculated in accordance with the U.S. Basel I capital rules. Our Basel III Tier 1 common ratio is the ratio of common equity Tier 1 capital to total risk-weighted assets, each as calculated in accordance with the U.S. Basel III capital rules (on a fully phased-in basis). Our Basel III Tier 1 common ratio is a preliminary estimate reflecting management’s interpretation of the final Basel III capital rules adopted in July 2013 by the Federal Reserve Board, which have not been fully implemented, and our estimate and interpretations are subject to, among other things, ongoing regulatory review and implementation guidance. The following table sets forth a reconciliation of each component of our capital ratios set forth above to the comparable GAAP component at September 30, 2014.

($ in millions)	At September 30, 2014
Equity to Tier 1 capital, Tier 1 common equity and Risk-based capital
Total equity	$9,941
Unrealized (gains) / losses on investment securities(1)	4
Disallowed goodwill and other disallowed intangible assets(2)	(1,110)

Tier 1 capital / Tier 1 common equity - Basel I	$8,835
Allowance for loan losses includible in risk-based capital	760

Risk-based capital	$9,595

Tier 1 capital - Basel I	$8,835
Adjustments related to certain other disallowed intangible assets and deferred tax liabilities	(24)

Tier 1 capital - Basel III	$8,811

Total assets to leveraged assets
Total assets	$73,469
Disallowed goodwill and other disallowed intangible assets(2)	(1,110)
Unrealized (gains) / losses on investment securities(1)	4

Total assets for leverage capital purposes	$72,363

Risk-weighted assets - Basel I	$58,457
Additional risk weighting adjustments related to:
Deferred taxes	1,319
Loan receivables delinquent over 90 days	526
Other	(2)

Risk-weighted assets - Basel III	$60,300

(1)	Amounts are presented net of tax.
(2)	Amounts are net of related deferred tax liabilities.

Regulatory Capital Requirements - Synchrony Bank

Under the Bank’s Operating Agreement with the OCC, which it entered into on January 11, 2013 in connection with its acquisition of the deposit business of MetLife, and regulatory capital requirements adopted by the OCC, the Bank must maintain minimum levels of capital, which are higher than those required under Basel I requirements.

The following table sets forth the composition of the Bank’s capital ratios at the dates indicated.

	Bank		Operating Agreement Requirement
At September 30, 2014 ($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,527	17.0%	$4,225	11.0%
Tier 1 risk-based capital	$6,027	15.7%	$2,689	7.0%
Tier 1 leverage	$6,027	13.2%	$2,732	6.0%

	Bank		Operating Agreement Requirement
At December 31, 2013 ($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,010	17.3%	$3,828	11.0%
Tier 1 risk-based capital	$5,559	16.0%	$2,436	7.0%
Tier 1 leverage	$5,559	14.9%	$2,243	6.0%

	Bank		Operating Agreement Requirement
At December 31, 2012 ($ in millions)	Amount	Ratio	Amount		Ratio
Total risk-based capital	$5,608	15.1%	$	N/A	N/A
Tier 1 risk-based capital	$5,134	13.8%	$	N/A	N/A
Tier 1 leverage	$5,134	17.2%	$	N/A	N/A

Failure to meet minimum capital requirements can result in the initiation of certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could limit our business activities and have a material adverse effect on our business, results of operations and financial condition. See “Item 1A. Risk Factors—Risks Relating to Regulation—Failure by Synchrony, the Bank and, until the GE SLHC Deregistration, GECC to meet applicable capital adequacy rules could have a material adverse effect on us.”

Critical Accounting Estimates

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. All of these estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in incremental losses on loan receivables, future impairments of investment securities, goodwill, intangible assets establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. See Note 2. Basis of Presentation and Summary Significant Accounting Policies to our combined financial statements, which discusses the significant accounting policies that we have selected from acceptable alternatives.

Allowance for Loan Losses

Losses on loan receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of probable losses takes into account our historical experience adjusted for current conditions with each product and customer type and our judgment concerning the probable effects of relevant observable data, trends and market factors.

We evaluate each portfolio quarterly. For credit card receivables, our estimation process includes analysis of historical data and there is a significant amount of judgment applied in selecting inputs and analyzing the results produced by the models to determine the allowance. Our risk process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or on a portfolio basis, as appropriate. More specifically, we use a migration analysis to estimate the likelihood that a loan will progress through the various stages of delinquency. The migration analysis considers uncollectible principal, interest and fees reflected in the loan receivables. We use other analyses to estimate losses incurred on non-delinquent accounts. The considerations in these analyses include past performance, risk management techniques applied to various accounts, historical behavior of different account vintages, current economic conditions, recent trends in delinquencies, bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates, forecasting uncertainties and a qualitative assessment of the adequacy of the allowance for losses, which compares this allowance for losses to projected net charge-offs over the next 12 months, in a manner consistent with regulatory guidance. We do not evaluate credit card loans for impairment on an individual basis, but instead estimate its allowance for credit card loan losses on a portfolio basis. Further, experience is not available for new portfolios; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates.

Asset Impairment

Investments. We regularly review investment securities for impairment using both quantitative and qualitative criteria. For debt securities, if we do not intend to sell the security, and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position.

Goodwill and Intangible Assets. We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is defined under GAAP as the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. Our operating segment consists of a single reporting unit, based on the level at which management regularly reviews and measures the business operating results.

Goodwill impairment risk is first assessed under FASB Accounting Standards Update (“ASU”) 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment by performing a qualitative review of entity-specific, industry, market and general economic factors for our reporting unit. If potential goodwill impairment risk exists that indicates that it is more likely than not that the carrying value of our reporting unit exceeds its fair value, we apply a two-step quantitative test. The first step compares the reporting unit’s estimated fair value with its carrying value. If the carrying value of our reporting unit’s net assets exceeds its fair value, the second step is applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill is considered impaired and reduced to its implied fair value. The qualitative assessment for each period presented in the combined financial statements was performed without hindsight, assuming only factors and market conditions existing as of those dates, and resulted in no potential goodwill impairment risk for our reporting unit. Consequently, goodwill was not deemed to be impaired for any of the periods presented.

Definite-lived intangible assets principally consist of customer-related assets, including contract acquisitions and purchased credit card relationships. These assets are amortized over their estimated useful lives and evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The evaluation compares the cash inflows expected to be generated from each intangible asset to its carrying value. If cash flows attributable to the intangible asset are less than the carrying value, the asset is considered impaired and written down to its estimated fair value. No impairments of definite-lived intangible assets have been recognized in the periods presented in the combined financial statements.

Income Taxes

We are subject to income tax in the United States (federal, state and local) as well as other jurisdictions in which we operate. Our provision for income tax expense is based on our income, the statutory tax rates and other provisions of the tax laws applicable to us in each of these various jurisdictions. These laws are complex, and their application to our facts is at times open to interpretation. The process of determining our combined income tax expense includes significant judgments and estimates, including judgments regarding the interpretation of those laws. Our provision for income taxes and our deferred tax assets and liabilities incorporate those judgments and estimates, and reflect management’s best estimate of current and future income taxes to be paid. We review our tax positions quarterly and adjust the balances as new information becomes available.

Deferred tax assets and liabilities relate to temporary differences between the financial reporting and income tax bases of our assets and liabilities, as well as the impact of tax loss carryforwards or carrybacks. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time, based upon currently enacted income tax laws and rates that will be in effect when such differences are expected to reverse. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities, and the implementation of available tax planning strategies. These decisions rely heavily on estimates. We use our historical experience and our short- and long-range business forecasts to provide insight.

FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) (now part of ASC 740, Income Taxes), establishes the framework by which we determine the appropriate level of tax reserves to be maintained for uncertain income tax positions. Applying this framework, we recognize the financial statement impact of uncertain income tax positions when we conclude that it is more likely than not, based on the technical merits of a position, that the position will be sustained upon audit by the taxing authority. In certain situations, we establish a liability that represents the difference between a tax position taken (or expected to be taken) on an income tax return and the amount of taxes recognized in our financial statements. We recognize accrued interest and penalties related to uncertain income tax positions as interest expense and provision for income taxes, respectively.

Fair Value Measurements

Assets and liabilities measured at fair value every reporting period include investments in debt and equity securities. Assets that are not measured at fair value every reporting period, but that are subject to fair value measurements in certain circumstances primarily include loans that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, and cost method investments that are written down to fair value when they are impaired.

Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to our asset being valued.

Quantitative and Qualitative Disclosures About Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, correlations or other market factors will result in losses for a position or portfolio. We are exposed to market risk primarily from changes in interest rates. See “Item 1A. Risk Factors—Risks Relating to Our Business—Changes in market interest rates could have a material adverse effect on our net earnings, funding and liquidity” and “—A reduction in our credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.”

Interest Rate Risk. We borrow money from a variety of depositors and institutions in order to provide loans to our customers. Changes in market interest rates cause our net interest income and our interest expense to increase or decrease, as certain of our assets and liabilities carry interest rates that fluctuate with market benchmarks. The interest rate benchmark for our floating rate assets is the prime rate and the interest rate benchmark for our floating rate liabilities is generally either LIBOR or the federal funds rate. The prime rate and the LIBOR or federal funds rate could reset at different times or could diverge, leading to mismatches in the interest rates on our floating rate assets and floating rate liabilities.

Competitive factors may limit, and future regulatory reform may limit or restrict, our ability to raise interest rates, fixed or floating, on our loans. In addition, some of our program agreements limit the rate of interest we can charge to customers under those agreements. If interest rates were to rise materially over a sustained period of time, and we are unable to sufficiently raise our interest rates in a timely manner, our net interest margin could be adversely impacted, which could have a material adverse effect on our net earnings.

Interest rates may also adversely impact our customers’ spending levels and ability and willingness to pay outstanding amounts owed to us. Our floating rate products bear interest rates that fluctuate with the prime rate. Higher interest rates often lead to higher payment obligations by customers to us and other lenders under mortgage, credit card and other consumer loans, which may reduce our customers’ ability to remain current on their obligations to us and therefore lead to increased delinquencies, charge-offs and allowances for loan losses which could have a material adverse effect on our net earnings.

Changes in interest rates and competitor responses to these changes may also impact customer decisions to maintain deposits with us, and reductions in deposits could materially adversely affect our funding costs and liquidity.

To manage interest rate risk we generally pursue a match funding strategy pursuant to which we seek to match the interest rate repricing characteristics of our assets and liabilities. At September 30, 2014, 55.7% of our loans bore a fixed interest rate to the customer, and we have historically funded these assets with fixed rate certificates of deposit, securitized financing and unsecured debt. At September 30, 2014, 44.3% of our loans bore a floating interest rate to the customer, and we generally fund these assets with floating rate deposits, securitized financing and unsecured debt. Historically, we have not used interest rate derivative contracts to manage interest rate risk. To the extent we are unable to effectively match the interest rates on our assets and liabilities (including, in the future, potentially through the use of derivatives), our net earnings could be materially adversely affected.

We assess our interest rate risk by estimating the effect on our net earnings of various scenarios that differ based on assumptions about the direction and the magnitude of interest rate changes.

For purposes of presenting the possible earnings effect of a hypothetical, adverse change in interest rates over the 12-month period from our reporting date, we assume that all interest rate sensitive assets and liabilities will be impacted by a hypothetical, immediate 100 basis point increase in interest rates as of the beginning of the period. The sensitivity is based upon the hypothetical assumption that all relevant types of interest rates that affect our results would increase instantaneously, simultaneously and to the same degree.

Our interest rate sensitive assets include our variable rate loan receivables and the assets that make up our liquidity portfolio. At September 30, 2014, 44.3% of our receivables bore a floating interest rate. Assets with rates that are fixed at period end but which will mature, or otherwise contractually reset to a market-based indexed rate or other fixed rate prior to the end of the 12-month period, are considered to be rate sensitive. The latter category includes certain loans that may be offered at below-market rates for an introductory period, such as balance transfers and special promotional programs, after which the loans will contractually reprice under standard terms in accordance with our normal market-based pricing structure. For purposes of measuring rate sensitivity for such loans, only the effect of the hypothetical 100 basis point change in the underlying market-based indexed rate or other fixed rate has been considered rather than the full change in the rate to which the loan would contractually reprice. For assets that have a fixed interest rate at the period end but which contractually will, or are assumed to, reset to a market-based indexed rate or other fixed rate during the next 12 months, earnings sensitivity is measured from the expected repricing date.

Interest rate sensitive liabilities are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Thus, liabilities that vary with changes in a market-based index, such as the federal funds rate or LIBOR, which will reset before the end of the 12-month period, or liabilities whose rates are fixed at the period end but which will mature and are assumed to be replaced with a market-based indexed rate prior to the end of the 12-month period, also are considered to be rate sensitive. For these fixed rate liabilities, earnings sensitivity is measured from the expected repricing date.

Assuming an immediate 100 basis point increase in the interest rates affecting all interest rate sensitive assets and liabilities at September 30, 2014, we estimate that net interest income over the following 12-month period would increase by approximately $97 million.

Limitations of Market Risk Measures. The interest rate risk models that we use in deriving these measures incorporate contractual information, internally-developed assumptions and proprietary modeling methodologies, which project borrower and deposit behavior patterns in certain interest rate environments. Other market inputs, such as interest rates, market prices and interest rate volatility, are also critical components of our interest rate risk measures. We regularly evaluate, update and enhance these assumptions, models and analytical tools as we believe appropriate to reflect our best assessment of the market environment and the expected behavior patterns of our existing assets and liabilities.

There are inherent limitations in any methodology used to estimate the exposure to changes in market interest rates. The sensitivity analysis provided above contemplates only certain movements in interest rates at a particular point in time based on the existing balance sheet. It does not attempt to estimate the effect of a more significant interest rate increase over a sustained period of time, which as described in “—Interest Rate Risk” above, could adversely affect our net interest margin. In addition, the strategic actions that management may take to manage our balance sheet may differ from our projections, which could cause our actual earnings to differ from the above sensitivity analysis. Furthermore, the sensitivity analysis provided above is based on our historical financial position and does not give pro forma effect to the additional financings contemplated as part of the Transactions.

Description of Certain Indebtedness

Senior Notes

On August 11, 2014, we issued $500 million in aggregate principal amount of 1.875% Senior Notes due 2017 (the “2017 Notes”), $1,100 million in aggregate principal amount of 3.000% Senior Notes due 2019 (the “2019 Notes”), $750 million in aggregate principal amount of 3.750% Senior Notes due 2021 (the “2021 Notes”) and $1,250 million in aggregate principal amount of 4.250% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes, 2019 Notes and 2021 Notes, the “Existing Notes”). Interest on the Existing Notes is payable on February 15 and August 15 of each year. The 2017 Notes will mature on August 15, 2017, the 2019 Notes will mature on August 15, 2019, the 2021 Notes will mature on August 15, 2021, and the 2024 Notes will mature on August 15, 2024.

The indenture governing the Existing Notes contains certain restrictive covenants and customary events of default. At September 30, 2014, we were in compliance with all covenants under the indenture governing the Existing Notes. The Existing Notes are senior unsecured obligations.

Bank Term Loan Facility

Prior to the completion of the IPO, we entered into a five-year $8.0 billion unsecured term loan facility with a group of third party lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Bank Term Loan Facility”).

The Bank Term Loan Facility bears interest based upon, at our option, (i) a base rate plus a margin of 0.65% to 1.40% or (ii) a LIBOR rate plus a margin of 1.65% to 2.40%, with the margin, in each case, based on our long-term senior unsecured non-credit-enhanced debt ratings or, if such rating has not been assigned to our debt by the applicable rating agency, a corporate credit rating. The current base rate and LIBOR rate margins are 0.90% and 1.90%, respectively. The Bank Term Loan Facility will mature on the fifth anniversary of its funding date (the “Bank Term Loan Maturity Date”).

The Bank Term Loan Facility includes: (a) affirmative covenants, which, among other things, require the Bank to remain a wholly-owned subsidiary of ours and (b) negative covenants which, among other things, restrict our and certain of our subsidiaries’ ability (subject to various exceptions) to incur liens, incur indebtedness, engage in transactions with affiliates, amend the GECC Term Loan Facility or the Master Agreement, prepay the GECC Term Loan Facility (except as provided below), and enter into certain restrictive agreements. The negative covenants also restrict our ability (subject to certain exceptions) to undergo various fundamental changes (including mergers, liquidations, sale-leaseback transactions and transfers of all or substantially all of our assets). The Bank Term Loan Facility also contains financial covenants (to be tested on a quarterly basis) that require (i) Synchrony and, until Synchrony is subject to or elects to report under Basel III, the Bank, to maintain a minimum Tier 1 common ratio of not less than 10% (calculated in accordance with Basel I or Basel III, as applicable), (ii) Synchrony to maintain minimum liquidity of not less than $4.0 billion and (iii) the Bank to maintain minimum liquidity of not less than $2.0 billion. The Bank Term Loan Facility includes customary events of default, including the occurrence of a change of control (which will not be triggered by the Split-off) and the occurrence of certain material adverse regulatory events.

Other than certain non-pro rata prepayments permitted to be made to the loan under the GECC Term Loan Facility (the “GECC Loan”) in reliance on guidance received by Synchrony, the Bank or GECC from applicable bank regulatory authorities to satisfy laws, regulatory capital or liquidity requirements (including for the avoidance of doubt any regulatory requirement or condition necessary to effect the Split-off or the GE SLHC Deregistration), voluntary prepayments of the loans outstanding under the Bank Term Loan Facility (the “Bank Loans”) shall be made on a pro rata basis with the GECC Loan based on the principal amounts outstanding, respectively, at the time of such prepayment.

There are no required amortization payments or prepayments of the Bank Term Loan Facility, except that we will be required to prepay the Bank Loans and the GECC Loan with any Applicable Debt Proceeds (this and other capitalized terms used in this paragraph are defined below) received by Synchrony as follows (subject to clause (c) below):

(a) During the Initial Period, any Additional IPO Debt Proceeds received by Synchrony shall be applied to prepay the outstanding principal amounts of the Bank Loans and the GECC Loan on a pro rata basis based on the outstanding principal balances thereunder; and

(b) After the Initial Period:

(i) with respect to the remaining portion of the calendar year ended December 31, 2014 and the calendar years ended December 31, 2015 and December 31, 2016, the 2014-2016 Required Prepayment Amount of Post-IPO Debt Proceeds received by Synchrony shall be applied to prepay the outstanding principal amounts of the Bank Loans and the GECC Loan on a pro rata basis, based on the outstanding principal balances thereunder; provided, that, for each calendar year, all such calculations and required prepayments shall be made on an annual basis such that to the extent, during such calendar year, Synchrony has made aggregate prepayments of the Bank Loans and the GECC Loan from Post-IPO Debt Proceeds received during such calendar year (1) in an amount less than the 2014-2016 Required Prepayment Amount for such calendar year within 10 Business Days after January 1 of the following calendar year, Synchrony shall prepay the outstanding principal amounts of the Bank Loans and the GECC Loan on a pro rata basis, based on the outstanding principal balances thereunder, in an amount equal to such shortfall, and (2) in an amount greater than the 2014-2016 Required Prepayment Amount for such calendar year, Synchrony may, at its option, receive a dollar-for-dollar credit in the amount of such excess with respect to its prepayment obligations under this clause (b) in respect of the Required Prepayment Amount for the immediately following calendar year.

(ii) with respect to the calendar years ended December 31, 2017, December 31, 2018 and December 31, 2019, the 2017-2019 Required Prepayment Amount of Post-IPO Debt Proceeds received by Synchrony shall be applied to prepay the outstanding principal amounts of the Bank Loans and the GECC Loan on a pro rata basis, based on the outstanding principal balances thereunder; provided, that, for each calendar year, all such calculations and required prepayments shall be made on an annual basis such that to the extent, during such calendar year, Synchrony has made aggregate prepayments of the Bank Loans and the GECC Loan from Post-IPO Debt Proceeds received during such calendar year (1) in an amount less than the 2017-2019 Required Prepayment Amount for such calendar year within 10 Business Days after January 1 of the following calendar year, Synchrony shall prepay the outstanding principal amounts of the Bank Loans and the GECC Loan on a pro rata basis, based on the outstanding principal balances thereunder, in an amount equal to such shortfall and (2) in an amount greater than the 2017-2019 Required Prepayment Amount for such calendar year, Synchrony may, at its option, receive a dollar-for-dollar credit in the amount of such excess with respect to its prepayment obligations under this clause (b) in respect of the Required Prepayment Amount for the immediately following calendar year.

(c) Subject to the terms of the GECC Term Loan Facility, any amount required to be applied to prepay the GECC Loan pursuant to the foregoing provisions may, at Synchrony’s election, be applied to prepay the Bank Loans.

Pursuant to the requirements of the Bank Term Loan Facility, we used approximately $0.5 billion of the net proceeds from the Existing Notes offering to prepay outstanding principal amounts under such facility.

On October 1, 2014, we amended the Bank Term Loan Facility to, among other things, increase the amount of indebtedness that we could incur thereunder by up to $750 million, and on October 6, 2014 we borrowed these additional amounts in full. These additional borrowings increased the total indebtedness outstanding under the Bank Term Loan Facility from $7.5 billion to $8.2 billion. In connection therewith, we amended the Bank Term Loan Facility to permit the partial prepayment of the GECC Term Loan Facility with 100% of the proceeds of additional borrowings under the Bank Term Loan Facility, and accordingly, on October 6, 2014, the proceeds of the $750 million of additional borrowings were used to prepay outstanding principal amounts of the indebtedness under the GECC Term Loan Facility.

As used in this section, capitalized terms have the following meanings:

“2014-2016 Required Prepayment Amount” means, for the calendar years ended December 31, 2014, December 31, 2015 and December 31, 2016, the greater of (a) the excess of the (x) Post-IPO Debt Proceeds received by Synchrony in such calendar year over (y) the sum of $500 million plus 20% of any Post-IPO Debt Proceeds received by Synchrony in excess of $500 million in such calendar year and (b) the Early Maturing Bond Proceeds received by Synchrony in such calendar year.

“2017-2019 Required Prepayment Amount” means, for the calendar year ended December 31, 2017 and each calendar year thereafter, the greater of (a) the excess of (x) the Post-IPO Debt Proceeds received by Synchrony in such calendar year over (y) the sum of $750 million plus 20% of any Post-IPO Debt Proceeds received by Synchrony in excess of $750 million in such calendar year and (b) the Early Maturing Bond Proceeds received by Synchrony in such calendar year.

“Additional IPO Debt Proceeds” means the Net Debt Proceeds of any debt securities issued by Synchrony and evidenced by bonds, debentures, notes or similar instruments during the Initial Period; provided, that Additional IPO Debt Proceeds shall exclude (a) any Initial IPO Bond Proceeds, (b) the proceeds of (i) the Bank Loans and the GECC Loan and (ii) any loans issued pursuant to any bilateral or syndicated credit facility with third party lenders and (c) Excluded Debt Proceeds.

“Applicable Debt Proceeds” means Additional IPO Debt Proceeds and Post-IPO Debt Proceeds, as the context may require.

“Early-Maturing Bond Proceeds” means the Net Debt Proceeds of any indebtedness which constitute Post-IPO Debt Proceeds having a maturity date prior to the Bank Term Loan Maturity Date.

“Excluded Debt Proceeds” means the proceeds of any loans or securities issued or incurred in order to comply with applicable law, regulatory capital or liquidity requirements (including for the avoidance of doubt any regulatory requirement or condition necessary to effect the Split-off or the GE SLHC Deregistration) of Synchrony, the Bank or GECC, as applicable, to the extent Synchrony, the Bank or GECC, as the case may be, based on their respective discussions with and/or guidance received from applicable bank regulatory authorities, in good faith reasonably determines in consultation with the lead arrangers of the Bank Term Loan Facility, that such proceeds must be either applied to repay the GECC Loan or retained by Synchrony to satisfy such law or regulatory capital or liquidity requirement, which determination shall be evidenced by a written certification from the chief risk officer of Synchrony or GECC.

“Initial Period” means the period commencing on the effective date of the Bank Term Loan Facility and ending on the date that is three months after the funding date.

“Initial IPO Bond Proceeds” means the first $3.0 billion of Net Debt Proceeds of any debt securities (excluding, for the avoidance of doubt, the Bank Loans and the GECC Loan) issued by Synchrony on or after the closing of the IPO.

“Net Debt Proceeds” means the cash proceeds net of all fees and expenses incurred in connection therewith, including from the issuance and incurrence of debt securities by Synchrony.

“Post-IPO Debt Proceeds” means the Net Debt Proceeds of any debt securities issued by Synchrony and evidenced by bonds, debentures, notes or similar instruments after the Initial Period; provided, that Post-IPO Debt Proceeds shall exclude (a) any Initial IPO Bond Proceeds, (b) the proceeds of any loans issued pursuant to any bilateral or syndicated credit facility with third party lenders and (c) Excluded Debt Proceeds.

“Required Prepayment Amount” means the 2014-2016 Required Prepayment Amount or the 2017-2019 Required Prepayment Amount, as applicable, with respect to any calendar year.

GECC Term Loan Facility

Prior to the completion of the IPO, we also entered into a five-year $1.5 billion unsecured term loan facility with GECC as lender and administrative agent (the “GECC Term Loan Facility”).

The GECC Term Loan Facility has substantially the same terms (including representations and warranties, affirmative and negative covenants (including financial covenants)) and events of default as the Bank Term Loan Facility, except with respect to the interest rate and restrictions on GECC’s ability to transfer the GECC Loan. The GECC Term Loan Facility bears interest based upon, at our option, (i) a base rate plus a margin of 3.00% or (ii) a LIBOR rate plus a margin of 4.00%. The GECC Term Loan Facility will mature on the fifth anniversary of its funding date. The GECC Term Loan Facility also includes more stringent restrictions on GECC’s ability to transfer the GECC Loan than those contained in the Bank Term Loan Facility.

Other than certain non-pro rata prepayments permitted to be made to the GECC Loan in reliance on guidance received by Synchrony, the Bank or GECC from applicable bank regulatory authorities to satisfy laws, regulatory capital or liquidity requirements (including for the avoidance of doubt any regulatory requirement or condition necessary to effect the Split-off or the GE SLHC Deregistration), all voluntary prepayments of the GECC Loan (other than with the Net Debt Proceeds of Excluded Debt Proceeds) shall be made on a pro rata basis with the Bank Loans based on the principal amounts outstanding at the time of such prepayment. There are no required amortization/prepayments of the GECC Term Loan Facility, except that we will be required to prepay the GECC Loan and the Bank Loans with certain proceeds of specified debt offerings as described above under “—Bank Term Loan Facility.”

Pursuant to the requirements of the GECC Term Loan Facility, we used $0.1 billion of the net proceeds from the Existing Notes offering to prepay outstanding principal amounts under such facility. As described above, we also prepaid $750 million of the GECC Loan with additional borrowings under the Bank Term Loan Facility, decreasing the principal amount outstanding under the GECC Term Loan Facility from approximately $1.4 billion to approximately $655 million.

Securitized Financings

A significant portion of our funding historically has, and in the future is expected to, come from the securitization of credit card receivables and other loans generated by us in the ordinary course of business. The securitization of receivables is accomplished by a series of transfers of the receivables to be securitized to a trust, which in turn issues to third-party investors asset-backed securities that are collateralized by the receivables in the securitization trust. The loan receivables transferred to the trusts are owned by the respective trust and are not available to third party creditors of the Company. The proceeds from issuance are distributed to us through wholly owned indirect subsidiaries of Synchrony. The balance of our outstanding asset-backed securities held by unrelated third parties was $15.1 billion at September 30, 2014, $15.4 billion at December 31, 2013 and $17.2 billion at December 31, 2012. We currently have three securitization trusts, each of which has issued one or more series of asset-backed securities that remains outstanding: MNT, SFT and GMT. To the extent any of the receivables transferred to any of our securitizations were ineligible when transferred as determined in accordance with the eligibility criteria in the respective securitization program documents, the Bank or with respect to SFT, one of its subsidiaries, could be required to repurchase such ineligible receivable at the purchase price specified in the applicable securitization documents. We have not received any demands for the repurchase of any receivable underlying any of our securitizations in the past three years. For a discussion of our securitization activities, including contractual maturities and average excess spreads, see “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding, Liquidity and Capital Resources—Funding Sources—Securitized Financings” and Note 8. Deposits and Borrowings to our combined financial statements.

Future Securitization Offerings

We currently expect to maintain the aggregate outstanding (e.g., drawn) balance of SFT, MNT and GMT asset-backed securities near current levels over the next few years by extending series with private lenders prior to their maturities and/or issuing additional privately placed and, with respect to MNT publicly registered, asset-backed securities as existing series mature. In addition, we have secured commitments from private lenders to increase the amount of their asset-backed securities upon receipt of a draw request from us by an aggregate of approximately $5.6 billion, which was accomplished through the issuance of new series of asset-backed securities and the amendment of certain existing series in MNT and SFT. The ability to draw on such commitments will be subject to the satisfaction of certain conditions, including the applicable securitization trust having sufficient collateral to support the asset-backed securities issuance and the absence of an early amortization event.

Securitization Trusts

Synchrony Credit Card Master Note Trust

MNT was established in 2003 by RFS Holding, L.L.C, a subsidiary of RFS Holding, Inc., which is a wholly-owned subsidiary of Synchrony. At September 30, 2014, MNT held $17.7 billion of Retail Card receivables originated by the Bank, including receivables held for sale. At September 30, 2014, MNT had 23 series of asset-backed securities outstanding with an aggregate outstanding balance of $12.8 billion. 12 MNT series were issued pursuant to public offerings and 11 were issued in private offerings to financial institutions and commercial paper conduits. Each of the outstanding publicly registered series of MNT asset-backed securities are rated by one or more of Moody’s, S&P and/or Fitch. At September 30, 2014, there was $2.5 billion of undrawn committed capacity under MNT.

GE Sales Finance Master Trust

SFT was established in 2012 by GE Sales Finance Holding, L.L.C., which is a wholly-owned indirect subsidiary of the Bank, to add securitization to the business’s range of funding options for assets held on the Bank’s consolidated balance sheet. At September 30, 2014, SFT held $8.4 billion of Payment Solutions and CareCredit receivables originated by the Bank. At September 30, 2014, SFT had 8 series of asset-backed securities outstanding with an aggregate outstanding balance of $2.0 billion. All of the series were issued pursuant to private offerings to financial institutions and commercial paper conduits. None of the outstanding series are rated by any rating agency engaged by us. At September 30, 2014, there was $3.1 billion of undrawn committed capacity under SFT.

GE Money Master Trust

GMT was established in 2007 and is a subsidiary of GEM Holding, L.L.C., which is a subsidiary of RFS Holding, Inc. (which is a wholly-owned subsidiary of Synchrony). At September 30, 2014, GMT held $0.7 billion of Payment Solutions and CareCredit receivables originated by the Bank. At September 30, 2014, GMT had one series of asset-backed securities outstanding with an aggregate outstanding note balance of $0.3 billion. This series was issued in a private offering to a financial institution. At September 30, 2014, there was no undrawn capacity with respect to the sole series in GMT.

GECC as Servicer and Servicer Performance Guarantor

GECC currently acts as servicer with respect to MNT and its related series of asset-backed securities. If GECC defaults in its servicing obligations, an early amortization event could occur with respect to our MNT asset-backed securities and/or GECC could be replaced as servicer. Servicer defaults include, without limitation, the failure of the servicer to make any payment, transfer or deposit in accordance with the securitization documents, a material breach by the servicer of its representations, warranties or agreements made by the servicer under the securitization documents, the delegation by the servicer of its duties contrary to the securitization documents and the occurrence of certain insolvency events with respect to the servicer.

We currently perform substantially all of the servicing functions with respect to MNT pursuant to a sub-servicing arrangement with GECC. We expect that GECC will resign and assign its servicing obligations for MNT to us on or shortly after the Expected GECC Servicer Assignment Date. We and GE will cooperate to release GECC from its servicing obligations for MNT to the extent possible and we have agreed to use our commercially reasonable efforts to obtain the consent of the requisite noteholders of securities issued by MNT to expedite the transfer of servicing to us or one of our affiliates, with the expenses for such release to be allocated as agreed among the parties. Until GECC assigns its servicing obligations to us, our ability to service MNT’s assets pursuant to the sub-servicing arrangement with GECC will be dependent on GECC not being terminated as servicer for a servicer default specified in the MNT program documents.

Historically, GECC has served as servicer performance guarantor for the Bank as servicer of SFT (the Bank, in such capacity, the “SFT Servicer”) and for the Bank as servicer of GMT (the Bank, in such capacity, the “GMT Servicer”). Pursuant to the servicer performance guaranties for SFT and GMT, GECC has guaranteed the performance and observance by the SFT Servicer and the GMT Servicer (for so long as the SFT Servicer or the GMT Servicer, as applicable, or any affiliate of GECC is the servicer under the securitization documents) of all of the terms, covenants, conditions, agreements and undertakings of the SFT Servicer or the GMT Servicer, as applicable under the program agreements. We have entered into amendments to the documents governing each SFT series and the sole GMT series pursuant to which the noteholders have released GECC from its obligations as servicer performance guarantor and waived the related amortization event that would otherwise occur when the servicer performance guaranty is no longer in effect.

Early Amortization Events

All of our securitized financings include early repayment triggers, referred to as early amortization events, including events related to material breaches of representations, warranties or covenants, inability or failure of the Bank to transfer loans to the trusts as required under the securitization documents, failure to make required payments or deposits pursuant to the securitization documents, and certain insolvency-related events with respect to the related securitization depositor, GECC (solely with respect to MNT) or the Bank. In addition, an early amortization event will occur with respect to a series if the excess spread as it relates to a particular series falls below zero. Excess spread is generally the amount by which income received by a trust during a collection period (including interest collections, fees and interchange proceeds) exceeds the fees and expenses of the trust during such collection period (including interest expense, servicing fees and charged-off receivables). An early amortization event would occur if excess spread falls below the specified minimum level because income on the trust’s assets is too low and/or defaults and other expenses are too high. Following an early amortization event, principal collections on the loans in our trusts are applied to repay principal of the asset-backed securities rather than being available on a revolving basis to fund the origination activities of our business. The occurrence of an early amortization event also would limit or terminate our ability to issue future series out of the trust in which the early amortization event occurred. No early amortization event has occurred with respect to any of the securitized financings in MNT, SFT or GMT.

ITEM 3. PROPERTIES.

For a discussion of our properties, see “Item 1. Business—Facilities.”

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Prior to the completion of the IPO, all shares of our common stock were owned by GE Consumer Finance, Inc., an indirect subsidiary of GE. At October 30, 2014, we had 833,764,589 shares of common stock issued and outstanding. At that date, GE (through GE Consumer Finance, Inc.) beneficially owned 84.6% of our outstanding common stock.

The following table sets forth information at October 31, 2014 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock, including GE Consumer Finance, Inc.;

•	our chief executive officer and each of our named executive officers (“NEOs”);

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or RSUs held by that person that are currently exercisable or exercisable (or in the case of RSUs, vested or vest) within 60 days of the date of this report are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number	Percentage
GE Consumer Finance, Inc.	705,270,833	84.6%
Margaret M. Keane	0	0%
Brian D. Doubles	0	0%
Glenn P. Marino	0	0%
Jonathan S. Mothner	0	0%
Thomas M. Quindlen	1,000	*
William H. Cary	0	0%
Daniel O. Colao	0	0%
Alexander Dimitrief	10,000	*
Roy A. Guthrie	10,000	*
Richard C. Hartnack	2,000	*
Anne Kennelly Kratky	0	0%
Jeffrey G. Naylor	20,000	*
Dmitri L. Stockton	0	0%
All directors and executive officers as a group (16 persons)	48,000	*

*	less than 1%
(1)	The address for GE Consumer Finance, Inc. is 777 Long Ridge Rd., Stamford, Connecticut 06902. The address for all other persons is c/o Synchrony Financial, 777 Long Ridge Rd., Stamford, Connecticut 06902. GE, as the ultimate parent of GE Consumer Finance, Inc., is the sole beneficial owner of all shares of our common stock owned of record by GE Consumer Finance, Inc. The address for GE is 3135 Easton Turnpike, Fairfield, Connecticut 06828.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth certain information concerning our directors and executive officers as of the completion of the IPO:

Name	Age	Positions
Margaret M. Keane	55	President, Chief Executive Officer and Director
Brian D. Doubles	39	Executive Vice President and Chief Financial Officer
Henry F. Greig	52	Executive Vice President, Chief Risk Officer
Jonathan S. Mothner	51	Executive Vice President, General Counsel and Secretary
David P. Melito	49	Senior Vice President, Chief Accounting Officer and Controller
Thomas M. Quindlen	52	Executive Vice President and Chief Executive Officer—Retail Card
Glenn P. Marino	58	Executive Vice President and Chief Executive Officer—Payment Solutions and Chief Commercial Officer
David Fasoli	56	Executive Vice President and Chief Executive Officer—CareCredit
William H. Cary	55	Director
Daniel O. Colao	48	Director
Alexander Dimitrief	55	Director
Roy A. Guthrie	61	Director
Richard C. Hartnack	69	Director
Anne Kennelly Kratky	53	Director
Jeffrey G. Naylor	56	Director
Dmitri L. Stockton	50	Director

The following sets forth certain biographical information with respect to our executive officers and directors.

Margaret M. Keane has been our President, Chief Executive Officer since February 2014 and has served as Chief Executive Officer and President of GE’s North American retail finance business since April 2011. She has also been a member of our board of directors since 2013 and a member of the board of directors of the Bank since 2009. From June 2004 to April 2011, Ms. Keane served as President and Chief Executive Officer of the Retail Card platform of GE’s North American retail finance business. From January 2002 to May 2004, Ms. Keane served as Senior Vice President of Operations of the Retail Card platform of GE’s North American retail finance business. From January 2000 to December 2001, Ms. Keane served as Chief Quality Leader of GECC. From October 1999 to December 1999, Ms. Keane served as Shared Services Leader for GECC’s Mid-Market Leasing Businesses. Prior to that, Ms. Keane served in various operations and quality leadership roles at GECC and Citibank. Ms. Keane received a B.A. in Government and Politics and an M.B.A. from St. John’s University. Ms. Keane was designated to our board of directors by GE. We believe that Ms. Keane should serve as a member of our board of directors due to her extensive experience in the retail finance business and the perspective she brings as our Chief Executive Officer and President.

Brian D. Doubles has been our Executive Vice President and Chief Financial Officer since February 2014 and has served as Chief Financial Officer of GE’s North American retail finance business since January 2009 and a member of the board of directors of the Bank since 2009. From July 2008 to January 2009, Mr. Doubles served as Vice President of Financial Planning and Analysis of GE’s global consumer finance business. From March 2007 to July 2008, Mr. Doubles led the winddown of GE’s U.S. mortgage business (WMC Mortgage) as Chief Financial Officer and subsequently Chief Executive Officer. From May 2006 to March 2007, Mr. Doubles served as Vice President Financial Planning and Analysis of GE’s North American retail finance business. From January 2001 to May 2006, Mr. Doubles served in roles of increasing responsibility for GE’s internal audit staff. From February 1997 to January 2001, Mr. Doubles held various roles as part of a GE management leadership program. Mr. Doubles received a B.S. in Engineering from Michigan State University.

Henry F. Greig has been our Executive Vice President, Chief Risk Officer since February 2014 and has served as Chief Risk Officer of GE’s North American retail finance business since October 2010 and the Bank since May 2011 and a member of the board of directors of the Bank since 2011. From June 2004 to October 2010, Mr. Greig served as Chief Risk Officer of the Retail Card platform of GE’s North American retail finance business. From December 2002 to June 2004, Mr. Greig served as Vice President of Risk for GE’s North American retail finance business. From June 2000 to December 2002, Mr. Greig served as Vice President of Information & Customer Marketing of GE’s North American retail finance business. Prior to that, Mr. Greig served in various business and risk positions with GE affiliates. Mr. Greig received an A.B. in Mathematics from Bowdoin College and an M.S. in Applied Mathematics from Rensselaer Polytechnic Institute.

Jonathan S. Mothner has been our Executive Vice President, General Counsel and Secretary since February 2014 and has served as General Counsel for GE’s North American retail finance business since January 2009 and the Bank since September 2011. From December 2005 to July 2009, Mr. Mothner served as Chief Litigation Counsel and Chief Compliance Officer of GE’s global consumer finance business. From June 2004 to December 2005, Mr. Mothner served as Chief Litigation Counsel and head of the Litigation Center of Excellence of GE Commercial Finance. From May 2000 to June 2004, Mr. Mothner served as Litigation Counsel of GE’s global consumer finance business. Prior to joining GECC, Mr. Mothner served in various legal roles in the U.S. Department of Justice and a private law firm. Mr. Mothner received a B.A. in Economics from Hobart College and a J.D. from New York University School of Law.

David P. Melito has been our Senior Vice President, Chief Accounting Officer and Controller since February 2014 and has served as Controller for GE’s North American retail finance business since March 2009. From January 2008 to March 2009, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Aviation Services. From January 2001 to January 2008, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Commercial Finance. Prior to that, Mr. Melito worked in public accounting. Mr. Melito holds a B.A. in Accounting from Queens College, City University of New York and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Thomas M. Quindlen has been our Executive Vice President and Chief Executive Officer of our Retail Card platform since February 2014 and has served as Vice President of the Retail Card platform for GE’s North American retail finance business since December 2013. From January 2009 to December 2013, Mr. Quindlen served as Vice President and Chief Executive Officer of GECC Corporate Finance. From November 2005 to January 2009, Mr. Quindlen served as President of GECC Corporate Lending, North America. From March 2005 to November 2005, Mr. Quindlen served as Vice President and Chief Marketing Officer of GECC Commercial Financial Services. From May 2002 to March 2005, Mr. Quindlen served as President and Chief Executive Officer of GECC Franchise Finance. From September 2001 to May 2002, Mr. Quindlen served as Senior Vice President of GECC Global Six Sigma for Commercial Equipment Financing. Prior to that, Mr. Quindlen served in various sales, marketing, business development and financial positions with GE affiliates. Mr. Quindlen received a B.S. in Accounting from Villanova University.

Glenn P. Marino has been our Executive Vice President and Chief Executive Officer of our Payment Solutions platform and our Chief Commercial Officer since February 2014 and has served as Chief Executive Officer of the Payment Solutions platform and as Chief Commercial Leader of GE’s North American retail finance business since December 2011. From July 2002 to December 2011 Mr. Marino served as Chief Executive Officer of the Sales Finance platform of GE’s North American retail finance business. From March 1999 to July 2002, Mr. Marino served as Chief Executive Officer of Monogram Credit Services, a joint venture between GE and BankOne (now JPMorgan Chase & Co.). From February 1996 to March 1999, Mr. Marino served as Chief Risk Officer of the Visa/MasterCard division of GE’s North American retail finance business. Prior to that, Mr. Marino served as Vice President of Risk within Citigroup’s U.S. retail banking business. Mr. Marino received a B.S. in Biology from Syracuse University and an M.B.A. from the University of Michigan.

David Fasoli has been our Executive Vice President and Chief Executive Officer of our CareCredit platform since February 2014 and has served as President and Chief Executive Officer of the CareCredit platform of GE’s North American retail finance business since March 2008. From June 2003 to March 2008, he served as General Manager of Home and Recreational Products Business of GE’s North American retail finance business. Prior to June 2003, Mr. Fasoli served as Vice President of Client Development of GE’s North American retail finance business and held several positions of increasing responsibility within GE and GE’s North American retail finance business in Finance, Client Development, Business Integration and Quality. Mr. Fasoli received a B.S. in Business and Economics from the State University of New York at Albany.

William H. Cary has been a member of our board of directors since February 2014. Mr. Cary has served as President and Chief Operating Officer of GECC since November 2008. From February 2008 to November 2008, Mr. Cary served as President and Chief Executive Officer of GE’s global consumer finance business. From January 2006 to February 2008, Mr. Cary served as President and Chief Executive Officer of GE’s European consumer finance business. From February 2004 to January 2006, Mr. Cary served as Corporate Vice President, Investor Relations of GE Corporate Finance. From October 2002 to February 2004, Mr. Cary served as Corporate Vice President, Financial Planning and Analysis. From January 2001 to October 2002, Mr. Cary served as President and Chief Executive Officer of GE Capital Vendor Financial Services. From April 1996 to January 2001, Mr. Cary served as Vice President and Manager, Financial Planning and Analysis of GECC. Mr. Cary was named a GE Officer in 1999 and a GECC Officer in 1999. Mr. Cary received a B.A. in Finance from San Jose State University. Mr. Cary was designated to our board of directors by GE. We believe that Mr. Cary should serve as a member of our board of directors due to his extensive background in finance (including consumer finance) and his experience as a leader in both financial and operational roles.

Daniel O. Colao has been a member of our board of directors since February 2014. Mr. Colao has served as Vice President, Financial Planning and Analysis of GECC since January 2011. From July 2008 to January 2011, Mr. Colao served as Chief Financial Officer of GE Asset Management. From March 2007 to July 2008, Mr. Colao served as Managing Director and as Chief Financial Officer for two divisions of Lehman Brothers. From September 1999 to March 2007, Mr. Colao served in various Chief Financial Officer roles in several GECC businesses including Real Estate, Consumer Auto Finance, Fleet Services, Vendor Financial Services and Aviation Services. Prior to that, Mr. Colao served in various financial roles at GE and GECC. Mr. Colao was named a GE Officer in 2013 and a GECC Officer in 2004. Mr. Colao received a B.S. in Finance from Boston College. Mr. Colao was designated to our board of directors by GE. We believe that Mr. Colao should serve as a member of our board of directors due to his extensive background in finance and leadership experience, including more than 10 years served as a chief financial officer of various businesses.

Alexander Dimitrief has been a member of our board of directors since February 2014. Mr. Dimitrief has served as Senior Vice President and General Counsel of GECC since October 2012. From November 2011 to October 2012, Mr. Dimitrief served as Vice President and General Counsel of GE Energy. From February 2007 to November 2011, Mr. Dimitrief served as Vice President for Litigation and Legal Policy at GE. Mr. Dimitrief was named a GE Officer in 2007 and a GECC Officer in 2012. Prior to February 2007, Mr. Dimitrief was a senior partner at Kirkland & Ellis LLP. Mr. Dimitrief received a B.A. in Economics and Political Science from Yale College and a J.D. from Harvard Law School. Mr. Dimitrief was designated to our board of directors by GE. We believe that Mr. Dimitrief should serve as a member of our board of directors due to his extensive experience in the areas of law and compliance spanning many industries and subject areas, including the financial services industry.

Roy A. Guthrie joined our board at the time of the IPO. From July 2005 to January 2012, Mr. Guthrie served as Executive Vice President, and from July 2005 to May 2011 as Chief Financial Officer, of Discover Financial Services, Inc. From September 2000 to July 2004, Mr. Guthrie served as President and Chief Executive Officer of various businesses of Citigroup Inc., including CitiFinancial International from 2000 to 2004 and CitiCapital from 2000 to 2001. From April 1978 to September 2000, Mr. Guthrie served in various roles of increasing responsibility at Associates First Capital Corporation. Mr. Guthrie serves on the board of directors of Nationstar Mortgage Holdings, Inc., an originator and servicer of real estate mortgage loans, Springleaf Holdings, LLC, a financial services company, LifeLock, Inc., a company offering identity theft protection and detection services, and Garrison Capital, Inc., a closed-end management investment company, and served on the board of directors of Discover Bank. Mr. Guthrie received a B.A. in Economics from Hanover College and an M.B.A. from Drake University. We believe that Mr. Guthrie should serve as a member of our board of directors due to his leadership experience and extensive background in consumer finance (including the private label credit card industry), including more than 30 years of experience in finance and/or operating roles.

Richard C. Hartnack joined our board at the time of the IPO. From April 2005 to February 2013, Mr. Hartnack served as Vice Chairman and Head, Consumer and Small Business Banking of U.S. Bancorp. From June 1991 to March 2005, Mr. Hartnack served in various leadership roles at Union Bank, N.A. (formerly known as Union Bank of California, N.A.), including Vice Chairman, Director and Head, Community Banking and Investment Services from 1999 to 2005. From June 1982 to May 1991, Mr. Hartnack served in various leadership roles at First Chicago Corporation, including Executive Vice President and Head, Community Banking.

Mr. Hartnack serves on the board of directors of Federal Home Loan Mortgage Corporation and has served on the board of directors of MasterCard International, Inc. (U.S. Region) and UnionBanCal Corporation. Mr. Hartnack received a B.A. in Economics from the University of California, Los Angeles and a M.B.A. from Stanford University. We believe that Mr. Hartnack should serve as a member of our board of directors due to his leadership experience and extensive background in consumer finance and banking accumulated over the course of a 40 year career in the banking industry.

Anne Kennelly Kratky has been a member of our board of directors since February 2014. Ms. Kratky has served as Deputy Chief Risk Officer of GECC since October 2014 as well as Deputy Treasurer and Chief Risk Officer of GE Corporate Treasury since August 2011. From October 2006 to August 2011, Ms. Kratky served as Chief Risk Officer of GECC Aviation Financial Services. From November 2005 to October 2006, Ms. Kratky served as Chief Risk Officer of Global Media and Communications for GE Capital Americas. From January 2004 to November 2005, Ms. Kratky served as Chief Risk Officer of Commercial and Industrial for GE Capital Solutions and from July 1998 to January 2004, served as Managing Director of GE Capital Structured Finance Group. Ms. Kratky was named a GE Officer in 2012 and a GECC Officer in 2006. Ms. Kratky received a B.S. in Systems Analysis from Miami University in Ohio. Ms. Kratky was designated to our board of directors by GE. We believe that Ms. Kratky should serve as a member of our board of directors due to her extensive background and leadership experience in risk management, including more than 10 years served as a chief risk officer of various businesses and treasury.

Jeffrey G. Naylor joined our board at the time of the IPO. Mr. Naylor has served as Founder and Managing Director of Topaz Consulting, LLC, a financial consulting firm, since April 2014. From February 2013 to April 2014, Mr. Naylor served as Senior Corporate Advisor of the TJX Companies, Inc. From January 2012 to February 2013, Mr. Naylor served as Senior Executive Vice President and Chief Administrative Officer of the TJX Companies, Inc., from February 2009 to January 2012, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer, from June 2007 to February 2009, he served as its Senior Executive Vice President, Chief Administrative and Business Development Officer, from September 2006 to June 2007, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer, and from February 2004 to September 2006, he served as its Chief Financial Officer. From September 2001 to January 2004, Mr. Naylor served as Senior Vice President and Chief Financial Officer of Big Lots, Inc. From September 2000 to September 2001, Mr. Naylor served as Senior Vice President, Chief Financial and Administrative Officer of Dade Behring, Inc. From November 1998 to September 2000, he served as Vice President, Controller of The Limited, Inc. Mr. Naylor serves on the board of directors of The Fresh Market, Inc., a grocery retailer, and Emerald Expositions, which conducts business and consumer trade shows. Mr. Naylor received a B.A. in Economics and Political Science and an M.B.A. from the J.L. Kellogg Graduate School of Management, Northwestern University. We believe that Mr. Naylor should serve as a member of our board of directors due to his executive management and leadership experience, his extensive financial and accounting background and his considerable experience accumulated over the course of 25 years in the retail and consumer goods industries.

Dmitri L. Stockton has been a member of our board of directors since February 2014. Mr. Stockton has served as President and Chief Executive Officer of GE Asset Management since May 2011. From November 2008 to April 2011, Mr. Stockton served as Chief Executive Officer of GE Capital Global Banking. From October 2004 to December 2008, Mr. Stockton served as President and Chief Executive Officer of GE’s Central and Eastern European consumer finance business. From September 2001 to October 2004, Mr. Stockton served as Chief Executive Officer of GE’s Swiss consumer finance business. From August 1999 to September 2001, Mr. Stockton served as Senior Vice President of GE Mortgage Insurance. Mr. Stockton was named a GE Officer in 2005. Mr. Stockton received a B.S. in Accounting from North Carolina Agricultural Technical State University School of Business and Economics. Mr. Stockton was designated to our board of directors by GE. We believe that Mr. Stockton should serve as a member of our board of directors due to his extensive background in finance (including consumer finance), banking and asset management and leadership experience in various businesses.

Corporate Governance

Status as a “Controlled Company” under NYSE Listing Standards

Our common stock is listed on the NYSE and, as a result, we are subject to the NYSE’s corporate governance listing standards. However, a listed company that meets the NYSE’s definition of “controlled company” (i.e., a company of which more than 50% of the voting power is held by a single entity or group), may elect not to comply with certain of these requirements. Consistent with this, the Master Agreement provides that, so long as GE owns more than 50% of our outstanding common stock and we are therefore a “controlled company,” we will elect not to comply with the corporate governance standards of the NYSE requiring: (i) a majority of independent directors on the board of directors, (ii) a fully independent corporate governance and nominating committee and (iii) a fully independent compensation committee. As discussed below, six of our nine directors, including one member of the board of directors’ Nominating and Corporate Governance Committee and one member of the board of directors’ Management Development and Compensation Committee, do not qualify as “independent directors” under the applicable rules of the NYSE.

Board Leadership Structure

Our board of directors is led by Mr. Hartnack, an independent director serving as non-executive Chairman. We believe that having an independent director serve as the non-executive Chairman of the board of directors is in the best interests of our stockholders in light of the fact that we are a newly public company as well as a “controlled company” with GE as our majority stockholder. The separation of roles allows our Chairman to focus on the organization and effectiveness of our board of directors and any potential conflicts of interest with GE that require review by the independent members of the board of directors. At the same time, it allows our Chief Executive Officer to focus on executing our strategy and managing our operations, performance and risk.

Composition of the Board of Directors

Our board of directors has nine members, consisting of our Chief Executive Officer (who is an officer of GE), five other officers of GE and three directors who are “independent” under the listing standards of the NYSE. Messrs. Hartnack, Guthrie and Naylor, who serve as independent directors, were selected by GE following an extensive search conducted with the assistance of a third party search firm and a review by GE and Synchrony of these individuals’ experience, qualifications, attributes, skills and independence from both companies.

Under our certificate of incorporation, the number of directors constituting our entire board of directors will be fixed from time to time by resolution of our board of directors. The Master Agreement provides that, until GE’s beneficial ownership of our common stock decreases below 20%, we cannot change the size of our board of directors without GECC’s prior written approval.

Under our bylaws, our directors will be elected annually by plurality vote. As discussed under “Committees of the Board of Directors” below, our Nominating and Corporate Governance Committee will be responsible for recommending to our board of directors, for their approval, the director nominees to be presented for stockholder approval at the annual meeting. Until the GE SLHC Deregistration, the Master Agreement gives GECC the right to designate a specified number of persons for nomination by our board of directors at any stockholder meeting at which directors are to be elected. The number will vary with the level of GE’s beneficial ownership of our outstanding common stock, as follows:

•	when GE beneficially owns more than 50% of our outstanding common stock, GECC will be entitled to designate five persons for nomination (a majority of the board of directors’ nominees for election);

•	when GE beneficially owns at least 33% and no more than 50% of our outstanding common stock, GECC will be entitled to designate four persons for nomination;

•	when GE beneficially owns at least 20% but less than 33% of our outstanding common stock, GECC will be entitled to designate three persons for nomination;

•	when GE beneficially owns at least 10% but less than 20% of our outstanding common stock, GECC will be entitled to designate two persons for nomination; and

•	when GE beneficially owns less than 10% of our outstanding common stock, GE will be entitled to designate one person for nomination.

In the event that (with GECC’s approval) the size of our board of directors is changed, GECC will have the right to designate a proportional number of persons for nomination for election to the board of directors (rounded up to the nearest whole number).

Under the Master Agreement, our Nominating and Corporate Governance Committee or our board of directors must consider for approval in good faith each person designated by GECC for nomination for election to the board of directors, applying the same standards as shall be applied for the consideration of other proposed nominees for election as directors. We are required to recommend and solicit proxies in favor of, and to otherwise use our best efforts to cause the election of, each person designated by GECC whose nomination has been approved. In the event that the committee or the board of directors does not approve the nomination of any person designated by GECC, GECC shall have the right to designate an alternative person for consideration.

The holders of any outstanding series of our preferred stock may have the right to elect certain directors under certain limited circumstances.

Unaffiliated Director Compensation

Our compensation program for independent directors and other non-management directors who are not employees of the GE Group (collectively, “Unaffiliated Directors”) is designed to achieve the following goals: (a) fairly pay directors for work required at a company of our size and scope of operations; (b) align directors’ interests with the long-term interests of our stockholders; and (c) have a compensation structure that is simple, transparent and easy for stockholders to understand. Our Nominating and Corporate Governance Committee will review director compensation annually.

Each Unaffiliated Director will receive annual compensation of $160,000, of which $50,000 will be paid in cash and $110,000 will be paid in RSUs. The RSUs will be subject to a three-year vesting period and will be credited with amounts equivalent to any regular quarterly dividends paid on our common stock, which amounts will be reinvested in additional RSUs. In light of the workload and broad responsibilities of their positions, certain Unaffiliated Directors will receive additional compensation as follows: the Chairman of our board of directors will receive an additional $90,000 in annual cash compensation, the chairs of the Audit Committee and Risk Committee will each receive an additional $35,000 in annual cash compensation and the chairs of the Nominating and Corporate Governance Committee, the Management Development and Compensation Committee and any other board committees will each receive an additional $20,000 in annual compensation. Separately, for each board committee meeting attended, an Unaffiliated Director will receive $2,000 in cash. If an Unaffiliated Director is also a director of the Bank and attends a meeting of a Bank committee that takes place on a day when the analogous board committee is not meeting, the Unaffiliated Director will receive $2,000 in cash for such meeting. Unaffiliated Directors can defer up to 80% of their annual cash compensation and RSUs into deferred stock units which will be paid out after they leave our board.

We intend to require each Unaffiliated Director to own at least $250,000 in our common stock, RSUs or deferred stock units while a member of our board. Each Unaffiliated Director will have four years to satisfy this requirement. Individual and joint holdings of our common stock with immediate family members, including unvested time-based restricted stock, RSUs and deferred stock units will count toward this requirement.

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit Committee, a Nominating and Corporate Governance Committee, a Management Development and Compensation Committee, and a Risk Committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities. However, the Master Agreement provides that, until the GE SLHC Deregistration, without GECC’s prior written approval, our board of directors will not establish an executive committee or any other committee having powers typically delegated to an executive committee.

Audit Committee. The primary responsibilities of this committee include:

•	selecting, evaluating, compensating and overseeing the independent registered public accounting firm;

•	reviewing the audit plan, changes in the audit plan, and the nature, timing, scope and results of the audit to be conducted by the independent registered public accounting firm;

•	overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed;

•	reviewing and discussing with management and the independent auditor, as appropriate, the effectiveness of the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures;

•	as required by NYSE listing standards, reviewing our major financial risk exposures (and the steps management has taken to monitor and control these risks) and the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management;

•	in conjunction with the Risk Committee, overseeing our risk guidelines and policies relating to financial statements, financial systems, financial reporting processes, compliance and auditing, and allowance for loan losses;

•	approving audit and non-audit services provided by the independent registered public accounting firm;

•	meeting with management and the independent registered public accounting firm to review and discuss our financial statements and other matters;

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters;

•	overseeing our internal audit function, including reviewing its organization, performance and audit findings, and reviewing our disclosure and internal controls; and

•	overseeing the Company’s compliance with applicable legal, ethical and regulatory requirements (other than those assigned to other committees of the board of directors).

The Audit Committee is comprised of three directors, all of whom are “independent” under the listing standards of the NYSE and the Company’s independence guidelines, and meet the SEC’s independence requirements for audit committee membership. The Audit Committee is comprised of at least one “audit committee financial expert” as defined in the SEC’s rules. Initially, the Audit Committee is comprised of Messrs. Naylor (chair), Guthrie and Hartnack.

Nominating and Corporate Governance Committee. The primary responsibilities of this committee include:

•	developing, and recommending to our board of directors for approval, qualifications for director candidates, taking into account applicable regulatory or legal requirements regarding experience, expertise or other qualifications for service on certain of our board’s committees;

•	reviewing GE’s designees for nomination for election to our board of directors pursuant to the Master Agreement, considering potential director nominees properly recommended by other stockholders, leading the search for other individuals qualified to become members of the board of directors, and recommending to our board of directors for approval the director nominees to be presented for stockholder approval at the next annual meeting;

•	reviewing and making recommendations to our board of directors, taking into account the Master Agreement as appropriate, with respect to the board’s leadership structure and the size and composition of the board of directors and the board committees;

•	developing and annually reviewing our governance principles;

•	annually reviewing director compensation and benefits;

•	overseeing the annual self-evaluation of our board of directors and its committees;

•	reviewing and, if appropriate, approving or ratifying transactions with related persons required to be disclosed under SEC rules;

•	reviewing our policies and procedures with respect to political spending;

•	reviewing actions in furtherance of our corporate social responsibility;

•	reviewing and resolving any conflict of interest involving directors or executive officers;

•	overseeing the risks, if any, related to our corporate governance structure and practices; and

•	identifying and discussing with management the risks, if any, related to our social responsibility actions and public policy initiatives.

Under the Master Agreement, so long as GE beneficially owns more than 50% of our outstanding common stock, the Nominating and Corporate Governance Committee will be comprised of three directors, one of whom will be designated by GECC from among the directors it has designated for nomination and two of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. When GE beneficially owns 50% or less of our outstanding common stock, the Nominating and Corporate Governance Committee will be comprised of three directors, each of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. Initially the Nominating and Corporate Governance Committee is comprised of Messrs. Hartnack (chair), Guthrie and Dimitrief.

Management Development and Compensation Committee. The primary responsibilities of this committee include:

•	assisting our board of directors in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, and overseeing our management resources, structure, succession planning, development and selection process;

•	evaluating the Chief Executive Officer’s performance and approving and, where required, recommending for approval by the independent members of our board of directors, and by GE, the Chief Executive Officer’s annual compensation;

•	evaluating the performance of other senior executives and approving and, where required, recommending for approval by our board of directors and, by GE, each senior executive’s annual compensation based on initial recommendations from the Chief Executive Officer;

•	reviewing and overseeing incentive compensation arrangements with a view to appropriately balancing risk and financial results in a manner that does not encourage employees to expose us or any of our subsidiaries to imprudent risks, and are consistent with safety and soundness, and reviewing (with input from our CRO and the Bank’s CRO) the relationship between risk management policies and practices, corporate strategies and senior executive compensation; and

•	reviewing and overseeing equity incentive plans and stock-based plans.

Under the Master Agreement, so long as GE beneficially owns more than 50% of our outstanding common stock, the Management Development and Compensation Committee will be comprised of three directors, one of whom will be designated by GECC from among the directors it has designated for nomination, and two of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. When GE beneficially owns 50% or less of our outstanding common stock, the Management Development and Compensation Committee will be comprised of three directors, each of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines within the time period permitted for such a transition by the NYSE. At all times, at least two members of the Management Development and Compensation Committee will qualify as both an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Initially the Management Development and Compensation Committee is comprised of Messrs. Cary (chair), Hartnack and Naylor.

Risk Committee. The primary responsibilities of this committee include:

•	assisting our board of directors in its oversight of our enterprise-wide risk management framework, including as it relates to credit, investment, market, liquidity, operational, compliance and strategic risks;

•	reviewing and, at least annually, approving our risk governance framework, and our risk assessment and risk management practices, guidelines and policies, including significant policies that management uses to manage credit and investment, market, liquidity, operational, compliance and strategic risks;

•	reviewing and, at least annually, recommending to our board of directors for approval, our enterprise-wide risk appetite, including our liquidity risk tolerance, and reviewing and approving our strategy relating to managing key risks and other policies on the establishment of risk limits as well as the guidelines and policies for monitoring and mitigating such risks;

•	meeting separately on a regular basis with our CRO and (in coordination with the Bank’s Risk Committee, as appropriate) the Bank’s CRO;

•	receiving periodic reports from management on the metrics used to measure, monitor and manage known and emerging risks, including management’s view on acceptable and appropriate levels of exposure;

•	receiving reports from our internal audit, risk management and independent liquidity review functions on the results of risk management reviews and assessments;

•	reviewing and approving, at least annually, the Company’s enterprise-wide capital and liquidity framework (including our contingency funding plan) and, in coordination with the Bank’s Risk Committee, reviewing, at least quarterly, the Bank’s allowance for loan losses, liquidity policy and risk appetite, regulatory capital policy and ratios, and internal capital adequacy assessment processes, and, at least annually, the Bank’s annual capital plan and recovery and resolution plan;

•	reviewing, at least semi-annually, information from senior management regarding whether we are operating within our established risk appetite;

•	reviewing the status of financial services regulatory examinations;

•	reviewing the independence, authority and effectiveness of our risk management function and independent liquidity review function;

•	approving the appointment of, evaluating and, when appropriate, replacing the CRO; and

•	reviewing the disclosure regarding risk contained in our annual and quarterly reports.

Under the Master Agreement, until the GE SLHC Deregistration, the Risk Committee will be comprised of three directors, one of whom is designated by GECC from among the directors it has designated for nomination and two of whom are “independent” under the listing standards of the NYSE and the Company’s independence guidelines. Initially the Risk Committee is comprised of Mr. Guthrie (chair), Ms. Kratky and Mr. Naylor.

Related Person Transaction Approval Policy

Our board of directors has adopted a written policy for the review, approval or ratification of transactions (known as “related person transactions”) between us or any of our subsidiaries and any related person, in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one of our executive officers, directors or stockholders beneficially owning more than 5% of any class of our voting stock (or their immediate family members) has a direct or indirect material interest.

The policy calls for related person transactions to be reported to, and reviewed and, if deemed appropriate, approved or ratified by, the Nominating and Corporate Governance Committee. In determining whether or not to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems important, whether the related person transaction is in our best interests and whether the transaction is on terms no less favorable than terms generally available to us from an unaffiliated third party under the same or similar circumstances. In the event a member of the Nominating and Corporate Governance Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.

Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to our directors or executive officers or the hiring or retention of our executive officers, (ii) decisions relating to pro rata distributions to all our stockholders, (iii) indebtedness transactions with the Bank made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and not presenting more than the normal risk of collectability or other unfavorable features and (iv) deposit transactions with the Bank made in the ordinary course of business and not paying a greater rate of interest on the deposits of a related person than the rate paid to other depositors on similar deposits with the Bank.

The transactions described in the section “Item 7. Certain Relationships and Related Transactions, and Director Independence” (collectively, the “GE Specified Transactions”) were entered into prior to the completion of the IPO and therefore were not approved under our related persons transaction policy. Transactions that are contemplated by and consistent with the GE Specified Transactions will not be subject to the policy. However, the policy applies to (i) amendments, modifications, terminations, extensions, or exercises of discretion outside the ordinary course of business, with respect to the agreements constituting GE Specified Transactions, (ii) negotiation, execution, modification, termination or extension, or exercises of discretion outside the ordinary course of business, with respect to any new agreements with GE (“New Agreements”) and (iii) the assertion, handling or resolution of any disputes arising under the agreements related to the GE Specified Transactions or any New Agreements, in each case involving amounts that will or may be expected to exceed $120,000. Any executive officer of the Company who is also an officer, director or employee of GE may participate in these activities provided that he or she does so solely on behalf of the Company and under the direction of, and subject to the approval of, the Nominating and Corporate Governance Committee. Any director of the Company who is also an officer, director or other affiliate of GE may participate in these activities provided that he or she does so solely on behalf of GE, GECC or their affiliates, as applicable, and provided that the Nominating and Corporate Governance Committee has received advance notice of his or her participation. At any time at which a director of the Company who is also an officer, director or employee of GE is a member of the Nominating and Corporate Governance Committee, that director shall recuse himself or herself from all activities of the Nominating and Corporate Governance Committee relating to related person transactions with GE.

Certain of our directors and executive officers, and certain members of their immediate families, have received extensions of credit from us in connection with credit card transactions. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons not related to us and did not involve more than normal risk of collectibility or present other unfavorable terms. Future extensions of credit of this nature are not subject to the related person transaction approval policy.

ITEM 6. EXECUTIVE COMPENSATION.

Introduction

The executive officers whose compensation we discuss in the compensation discussion and analysis set forth below and whom we refer to as our named executive officers (“NEOs”) are Margaret M. Keane, President and Chief Executive Officer; Brian D. Doubles, Executive Vice President and Chief Financial Officer; Glenn P. Marino, Executive Vice President, Chief Executive Officer – Payment Solutions and Chief Commercial Leader; Jonathan S. Mothner, Executive Vice President, General Counsel and Secretary; and Thomas M. Quindlen, Executive Vice President and Chief Executive Officer – Retail Card.

We currently operate as a business unit of GECC and, at least for a period following the IPO, will continue to operate as a majority-owned subsidiary of GECC. As a result, in 2013, our NEOs participated in GE and GECC compensation and benefit plans, and their compensation was subject to the oversight and approval of the Compensation Committee of GECC’s board of directors, as well as the Development and Compensation Committee of the Bank’s board of directors (except in the case of Mr. Quindlen, who joined us from another GECC business unit in December 2013), as our executive officers are also executive officers of the Bank. Their incentive compensation and equity awards were also subject to the approval of the Chief Executive Officer of GE and the Management Development and Compensation Committee of GE’s board of directors. These historical compensation arrangements are discussed below.

The Management Development and Compensation Committee of our board of directors, as well as the Bank’s Development and Compensation Committee, oversee our compensation plans, policies and programs for our NEOs. Until such time as GE ceases to own at least 50% of our outstanding common stock, these board committees also consult with GE’s Management Development and Compensation Committee and GECC’s Compensation Committee, as our NEOs’ compensation will continue to be subject to their oversight and approval; and so long as GE beneficially owns more than 50% of our outstanding common stock, GECC can designate one of the three members on our Management Development and Compensation Committee. During the period in which we operate as a majority-owned subsidiary of GECC, our employees generally will continue to participate in GE and GECC compensation and benefit plans, but they will no longer receive equity awards under the GE 2007 Long-Term Incentive Plan. Rather, following the completion of the IPO, our employees receive equity awards based on our common stock under the Synchrony Financial 2014 Long-Term Incentive Plan. See “—Compensation Plans Following the IPO—Synchrony 2014 Long-Term Incentive Plan” for more information about this plan. When GE ceases to own at least 50% of our outstanding common stock, we anticipate that our U.S. employees will be covered by benefit plans that we expect to establish.

Compensation Framework

Goals

The goal of GECC’s 2013 executive compensation program for its business units, including our Company, was aligned with GE’s compensation goal, which was to retain and reward leaders who create long-term value. GE’s executive compensation program is designed to reward sustained financial and operating performance and leadership excellence, align executives’ long-term interests with those of GE’s shareowners and motivate executives to remain with GE for long and productive careers built on expertise.

Program Principles

GECC’s executive compensation program for its business units, including our Company, is designed to be consistent with GECC’s and our company’s safety and soundness and to identify, measure, monitor and control incentive compensation arrangements so that such arrangements do not encourage excessive or imprudent risk-taking. The key principles guiding this program and underlying the oversight of this program by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee are:

•	Performance – rewards should be linked to business and individual performance against both qualitative and quantitative goals and objectives;

•	Growth Values – rewards should be linked to the employee’s demonstration of the behaviors and values expected of employees;

•	Market Competitiveness – reward opportunities should be competitive with the external labor markets in which GECC and its business units compete;

•	Internal Equity – reward opportunities should be internally equitable, subject to the individual’s experience, performance and other relevant factors; and

•	Prudent Risk – rewards, particularly incentive compensation, must not encourage excessive risk-taking and should be based in part on the long-term performance outcomes of risks taken.

Key Considerations in Setting Compensation

GECC has adopted the following key considerations in setting compensation for its business units, including our Company. These considerations are consistent with the framework established by GE in setting compensation.

Consistent and sustainable performance. GECC’s executive compensation program provides the greatest pay opportunity for executives who demonstrate superior performance for sustained periods of time. It also rewards executives for executing our Company’s strategy through business cycles, so that the achievement of long-term strategic objectives is not compromised by short-term considerations. The emphasis on consistent performance affects the annual cash bonus and equity incentive compensation. With the prior year’s award or grant serving as an initial basis for consideration, such awards are determined based on an assessment of an executive’s past performance and expected future contributions. Because current-year, past and sustainable performance are incorporated into compensation decisions, any percentage increase or decrease in the amount of annual compensation tends to be more gradual than in a framework that is focused solely or largely on current-year performance.

Future pay opportunity versus current pay. GECC strives to provide an appropriate mix of compensation elements to achieve a balance between current versus long-term, deferred compensation, cash versus equity incentive compensation, and other features that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes. Cash payments primarily, but not exclusively, reward more recent performance, whereas equity awards encourage our NEOs to continue to deliver results over a longer period of time, and serve as a retention tool. GECC believes that the compensation paid or awarded to our NEOs should be more heavily weighted towards rewards based on our Company’s sustained operating performance as well as GE’s stock price performance over the long-term.

Qualitative and quantitative factors. Except with respect to payouts under GE’s Long-Term Performance Awards (“LTPAs”), which are tied to achieving specific quantitative performance objectives, quantitative formulas are not used exclusively in determining the amount and mix of compensation. Instead, a broad range of both quantitative and qualitative factors are evaluated to avoid excessive weight being placed on any one performance measure. These factors include, but are not necessarily limited to, reliability in delivering financial growth and operating targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, the ability to lead others, and other considerations that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes.

Consideration of risk. GECC’s compensation program is balanced, focused on the long term and takes into consideration the full range and duration of risks associated with a NEO’s activities. Under this structure, the highest amount of compensation can be achieved through consistent superior performance within the limits of GECC’s stated risk appetite. In addition, significant portions of compensation are earned only over the longer term and may be adjusted during the vesting period for risk outcomes. This provides strong incentives for executives to manage our Company for the long term while avoiding excessive risk-taking in the short term. As discussed further below, both GECC’s Compensation Committee and the Bank’s Development and Compensation Committee review the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs.

2013 Compensation Elements

The following summarizes the compensation elements used in 2013 to reward and retain our NEOs.

Base Salary

Base salaries for our NEOs depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. Decisions regarding salary increases are affected by the NEOs’ current salary and the amounts paid to their peers within and outside our Company.

Annual Bonus

Annual cash bonuses to our NEOs are made under the GECC Executive Incentive Compensation Plan, which is funded based on an assessment of GE’s and GECC’s overall performance and is designed to reward executives for sustained financial and operating performance, effective risk management and overall leadership excellence. Bonus amounts are based on achieving specific performance goals for each executive and are driven by the executive’s success in achieving these goals. The prior year’s award serves as an initial basis for consideration. After an assessment of a NEO’s ongoing performance and current year contributions to our Company’s results, as well as the performance of any business or function he or she leads, judgment is used in determining the bonus amount, if any, and the resulting percentage change from the prior year. Because GE and GECC emphasize consistent performance over time, the relative size of our NEOs’ bonuses is driven by current year, past and sustainable performance, and percentage increases or decreases in the amount of annual compensation therefore tend to be more gradual than in a framework that is focused solely or largely on current year performance. Our NEOs will continue to participate in the GECC Executive Incentive Compensation Plan until the date on which GE ceases to own at least 50% of our outstanding common stock.

GE Equity Awards

As part of GE’s equity compensation program for 2013, our NEOs received GE stock options in the amounts set forth in the “—2013 Grants of GE Plan-Based Awards Table.” No grants of equity awards based on our common stock were made in 2013. Important factors in determining the amount of GE stock options awarded to each NEO include the size of past grant amounts, individual performance and expected future contributions to GE. GE’s equity compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, align the interests of award recipients with those of GE’s shareholders and retain award recipients. GE uses grants of stock options to focus its executives on delivering long-term value to its shareowners because options have value only to the extent that the price of GE stock on the date of exercise exceeds the stock price on the grant date, as well as to retain its executives, as stock options generally vest 20% per year while employed. In prior years, GE has also used grants of RSUs to reward and retain executives by offering them the opportunity to receive shares of GE stock on the date the restrictions lapse as long as they continue to be employed by GE. Although our NEOs have received grants of GE RSUs in prior years and currently hold GE RSUs, they did not receive any grants of GE RSUs in 2013. Following the IPO, the equity awards previously granted to our NEOs will continue to relate to GE equity, and service with us will be counted as service with GE for all purposes. As of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees will vest, and all unexercised GE stock options held by our employees will remain exercisable for GE common stock for five years or until the expiration of the stock option, whichever is earlier. GE’s Management Development and Compensation Committee has determined that the GE RSUs held by our employees will remain outstanding and vest in accordance with their terms.

GE LTPAs

In early 2013, as part of a broader GE program, GE granted contingent LTPAs to our NEOs, which will be payable if GE achieves, on an overall basis for a three-year period (2013 through 2015), specified goals based on four equally weighted GE-specific performance metrics. These performance metrics are: (i) cumulative operating earnings per share, (ii) cumulative total cash generation, (iii) 2015 industrial earnings as a percentage of total GE earnings and (iv) 2015 return on total capital. The awards are payable in cash (or, at the discretion of GE’s Management Development and Compensation Committee, in GE common stock), based on achieving threshold, target or maximum levels for any of the performance metrics, with payments prorated for performance between the established levels. As was the case with the awards granted under GE’s prior long-term performance award programs, the target levels of the 2013-2015 LTPA performance metrics are challenging but achievable with good performance, whereas maximum levels represent stretch goals. For each NEO, the award is based on a multiple (e.g., in the case of Ms. Keane, 0.5x at threshold, 0.75x at target and 1.5x at maximum) of base salary and incentive compensation, and will be subject to forfeiture if the individual’s employment terminates for any reason other than disability, death, retirement or in connection with a business disposition prior to the settlement of the award. Assuming the date on which GE ceases to own at least 50% of our outstanding common stock will occur prior to the LTPA 2016 payment date, our NEOs who remain employed by us until the 2016 payment date will remain eligible to receive a pro rata portion of their award from GE, based on their service from the LTPA’s grant date to the date on which GE ceases to own at least 50% of our outstanding common stock and based on their annual salary then in effect on such date and the last annual bonus received prior to such date. These awards are not based on our performance, except to the extent that the results of our performance are included in GE’s results.

GE Deferred Compensation

GE periodically offers both a deferred salary plan and a deferred bonus plan, with only the deferred salary plan providing for payment of an “above-market” rate of interest as defined by the SEC. These plans are available to approximately 3,600 eligible employees in GE’s executive band and above, including our NEOs. These plans are described in further detail in the narrative accompanying the “—2013 Nonqualified Deferred Compensation Table.” Payouts for our NEOs will begin to occur in the year following the date on which GE ceases to own at least 50% of our outstanding common stock and in accordance with participants’ payout elections.

GE Pension Plans

During 2013, our NEOs were eligible to participate in the same GE Pension Plan, GE Supplementary Pension Plan and GE Excess Benefits Plan in which other eligible executives and employees participate. The GE Pension Plan is a broad-based tax-qualified plan under which eligible employees may retire at age 60 or later. Unlike the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan are unfunded, unsecured obligations of GE and are not qualified for tax purposes. These plans are described in further detail in the narrative accompanying the “—2013 GE Pension Benefits Table.” Pursuant to the terms of the Employee Matters Agreement (as defined in “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC—Employee Matters Agreement”), we will reimburse GE for the payment of pension benefits under the GE Supplementary Pension Plan and the GE Excess Benefits Plan when our NEOs are entitled to receive them. Our NEOs’ benefits under these plans will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We do not intend to establish our own tax-qualified defined benefit pension plan for our employees, including our NEOs.

Transaction Awards

We have entered into transaction award agreements with certain of our employees, including each of the NEOs. These agreements are intended to provide an incentive to our management team to remain dedicated to, and to continue their employment with, our Company. Under these agreements, each of the NEOs is eligible to receive a transaction award equal to 100% of their base salary in effect as of the date they enter into the agreement plus their 2012 bonus, with 50% of the transaction award payable within 60 days following the completion of the IPO and the remaining 50% payable within 60 days following the date on which GE ceases to own at least 50% of our outstanding common stock. The transaction award will be forfeited in its entirety if a NEO voluntarily resigns or is terminated by us for “cause” (as determined by us). Each of the NEOs will also be subject to a non-compete/non-solicit provision for eighteen months from the date of termination of employment. These transaction award agreements are discussed in further detail under “—2013 Potential Payments Upon Termination at Fiscal Year-End.”

Other Compensation

Our NEOs received other benefits, reflected in “—2013 All Other Compensation Table,” consistent with those provided to certain GE executives, such as a leased car. In addition, as officers of GE, Ms. Keane, Mr. Marino and Mr. Quindlen received benefits provided to GE officers, such as financial counseling and tax preparation. We do not expect to provide our executive officers with all of the same types of benefits as provided to GE executives after the date on which GE ceases to own at least 50% of our outstanding common stock.

Performance Objectives and Evaluations for Our Named Executive Officers for 2013

At the beginning of 2013, Ms. Keane developed the objectives that she believed should be achieved for our Company to be successful, which were based on the 2013 objectives established for GE and for GECC and tailored to our business. These objectives include both quantitative financial measurements and qualitative strategic, operational and risk management considerations and are focused on the factors that Ms. Keane, the Chief Executive Officer of GE and the Chief Executive Officer of GECC believe create long-term shareowner value. Ms. Keane’s 2013 performance was evaluated and measured against these goals by the Chief Executive Officer of GECC, GECC’s Compensation Committee and the Bank’s Development and Compensation Committee to develop a recommendation as to the appropriate incentive compensation awards for her. The amount of her incentive compensation was ultimately approved by the Chief Executive Officer of GE and GE’s Management Development and Compensation Committee, based on their discretion and judgment. Ms. Keane did not participate in the determination of her compensation.

During 2013, our other NEOs – other than Mr. Quindlen, who joined us in December 2013 – reported directly to Ms. Keane, who developed their objectives based on our Company’s objectives. Each of our other NEOs’ objectives include both quantitative financial measurements and qualitative strategic, operational and risk management considerations affecting our Company and the businesses or functions that they lead. Each of our other NEOs’ 2013 performance was evaluated and measured against their respective goals by the Chief Executive Officer of GECC, GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, as well as by Ms. Keane, in the case of Mr. Marino, and by the heads of GECC’s Finance and Legal functions, with input from Ms. Keane, in the case of Mr. Doubles and Mr. Mothner, respectively, to develop recommendations as to the appropriate incentive compensation awards for each of them. The amount of their incentive compensation was ultimately approved by the Chief Executive Officer of GE and GE’s Management Development and Compensation Committee, based on their discretion and judgment. None of our other named executive officers participated in the determination of their compensation.

2013 Performance Objectives and Achievements

Under Ms. Keane’s leadership, management delivered the following results on the qualitative and quantitative performance goals set for our Company by Ms. Keane with respect to 2013:

•	Prepare our Company for an initial public offering in 2014. To prepare for the IPO, we took a number of actions including: (i) the preparation of carve-out financial statements, (ii) the preparation of regulatory filings, including drafts of the S-1 Registration Statement, (iii) significant financial planning activity, (iv) substantial corporate governance activity and (v) various actions to enable us to operate as a stand-alone entity, including hiring key talent and putting retention plans in place.

•	Drive growth and invest in new capabilities. During 2013, we achieved 10.2% average loan receivables growth with all three sales platforms growing year over year. In January 2013, we acquired MetLife’s deposit business, which is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding. We also launched new programs with 14 partners and added more than 17,000 new partners in 2013.

•	Execute world-class compliance and enterprise risk management. During 2013, we meaningfully increased headcount in our regulatory and compliance groups to further invest in our compliance and enterprise risk management capabilities and to enhance our ability to work with our regulators. The Bank also achieved an “outstanding” rating on the publicly released examination under the CRA.

•	Drive simplification and operational efficiencies. We significantly simplified our operating and organizational structure in 2013, which resulted in costs being in line with our goals, as adjusted for the incremental costs associated with preparing for the IPO.

•	Operationalize commercial excellence. For 2013, our purchase volume increased 9.3% and average active accounts increased 6.1%, as compared to 2012. We renewed three contracts through 2017-2020 with partners representing, in the aggregate, 23% of 2013 loan receivables.

•	Develop leadership and talent. We invested more than $6 million in leadership development activities in 2013, including sending more than 550 employees through GE Crotonville development courses and sponsoring a pre-executive leadership program for our senior professional level employees.

•	Strong financial results. Our financial performance in 2013 was strong, with purchase volume of $93.9 billion, as compared to $85.9 billion in 2012, and loan receivables of $57.3 billion, as compared to $52.3 billion in 2012. Moreover, we had net earnings of $2.0 billion in 2013, as compared to $2.1 billion in 2012. This decrease was driven primarily by an increase in our provision for loan losses as a result of enhancements to our allowance for loan loss methodology.

2013 Compensation Decisions

Ms. Keane

GECC’s Compensation Committee and the Bank’s Development and Compensation Committee believe that Ms. Keane performed very well in 2013 in executing on the performance framework and 2013 financial objectives outlined above. Ms. Keane’s base salary, which was last increased in October 2012, was unchanged for 2013. In light of the assessment of Ms. Keane’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, she received a $1,150,000 cash bonus, an increase of 15% from 2012. In addition, Ms. Keane received a stock option grant to purchase 250,000 shares of GE common stock.

Mr. Doubles

In addition to his contributions toward our Company’s objectives described above, the head of GECC’s Finance function specifically recognized that, as the leader of our finance organization, Mr. Doubles led several key processes in preparation for the IPO, continued to maintain strong controllership of the business while simplifying accounting and legal entity structures, and reorganized the finance organization to operate more efficiently. Based on his performance, Mr. Doubles’s base salary was increased by 11% to $555,000, effective July 1, 2013. In light of the assessment of Mr. Doubles’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, he received a $330,000 cash bonus, an increase of 10% from 2012. In addition, Mr. Doubles received a stock option grant to purchase 75,000 shares of GE common stock.

Mr. Marino

In addition to his contributions toward our Company’s objectives described above, Ms. Keane specifically recognized that Mr. Marino provided strong leadership of the Payment Solutions sales platform, increasing platform revenue, executing renewals of significant programs, and developing important new products and digital marketing capabilities. In addition, his leadership of sales teams across our sales platforms resulted in the expansion of a key partner marketing effort and the launch of a comprehensive digital sales tool. Based on his performance, Mr. Marino’s base salary was increased by 6% to $675,000, effective April 1, 2013. In light of the assessment of Mr. Marino’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, he received a $530,000 cash bonus, an increase of 10% from 2012. In addition, Mr. Marino received a stock option grant to purchase 75,000 shares of GE common stock.

Mr. Mothner

In addition to his contributions toward our Company’s objectives described above, the head of GECC’s Legal function specifically recognized that, as the leader of our legal organization, Mr. Mothner led a team that provided critical legal support for the negotiation of key program agreements, an important disposition, the resolution of significant regulatory and enforcement matters and the reorganization and simplification of our legal entity structure, all while controlling legal costs. In addition, he played a lead role in preparing the legal organization for the IPO. Based on his performance, Mr. Mothner’s base salary was increased by 9% to $600,000, effective October 1, 2013. In light of the assessment of Mr. Mothner’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, he received a $300,000 cash bonus, an increase of 20% from 2012. Mr. Mothner also received an award of $75,000 under GECC’s Extraordinary Performance Program, which rewards a small number of executives who demonstrated truly extraordinary performance over the year. Although this award is subject to the same approval process as for the annual bonus and will be reported in the “Bonus” column in the “—2013 Summary Compensation Table,” this award is distinct and separate from the annual bonus. In addition, Mr. Mothner received a stock option grant to purchase 35,000 shares of GE common stock.

Mr. Quindlen

As Mr. Quindlen joined us as Chief Executive Officer – Retail Card, effective December 23, 2013, his 2013 incentive compensation was determined by GECC’s Compensation Committee and was awarded primarily for his service as Chief Executive Officer and President of GE Capital Corporate Finance (a business separate from our Company). GECC’s Compensation Committee specifically recognized that Mr. Quindlen, in his prior GE role, met or exceeded his goals for net income, total volume and on-book volume, while still reducing key cost drivers. In addition, he led his prior business in the implementation of a new risk framework, the evolution of the organization to a specialty finance company, and key simplification efforts. Based on his performance, Mr. Quindlen’s base salary was increased by 6% to $680,000, effective April 1, 2013. In light of the assessment of Mr. Quindlen’s performance by GECC’s Compensation Committee, he received a $760,000 cash bonus, an increase of 7% from 2012. In addition, Mr. Quindlen received a stock option grant to purchase 110,000 shares of GE common stock.

Other Compensation Practices

Role of GE, GECC, the Bank and Executives in Establishing and Implementing Compensation Goals

As noted above, in 2013, each of GECC’s Compensation Committee and the Bank’s Development and Compensation Committee had responsibility for overseeing and approving the compensation of our NEOs. GECC’s Compensation Committee is comprised of GECC’s Chairman and Chief Executive Officer, Chief Operating Officer, Chief Risk Officer, Chief Financial Officer, Chief Regulatory and Compliance Officer, Vice President and General Counsel, Vice President – Human Resources, and Compensation and Benefits Leader. The Bank’s Development and Compensation Committee is comprised of three independent members of the Bank’s Board of Directors, Ms. Keane and the Bank’s Executive Vice President, Human Resources.

All incentive and equity awards require the approval of the Chief Executive Officer of GE and GE’s Management Development and Compensation Committee, based on the recommendations of GECC’s Compensation Committee and the Bank’s Development and Compensation Committee. In addition, each year, the Chief Executive Officer of GE and GE’s Senior Vice President, Human Resources determine the annual bonus pool under the GECC Executive Incentive Compensation Plan within the overall funding limits of GE’s overall incentive compensation program, as approved by GE’s Management Development and Compensation Committee. Once the annual bonus pool for GECC has been approved, GECC’s Compensation Committee apportions to us our bonus pool.

Review of Compensation Policies and Practices Related to Risk Management

In 2013, both GECC’s Compensation Committee and the Bank’s Development and Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs to confirm that their incentive compensation appropriately balances risk and reward and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. The Bank’s Development and Compensation Committee met with the Bank’s Chief Risk Officer to discuss the annual risk assessment conducted with respect to incentive compensation plans in which all employees (including the NEOs) participate, including whether these arrangements had any features that might encourage excessive risk-taking that could threaten the value of the Bank. The Bank’s Chief Risk Officer also discussed the risk mitigation factors reviewed in the annual risk assessment, including the balance between financial and non-financial measures as well as the short-term and long-term oriented measures. GECC’s Compensation Committee and the Bank’s Development and Compensation Committee also continue to monitor a separate, ongoing risk assessment by senior management of our broader employee compensation practices consistent with the federal banking regulators’ guidance on sound incentive compensation policies.

Equity Grant Practices

The exercise price of each GE stock option granted to our NEOs in 2013 was the closing price of GE stock on the date of grant, which was the date of GE’s Management Development and Compensation Committee meeting at which equity awards for the NEOs were determined. GE’s board and board committee meetings are generally scheduled at least a year in advance and without regard to anticipated earnings or other major announcements by GE. GE prohibits the repricing of its stock options.

Potential Impact on Compensation from Executive Misconduct

If it is determined that an executive officer has engaged in conduct detrimental to GECC or the Bank, GECC’s Compensation Committee or the Bank’s Development and Compensation Committee may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation: (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, (iii) reducing, cancelling or seeking reimbursement of any paid or awarded compensation and (iv) if the conduct resulted in a material inaccuracy in GE’s or GECC’s financial statements or performance metrics that affects the executive officer’s compensation, seeking reimbursement of any portion of incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If it is determined that an executive engaged in fraudulent misconduct, GECC’s Compensation Committee or the Bank’s Development and Compensation Committee will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

2013 Summary Compensation

The following table contains 2013 compensation information for our NEOs.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total

Margaret M. Keane President and Chief Executive Officer	2013	$825,000	$1,150,000		$1,130,000	$563,573	$95,255	$3,763,828

Brian D. Doubles Executive Vice President and Chief Financial Officer	2013	$527,500	$330,000		$339,000	$57,570	$29,657	$1,283,727

Glenn P. Marino Executive Vice President, Chief Executive Officer – Payment Solutions and Chief Commercial Leader	2013	$665,000	$530,000		$339,000	$277,460	$120,309	$1,931,769

Jonathan S. Mothner Executive Vice President, General Counsel and Secretary	2013	$562,500	$375,000	(4)	$158,200	$51,290	$29,868	$1,176,858

Thomas M. Quindlen Executive Vice President and Chief Executive Officer – Retail Card	2013	$670,000	$760,000		$497,200	$31,623	$67,155	$2,025,978

(1)	This column represents the aggregate grant date fair value of stock options granted in 2013 in accordance with SEC rules. These amounts reflect GE’s accounting expense and do not correspond to the actual value that will be realized by the NEOs. GE measures the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted average grant-date fair value of options granted during 2013 was $4.52. GE used the following assumptions in arriving at the fair value of options granted during 2013: risk-free interest rate of 2.5%, dividend yield of 4.0%, expected volatility of 28% and expected life of 7.5 years. See the “—2013 Grants of GE Plan-Based Awards Table” for further information on stock options granted in 2013.
(2)	This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the NEOs. The change in pension value in 2013 was $556,095, $56,882, $257,064 and $51,290 for Ms. Keane and Messrs. Doubles, Marino and Mothner, respectively. There was no change in pension value reported for Mr. Quindlen because the present value of his pension benefits decreased, which resulted from the effect of the higher discount rate assumption exceeding the effect of his benefit growth. See “—2013 GE Pension Benefits” for additional information, including the present value assumptions used in this calculation. In 2013, the above-market earnings on the executive deferred salary plans in which the NEOs participated were $7,478, $688, $20,396 and $31,623 for Ms. Keane and Messrs. Doubles, Marino and Quindlen, respectively. Above-market earnings represent the difference between market interest rates calculated pursuant to SEC rules and the 8.5% to 12% interest contingently credited by GE on salary deferred by the NEOs under various executive deferred salary plans in effect between 1987 and 2013. See “—2013 Nonqualified Deferred Compensation” for additional information.
(3)	See the “—2013 All Other Compensation Table” for additional information.
(4)	This amount includes an award of $75,000 under GECC’s Extraordinary Performance Program.

2013 All Other Compensation

In 2013, our NEOs received additional benefits, reflected in the table below, for 2013 and included in the “All Other Compensation” column in “—2013 Summary Compensation Table” that GE and GECC believed to be reasonable, competitive and consistent with their overall executive compensation programs. The incremental costs of these benefits, which are shown below after giving effect to any reimbursements by the NEOs, constitute only a small percentage of each NEO’s total compensation.

2013 All Other Compensation Table

Name of Executive	Perquisites & Other Personal Benefits(1)	Leased Cars(2)	Value of Supplementary Life Insurance Premium(3)	Payments Relating to Employer Savings Plan(4)	Total
Margaret M. Keane	$18,397	$25,042	$42,891	$8,925	$95,255
Brian D. Doubles	—	$19,090	$1,642	$8,925	$29,657
Glenn P. Marino	$51,794	$20,028	$39,562	$8,925	$120,309
Jonathan S. Mothner	—	$14,874	$6,069	$8,925	$29,868
Thomas M. Quindlen	$5,155	$24,909	$28,166	$8,925	$67,155

(1)	Amounts in this column include financial counseling and tax preparation services for Ms. Keane and Messrs. Marino and Quindlen, and participation in the GE Executive Products and Lighting Program for Ms. Keane and Mr. Quindlen pursuant to which executives can receive GE appliances or other products with the incremental cost calculated based on the fair market value of the products received. For Mr. Marino, this column also includes $37,594 in personal use of GE aircraft. The calculation of incremental cost for personal use of GE aircraft includes the variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive on both business and non-business occasions is also included.
(2)	This column includes expenses associated with GE’s leased cars program, such as leasing and management fees, administrative costs, maintenance fees and gas allowance.
(3)	This column reports taxable payments made to the NEOs to cover premiums for universal life insurance policies owned by the executives. These policies include: (i) Executive Life for Ms. Keane and Messrs. Marino and Quindlen, which provides universal life insurance policies for the NEOs totaling $3 million in coverage at the time of enrollment, increased 4% annually thereafter and (ii) Leadership Life for each of the NEOs, which provides universal life insurance policies for the NEOs with coverage of two times their annual pay (salary plus 100% of their latest bonus payments).
(4)	This column reports company matching contributions to the NEOs’ 401(k) savings accounts of 3.5% of pay up to the limitations imposed under IRS rules.

2013 Grants of GE Plan-Based Awards

The following table provides information about awards granted to the NEOs in 2013: (i) the grant date, (ii) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the LTPA granted in 2013 for the 2013-2015 performance period, (iii) the number of shares underlying stock options granted to the NEOs under the GE 2007 Long-Term Incentive Plan, (iv) the exercise price of the stock option grants, which reflects the closing price of GE stock on the date of grant and (v) the grant date fair value of each option grant computed in accordance with applicable SEC rules. Our NEOs did not receive any other GE stock-based awards in 2013.

2013 Grants of GE Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(3)
Name of Executive		Threshold	Target	Maximum	Options(2)
Margaret M. Keane	3/14/13	$912,500	$1,368,750	$2,737,500	—	—	—
	9/13/13	—	—	—	250,000	$23.78	$1,130,000
Brian D. Doubles	3/14/13	$200,000	$400,000	$800,000	—	—	—
	9/13/13	—	—	—	75,000	$23.78	$339,000
Glenn P. Marino	3/14/13	$278,750	$557,500	$1,115,000	—	—	—
	9/13/13	—	—	—	75,000	$23.78	$339,000
Jonathan S. Mothner	3/14/13	$200,000	$400,000	$800,000	—	—	—
	9/13/13	—	—	—	35,000	$23.78	$158,200
Thomas M. Quindlen	3/14/13	$337,500	$675,000	$1,350,000	—	—	—
	9/13/13	—	—	—	110,000	$23.78	$497,200

(1)	These columns show the potential value of the payout for each NEO under the 2013-2015 LTPA if the threshold, target or maximum goals are satisfied for all four performance measures, based on the executive’s 2013 salary and bonus at the time of grant. The potential payouts are performance-driven and therefore completely at risk. The performance metrics, performance goals and salary and bonus multiples for determining the payout are described in “—Executive Compensation—2013 Compensation Elements.” As reflected in the “—2013 Summary Compensation Table,” no amounts were paid with respect to these LTPA awards for 2013. Assuming the date on which GE ceases to own at least 50% of our outstanding common stock will occur prior to the LTPA 2016 payment date, our NEOs who remain employed by us through the 2016 payment date will remain eligible to receive a pro rata portion of their award from GE, based on their service from the LTPA’s grant date to the date on which GE ceases to own at least 50% of our outstanding common stock and based on their annual salary then in effect on such date and the last annual bonus received prior to such date, on the same basis as GE employees who receive LTPAs.
(2)	This column shows the number of stock options granted, which will vest and become exercisable ratably in five equal annual installments beginning one year from the date of grant and each year thereafter. Following the IPO, the equity awards previously granted to our NEOs will continue to relate to GE equity, and service with us will be counted as service with GE for all purposes. When GE ceases to own at least 50% of our outstanding common stock, each outstanding, unvested GE stock option will vest and will be exercisable for GE common stock until the expiration of the award or, if earlier, five years from the vesting date.
(3)	This column shows the aggregate grant date fair value of stock options under applicable SEC rules granted to the NEOs in 2013. Generally, the aggregate grant date fair value is the expected accounting expense that will be recognized over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes value of an option on the grant date. See the “—2013 Summary Compensation Table” for additional information.

2013 Outstanding GE Equity Awards at Fiscal Year-End

The following table provides information on the holdings of GE equity awards by the NEOs at fiscal year-end. This table includes unexercised (both vested and unvested) option grants and unvested RSUs with vesting conditions that were not satisfied at December 31, 2013. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table.

2013 Outstanding GE Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Margaret M. Keane	9/17/04	16,800	—	$34.22	9/17/14	7/28/05	3,750	$105,113
	9/16/05	18,600	—	$34.47	9/16/15
	9/8/06	17,500	—	$34.01	9/8/16
	9/7/07	22,500	—	$38.75	9/7/17
	9/9/08	30,000	—	$28.12	9/9/18
	3/12/09	—	24,000	$9.57	3/12/19
	7/23/09	—	28,000	$11.95	7/23/19
	6/10/10	120,000	80,000	$15.68	6/10/20
	6/9/11	110,000	165,000	$18.58	6/9/21
	9/7/12	60,000	240,000	$21.59	9/7/22
	9/13/13	—	250,000	$23.78	9/13/23

Total		395,400	787,000				3,750	$105,113

Brian D. Doubles	5/10/04	480	—	$30.03	5/10/14	9/3/10	8,000	$224,240
	4/21/06	2,400	—	$33.97	4/21/16	11/4/11	15,000	420,450
	9/7/07	2,500	—	$38.75	9/7/17
	9/9/08	3,750	—	$28.12	9/9/18
	3/12/09	—	3,000	$9.57	3/12/19
	7/23/09	—	4,000	$11.95	7/23/19
	6/10/10	—	20,000	$15.68	6/10/20
	6/9/11	24,000	36,000	$18.58	6/9/21
	9/7/12	15,000	60,000	$21.59	9/7/22
	9/13/13	—	75,000	$23.78	9/13/23

Total		48,130	198,000				23,000	$644,690

	Option Awards					Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)

Glenn P. Marino	9/17/04	12,000	—	$34.22	9/17/14
	9/16/05	15,000	—	$34.47	9/16/15
	9/8/06	17,500	—	$34.01	9/8/16
	9/7/07	22,500	—	$38.75	9/7/17
	9/9/08	22,500	—	$28.12	9/9/18
	3/12/09	—	18,000	$9.57	3/12/19
	7/23/09	—	18,000	$11.95	7/23/19
	6/10/10	75,000	50,000	$15.68	6/10/20
	6/9/11	54,000	81,000	$18.58	6/9/21
	9/7/12	25,000	100,000	$21.59	9/7/22
	9/13/13	—	75,000	$23.78	9/13/23

Total		243,500	342,000

Jonathan S. Mothner	5/10/04	1,620	—	$30.03	5/10/14	6/8/06	1,250	$35,038
	9/16/05	2,880	—	$34.47	9/16/15
	9/8/06	4,800	—	$34.01	9/8/16
	9/7/07	7,500	—	$38.75	9/7/17
	9/9/08	10,000	—	$28.12	9/9/18
	3/12/09	—	8,000	$9.57	3/12/19
	7/23/09	—	8,000	$11.95	7/23/19
	6/10/10	9,000	18,000	$15.68	6/10/20
	6/9/11	15,000	33,000	$18.58	6/9/21
	9/7/12	10,000	40,000	$21.59	9/7/22
	9/13/13	—	35,000	$23.78	9/13/23

Total		60,800	142,000				1,250	$35,038

Thomas M. Quindlen	9/17/04	13,800	—	$34.22	9/17/14
	9/16/05	18,000	—	$34.47	9/16/15
	9/8/06	17,500	—	$34.01	9/8/16
	9/7/07	25,000	—	$38.75	9/7/17
	9/9/08	32,500	—	$28.12	9/9/18
	3/12/09	—	26,000	$9.57	3/12/19
	7/23/09	13,000	26,000	$11.95	7/23/19
	6/10/10	105,000	70,000	$15.68	6/10/20
	6/9/11	70,000	105,000	$18.58	6/9/21
	9/7/12	35,000	140,000	$21.59	9/7/22
	9/13/13	—	110,000	$23.78	9/13/23

Total		329,800	477,000

(1)	The market value of the stock awards represents the product of the closing price of GE stock at December 31, 2013, which was $28.03, and the number of shares underlying each such award.

2013 Outstanding GE Equity Awards Vesting Schedule

	Option Awards		Stock Awards
Name of Executive	Grant Date	Option Awards Vesting Schedule(1)	Grant Date	Stock Awards Vesting Schedule(2)
Margaret M. Keane	3/12/09	100% vests 2014	7/28/05	100% vests 7/28/15
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

Brian D. Doubles	3/12/09	100% vests 2014	9/3/10	50% vests 9/3/14 and 9/3/15
	7/23/09	100% vests 2014	11/4/11	33% vests 11/4/14, 11/4/15 and 11/4/16
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

Glenn P. Marino	3/12/09	100% vests 2014
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014 and 2015 and 50% vests 2016
	9/13/13	20% vests 2014 and 2015 and 60% vests 2016

Jonathan S. Mothner	3/12/09	100% vests 2014	6/8/06	100% vests 6/8/16
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

Thomas M. Quindlen	3/12/09	100% vests 2014
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

(1)	This column shows the vesting schedule of unexercisable or unearned options reported in the “Number of Securities Underlying Unexercised Options (Unexercisable)” column of the “—2013 Outstanding GE Equity Awards at Fiscal Year-End Table.” The stock options generally vest on the anniversary of the grant date in the years shown in the table above.
(2)	This column shows the vesting schedule of unvested stock awards reported in the “Number of Shares or Units of Stock That Have Not Vested” column of the “—2013 Outstanding GE Equity Awards at Fiscal Year-End Table.” The stock awards generally vest on the anniversary of the grant date in the years shown in the table above.

2013 GE Option Exercises and Stock Vested

The following table provides information for the NEOs on (i) stock option awards exercised during 2013, including the number of shares acquired upon exercise and the value realized at such time and (ii) the number of shares acquired upon the vesting of RSUs and the value realized at such time, each before payment of any applicable withholding tax and brokerage commission.

2013 GE Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Margaret M. Keane	186,000	$2,542,803	2,000	$46,640
Brian D. Doubles	53,500	$669,919	9,250	$230,800
Glenn P. Marino	90,000	$1,153,805	1,500	$34,980
Jonathan S. Mothner	32,000	$390,900	1,917	$45,192
Thomas M. Quindlen	123,000	$1,669,808	6,167	$144,094

2013 GE Pension Benefits

The table below sets forth information on the pension benefits for the NEOs under each of the following pension plans:

GE Pension Plan

The GE Pension Plan is a funded and tax-qualified retirement program that covers eligible employees. As applicable to the NEOs, the plan provides benefits based primarily on a formula that takes into account the NEO’s earnings for each fiscal year. Since 1989, the formula has provided an annual benefit accrual equal to 1.45% of the NEO’s earnings for the year up to “covered compensation” and 1.9% of his or her earnings for the year in excess of “covered compensation.” “Covered compensation” was $45,000 for 2013 and has varied over the years based in part on changes in the average of the Social Security taxable wage bases. The NEO’s annual earnings taken into account under this formula include base salary and up to one-half of his or her bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($255,000 for 2013). As a result, for service in 2013, the maximum incremental annual benefit a NEO could have earned toward his or her total pension payments under this formula was $4,642.50 ($386.88 per month), payable after retirement, as described below.

The accumulated benefit an employee earns over his or her career with GE is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the NEOs, retirement may occur at age 60 without any reduction in benefits. Employees vest in the GE Pension Plan after five years of qualifying service. In addition, the plan provides for Social Security supplements and spousal joint and survivor annuity options, and requires employee contributions.

Section 415 of the Code limits the benefits payable under the GE Pension Plan. For 2013, the maximum single life annuity a NEO could have received under these limits was $205,000 per year. This ceiling is actuarially adjusted in accordance with IRS rules to reflect employee contributions, actual forms of distribution and actual retirement dates.

Our NEOs’ benefits under the GE Pension Plan will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We have no obligation to reimburse GE for the payment of benefits under the GE Pension Plan.

GE Supplementary Pension Plan

GE offers the GE Supplementary Pension Plan to approximately 3,600 eligible employees in the executive band and above, including the NEOs, to provide for retirement benefits above amounts available under GE’s tax-qualified and other pension programs. The Supplementary Pension Plan is unfunded and not qualified for tax purposes. A NEO’s annual supplementary pension, when combined with certain amounts payable under GE’s tax-qualified and other pension programs and Social Security, will equal 1.75% of his “earnings credited for retirement benefits” multiplied by the number of his years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the NEO’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave GE prior to reaching age 60. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the NEOs, retirement may occur at age 60 without any reduction in benefits. The Supplementary Pension Plan provides for spousal joint and survivor annuities. Benefits under this plan would be available to the NEOs only as monthly payments and could not be received in a lump sum.

Our NEOs’ benefits under the GE Supplementary Pension Plan will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We will reimburse GE for the payment of benefits under the GE Supplementary Pension Plan.

GE Excess Benefits Plan

GE offers the GE Excess Benefits Plan to employees whose benefits under the GE Pension Plan are limited by Section 415 of the Code. The GE Excess Benefits Plan is unfunded and not qualified for tax purposes. Benefits payable under this program are equal to the excess of (i) the amount that would be payable in accordance with the terms of the GE Pension Plan disregarding the limitations imposed pursuant to Section 415 of the Code over (ii) the pension actually payable under the GE Pension Plan taking such Section 415 limitations into account. Benefits under the GE Excess Benefits Plan for the NEOs are generally payable at the same time and in the same manner as the GE Pension Plan benefits.

Our NEOs’ benefits under the GE Excess Benefits Plan will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We will reimburse GE for the payment of benefits under the GE Excess Benefits Plan.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2013 for the NEOs under each plan based upon the assumptions described in note 1 to that table.

2013 GE Pension Benefits Table

Name of Executive	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Margaret M. Keane	GE Pension Plan	17.751	$822,050
	GE Supplementary Pension Plan	17.751	$5,010,746
	GE Excess Benefits Plan	17.751	$577
Brian D. Doubles	GE Pension Plan	13.855	$261,095
	GE Supplementary Pension Plan	13.855	$631,697
	GE Excess Benefits Plan	13.855	—
Glenn P. Marino	GE Pension Plan	17.847	$927,803
	GE Supplementary Pension Plan	17.847	$3,261,294
	GE Excess Benefits Plan	17.847	—
Jonathan S. Mothner	GE Pension Plan	13.669	$535,745
	GE Supplementary Pension Plan	13.669	$1,058,768
	GE Excess Benefits Plan	13.669	—
Thomas M. Quindlen	GE Pension Plan	28.950	$853,032
	GE Supplementary Pension Plan	28.950	$5,318,274
	GE Excess Benefits Plan	28.950	—

(1)	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2013. Our NEOs’ benefits under the plans will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. The accumulated benefit includes the value of contributions made by the NEOs throughout their careers. The present value has been calculated assuming the NEOs will remain in service until age 60, the age at which their retirement may occur without any reduction in benefits, and assuming that the benefit is payable under the available forms of annuity consistent with the assumptions used by GE, as set forth below. Although illustration of a present value is required under SEC rules, the NEOs are not entitled to receive the present values of their accumulated benefits shown above in a lump sum. The postretirement mortality assumption used for present value calculations is the RP-2000 mortality table projected to 2024.

Discount rates of 4.85% and 3.96% at December 31, 2013 and 2012, respectively, are used by GE to measure the year-end benefit obligations and the pension costs for the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan for the subsequent year.

2013 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2013, including:

Bonus deferrals

GE’s executive-band and above employees, including our NEOs, are able to defer all or a portion of their bonus payments in either: (i) GE stock (“GE Stock Units”), (ii) an index based on the S&P 500 (“S&P 500 Index Units”) or (iii) cash units. The participants may change their election among these options four times per year. If a participant elects to defer bonus payments in either GE Stock Units or the S&P 500 Index Units, GE credits a number of such units to the participant’s deferred bonus plan account based on the respective average price of GE stock and the S&P 500 Index for the 20 trading days preceding the date GE’s board of directors approves GE’s total bonus allotment.

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prior calendar month’s average yield for U.S. Treasury Notes and Bonds issued with maturities of 10 years and 20 years.

The interest income does not constitute an “above-market interest rate” as defined by the SEC and is credited to the participant’s account monthly. Deferred GE Stock Units and S&P 500 Index Units earn dividend-equivalent income on such units held as of the start of trading on the NYSE ex-dividend date equal to: (i) for GE Stock Units, the quarterly dividend declared by the Board of Directors of GE or (ii) for S&P 500 Index Units, the quarterly dividend as declared by Standard & Poor’s for the S&P 500 Index for the preceding calendar quarter. Participants are permitted to receive their deferred compensation balance upon termination of employment either through a lump-sum payment or in annual installments over 10 to 20 years.

Salary deferrals

GE’s executive-band and above employees are able to defer their salary payments under executive deferred salary plans. These plans have been offered periodically (the last such plan was offered in 2010 with respect to 2011 salary) and are available to approximately 3,600 eligible employees in the executive band and above, including our NEOs. The deferred salary plans in which our NEOs participate pay accrued interest, including an above-market interest rate as defined by the SEC, ranging from 8.5% to 12%, compounded annually. Early termination before the end of the five-year vesting period will result in a payout of the deferred amount with no interest income paid, with exceptions for events such as retirement, death and disability. With respect to distributions under all deferred salary plans, participants elected at the time of deferral to receive either a lump-sum payment or 10 to 20 annual installments.

GE makes all decisions with respect to the measures for calculating interest or other earnings on the nonqualified deferred compensation plans. Payouts for our NEOs and continuing employees will begin to occur in the year following the date on which GE ceases to own at least 50% of our outstanding common stock, and in accordance with participants’ payout elections.

2013 Nonqualified Deferred Compensation Table

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year-End
Margaret M. Keane	Deferred bonus plans	—	$17,147	$100,135
	Deferred salary plans	—	$23,340	$248,598
Brian D. Doubles	Deferred salary plans	—	$1,905	$24,313
Glenn P. Marino	Deferred bonus plans	—	$46,635	$1,809,342
	Deferred salary plans	—	$63,465	$677,927
Jonathan S. Mothner	Deferred bonus plans	—	$7,970	$31,822
Thomas M. Quindlen	Deferred bonus plans	—	$55,963	$243,631
	Deferred salary plans	—	$88,779	$1,001,403

(1)	The amounts reported are limited to deferred compensation contributed during 2013. They do not include any amounts reported as part of 2013 compensation in the “— 2013 Summary Compensation Table,” which were credited to the NEO’s deferred account plan, if any, in 2014, and are described in the notes to that table.
(2)	Reflects earnings on each type of deferred compensation listed in this section. The earnings on deferred bonus payments are calculated based on: (a) the total number of deferred units in the account multiplied by the GE common stock or S&P 500 Index price at December 31, 2013; less (b) the total number of deferred units in the account multiplied by the GE common stock or S&P 500 Index price at December 31, 2012; and less (c) any NEO contributions during the year. The earnings on the executive deferred salary plans are calculated based on the total amount of interest earned. See the “—2013 Summary Compensation Table” for the above-market portion of those interest earnings in 2013.

2013 Potential Payments Upon Termination at Fiscal Year-End

The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2013, given the NEO’s compensation and service levels as of such date and, if applicable, based on GE’s closing stock price on December 31, 2013. These benefits are in addition to benefits available generally to salaried employees who joined GE prior to 2005, such as distributions under the GE Retirement Savings Plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, GE’s stock price and the executive’s age.

GE Equity Awards

With respect to their grants of GE equity awards, as of the date GE ceases to own at least 50% of our outstanding common stock, our NEOs’ employment with GE will be deemed to be terminated due to transfer of a business to a successor employer, Synchrony Financial. As a result, as discussed below, the unvested GE stock options held by our NEOs will vest, and all unexercised GE stock options will remain exercisable for GE common stock for five years or until the expiration of the stock options, whichever is earlier. GE RSUs will remain outstanding and vest in accordance with their terms.

If one of the NEOs were to die or become disabled, any unexercisable stock options become exercisable and remain exercisable until their expiration date. In the event of disability, this provision applies only to options that have been held for at least one year. Remaining restrictions on RSUs that were awarded prior to death or disability may lapse immediately in some cases, depending on the terms of the particular award. In addition, any unvested options or RSUs held for at least one year become fully vested upon either becoming retirement-eligible (reaching the applicable retirement age) or retiring at age 60 or thereafter, depending on the terms of the particular award, and provided the award holder has at least five years of service with GE. Each of the NEOs was below the applicable retirement age as of December 31, 2013. For these purposes, “disability” generally means disability resulting in the NEO being unable to perform his job.

The following table provides the intrinsic value (that is, the value based upon GE’s stock price, and, in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested if the NEO had died or become disabled at December 31, 2013, or if GE ceased to own at least 50% of our outstanding common stock at December 31, 2013, thereby terminating our NEOs’ employment with GE for purposes of their GE equity awards.

Potential Equity Benefits upon Termination Table

	Upon Death		Upon Disability		Upon Termination of Employment with GE
Name of Executive	Stock Options	RSUs	Stock Options	RSUs	Stock Options	RSUs
Margaret M. Keane	$6,048,630	$105,113	$4,986,130	—	$6,048,630	—
Brian D. Doubles	$1,412,050	$644,690	$1,093,300	—	$1,412,050	—
Glenn P. Marino	$2,967,420	—	$2,648,670	—	$2,967,420	—
Jonathan S. Mothner	$1,216,820	$35,038	$1,068,070	—	$1,216,820	—
Thomas M. Quindlen	$4,123,890	—	$3,656,390	—	$4,123,890	—

Transaction Awards

As discussed in “—2013 Compensation Elements—Transaction Awards”,” in November 2013, we entered into transaction award agreements with certain of our employees, including each of the NEOs. These agreements are intended to provide an incentive to our management team to remain dedicated to, and to continue their employment with, our Company. Under these award transaction agreements, each of the NEOs is eligible to receive a transaction award equal to 100% of their base salary in effect as of the date they enter into the agreement plus their 2012 bonus, with 50% of the transaction award payable within 60 days following the IPO and the remaining 50% payable within 60 days following the date on which GE ceases to own at least 50% of our outstanding common stock. The transaction award will be forfeited in its entirety if a NEO voluntarily resigns or is terminated by us for “cause” (as determined by us). Each of the NEOs will also be subject to a non-compete/non-solicit provision for eighteen months from the date of termination of employment. Under the terms of the transaction award agreements, award recipients are eligible to receive (i) a prorated award in the event of his or her retirement prior to the payment of the award and (ii) a full award payout in the event of his or her death or termination by us without cause prior to the payment of the award. For purposes of the NEOs’ transaction awards, a participant becomes retiree eligible upon attaining age 60. At December 31, 2013, none of our NEOs were retiree eligible. Assuming the NEOs’ termination without cause or death on December 31, 2013, the NEOs would have been eligible to receive the following payments under the transaction award agreements: Ms. Keane – $1,825,000, Mr. Doubles – $855,000, Mr. Marino – $1,155,000, Mr. Mothner – $850,000 and Mr. Quindlen – $1,460,000.

Deferred Compensation

The NEOs are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment. The account balances continue to be credited with increases or decreases reflecting changes in the value of the GE Stock Units or S&P 500 Index Units and to accrue interest income or dividend payments, as applicable, between the termination event and the date that distributions are made. Therefore, amounts received by the NEOs will differ from those shown in the “—2013 Nonqualified Deferred Compensation Table.” See the narrative accompanying that table for information on the available types of distribution under each deferral plan.

Pension Benefits

In “—2013 GE Pension Benefits,” we describe the general terms of each pension plan in which the NEOs participate, the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 60. The table below provides the pension benefits that would have become payable if the NEOs had died, become disabled or voluntarily terminated at December 31, 2013.

In the event of death before retirement, the surviving spouse may receive a benefit based upon the accrued pension benefits under the GE Pension Plan and GE Excess Benefits Plan either: (i) in the form of an annuity as if the NEO had retired and elected the spousal 50% joint and survivor annuity option prior to death, or (ii) as an immediate lump-sum payment based on five years of pension distributions. The surviving spouse of a NEO who meets certain age and service criteria may also receive a lump-sum payment under the GE Supplementary Pension Plan based on the greater of the value of: (i) the 50% survivor annuity that the spouse would have received under that plan if the NEO had retired and elected the spousal 50% joint and survivor annuity option prior to death or (ii) five years of pension distributions under that plan. The amounts payable depend on several factors, including employee contributions and the ages of the NEO and the surviving spouse. If the named executive does not meet the age and service criteria for a lump sum death benefit from the GE Supplementary Pension Plan, the surviving spouse would receive an annuity payment when the employee would have turned 60. The survivors of each of the NEOs who are at least age 50 at December 31, 2013 would have been entitled to receive any annuity distributions promptly following death.

In the event a disability occurs before retirement, the NEOs who have at least 15 years of pension qualification service may receive an annuity payment of accrued pension benefits, payable immediately.

The table below shows, for the NEOs, the lump sum payable to the surviving spouse in the case of the NEO’s death on December 31, 2013. It also reflects the annual annuity payment payable:

(i) for the life of the surviving spouse in the case of the NEO’s death on December 31, 2013, (ii) as a 50% joint and survivor annuity to the NEO in the case of disability on December 31, 2013 and (iii) as a 50% joint and survivor annuity to the NEO payable after age 60 upon voluntary termination on December 31, 2013. The annuity payments upon voluntary termination do not include any payments under the GE Supplementary Pension Plan because such payments are forfeited upon voluntary termination before age 60. Payments would be made on a monthly basis.

Potential Pension Benefits upon Termination Table

Name of Executive	Lump Sum upon Death(1)	Annual Annuity upon Death	Annual Annuity upon Disability(2)	Annual Annuity Payable at Age 60 after Voluntary Termination
Margaret M. Keane	$3,920,986	$37,213	$519,868	$71,403
Brian D. Doubles	$—	$83,680	$—	$47,370
Glenn P. Marino	$2,468,463	$36,742	$315,342	$70,248
Jonathan S. Mothner	$—	$80,509	$—	$57,041
Thomas M. Quindlen	$5,225,675	$42,658	$649,624	$86,408

(1)	At December 31, 2013, Messrs. Doubles and Mothner did not have 15 years of pension qualification service, which is the service requirement for a lump sum death benefit to a surviving spouse under the GE Supplementary Pension Plan. The GE Supplementary Pension benefit payable to the surviving spouse (when the executive would have turned 60) is included in the annual annuity upon death column.
(2)	At December 31, 2013, Messrs. Doubles and Mothner did not have 15 years of pension qualification service, which is the service requirement for disability pension. Therefore they would not have been eligible to receive immediate payments if they had become disabled at December 31, 2013. They would be entitled to receive a GE Pension Plan benefit at age 60 in the same amount as shown in the voluntary termination column.

Life Insurance Benefits

For a description of the supplemental life insurance plans that provide coverage to the named executive officers, see the “—2013 All Other Compensation Table.” If the NEOs had died on December 31, 2013, the survivors of Ms. Keane and Messrs. Doubles, Marino, Mothner, and Quindlen would have received $4,965,932, $1,600,000, $3,495,324, $1,600,000 and $4,015,924, respectively, under these arrangements.

Compensation Plans Following the IPO

The following section summarizes the compensation plans we have implemented for our executive officers, including our named executive officers, and other employees following the completion of the IPO.

Benefit Plans—Transition from GE to Synchrony Plans

Prior to the IPO, our employees were covered under GE benefit plans. These GE benefit plans include the GE 2007 Long-Term Incentive Plan providing stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and long-term performance awards, the GECC Executive Incentive Compensation Plan providing annual incentive compensation, retirement benefits, health, life and disability insurance benefits, and severance. We have reimbursed GE for benefits it has provided to our employees under these benefit plans.

For so long as GE owns 50% or more of our outstanding common stock, we will be part of the GE group, and our employees generally will continue to be eligible to participate in GE benefit plans, except as noted below. When GE ceases to own at least 50% of our outstanding common stock, we anticipate that U.S. employees will be covered by the benefit plans that we expect to establish.

Prior to the IPO, some of the employees of our business received certain awards under the GE 2007 Long-Term Incentive Plan. As of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees will vest and all unexercised GE stock options will remain exercisable for GE common stock for five years or until the expiration of the stock options, whichever is earlier. In addition, GE’s RSUs will remain outstanding and vest in accordance with their terms, and service with us will be taken into account for vesting purposes. After the completion of the IPO, our employees are no longer eligible to receive awards under the GE 2007 Long-Term Incentive Plan.

Prior to the completion of the IPO, we established and adopted plans for our selected employees providing for stock options, SARs, restricted stock, RSUs, performance awards and other stock-based awards. See “—Synchrony 2014 Long-Term Incentive Plan” for information concerning this plan. However, we expect that certain of our employees will continue to participate in the GECC Executive Incentive Compensation Plan until the date that GE ceases to own at least 50% of our outstanding common stock. We expect that our corresponding plan providing for annual cash or other bonus awards will not become effective until the date that GE ceases to own at least 50% of our outstanding common stock.

Until GE ceases to own at least 50% of our outstanding common stock, we will reimburse GE for the costs incurred by GE and its affiliates for continuing coverage of our employees in the GE benefit plans, consistent with applicable regulatory requirements and the practices and procedures established and uniformly applied to GE businesses. See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with GE and GECC—Employee Matters Agreement” for information concerning our benefit plans, our reimbursement obligations to GE, and other employment matters after the completion of the IPO.

Synchrony 2014 Long-Term Incentive Plan

In connection with the completion of the IPO, we established the Synchrony Financial 2014 Long-Term Incentive Plan, which we refer to as the “Incentive Plan.” The Incentive Plan permits us to issue stock-based, stock-denominated and other awards to officers, employees, consultants and non-employee directors providing services to Synchrony and our participating affiliates. Available awards under the Incentive Plan will include stock options and SARs, restricted stock and RSUs, performance awards and other awards valued in whole or in part by reference to or otherwise based on our common stock (other stock-based awards), and dividend equivalents.

The following is a description of the Incentive Plan and the treatment of those awards made in connection with, and to be made after, the IPO.

Effective date and term. The Incentive Plan became effective prior to the completion of the IPO and authorizes the granting of awards for a term of up to 10 years.

Administration. The Incentive Plan is administered by the Management Development and Compensation Committee of Synchrony’s board of directors (the “Committee”). The Committee has the authority to make any determination or take any action that the Committee deems necessary or desirable for the administration of the Incentive Plan, including, for example: (i) the authority to establish rules and guidelines for the administration of the Incentive Plan, (ii) select the participants to whom awards are granted, (iii) determine the types of awards to be granted and the number of shares covered by such awards, (iv) set the terms and conditions of such awards and (v) cancel, suspend and amend awards. The Committee has the sole discretion to make determinations with respect to and interpret the Incentive Plan and award agreements. The Committee may delegate its authority under the Incentive Plan to the chairman of the Committee, a subcommittee of the Committee or to one or more officers or managers of the Company, provided, however, that the Committee may not delegate to officers or managers of the Company its authority to grant awards and to cancel or suspend awards for executive officers and directors of the Company who file reports under Section 16 of the Exchange Act.

Eligibility. Officers, employees, consultants and non-employee directors of the Company and its affiliates are eligible to participate in the Incentive Plan.

Number of shares available for issuance. Subject to adjustment as described below, 16,605,417 shares of our common stock (including authorized and unissued shares and treasury shares) are available for granting awards under the Incentive Plan. If any shares covered by an award under the Incentive Plan are forfeited or otherwise terminated without delivery of shares or other consideration, then the shares covered by such an award shall again be available for granting awards under the Incentive Plan. In an acquisition, any awards made and any of the shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company will not be counted against the shares available for granting awards under the Incentive Plan. Dividend equivalents denominated in shares and awards not denominated, but potentially payable, in shares shall be counted against the aggregate number of shares available for granting awards under the Incentive Plan in such amount and at such time as the dividend equivalents and such awards are settled in shares. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or SARs, and stock repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Incentive Plan. In addition, shares that were subject to an option or stock-settled SAR and were not issued upon the net settlement or net exercise of such option or SAR will also not be made available for issuance.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate in order to prevent dilution or enlargement of Incentive Plan benefits. These adjustments include: (i) changing the number and type of shares to be issued under the Incentive Plan and outstanding awards, (ii) changing the per participant limitations on awards and the grant, purchase or exercise price of outstanding awards and (iii) changing the restriction on the total amount of restricted stock, RSUs, performance awards or other stock-based awards that may be granted. The Committee may also make adjustments in the terms of awards in connection with acquisitions of another business or business entity in which the Company assumes outstanding employee awards or the right or obligation to make future awards, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Awards. Awards generally will be granted for no cash consideration. We intend that, under the Incentive Plan, awards may provide that upon exercise the participant will receive cash, stock, other securities, other awards, other property, or any combination thereof, as the Committee will determine. The exercise price per share of common stock purchasable under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award will be not less than 100% of the fair market value of the stock or other security on the date of the grant of such option, SAR, or right. It is intended that, under the Incentive Plan, any exercise or purchase price may be paid in cash or, if permitted by the Committee, by surrender of shares.

Award limits. The awards which may be granted under the Incentive Plan are generally subject to the following limits (each, an “Award Limit”). The maximum number of our shares of common stock with respect to which stock options or SARs may be granted or measured to any participant during any fiscal year is 3,000,000 shares. The maximum number of our shares of common stock with respect to which restricted stock, RSUs, performance awards and other stock-based awards may be granted or measured to any participant during any fiscal year is 1,000,000 shares. These provisions are designed so that compensation resulting from awards can qualify as tax deductible performance-based compensation under Section 162(m) of the Code, assuming other applicable regulatory requirements are satisfied.

Stock options and SARs. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or SARs, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and SARs and, with respect to stock options, the method of payment for the exercise price, which may include cash, shares or other awards.

Restricted stock and RSUs. The Committee may award restricted stock and RSUs and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends. The Committee will establish the manner and timing under which restrictions may lapse. If employment is terminated during the applicable restriction period, shares of restricted stock and RSUs still subject to restriction will be forfeited, except as determined otherwise by the Committee.

Performance awards and other stock-based awards. The Committee may grant performance awards, which may be denominated in cash, shares, other securities or other awards and payable to, or exercisable by, the participant upon the achievement of performance goals during performance periods, as established by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or participant during a performance period. The Committee may grant other stock-based awards that are denominated or payable in shares, under the terms and conditions as the Committee will determine.

Dividends and dividend equivalents. The Committee may decide to include dividends or dividend equivalents as part of an award (other than stock options and SARs), and the payment of any such dividends may be deferred, with or without interest, until the award is paid.

Deferrals. The Committee also will be able to require or permit award payments to be deferred and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral.

Transferability. Awards are not transferable otherwise than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered and are exercisable during the participant’s lifetime only by the participant.

Conditions and restrictions on stock issuable under an award. The Committee may provide that shares of our common stock issuable under an award will be subject to such further restrictions or conditions as the Committee may determine, including, but not limited to, conditions on vesting or transferability, forfeiture or repurchase provisions, tax withholding conditions and restrictions regarding the timing and manner of resales or other subsequent transfers by the participant of shares issuable under an award.

Amendments and termination. Our board of directors may amend, suspend or terminate the Incentive Plan, provided, however, that our board of directors will seek stockholder approval of material amendments to the Incentive Plan as required by law, regulation or stock exchange and any amendment that would increase the total number of shares available for awards under the Incentive Plan (except pursuant to the corporate transaction adjustment provisions discussed above) or permit stock options, SARs or other rights to purchase our common stock to be repriced, replaced or regranted through cancellation or by lowering the exercise or purchase price. The Committee generally may waive conditions or amend the term of awards, or otherwise amend, suspend or terminate awards already granted, provided that such action does not, without the participant’s consent, impair the rights of the award holder.

Synchrony Financial Deferred Compensation Plan

On September 17, 2014, the Management Development and Compensation Committee adopted the Synchrony Financial Deferred Compensation Plan (the “Plan”). The effective date of the Plan is January 1, 2015. The Plan is an unfunded plan that provides the opportunity to defer the receipt of a portion of their compensation to a select group of management and highly compensated employees of the Company and any of its participating affiliates. Under the Plan, eligible employees may, to the extent permitted by the administrator of the Plan, elect to defer up to 80% (or such lower percentage, as determined by the Plan administrator) of their base salary and bonus, and all or a portion of any other type of compensation, as determined by the Plan administrator. The Plan administrator will designate two or more investment benchmarks from which participants can select the benchmarks that will be used to determine the rate of return or loss applicable to their deferred compensation amounts. Participants will also make elections regarding the time and form of payment of their deferral under the Plan, in accordance with Section 409A of the Code. The Company will establish bookkeeping accounts attributable to participants’ deferrals, which will be adjusted based on participants’ investment elections.

Founders’ Grants

To promote retention and alignment with our stockholders, in connection with the IPO we granted RSUs and stock options (or other awards as appropriate with respect to our employees outside the U.S.) under our Incentive Plan to a broad group of several hundred employees, including our executive officers. These awards have a four-year cliff vesting period. The stock options have a term of 10 years, and their exercise price is the initial public offering price of our common stock. Dividends earned on the RSUs will be reinvested in additional RSUs at each dividend-payable date. These additional RSUs will vest under the same terms and conditions as the original RSU award.

The value of each grant is split between RSUs (70%) and stock options (30%), and the fair market value of these grants at the pricing date of the IPO was approximately $107 million. An aggregate of approximately 8.2 million shares of our common stock is subject to these awards. Of this amount, the fair market values of the grants to our NEOs as of the pricing date of the IPO were as follows: Ms. Keane – $7,000,000; Mr. Doubles – $4,000,000; Mr. Marino – $3,012,500; Mr. Mothner – $2,500,000; and Mr. Quindlen – $3,775,000. However, the actual value realized by them and the other recipients of these grants will depend on a number of factors, including future vesting and the future market value of our common stock.

On September 17, 2014, the Management Development and Compensation Committee also approved grants of RSUs and stock options (and other awards as appropriate with respect to our employees outside the U.S.) with respect to approximately 1.2 million shares of our common stock under the Synchrony Financial 2014 Long-Term Incentive Plan to management and certain of our employees. These RSUs and stock options will vest 20% annually, starting with the first anniversary of the award date, provided that the employee has remained continuously employed by the Company through such vesting date, subject to exceptions for retirement, involuntary termination, death and disability, and termination following a change of control. The stock options will have a term of 10 years. Dividend-equivalents earned on the RSUs will be reinvested in additional RSUs at each dividend-payable date. These additional RSUs will vest under the same terms and conditions as the original RSU award. By accepting these grants, each employee agrees to be subject to non-competition, non-solicitation and non-disclosure covenants while the employee is employed by the Company and during the 18-month period following a termination of the employee’s employment with the Company.

Stock Ownership Guidelines

Our Chief Executive Officer and executive vice presidents are required to own significant amounts of our common stock. The number of shares of our common stock that must be held is set at a multiple of the officer’s base salary. Our officers will have five years to satisfy our share ownership requirement.

Position	Multiple	Time to Attain
Chief Executive Officer	5X	5 years
Executive Vice President	3X	5 years

Individual and joint holdings of our common stock with immediate family members, including those shares held in our 401(k) plan and any deferred compensation accounts, and unvested time-based restricted stock or RSUs will count toward this requirement.

Clawback Policy

In connection with the IPO, we adopted the Bank’s clawback policy, pursuant to which, if it is determined that an employee at or above a designated executive grade under the Company’s or GE’s compensation structure has engaged in conduct detrimental to our Company, the Bank or any of the Company’s other subsidiaries, our Management Development and Compensation Committee or, in the case of a Bank employee, the Bank’s Development and Compensation Committee may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limitation: (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, (iii) reducing, cancelling or seeking reimbursement of any paid or awarded compensation and (iv) if the conduct resulted in a material inaccuracy in our financial statements or performance metrics that affects the executive’s compensation, seeking reimbursement of any portion of incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If it is determined that an executive engaged in fraudulent misconduct, our Management Development and Compensation Committee or, in the case of a Bank employee, the Bank’s Development and Compensation Committee will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Relationship with GE and GECC

Historically, GE has provided a variety of services to us, and we have provided a variety of services to GE. These arrangements are described below under “—Other Related Party Transactions.”

Prior to the completion of the IPO, we entered into a master agreement and a number of other agreements with GE and GECC for the purpose of accomplishing the Separation and setting forth various matters governing our relationship with GE after the completion of the IPO. The agreements also provide for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to and in connection with the IPO. The material terms of these agreements are summarized below, and the agreements have been filed as exhibits to the registration statement of which this report forms a part. We entered into these agreements with GE and GECC while we were still a wholly-owned subsidiary of GE and certain terms of these agreements are not necessarily the same as could have been obtained from a third party.

Master Agreement

We entered into a master agreement with GECC and, for limited purposes only, GE, prior to the completion of the IPO. We refer to this agreement in this report as the “Master Agreement.” The Master Agreement sets forth our agreements with GE and GECC relating to the ownership of certain assets and the allocation of certain liabilities in connection with the separation of our Company from GECC. It also sets forth other agreements governing our relationship with GECC and its affiliates after the IPO.

The separation of our business

The Master Agreement generally allocates certain assets and liabilities between us and GECC according to the business to which such assets and liabilities primarily relate, which is consistent with the basis of presentation of our historical financial statements. To the extent not previously transferred to us or one of our subsidiaries prior to the completion of the IPO, the Master Agreement provides that GECC or its affiliates, as applicable, will transfer and assign to us or our subsidiaries certain assets related to our business owned by them. We or our subsidiaries will perform, discharge and fulfill certain liabilities related to our businesses (which, in the case of tax matters, will be governed by the TSSA) in accordance with their terms.

Except as expressly set forth in the Master Agreement or in any other transaction document, neither we nor GECC make any representation or warranty as to:

•	any assets or liabilities allocated under the Master Agreement;

•	the value of or freedom from any security interests of, or any other matter concerning, any assets or liabilities of such party;

•	the legal sufficiency of any assignment, document or instrument to convey title to any asset;

•	any consents or approvals required in connection with any transfer of assets or assumptions of liabilities; or

•	the absence of any defenses or right of set-off or freedom from counterclaim with respect to any claim of either us or GECC.

Except as expressly set forth in any transaction document, in connection with the transactions through which we were formed, all assets were transferred to us on an “as is,” “where is” basis, and we and our subsidiaries have agreed to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest, and that any necessary consents or approvals were not or are not obtained or that any requirements of law or judgments were not or are not complied with. For a discussion of the transfer of the assets and operations of GE’s North American retail finance business to us in connection with our formation, see “Item 1. Business—Formation and Regulation of Synchrony.”

The Separation Distribution

GE has indicated it currently is targeting to continue its exit from our business in late 2015 through the Separation. See “Item 1A. Risk Factors—Risks Relating to Our Separation from GE—GE may not complete the Separation as planned or at all.” We refer to any potential distribution involved in the Separation as the “Distribution.” The Master Agreement provides that we will cooperate with GECC and its affiliates to accomplish the Distribution and that we, along with GE and GECC will use our respective reasonable best efforts to obtain all necessary governmental approvals and consents required to accomplish the Distribution.

Regulatory requirements and information rights

The Master Agreement provides that until the GE SLHC Deregistration, we are required to provide to GE all financial, risk-related and other information that GE requires to prepare and provide any report or other submission to the Federal Reserve Board or any other federal or state bank regulatory agency or authority or to comply with any other supervisory or regulatory requirement to which GE is subject under any federal or state banking laws. In addition, we are required to provide GECC with copies of all reports of examinations and any other supervisory communications from federal or state bank regulatory agencies or authorities identifying any matter requiring our attention or correction or regarding any existing or potential investigation or enforcement action by those agencies or authorities relating to us, and the prior written approval of GECC is required in connection with any material agreements to be entered into by us with any governmental authority. Until the GE SLHC Deregistration, we will also provide GECC with copies of (i) all risk-related materials provided to our board of directors or to the board of directors of the Bank for approval by either such board and (ii) all reports provided to our board of directors or the board of directors of the Bank regarding material risks, concentrations, or emerging risks to us or the Bank, in each case, at the same time such materials are provided to such board. In addition, until the GE SLHC Deregistration, we will allow GECC, or any of its subsidiaries, on reasonable notice and in a reasonable manner, to conduct an audit of our activities, operations and compliance with applicable law. We further agreed to enforce the limitation on voting rights in our certificate of incorporation and not to take any action that is not permissible for a savings and loan holding company under HOLA. Any information obtained from us by GE must be used solely for the purpose of complying with the reporting requirement or other supervisory or regulatory requirement for which GE obtained such information, and for no other purpose.

Financial information

We have agreed that, for so long as GE owns shares of our common stock, we will cooperate with GE and GECC and we will provide such entities with quarterly and annual historical financial information needed by GE to issue its own earnings releases and public filings. We also have agreed that for so long as GE beneficially owns at least 50% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis), we will provide GE with certain financial projections, as well as access to quarterly and annual financial information. We have further agreed that, for so long as GE beneficially owns more than 20% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis or under the equity method of accounting), we will provide GE with information requested by GE in connection with its press releases and public filings and advance notice of all meetings to be held by us with financial analysts. In addition, we have agreed that so long as GE beneficially owns more than 5% of our outstanding common stock, we will provide GE with our and our subsidiaries’ unaudited consolidated balance sheets as of the end of each fiscal year and fiscal quarter and our and our subsidiaries’ unaudited consolidated statements of earnings for each fiscal year and fiscal quarter. We have also agreed during this time, among other things, to issue our quarterly and annual earnings releases and file our quarterly and annual reports with the SEC after GE issues its quarterly and annual earnings releases and files its quarterly and annual reports with the SEC, respectively. For so long as GE beneficially owns more than 50% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis), in addition to the items described above, we will provide GE with access to our books and records so that it may conduct audits of our financial statements, notice of any proposed material changes in our accounting estimates or discretionary accounting principles, and a quarterly representation of our chief executive officer and our chief financial or accounting officer as to the accuracy and completeness of our financial and accounting records. If GE beneficially owns any of our outstanding common stock, we will also provide to GE copies of reports submitted by our accountants.

We also have agreed, for so long as GE beneficially owns more than 50% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis), to conduct our strategic and operational review process on the same schedule on which GECC conducts its strategic and operational review process.

Exchange of other information

The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between us and GECC and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the completion of the IPO. We and GECC and its affiliates have also agreed to provide mutual access to historical business records.

Releases and indemnification

Except for each party’s obligations under the Master Agreement, the other transaction documents and certain other specified liabilities, we, GE and GECC, on behalf of ourselves and each of our respective affiliates, have released and discharged the other and its respective affiliates from all liabilities existing or arising between us on or before the completion of the IPO, including in connection with the separation of our business from GECC and the IPO. The release does not extend to obligations or liabilities under any agreements between us and GECC or its affiliates that remain in effect following the IPO, including ordinary course liabilities for products and services.

We have agreed to indemnify, hold harmless and defend GECC, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations of our businesses, whether arising before or after the completion of the IPO;

•	the operations, liabilities and obligations of our businesses;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by GECC or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement, certain of the other transaction documents or our certificate of incorporation or by-laws;

•	any untrue statement of, or omission to state, a material fact in GE’s or GECC’s public filings to the extent it was as a result of information that we furnished to GECC or its affiliates or which GECC or its affiliates incorporated by reference from our public filings, if that statement or omission was made or occurred after the completion of the IPO; and

•	any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to the IPO, the Distribution or the Existing Notes offering, except to the extent the statement was made or omitted in reliance upon information provided to us by GECC expressly for use in any such registration statement or prospectus.

GECC has agreed to indemnify, hold harmless and defend us and each of our directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of GECC or any affiliate of GECC or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of GECC or its affiliates other than liabilities of our businesses, whether arising before or after the completion of the IPO;

•	the liabilities of GECC and its affiliates’ businesses other than liabilities of our businesses;

•	any breach by GECC or any of its affiliates of the Master Agreement or certain of the other transaction documents;

•	any untrue statement of, or omission to state, a material fact in our public filings to the extent it was as a result of information that GE or any of its affiliates furnished to us or which we incorporated by reference from GE’s or GECC’s public filings (other than any registration statement or prospectus related to the IPO, the Distribution or the Existing Notes offering); and

•	any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to the IPO, the Distribution or the Existing Notes offering, but only to the extent the untrue statement or omission was made or omitted in reliance upon information provided by GE or any of its affiliates expressly for use in any such registration statement or prospectus.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Policies

Until the GE SLHC Deregistration, and except to the extent a GE policy conflicts with our certificate of incorporation or bylaws or any of the agreements between us and GECC or any of its affiliates, we will: (i) comply (x) with policies adopted or authorized by our board of directors or the board of directors of the Bank, which policies must not be inconsistent with GE policies, or (y) if we or the Bank do not have a policy corresponding with the GE policy, then with the corresponding GE policies (subject to any exceptions or exemptions previously or subsequently granted by GECC) and (ii) cause our and our subsidiaries’ policies and procedures to comply with all applicable laws and not contravene GE’s The Spirit and the Letter. In addition, until the GE SLHC Deregistration, we and our subsidiaries must (A) operate in accordance with our risk appetite statement and (B) advise GECC of any proposed changes to our risk appetite statement, afford GECC a reasonable opportunity to provide comments and advice before adopting any proposed change to such statement, and obtain the prior written approval of GECC before adopting any change to such statement that could result in our risk profile being materially different. Until the GE SLHC Deregistration (A) if GE or GECC proposes to adopt a new policy or materially changes a policy that would impose a new requirement on the Company or is inconsistent with an existing policy of the Company or the Bank, then GECC will advise us of the policy, GECC and the Company will discuss in good faith whether such policy requirements should be applicable to the Company and GECC and the Company will either agree on applicability, or refer the matter to our board of directors for a decision and (B) prior to seeking approval of our board of directors of a new policy, where GECC has a corresponding policy, we will request GECC’s input on such policy.

Expenses of the Separation and the IPO

We have agreed to pay all underwriting fees, discounts and commissions and other costs and expenses directly associated with the IPO. Except as otherwise provided in the Master Agreement, the ancillary agreements or any other agreement between us and GECC relating to the Separation or the IPO, GECC has agreed to pay or reimburse us for out-of-pocket fees, costs and expenses incurred in connection with the preparation of the Master Agreement and certain ancillary agreements and the Distribution. Except as otherwise provided in the Master Agreement, the ancillary agreements or any other agreement between us and GECC relating to the Separation or the IPO, we will be responsible for out-of-pocket fees, costs and expenses (including certain legal and financial advisor, information technology, human resource-related and marketing expenses) in connection with the Separation and the Existing Notes offering, and in connection with the other debt, credit and securitization facilities described in this report that we have entered into or intend to incur or enter into in the near future.

Noncompetition agreement

GE has agreed that, subject to certain exceptions, for two years after the GE SLHC Deregistration, it will not engage in the business of providing credit to consumers through: (i) private label credit cards or dual cards in conjunction with programs with retailers, merchants or healthcare providers primarily for the purchase of goods and services from the applicable retailer, merchant or healthcare provider, or (ii) general purpose credit cards, in each case, in the United States and Canada.

Credit support obligations

In the ordinary course of our business, we enter into agreements (including leases) which require guarantees, other credit support or other support obligations (we refer to such obligations, collectively as the “Credit Support Obligations”). Prior to the IPO, GE and certain of its subsidiaries agreed to be primary obligors on most of our currently outstanding Credit Support Obligations. We and GE will cooperate to eliminate or replace certain Credit Support Obligations and we will use reasonable best efforts to attempt to release or replace the liability of GE or its subsidiaries, as applicable and necessary, under any Credit Support Obligations that were not novated prior to completion of the IPO. To the extent that GE or its subsidiaries were not relieved of these obligations as of the completion of the IPO, we have agreed to be liable to GE or such subsidiary for: (i) all costs of GE or its subsidiaries of maintaining such obligations, (ii) fees as may be agreed between the parties, to GE or its subsidiaries for maintaining such obligations and (iii) indemnification and reimbursement obligations with respect to the obligations underlying any such Credit Support Obligations.

To the extent that the Credit Support Obligations were not novated prior to completion of the IPO, GE and each applicable subsidiary of GE will maintain in full force and effect each Credit Support Obligation which is issued and outstanding as of the date of the IPO until the earlier of: (i) such time as the contract, or all of the obligations of us or our applicable affiliate thereunder, to which such Credit Support Obligation relates, terminates and (ii) such time as such credit support obligation expires in accordance with its terms or is otherwise released.

Dispute resolution procedures

We have agreed with GECC that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 30 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will resolve the dispute in accordance with New York law. Most of the other agreements between us and GECC have similar dispute resolution provisions.

These dispute resolution procedures will not apply to any dispute or claim related to GECC’s or its affiliates’ rights as a holder of our common stock and both parties will submit to the exclusive jurisdiction of the Delaware courts for resolution of any such dispute. In addition, both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the Master Agreement relating to confidentiality, use of restricted marks, noncompetition agreements and corporate governance matters (including GECC’s approval rights, director nomination rights and composition of certain of our board committees), and any of the provisions of the Employee Matters Agreement, the Registration Rights Agreement (as defined under “—Registration Rights Agreement”), the Intellectual Property Cross License Agreement or the Transitional Trademark License Agreement (each as defined below). If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.

Approval Rights

Until the GE SLHC Deregistration, we may not (and we may not permit or authorize any of our subsidiaries to), without the prior written approval of GECC:

•	consolidate or merge with or into any person or, subject to certain exceptions, permit any subsidiary to merge with or into any person;

•	acquire control of a bank or savings association or make any other acquisition of assets or equity for a price (including assumed debt) in excess of $500 million (other than acquisitions of receivables portfolios in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the general threshold will be increased to $1 billion and the threshold for acquisitions of receivables portfolios in the ordinary course of business will be increased to $2 billion;

•	dispose of assets or securities in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $500 million (other than dispositions among us and our affiliates, issuances of asset backed securitization debt to maintain the aggregate level of borrowing capacity we have at the time of the IPO, and dispositions of receivables in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the general threshold will be increased to $1 billion and the threshold for dispositions of receivables portfolios in the ordinary course of business will be increased to $2 billion;

•	incur or guarantee debt that would reasonably be expected to result in a downgrade of our publicly-issued debt below specified ratings at the time of the IPO;

•	dissolve, liquidate, or wind up our Company;

•	alter, amend, terminate or repeal, or adopt any provision inconsistent with, the provisions of our certificate of incorporation or our bylaws;

•	adopt or implement any stockholder rights plan or similar takeover defense measure;

•	declare or pay any dividend or other distribution in respect of our common stock;

•	repurchase our common stock, subject to certain exceptions;

•	enter into a new principal line of business or enter into business outside of the United States and Canada; or

•	establish an executive committee of our board of directors.

Until such time as GE’s beneficial ownership of our common stock decreases below 20% of our outstanding common stock, we may not, without the prior written approval of GECC:

•	issue capital stock or other securities convertible into capital stock; or

•	change the size of our board of directors from nine directors.

GECC’s approval right for entry into new principal lines of business or business outside of the United States or Canada that is reasonably expected to have less than $200 million in average receivables or annual purchase volume will expire when GE’s beneficial ownership of our outstanding common stock decreases below 10%.

Board Rights

Until the GE SLHC Deregistration, GECC will be entitled to designate persons for nomination for election to our board of directors. The number of such GECC designees will depend on the level of beneficial ownership by GE of our outstanding common stock. At each election of members of our board of directors when GE beneficially owns:

•	more than 50% of our outstanding common stock, GECC will have the right to designate five persons for nomination for election to our board of directors;

•	at least 33% but not more than 50% of our outstanding common stock, GECC will have the right to designate four persons for nomination for election to our board of directors;

•	at least 20% but less than 33% of our outstanding common stock, GECC will have the right to designate three persons for nomination for election to our board of directors;

•	at least 10% but less than 20% of our outstanding common stock, GECC will have the right to designate two persons for nomination for election to our board of directors; and

•	less than 10% of our outstanding common stock and prior to the GE SLHC Deregistration, GECC will have the right to designate one person for nomination for election to our board of directors. See “Item 5. Directors and Executive Officers—Corporate Governance—Composition of the Board of Directors.”

In the event that (with GECC’s approval) the size of our board of directors is changed, GECC will have the right to designate a proportional number of persons for nomination for election to the board of directors (rounded up to the nearest whole number).

So long as GE beneficially owns at least 50% of our outstanding common stock, or, in certain cases, until the GE SLHC Deregistration, GECC will have the right to designate, from among the GECC director designees serving on our board of directors, certain members of certain committees of our board of directors (see “Item 5. Directors and Executive Officers—Corporate Governance—Committees of the Board of Directors”).

Until GE’s beneficial ownership of our common stock decreases below 50%, GECC will also be entitled to designate two directors to the board of directors of the Bank and we will cause such designees to be appointed.

Other Provisions

The Master Agreement also contains covenants between us and GECC with respect to:

•	confidentiality of our and GE and its subsidiaries’ information;

•	our right to continue coverage under GE’s insurance policies for so long as GE beneficially owns more than 50% of our outstanding common stock, as such policies may be amended from time to time;

•	restrictions on the parties’ ability to take any action or enter into any agreement that would cause the other party or any of its subsidiaries to violate any law, organizational document or judgment;

•	restrictions on our ability to take any action that limits GECC’s or any of its affiliates’ ability to freely sell, transfer, pledge or otherwise dispose of our common stock;

•	restrictions on the parties’ ability to take action that reasonably could result in a breach or default under any agreement which binds or purports to bind the other party or any of its other subsidiaries;

•	litigation and settlement cooperation between us and GE and its subsidiaries; and

•	proposed intercompany transactions, including material amendments to the agreements accomplishing the Separation, all of which must be approved by a majority of our independent directors or a committee comprised solely of independent directors or a committee comprised solely of our independent directors.

Transitional Services Agreement

We have entered into a transitional services agreement with GECC and Retail Finance International Holdings, Inc. (“RIH”), our wholly-owned subsidiary, to provide each other, on a transitional basis, certain administrative and support services and other assistance consistent with the services we and GECC provided to each other before the IPO. We refer to this agreement in this report as the “Transitional Services Agreement.” See “Item 1A. Risk Factors—Risks Relating to our Separation from GE—The terms of our arrangements with GE may be more favorable than we will be able to obtain from an unaffiliated third party. We may be unable to replace the services GECC provides us in a timely manner or on comparable terms.”

Pursuant to the Transitional Services Agreement: (i) we and RIH may provide GECC various services related to those GECC businesses that were not transferred to us that had received services from us prior to the completion of the IPO and (ii) GECC will provide services to us and RIH, including:

•	treasury, payroll, tax and other financial services;

•	human resources and employee benefits services;

•	information systems, network access, application and support related services; and

•	procurement and sourcing support.

We also will provide each other, on a transitional basis, additional services that we, RIH and GECC may identify during the term of the agreement. We, RIH and GECC (as applicable) will pay to each other fees for the services rendered under the Transitional Services Agreement, which fees differ depending upon the services. Pricing for services under the Transitional Services Agreement is consistent with the applicable corporate allocation for each such service prior to the IPO, which allocation is typically calculated based on cost.

Under the Transitional Services Agreement, we, RIH and GECC each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The Transitional Services Agreement also provides for the continuation of existing leases or subleases of certain facilities used in the operation of our respective businesses and for access to each other’s facilities and computing and telecommunications systems to the extent necessary to perform or receive the transitional services. We and RIH are jointly and severally liable to GECC for any and all of our obligations under the Transitional Services Agreement.

The services provided under the Transitional Services Agreement will terminate at various times specified in the agreement (for most services within 24 months after the completion of the IPO), but the receiving party may terminate any service by giving at least 60 days’ prior written notice to the provider of the service. In addition, subject to consent rights or requirements under third party agreements, the Transitional Services Agreement provides either party, at its sole expense, the right to extend services for up to 6 months, or longer, under specified circumstances provided that, the term for such services may not exceed the later of (i) 36 months from the date of the IPO and (ii) 24 months from the date GE ceases to beneficially own at least 50% of our outstanding common stock. Except for breaches of certain IP licenses, breaches of confidentiality and data protection provisions of the Transitional Services Agreement, breaches of applicable law in the provision or receipt of services, a party’s negligence or gross negligence (depending on the service provider), willful breach or willful misconduct or as otherwise provided by applicable law, the maximum liability of each party in connection with any single service received from any other party is limited to the aggregate of the charges paid by the receiving party for such service and the aggregate liability of each party arising out of or in connection with the Transitional Services Agreement is limited to the aggregate of fees paid to such party for all the transitional services it has delivered.

Registration Rights Agreement

We have entered into a registration rights agreement with GECC to provide GECC with registration rights relating to shares of our common stock held by GECC or permitted transferees after the IPO. We refer to this agreement in this report as the “Registration Rights Agreement.” GECC may assign its rights under the Registration Rights Agreement to any person that acquires shares of our common stock subject to the agreement and agrees to be bound by the terms of the agreement. GECC and its permitted transferees may require us to register under the Securities Act of 1933 (the “Securities Act”) all or any portion of these shares, a so-called “demand request.” The demand registration rights will be subject to certain limitations. We will not be obligated to effect:

•	a demand registration within 60 days after the effective date of a previous demand registration, other than a shelf registration pursuant to Rule 415 under the Securities Act;

•	a demand registration within 180 days after the effective date of the IPO registration statement;

•	a demand registration unless the demand request is for a number of shares with a market value of at least $150 million; and

•	more than two demand registrations during the first 12 months after completion of the IPO or more than three demand registrations during any 12-month period thereafter.

After the first anniversary of the IPO, we may defer the filing of a registration statement for up to 90 days after a demand request has been made, but not more than once in any six month period, if: (i) at the time of such request we are engaged in confidential business activities, which would be required to be disclosed in the registration statement, and our board of directors determines that such disclosure would be materially detrimental to us and our stockholders or (ii) prior to receiving such request, our board of directors had determined to effect a registered public offering of our securities for our account and we have taken substantial steps to effect such offering. With respect to two demand requests only, if GECC or any of its affiliates makes a demand request during the one-year period after the completion of the IPO, we will not have the right to defer such demand registration during such period.

GECC and its permitted transferees also have so-called “piggyback” registration rights, which means that GECC and its permitted transferees may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. The demand registration rights and piggyback registrations are each subject to market cut-back exceptions.

GECC or its permitted transferees will pay all costs and expenses in connection with any demand registration. We will pay all costs and expenses in connection with any “piggyback” registration, except underwriting discounts, commissions or fees attributable to the shares of common stock sold by our stockholders. In addition, we are required to bear the fees and expenses of one firm of counsel for the selling stockholders in any “piggyback” registration. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We have also agreed to indemnify GECC and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by GECC or any permitted transferee.

The rights of GECC and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the shares covered by the agreement until those shares:

•	have been sold pursuant to an effective registration statement under the Securities Act;

•	have been sold to the public pursuant to Rule 144 under the Securities Act;

•	have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act; or

•	are no longer outstanding.

In addition, the registration rights under the agreement will cease to apply to: (i) a holder other than GECC or its affiliates when such holder holds less than 5% of the then outstanding shares covered by the agreement and such shares are eligible for sale without restriction pursuant to Rule 144 under the Securities Act and (ii) GECC and its affiliates when such holder holds less than 3% of the then outstanding shares covered by the agreement and such shares are eligible for sale without restriction pursuant to Rule 144 under the Securities Act.

Tax Sharing and Separation Agreement

We entered into the TSSA with GE prior to the completion of the IPO. Among other things, the TSSA governs the allocation between GE and us of the responsibility for the taxes of the GE group. The TSSA also allocates rights, obligations and responsibilities in connection with certain administrative matters relating to the preparation of tax returns and control of tax audits and other proceedings relating to taxes.

Allocation of taxes

Under the TSSA, we will generally be responsible for all taxes attributable to us or our operations for taxable periods following December 31, 2013. To the extent we file tax returns on a consolidated basis with GE, we will be required to make tax sharing payments to GE in amounts equal to our separate company tax liability. Our separate company tax liability will generally be equal to the amount of taxes we would have paid had we been filing tax returns separately from GE, subject to certain adjustments, whether or not GE is actually required to pay such amounts to the taxing authorities. However, GE will be responsible for all income taxes imposed in the United States, Canada and Puerto Rico attributable to taxable periods prior to January 1, 2014. We will be responsible for all other taxes attributable to our businesses.

In addition, GE will be required to compensate us for the use by GE of any of our tax attributes that arise after December 31, 2013 to reduce taxes that are otherwise the responsibility of GE under the TSSA. Similarly, we will be required to compensate GE for reductions in our tax liabilities to the extent that the reductions result from expenses economically borne by GE or from tax attributes created in certain transactions in which GE incurred a related tax liability, including for any reduction in our taxes resulting from tax elections described below that might be entered into in connection with GE’s disposition of its interest in us.

We will also be obligated to compensate GE for reductions in our taxes that are attributable to increases in our tax attributes resulting from a tax audit or filing of an amended tax return for periods prior to January 1, 2014 if GE is responsible under the TSSA for any resulting increase in its taxes. Conversely, if resulting from a tax audit or filing an amended tax returns, GE will be required to compensate us for decreases in our tax attributes if GE receives a corresponding decrease in its taxes.

The TSSA generally allocates the right to refunds of taxes to the party that would be liable under the TSSA for the underlying taxes that are refunded.

The TSSA allocates between the parties the right to control, and to participate in, the preparation and filing of tax returns and defense of tax audits or other proceedings relating to taxes, and requires the parties to cooperate with each other in connection with preparing and filing tax returns and defending tax audits and other tax proceedings.

With the exception of the Bank Agreement (as defined below), upon entering into the TSSA, all other formal or informal tax sharing arrangements between GE and us were terminated and the TSSA will generally govern all of our relationship with GE relating to tax returns and tax liabilities.

Separation from GE

The TSSA generally allocates to GE any income taxes incurred in connection with the failure to qualify for tax-free treatment of the Distribution and certain related preliminary internal transactions. However, under the TSSA such income taxes will be allocated to us if the failure to qualify for tax-free treatment results from any action or inaction after the completion of the IPO that is within our control (other than actions or inactions that implement the Distribution or certain related transactions or actions or inactions that are consented to by GE or are at the direction of GE) or if the failure results from any direct or indirect transfer of our stock after the Distribution. The TSSA includes a provision generally prohibiting us after the completion of the IPO from taking any action or failing to take action within our control that would cause the failure of such tax-free treatment.

The TSSA also provides GE with the right to make certain tax elections to treat solely for tax purposes its disposition of our stock as a transfer of our assets in a manner that would result in us having a new cost tax basis in our assets. Any taxes resulting from such election will be allocated to GE subject, as discussed above, to our obligation to compensate GE for reductions in our tax liability arising from the resulting new cost tax basis in our assets.

GE intends to make these tax elections, on a protective basis, to treat the Distribution as a taxable transfer of our assets. Those elections would be effective only if the IRS were to successfully assert that, notwithstanding the IRS private letter ruling and opinion of tax counsel, the Distribution is taxable. However, if, as is expected consistent with the IRS private letter ruling and the opinion of tax counsel, the Distribution is in fact tax-free, then these elections will have no effect.

Employee Matters Agreement

We entered into an agreement with GE and GECC prior to the completion of the IPO relating to certain employee, compensation and benefits matters. We refer to this agreement in this report as the “Employee Matters Agreement.” Under the Employee Matters Agreement, we generally assume or retain liabilities relating to the employment or services of any person with respect to our business before or after the completion of the IPO. We are only responsible for liabilities under GE benefit plans to the extent described in the Employee Matters Agreement.

Employment

After the completion of the IPO, we continue to employ the employees of our business.

Continuation on GE payroll and in GE plans

Prior to the IPO, employees of our business have been paid through GE’s payroll system. In addition, these employees have been covered under GE benefit plans. These employees generally will continue to be paid through GE’s payroll system and be eligible to participate in GE benefit plans for so long as GE owns at least 50% of our outstanding common stock. These GE benefit plans include: (i) retirement benefits, (ii) health, life and disability insurance benefits and severance, (iii) stock options, RSUs and long-term performance awards under the GE 2007 Long-Term Incentive Plan (but only for awards granted prior to the IPO) and (iv) annual incentive compensation under the GECC Executive Incentive Compensation Plan. Certain of our non-U.S. employees will continue on GE’s payroll and in GE plans for up to one year following the date that GE ceases to own at least 50% of our outstanding common stock.

Compensation

From the completion of the IPO until at least one year after the date that GE ceases to own at least 50% of our outstanding common stock, our employees will receive at least the same salary, wages, incentive compensation, and bonus opportunities and at least the same (on an aggregate basis) other material terms and conditions of employment as were provided to such employees prior to the completion of the IPO.

Transition to our benefit plans.

Effective no later than the date on which GE ceases to own at least 50% of our outstanding common stock, our applicable U.S. employees will cease to participate in GE benefit plans and will participate in employee benefit plans established and maintained by us. For at least one year following the date that GE ceases to own at least 50% of our outstanding common stock, we will maintain plans that will provide our U.S. employees with benefits that are comparable in the aggregate to the value of those benefits provided by GE benefit plans immediately prior to the date that GE ceases to own at least 50% of our outstanding common stock, excluding nonqualified defined benefit pension plans, retiree medical benefits, stock options, other equity awards and certain executive fringe benefits.

We will also establish new benefit plans for our non-U.S. employees that, together with any benefit plans we assume or continue, will provide such non-U.S. employees with benefits that are comparable in the aggregate to the value of those benefits provided by the benefit plans in effect immediately prior to the date on which GE ceases to own at least 50% of our outstanding common stock, or, in the case of employees in India and the Philippines, a date that is up to one year after such date. We will maintain these existing or new plans for our non-U.S. employees for a period of at least one year following the benefit transition date (or such longer period required by applicable law).

We will recognize prior GE service for purposes of eligibility, vesting or calculation of vacation, sick days, severance, layoff and similar benefits under our new plan and programs to the same extent such service is recognized under corresponding GE plans.

As described under “Item 6. Executive Compensation—Compensation Plans Following the IPO—Synchrony 2014 Long-Term Incentive Plan,” prior to completion of the IPO, we established and adopted plans for our selected employees providing for stock options, SARs, restricted stock, RSUs, performance awards (stock or cash-based) and other stock-based awards. However, we expect that certain of our employees will continue to participate in the GECC Executive Incentive Compensation Plan until the date that GE ceases to own at least 50% of our outstanding common stock. We expect that our corresponding plan providing for annual cash or other bonus awards will not become effective until the date that GE ceases to own at least 50% of our outstanding common stock.

Treatment of our U.S. employees under certain GE plans.

Effective as of the date that GE ceases to own at least 50% of our outstanding common stock: (i) our employees will cease to accrue any benefits under the GE retirement plans and (ii) our employees will fully vest in the GE retirement plans. However, with respect to the GE Supplementary Pension Plan and the GE Excess Benefit Plan, only those employees who have at least ten years of qualified pension service as of the date that GE ceases to own at least 50% of our outstanding common stock will vest in such plan. GE will be responsible for paying directly to our eligible employees (including their surviving spouses and beneficiaries) any vested benefits to which they are entitled under the GE retirement plans when eligible under the terms of such plans to receive such payments. We will have certain reimbursement obligations to GE.

GE generally will remain obligated to provide post-retirement welfare benefits under the GE Health Choice Plan and the GE Life, Disability and Medical Plan, consistent with the terms of the plan as in effect from time to time, to our employees and their eligible dependents who, as of the date GE ceases to own at least 50% of our outstanding common stock, are participants in such plan and either (i) have completed 25 years of eligible service with us, our affiliates and their respective predecessors or (ii) have attained at least 60 years of age and have completed at least ten years of eligible service, in either case upon such employee’s election to participate in the GE Health Choice Plan or the GE Life, Disability and Medical Plan. Participation by our employees will be under circumstances and at the applicable contribution levels entitling them to receive such benefits pursuant to the terms of the GE Health Choice Plan or the GE Life, Disability and Medical Plan. GE will be responsible for paying directly to our eligible employees and their eligible dependents any post-retirement welfare benefits pursuant to such coverage. We will have certain reimbursement obligations to GE.

GE generally will retain responsibility under the GE benefit plans that are welfare benefit plans in which our employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by such employees and their eligible dependents to the extent the claims were incurred prior to the date that GE ceases to own at least 50% of our outstanding common stock. We will have certain reimbursement obligations to GE.

As of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees will vest and all unexercised GE stock options will remain exercisable in accordance with their terms and the GE 2007 Long-Term Incentive Plan. Each such GE stock option permits the holder, generally for a period of ten years from the date of grant or, if earlier, five years from the date that GE ceases to own at least 50% of our outstanding common stock, to purchase one share of GE stock from GE at the market price of GE stock on the date of grant.

Agreements not to solicit or hire GE’s or our employees.

We have agreed with GE that for so long as GE beneficially owns at least 50% of our outstanding common stock, and for a certain period of time after GE ceases to beneficially own at least 50% of our outstanding common stock, neither of us will, directly or indirectly, solicit or hire for employment certain of each other’s employees.

Intellectual Property Arrangements

Prior to the completion of the IPO, we entered into the following intellectual property license agreements with GE, GECC and/or their affiliates:

•	a Transitional Trademark License Agreement; and

•	an Intellectual Property Cross License Agreement.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, GE granted us a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use (i) certain “GE,” GE Capital,” “GE Capital Retail Bank,” “GE Money” and “GECAF” marks and related GECAF logos and the GE monogram in connection with our products and services until such time as GE ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions (e.g., we will generally have a right to use those marks and related logos and the monogram on our credit cards for a period of three and a half years after the completion of the IPO); and (ii) the “Built from GE Heritage” tagline in connection with our products and services and in the general promotion of our business for a period of three years after GE ceases to beneficially own more than 50% of our outstanding common stock. The Transitional Trademark License Agreement automatically terminates in the event of our merger or consolidation with, or sale of substantially all of our assets to, an unrelated third person, or our change of control whereby an unrelated third person acquires control over us. GE also retains the right to terminate the Transitional Trademark License Agreement in the event we materially breach its provisions. In addition, the Transitional Trademark License Agreement automatically terminates in the event of our bankruptcy, insolvency, liquidation, dissolution or similar event. The Transitional Trademark License Agreement also automatically terminates with respect to any of our subsidiaries in the event of such subsidiary’s merger or consolidation with, or sale of substantially all of its assets to, an unrelated third person, or its change of control whereby an unrelated third person acquires control over it, or upon such subsidiary’s bankruptcy, insolvency, liquidation, dissolution or similar event.

Intellectual Property Cross License Agreement

Pursuant to the Intellectual Property Cross License Agreement, we and GE have granted each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that we each own or license. The intellectual property rights being licensed (with no rights to sublicense except as described below) under the Intellectual Property Cross License Agreement are invention disclosures, patents, patent applications, statutory invention registrations, copyrights, mask work rights, database rights and design rights and trade secrets (but not including trademarks, service marks, trade dress, logos, other source identifiers or domain names, intellectual property made available under the Transitional Services Agreement, internet protocol addresses or patents subject to standard setting organization obligations) and limited rights to certain GE policies and materials. The intellectual property rights being licensed under the Intellectual Property Cross License Agreement also must be those that we and GE have the right to license and that are used, held for use or contemplated to be used by the licensee generally prior to the completion of the IPO. In addition, with respect to any third-party intellectual property licensed under the Intellectual Property Cross License Agreement, we and GE have only granted each other sublicenses to the extent each has the right to do so under the applicable third-party intellectual property licenses. The license allows us and GE to make, have made, use, sell, have sold, import and otherwise commercialize certain products and services, to use and practice the licensed intellectual property rights for internal purposes, and to develop and create improvements to such licensed intellectual property. Each party will only sublicense its license rights to acquirors of its businesses, operations or assets. Each party can only assign its license rights to an acquiror of all or substantially all of its assets or equity, the surviving entity in its merger, consolidation, equity exchange or reorganization, or in the case of GE, to its affiliates or, in the case of our Company, to our subsidiaries. Each party owns any modifications, derivative works and improvements it creates. The Intellectual Property Cross License Agreement is perpetual and may not be terminated, even upon material breach, except upon mutual written agreement by us and GE.

Other Related Party Transactions

Formation of Synchrony

Between April 1, 2013 and October 15, 2013: (i) GECFI contributed the stock of the Bank to us as a capital contribution and (ii) in exchange for all of our outstanding common stock (other than the shares issued in connection with our formation in 2003 for nominal consideration) and approximately $1.6 billion, we acquired from GE its interests in RFS Holding, Inc., GEC RF Global Services Philippines, Inc., RIH, CareCredit LLC and GE Global Servicing Private Limited, as well as certain receivables and other tangible and intangible assets related to the North American retail finance business. The remaining assets and operations of the North American retail finance business subsequently were transferred to us.

Funding Provided by GECC

GECC historically has provided funding to us pursuant to various intercompany funding arrangements. All amounts outstanding under these arrangements upon the completion of the IPO (the Outstanding Related Party Debt) were repaid at that time. For information on these arrangements as reflected in our combined historical financial statements, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding, Liquidity and Capital Resources—Funding Sources,” and for a description of funding provided by GECC in connection with the IPO, see “Item 2. Financial Information—Description of Certain Indebtedness—GECC Term Loan Facility.”

The Company’s historic funding arrangements with GECC have included five revolving credit facilities (the “GECC Revolving Credit Facilities”) between GECC (or certain of its subsidiaries) and the Bank (or certain of its subsidiaries) pursuant to which the Bank could borrow up to an aggregate of $10 billion. All amounts outstanding under the GECC Revolving Credit Facilities were repaid upon closing of the IPO. Thereafter, we terminated the GECC Revolving Credit Facilities and replaced them with a new $6.0 billion intercompany revolving credit facility between the Company (as lender) and the Bank (as borrower).

Securitized Financings

For information regarding GECC’s roles as servicer and servicer performance guarantor in connection with certain of our securitizations, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding, Liquidity and Capital Resources—Funding Sources—Securitized Financings” and “—Description of Certain Indebtedness—Securitized Financings.”

Historically, GECC has served as servicer performance guarantor for the Bank as servicer of SFT (the Bank, in such capacity, the “SFT Servicer”) and for the Bank as servicer of GMT (the Bank, in such capacity, the “GMT Servicer”). Pursuant to the servicer performance guarantees for SFT and GMT, GECC guaranteed the performance by the SFT Servicer and the GMT Servicer of their respective obligations under the securitization documents. We have not compensated GECC for providing either of these guarantees and GECC has not been required to undertake any performance with respect to the guarantees. We have entered into amendments to the documents governing each SFT series and the sole GMT series pursuant to which the noteholders have released GECC from its obligations as servicer performance guarantor and waived the related amortization event that could otherwise occur when the servicer performance guaranty is no longer in effect.

We have entered into contribution agreements with GECC pursuant to which GECC has agreed that in the event of certain indemnity claims against us relating to our securitized financings and under certain other circumstances, it will make contributions to us to the extent required for us to make any required indemnity payments. We have not compensated GECC for entering into these contribution agreements and GECC has not been required to make any payments with respect to these agreements. In connection with the completion of the IPO, we terminated these contribution agreements with GECC.

Support Servicing

Prior to completion of the IPO, we were party to certain servicing agreements and subservicing agreements with GECC with respect to a broad range of services (including business development, risk, underwriting and collections, operations and customer service support, information technology and other administrative services (including services related to loan receivables owned by the Bank)) for the Bank and servicing and administrative services relating to loan receivables owned by MNT, SFT and GMT. For these arrangements, the part of GECC providing and receiving services was historically managed as part of our business and therefore related payments have been eliminated in our combined financial statements. On a legal entity basis (without regards to elimination in our combined financial statements), for the years ended December 31, 2013, 2012 and 2011, we incurred servicing expenses of $874 million, $849 million and $1,200 million, respectively, and we received subservicing income of $783 million, $528 million and $618 million, respectively. One of the servicing agreements pursuant to which GECC provides servicing and administrative services relating to loan receivables owned by MNT remains in effect, and we will continue to act as subservicer for MNT pursuant to a subservicing agreement with GECC that we entered into in connection with the completion of the IPO. In connection with the completion of the IPO, we terminated all other servicing and subservicing agreements with GECC and they were replaced by the Transitional Services Agreement to the extent these services will continue to be received from, or provided to, GECC following the IPO.

MNT Notes Previously Owned by GECC

GECC purchased $202 million, $627 million and $516 million aggregate principal amount of subordinated classes of MNT notes from us in the years ended December 31, 2013, 2012, and 2011, respectively, at an aggregate purchase price of slightly less than par. GECC owned $1,312 million, $1,424 million and $1,873 million aggregate principal amount of subordinated classes of MNT notes at December 31, 2013, 2012 and 2011, respectively (representing MNT notes purchased during and prior to those periods). GECC recognized $39 million, $71 million and $113 million of interest income, and received $314 million, $751 million and $536 million of principal payments from MNT in the years ended December 31, 2013, 2012, and 2011, respectively. Most of these notes were owned by parts of GECC that historically were managed as part of our business and therefore the notes have been eliminated in our combined financial statements. As of May 30, 2014, all of the notes, having an outstanding principal balance of $1,324 million, were transferred to us for a purchase price of $1,333 million.

Other Services Provided by GE

We have also received services provided by GE under other arrangements where our business is only a recipient of services. For the years ended December 31, 2013, 2012 and 2011, we incurred $437 million, $390 million and $364 million of expenses relating to services provided by GE in our Combined Statements of Earnings, respectively. For a description of those cases where we are only a recipient of services and the associated historical costs, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Separation from GE and Related Financial Arrangements.” Following the IPO, GE has continued to provide us with many support services on a transitional basis pursuant to the agreements described under “—Relationship with GE and GECC—Transitional Services Agreement.”

Prior to the IPO, we also made payments to GE for use of certain intellectual property pursuant to a service mark and trade name agreement, and we incurred $20.0 million, $15.6 million and $12.4 million of expenses in the years ended December 31, 2013, 2012 and 2011, respectively, for use of this intellectual property. In connection with the completion of the IPO, we terminated this agreement and replaced it with the Transitional Trademark License Agreement.

CALMA

In connection with the OCC’s December 12, 2012 approval of the Bank’s assumption of certain deposits and related liabilities of MetLife and acquisition of certain assets of MetLife, the Bank entered into the CALMA with GECC, GECFI and the Company, dated as of January 11, 2013. The CALMA remains in effect after the completion of the IPO. For information regarding the CALMA, see “Item 1. Business—Regulation—Savings Association Regulation.” We have not compensated GECC for entering into the CALMA, and it has not been required to make any payments under this agreement.

Support Agreement Related to Purchased Receivables

On December 30, 2008, the Bank acquired approximately $5.5 billion of loan receivables from GE, and the Bank, GECC and GECFI entered into a Parental Support Agreement (the “PSA”), pursuant to which, among other things: (i) GECFI agreed to purchase from the Bank any transferred receivables that became “low-quality assets” and reimburse the Bank for any losses incurred on these receivables, (ii) GECFI and GECC committed to provide capital if the Bank was unable to maintain specified capital requirements until December 31, 2010, (iii) GECC waived its right to terminate or restrict the Bank’s access under certain funding arrangements with GECC and (iv) GECFI was required to pledge certain assets to the Bank to support GECFI’s and GECC’s obligations under the PSA. GECC and GECFI’s obligations under the PSA terminated as of December 30, 2013. The aggregate payments made by GECFI to the Bank to repurchase loans and reimburse for losses pursuant to the PSA was $27 million, $45 million and $88 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Commercial Credit Support by GE and Other Arrangements

In the ordinary course of our business, GE has provided payment and performance guarantees with respect to certain of our obligations under a limited number of partner program agreements. We have not compensated GE for providing any of these guarantees and GE has not been required to make any payments or undertake any performance with respect to the guarantees. To the extent that the guarantee was not replaced prior to the completion of the IPO, we intend to replace such guarantee as soon as practicable, and we have agreed that, until we do so, we will be liable to GE for certain costs, fees and indemnification and reimbursement obligations relating to such guarantee. See “—Relationship with GE and GECC—Master Agreement—Credit Support Obligations.”

GECC and the Bank are both creditors of one of our former partners and have entered into an intercreditor agreement that defines their relative rights with respect to payments received after the occurrence of certain specified events. To date the agreement has not affected any payments otherwise payable to the Bank.

In connection with the extension of one of our program agreements, GE agreed not to pursue certain intellectual property claims against the partner so long as the program agreement remains in effect. The partner has the right to terminate the program agreement if GE pursues those claims. We paid GE an immaterial amount for GE’s agreement not to pursue its claims.

GE Appliances Program Agreements

We entered into a program agreement with GE that provides consumer financing to qualified customers purchasing appliances on an online store operated by GE’s Home & Business Solutions division (“GEHB”). We also entered into a program agreement with GEHB under which credit-based promotions may be provided to qualified customers of participating dealers with whom we have a consumer financing program and who are part of GEHB’s dealer network when such customers purchase specially-designated GE products. Customers can use the participating dealer financing program to purchase both GE and non-GE products from the dealers but the credit-based promotions apply only when purchasing such designated GE products. The terms of these programs (including the fees paid by GE to us and by us to GE) are generally comparable to those offered to unrelated parties for similar programs. The aggregate payments made by GE to us under these programs was $1.1 million, $2.2 million and $2.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The aggregate payments by us to GE under these programs were $0.2 million, $0.3 million and $0.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

GECC Deposits in the Bank

From time to time, the Bank extends credit to its customers in transactions where the transaction proceeds are used for the benefit of, or are otherwise transferred to, GE or one of its subsidiaries (a “Covered Transaction”). To ensure the Bank’s compliance with applicable laws relating to Covered Transactions (including Federal Reserve Board Regulation W), GECC has, from time to time, deposited funds with the Bank as collateral for the Covered Transactions (the “Segregated Deposits”). The deposits earned interest at market rates and the aggregate interest expense in respect of the Segregated Deposits was $2.0 million, $1.9 million and $1.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. At December 31, 2013, 2012 and 2011, the aggregate balance of the Segregated Deposits was $651 million, $301 million and $251 million, respectively. In connection with the IPO, GECC assigned these deposits to us and these deposits have been eliminated in the combined financial statements.

Tax Allocation Agreement

Prior to the completion of the IPO, GECC and the Bank were parties to a tax allocation agreement. The amount payable by the Bank under the tax allocation agreement in respect of U.S. federal, state and local income taxes is generally calculated to be the amount that the Bank would have to pay if it were paying its taxes on a “stand alone” basis as if the Bank filed tax returns separate from GE and its subsidiaries. The Bank made tax payments for the years ended December 31, 2013, 2012 and 2011 of $1,188 million, $1,359 million and $355 million, respectively, in respect of U.S. federal, state and local income taxes under the tax allocation agreement. This tax allocation agreement between GECC and the Bank has been terminated and was replaced with an agreement between the Bank and Synchrony (the “Bank Agreement”). GE is also a party to the Bank Agreement for the limited purpose of agreeing to hold certain tax refunds allocable to the Bank in trust for the benefit of the Bank and to otherwise act as an agent for the Bank in its dealings with taxing authorities on the Bank’s behalf.

ITEM 8. LEGAL PROCEEDINGS.

For a discussion concerning our legal proceedings, see Note 16. Legal Proceedings and Regulatory Matters to our condensed consolidated and combined financial statements.

In addition, on November 4, 2014, the Bank was named as a defendant in Hofer et al. v. Synchrony Bank, a putative class action alleging claims under the federal Telephone Consumer Protection Act (“TCPA”). The complaint, which was filed in the United States District Court for the Eastern District of Missouri, alleges that the Bank placed calls to consumers by an automated telephone dialing system without the prior express consent of the called party, and seeks up to $1,500 for each violation. The allegations are similar to those made in the Abdeljalil, Cowan and Pittman actions discussed in Note 16. Legal Proceedings and Regulatory Matters to our combined financial statements, in which the plaintiffs assert that they received calls on their cellular telephones relating to accounts not belonging to them.

On October 30, 2014, the United States Trustee, which is part of the DOJ, filed an application in In re Nyree Belton, a Chapter 7 bankruptcy case pending in the U.S. Bankruptcy Court for the Southern District of New York for orders authorizing discovery against the Bank pursuant to Rule 2004 of the Federal Rules of Bankruptcy Procedure, related to an investigation of the Bank’s credit reporting. The proposed discovery concerns allegations made in Belton et al. v. GE Capital Consumer Lending, a putative class action adversary proceeding pending in the same Bankruptcy Court. In the Belton adversary proceeding, which was filed on April 30, 2014, plaintiff alleges that the Bank violates the discharge injunction under Section 524(a)(2) of the Bankruptcy Code by attempting to collect discharged debts and by failing to update and correct credit information to credit reporting agencies to show that such debts are no longer due and owing because they have been discharged in bankruptcy. Plaintiff seeks declaratory judgment, injunctive relief and an unspecified amount of damages. On October 6, 2014, the Bankruptcy Court denied from the bench the Bank’s motion to compel arbitration of the adversary proceeding, entering its order on November 10, 2014. On October 16, 2014 the Bank moved to stay its case pending an appeal of the arbitration decision. This motion to stay and the Bank’s previously filed motion to dismiss or strike the class allegations are pending.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock trades on the New York Stock Exchange.

Between the date trading commenced (July 31, 2014) and September 30, 2014, the low last sales price was $22.93 and the high last sales price was $25.79.

Holders

At October 31, 2014, the approximate number of holders of record of common stock was 145.

Dividends

Dividend Policy. In connection with our application to the Federal Reserve Board described above and the Separation, we expect to continue to increase our capital and liquidity levels by, among other things, retaining net earnings and not paying a dividend or returning capital through stock repurchases until our application to the Federal Reserve Board is approved. Thereafter, our board of directors intends to consider a policy for paying dividends and may consider stock repurchases, in each case consistent with maintaining capital ratios well in excess of minimum regulatory requirements. The declaration and amount of any future dividends to holders of our common stock or stock repurchases will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, applicable regulatory restrictions (including any restrictions that may be imposed in connection with the Separation), corporate law and contractual restrictions (including restrictions contained in the Bank Term Loan Facility and the GECC Term Loan Facility) and other factors that our board of directors deems relevant.

As a savings and loan holding company, our ability to pay dividends to our stockholders or to repurchase our stock is subject to regulation by the Federal Reserve Board. In addition, as a holding company, we rely significantly on dividends, distribution and other payments from the Bank to fund dividends to our stockholders. The ability of the Bank to make dividends and other distributions and payments to us is subject to regulation by the OCC and the Federal Reserve Board. See “Item 1A. Risk Factors—Risks Relating to Regulation— Failure by Synchrony, the Bank and, until the GE SLHC Deregistration, GECC to meet applicable capital adequacy rules could have a material adverse effect on us” and “—We may pay dividends or repurchase our common stock, which may reduce the amount of funds available to satisfy our indebtedness; the Bank is subject to restrictions that limit its ability to pay dividends to us, which could limit our ability to make payments on our indebtedness.”

For a discussion of the financial covenants contained in the Bank Term Loan Facility and the GECC Term Loan Facility that may limit our and the Bank’s ability to pay dividends, see “Item 2. Financial Information—Description of Certain Indebtedness—Bank Term Loan Facility” and “—GECC Term Loan Facility.”

Payment of Dividends to GE. During the years ended December 31, 2011, 2012 and 2013, we made net transfers to our parent of $1,907 million, $1,869 million and $586 million, respectively. During the three months ended March 31, 2014 and June 30, 2014, we made net transfers to our parent of $479 million and $124 million, respectively. We did not make any net transfer to our parent subsequent to June 30, 2014 and prior to the closing of the IPO. Following the IPO, GE will receive dividends only in its capacity as a stockholder on the same basis as stockholders generally.

Securities Authorized for Issuance under Equity Compensation Plans

Not applicable. No Synchrony equity compensation plans were outstanding as of the end of the most recently completed fiscal year.

Performance Graph

Not applicable. There was no trading market in our common stock as of the end of our last completed fiscal year.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Initial Public Offering

On August 2, 2013, we issued 99,000 additional shares of common stock to GECFI, our sole shareholder as part of a recapitalization transaction whereby 99 shares of common stock were issued for every share of common stock then outstanding for a total of 100,000 shares thereafter outstanding. On August 5, 2013, we issued 77,000 shares of common stock to GECC as consideration for GECC’s contribution to us of 100% of the outstanding stock of RFS Holding Inc. and its subsidiaries. On August 12, 2013, we issued 154 shares of common stock to GECFI as consideration for GECFI’s contribution to us of substantially all outstanding stock of GECRF Global Services Philippines, Inc. On September 23, 2013, we issued 404 shares of common stock to GECFI’s as consideration for GECFI’s contribution to us of 4,040 shares of stock of Retail Finance International Holdings, Inc. (“RIH”). On September 23, 2013, we issued 88 shares of common stock to GECC as consideration for GECC’s contribution to us of 875 shares of RIH, constituting all of the outstanding stock of RIH not already owned by us. Each of these issuances were made under the exemption provided by Section 4(a)(2) of the Securities Act of 1933. Some of these issuances were made subject to adjustment pending final valuation reports; and an aggregate of 43,624 shares of common stock were surrendered back to us in connection with such adjustment.

On July 16, 2014, we effected a stock-split pursuant to which the 134,022 shares of common stock then outstanding were reclassified into an aggregate of 705,270,833 shares of common stock.

We have not included herein grants of stock options and stock units under incentive plans, the issuance of which did not constitute a “sale” under the registration requirements of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Not applicable. Synchrony’s common stock was registered under Section 12(b) of the Exchange Act pursuant to a Form 8-A (No. 001-36560) filed with the Commission on July 22, 2014. The description of debt securities to be registered under the Registration Statement is provided in the prospectus contained therein and any related prospectus supplement.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the state of Delaware (“DGCL”) provides that a corporation may indemnify any person, including directors and officers, as well as employees and agents, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. Section 145 of the DGCL provides that the rights contained therein are not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or (iv) for any transactions from which the director derived an improper personal benefit.

The certificate of incorporation of Synchrony provides that we will indemnify our directors and officers to the fullest extent permitted by law and that, to the fullest extent permitted by the law, no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty as a director.

GE, our ultimate parent, maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including us. This insurance provides for coverage, subject to certain exceptions, against non-indemnifiable loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws. Prior to the IPO, we obtained additional liability insurance for our directors and officers. In addition, we have entered into indemnification agreements with our directors, officers and certain key employees which require us, among other things, to indemnify such persons against certain liabilities which may arise by reason of their status or service as a director, officer or employee and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Synchrony Financial:

We have audited the accompanying Combined Statements of Financial Position of Synchrony Financial and combined affiliates (“Synchrony”) as of December 31, 2013 and 2012, and the related Combined Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2013. These combined financial statements are the responsibility of Synchrony’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Synchrony as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Stamford, Connecticut

March 12, 2014

Synchrony Financial and combined affiliates

Combined Statements of Earnings

For the years ended December 31 ($ in millions)	2013	2012	2011
Interest income:
Interest and fees on loans (Note 5)	$11,295	$10,300	$9,134
Interest on investment securities	18	9	7

Total interest income	11,313	10,309	9,141

Interest expense:
Interest on deposits	374	362	351
Interest on borrowings of consolidated securitization entities	211	228	248
Interest on related party debt (Note 14)	157	155	333

Total interest expense	742	745	932

Net interest income	10,571	9,564	8,209
Retailer share arrangements	(2,373)	(1,984)	(1,428)

Net interest income, after retailer share arrangements	8,198	7,580	6,781
Provision for loan losses (Note 5)	3,072	2,565	2,258

Net interest income, after retailer share arrangements and provision for loan losses	5,126	5,015	4,523

Other income:
Interchange revenue	324	287	235
Debt cancellation fees	324	309	319
Loyalty programs	(213)	(199)	(198)
Other	65	87	141

Total other income	500	484	497

Other expense:
Employee costs	698	620	596
Professional fees	486	451	432
Marketing and business development	269	208	221
Information processing	193	165	157
Other	838	679	604

Total other expense	2,484	2,123	2,010

Earnings before provision for income taxes	3,142	3,376	3,010
Provision for income taxes (Note 13)	(1,163)	(1,257)	(1,120)

Net earnings	$1,979	$2,119	$1,890

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Comprehensive Income

For the years ended December 31 ($ in millions)	2013	2012	2011
Net earnings	$1,979	$2,119	$1,890

Other comprehensive income (loss)
Investment securities	(10)	2	3
Currency translation adjustments	(4)	2	35
Other	(1)	—	1

Other comprehensive income (loss)	(15)	4	39

Comprehensive income	$1,964	$2,123	$1,929

Amounts presented net of taxes.

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Financial Position

At December 31 ($ in millions)	2013	2012
Assets
Cash and equivalents	$2,319	$1,334
Investment securities (Note 4)	236	193
Loan receivables: (Notes 5 and 6)
Unsecuritized loans held for investment	31,183	26,938
Restricted loans of consolidated securitization entities	26,071	25,375

Total loan receivables	57,254	52,313
Less: Allowance for loan losses	(2,892)	(2,274)

Loan receivables, net	54,362	50,039
Goodwill (Note 7)	949	936
Intangible assets, net (Note 7)	300	255
Other assets(a)	919	705

Total assets	$59,085	$53,462

Liabilities and Equity
Deposits: (Note 8)
Interest bearing deposit accounts	$25,360	$18,398
Non-interest bearing deposit accounts	359	406

Total deposits	25,719	18,804
Borrowings: (Notes 6 and 8)
Borrowings of consolidated securitization entities	15,362	17,208
Related party debt (Note 14)	8,959	10,607

Total borrowings	24,321	27,815
Accrued expenses and other liabilities	3,085	2,261

Total liabilities	$53,125	$48,880

Equity:
Parent’s net investment	$5,973	$4,580
Accumulated other comprehensive income:
Investment securities	(9)	1
Currency translation adjustments	(3)	1
Other	(1)	—

Total equity	5,960	4,582

Total liabilities and equity	$59,085	$53,462

(a)	Other assets include restricted cash of $76 million and $56 million at December 31, 2013 and 2012, respectively.

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Changes in Equity

($ in millions)	2013	2012	2011
Beginning balance at January 1	$4,582	$4,328	$4,306
Increases from net earnings	1,979	2,119	1,890
Change in Parent’s net investment	(586)	(1,869)	(1,907)
Other comprehensive income (loss)	(15)	4	39

Total equity balance at December 31	$5,960	$4,582	$4,328

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Cash Flows

For the years ended December 31 ($ in millions)	2013	2012	2011
Cash flows—operating activities
Net earnings	$1,979	$2,119	$1,890
Adjustments to reconcile net earnings to cash provided from operating activities
Provision for loan losses	3,072	2,565	2,258
Deferred income taxes	(237)	(18)	128
Depreciation and amortization	104	83	96
Increase in interest and fee receivable	(152)	(541)	(392)
Decrease in other assets	40	1,180	1,045
Increase in accrued expenses and other liabilities	810	189	561
All other operating activities	63	60	(70)

Cash from operating activities	5,679	5,637	5,516

Cash flows—investing activities
Maturity and redemption of investment securities	40	40	17
Purchases of investment securities	(100)	(31)	(94)
Acquisitions of loan receivables	(206)	(815)	(822)
Net cash from principal business purchased (Note 3)	6,393	—	—
Net (increase) decrease in restricted cash	(20)	(17)	48
Net increase in loans held for investment	(7,355)	(5,902)	(5,666)
Proceeds from sale of loan receivables	289	379	1,810
Proceeds from sale of business	—	—	1,378
Proceeds from sale of discontinued business	—	—	1,775
All other investing activities	(107)	(106)	(16)

Cash used for investing activities	(1,066)	(6,452)	(1,570)

Cash flows—financing activities
Increase in borrowings of consolidated securitization entities
Proceeds from issuance of securitized debt	866	7,799	3,958
Maturities and repayment of securitized debt	(2,708)	(4,775)	(2,599)
Net decrease in related party debt	(1,649)	(1,099)	(6,405)
Net increase in deposits	481	972	4,034
Net transfers to Parent	(586)	(1,869)	(1,907)
All other financing activities	(32)	(66)	(59)

Cash (used for) from financing activities	(3,628)	962	(2,978)

Increase in cash and equivalents	985	147	968
Cash and equivalents at beginning of year	1,334	1,187	219

Cash and equivalents at end of year	$2,319	$1,334	$1,187

Supplemental disclosure of cash flow information
Cash paid during the year for interest(a)	$(729)	$(736)	$(930)
Cash paid during the year for income taxes	(1,183)	(228)	(101)

(a)	Assumes all interest expense accrued on related party debt was paid during the year.

See accompanying notes.

Synchrony Financial and combined affiliates

Notes to Combined Financial Statements

NOTE 1.	FORMATION OF THE COMPANY

Synchrony Financial (the “Company”) provides a range of credit products through programs it has established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers. The Company is a holding company for the legal entities that historically conducted General Electric Company’s (“GE”) North American retail finance business. The Company was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, substantially all of the assets and operations of GE’s North American retail finance business, including GE Capital Retail Bank (the “Bank”), were transferred to the Company. The remaining assets and operations of that business have been or will be transferred to the Company prior to the completion of the Company’s proposed initial public offering of its common stock (the “IPO”).

On April 1, 2013, the Company became the new parent holding company of the Bank as a result of a contribution of the Bank’s shares by its immediate parent company, GE Consumer Finance, Inc. (“GECFI”). Between April 1, 2013 and October 15, 2013, (i) GECFI contributed the stock of RFS Holding, Inc., GEC RF Global Services Philippines, Inc. and Retail Finance International Holdings, Inc. to the Company, (ii) the Company formed Retail Finance Credit Services LLC and Retail Finance Servicing LLC and (iii) the Company and its subsidiaries acquired from affiliates of GE their interests in CareCredit LLC, GE Global Servicing Private Limited, as well as certain receivables and other tangible and intangible assets related to the North American retail finance business. Our financial statements combine all of the Company’s subsidiaries and certain accounts of other GECC subsidiaries that were historically managed as part of the Company’s business.

The Company was originally incorporated under the name “GESF-E Inc.,” and has changed its name several times, most recently in March 2014 to Synchrony Financial. References to the Company, “we,” “us” and “our” are to Synchrony Financial and its combined subsidiaries unless the context otherwise requires.

The Company currently is wholly-owned by GECFI, which is wholly-owned by General Electric Capital Corporation (“GECC”), and all of the common stock of GECC in turn is owned by GE.

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

The accompanying combined financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Basis of Presentation

The accompanying combined financial statements were prepared in connection with the proposed IPO. These financial statements present the combined results of operations, financial condition and cash flows of the Company, which is under the control of GECC. The Combined Statements of Earnings reflect intercompany expense allocations made to us by GE and GECC for certain corporate functions and for shared services historically provided by GE and GECC. Where possible, these allocations were made on a specific identification basis, and in other cases these expenses were allocated by GE and GECC based on relative percentages of net operating costs or some other basis depending on the nature of the allocated cost. See Note 14. Related Party Transactions and Parent’s Net Investment for further information on expenses allocated by GE and GECC.

The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had we operated as a separate, stand-alone entity during those periods. The combined financial statements presented do not reflect any changes that may occur in our financing and operations in connection with or as a result of the IPO. Management has not provided an estimate of the costs that would have been incurred had the Company been independent of GE and GECC because it is impracticable to do so. We believe that the combined financial statements include all adjustments necessary for a fair presentation of the business. Unless otherwise indicated, information in these combined financial statements relates to continuing operations.

We conduct our operations within the United States and Canada. Substantially all of our revenues are from U.S. customers. The operating activities conducted by our non-U.S. affiliates use the local currency as their functional currency. The effects of translating the financial statements of these non-U.S. affiliates to U.S. dollars are included in equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with U.S. GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, housing, interest rates and market liquidity) which affect reported amounts and related disclosures in our combined financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that actual conditions could be different than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangible assets and long-lived assets, incremental losses on loan receivables, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

Combined Financial Statements

Our financial statements combine all of our subsidiaries (i.e., entities in which we have a controlling financial interest (typically because we hold a majority voting interest)) and certain accounts of GECC and its subsidiaries that were historically managed as part of our business.

To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (“VIE”) model to the entity, otherwise the entity is evaluated under the voting interest model. Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (“power”) combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses (“significant economics”), we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. We consolidate certain securitization entities under the VIE model because we have both power and significant economics. See Note 6. Variable Interest Entities.

Segment Reporting

We conduct our operations through a single business segment. Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, operating segments represent components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The chief operating decision maker uses a variety of measures to assess the performance of the business as a whole, depending on the nature of the activity. Revenue activities are managed through three sales platforms (Retail Card, Payment Solutions and CareCredit). Those platforms are organized by the types of partners we work with to reach our customers, with success principally measured based on revenues, new accounts and other cardholder sales metrics. Detailed profitability information of the nature that could be used to allocate resources and assess the performance and operations for each sales platform individually, however, is not used by our chief operating decision maker. Expense activities, including funding costs, loan losses and operating expenses, are not measured for each platform but instead are managed for the Company as a whole.

Cash and Equivalents

Debt securities, money market instruments and bank deposits with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

Restricted Cash

Restricted cash represents cash and equivalents that are not available to us due to restrictions related to its use. The Bank is required to maintain reserves against its deposit liabilities in the form of vault cash and/or balances with the Federal Reserve Bank. In addition, under certain circumstances, our securitization entities are required to fund segregated accounts that may only be used for certain purposes, including repayment of maturing debt. We include our restricted cash in other assets in our Combined Statements of Financial Position.

Investment Securities

We report investments in debt and marketable equity securities at fair value. See Note 9. Fair Value Measurements for further information on fair value. Unrealized gains and losses on these investment securities, which are classified as available-for-sale, are included in equity, net of applicable taxes. We regularly review investment securities for impairment using both quantitative and qualitative criteria.

For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether we do not expect to recover the amortized cost basis of the security, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its recoverable amount in earnings and the difference between the security’s recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is also considered other-than-temporarily impaired and we recognize the entire difference between the security’s amortized cost basis and its fair value in earnings. For equity securities, we consider the length of time and magnitude of the amount that each security is in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its fair value in earnings.

Realized gains and losses are accounted for on the specific identification method.

Loan Receivables

Loan receivables primarily consist of open-end consumer revolving credit card accounts, closed-end consumer installment loans, and open-end commercial revolving credit card accounts. Loan receivables are reported at the amounts due from customers, including unpaid interest and fees.

Allowance for Loan Losses

Losses on loan receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of probable losses takes into account our historical experience adjusted for current conditions with each product and customer type and our judgment concerning the probable effects of relevant observable data, trends and market factors.

We evaluate each portfolio for impairment quarterly. For credit card receivables, our estimation process includes analysis of historical data, and there is a significant amount of judgment applied in selecting inputs and analyzing the results produced by the models to determine the allowance. We use a migration analysis to estimate the likelihood that a loan will progress through the various stages of delinquency. The migration analysis considers uncollectible principal, interest and fees reflected in the loan receivables. We use other analyses to estimate losses incurred on non-delinquent accounts. The considerations in these analyses include past performance, risk management techniques applied to various accounts, historical behavior of different account vintages, current economic conditions, recent trends in delinquencies, bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates, forecasting uncertainties, and a qualitative assessment of the adequacy of the allowance for losses, which compares this allowance for losses to projected net charge-offs over the next twelve months, in a manner consistent with regulatory guidance. We regularly review our collection experience (including delinquencies and net charge-offs) in determining our allowance for loan losses. We also consider our historical loss experience to date based on actual defaulted loans and overall portfolio indicators including delinquent and non-accrual loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment and home price indices.

The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Charge-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a charged-off account.

Delinquent receivables are those that are 30 days or more past due based on their contractual payments. “Non-accrual” loan receivables are those on which we have stopped accruing interest. We continue to accrue interest until the earlier of the time at which collection of an account becomes doubtful or the account becomes 180 days past due, with the exception of non-credit card accounts, for which we stop accruing interest in the period that the account becomes 90 days past due.

Beginning in the fourth quarter of 2013, we revised our methods of classifying loan receivables as non-accrual to more closely align with regulatory guidance. As a result we continue to accrue interest on credit card balances until they reach 180 days past due. Previously, we stopped accruing interest on credit cards when the accounts became 90 days past due. As a result of this revision, credit card receivables of $949 million that were previously classified as non-accrual were returned to accrual status in the fourth quarter of 2013. This revision did not have a material effect on earnings for the year ended December 31, 2013.

“Impaired” loans represent restructured loans for which it is probable that we will be unable to collect all amounts due according to the original contractual terms of the loan agreement and meeting the definition of a troubled debt restructuring (“TDR”). TDRs are those loans for which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation.

The same loan receivable may meet more than one of the definitions above. Accordingly, these categories are not mutually exclusive and it is possible for a particular loan to meet the definitions of a TDR, impaired loan and non-accrual loan and be included in each of these categories. The categorization of a particular loan also may not be indicative of the potential for loss.

Loan Modifications and Restructurings

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions or other actions, which may cause the related loan to be classified as a TDR and also as impaired. We utilize short-term (3 to 12 months) or long term (12 to 60 months) modification programs to borrowers experiencing financial difficulty as a loss mitigation strategy to improve long-term collectability of the loans that are classified as TDRs. For our credit card customers, the short term program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The long term program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The long term program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for customers who request financial assistance through external sources, such as a consumer credit counseling agency program. The loans that are modified typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The determination of whether these changes to the terms and conditions meet the TDR criteria includes our consideration of all relevant facts and circumstances. See Note 5. Loan Receivables and Allowance for Loan Losses for additional information on our loan modifications and restructurings.

Our allowance for loan losses on TDRs is generally measured based on the difference between the recorded loan receivable and the present value of the expected future cash flows, discounted at the original effective interest rate of the loan. If the loan is collateral dependent, we measure impairment based upon the fair value of the underlying collateral less estimated selling costs.

Data related to redefault experience is also considered in our overall reserve adequacy review. Once the loan has been modified, it returns to current status (re-aged) only after three consecutive minimum monthly payments are received post modification date, subject to a re-aging limitation of once a year, or twice in a five-year period in accordance with the Federal Financial Institutions Examination Council (“FFIEC”) guidelines on Uniform Retail Credit Classification and Account Management policy issued in June 2000. We believe that the allowance for loan losses would not be materially different had we not re-aged these accounts.

Charge-Offs

Net charge-offs consist of the unpaid principal balance of loans held for investment that we determine are uncollectible, net of recovered amounts. We exclude accrued and unpaid finance charges, fees and third party fraud losses from charge-offs. Charged-off and recovered accrued and unpaid finance charges and fees are included in interest and fees on loans while fraud losses are included in other expense. Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged-off amounts are credited to the allowance for loan losses. Costs incurred to recover charged-off loans are recorded as collection expense and are included in other expense in our Combined Statements of Earnings.

We charge-off unsecured closed-end consumer installment loans and loans secured by collateral when they are 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. Unsecured consumer loans in bankruptcy are charged-off within 60 days of notification of filing by the bankruptcy court or within contractual charge-off periods, whichever occurs earlier. Credit card loans of deceased account holders are charged-off within 60 days of receipt of notification.

Goodwill and Intangible Assets

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is defined under GAAP as the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. Our operating segment comprises a single reporting unit, based on the level at which segment management regularly reviews and measures the business operating results.

Goodwill impairment risk is first assessed under FASB Accounting Standards Update (“ASU”) No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment by performing a qualitative review of entity-specific, industry, market and general economic factors for our reporting unit. If potential goodwill impairment risk exists that indicates that it is more likely than not that the carrying value of our reporting unit exceeds its fair value, we apply a two-step quantitative test. The first step compares the reporting unit’s estimated fair value with its carrying value. If the carrying value of our reporting unit’s net assets exceeds its fair value, the second step is applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill is considered impaired and reduced to its implied fair value. The qualitative assessment for each period presented in the combined financial statements was performed without hindsight, assuming only factors and market conditions existing as of those dates, and resulted in no potential goodwill impairment risk for our reporting unit. Consequently, goodwill was not deemed to be impaired for any of the periods presented.

Definite-lived intangible assets principally consist of customer-related assets including contract acquisitions and purchased credit card relationships. These assets are amortized over their estimated useful lives and evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The evaluation compares the cash inflows expected to be generated from each intangible asset to its carrying value. If cash flows attributable to the intangible asset are less than the carrying value, the asset is considered impaired and written down to its estimated fair value. No impairments of definite-lived intangible assets have been recognized in the periods presented in the combined financial statements.

Revenue Recognition

Interest and Fees on Loans

We use the effective interest method to recognize income on loans. Interest on loans is comprised largely of interest and late fees on credit card and other loans. Interest income is recognized based upon the amount of loans outstanding and their contractual interest rate. Late fees are recognized when billable to the customer. We continue to accrue interest and fees on credit cards until the accounts are charged-off in the period the account becomes 180 days past due. For non-credit card loans, we stop accruing interest and fees when the account becomes 90 days past due. Previously recognized interest income that was accrued but not collected from the customer is reversed. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate, provided the amount does not exceed that which would have been earned at the historical effective interest rate; otherwise, payments received are applied to reduce the principal balance of the loan.

We resume accruing interest on non-credit card loans when the customer’s account is less than 90 days past due and collection of such amounts is probable. Interest accruals on modified loans that are not considered to be TDRs may return to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments subject to a re-aging limitation of once a year, or twice in a five-year period.

Direct loan origination costs on credit card loans are deferred and amortized on a straight-line basis over a one-year period, or the life of the loan for other loan receivables, and are included in interest and fees on loans in our Combined Statements of Earnings. See Note 5. Loan Receivables and Allowance for Loan Losses for further detail.

Other loan fees including returned check, cash advance and other miscellaneous fees are recognized net of waivers and charge-offs when the related transaction or service is provided, and are included in other income in our Combined Statements of Earnings.

Promotional Financing

Loans originated with promotional financing may include deferred interest (interest accrues during a promotional period and becomes payable if the full purchase amount is not paid off during the promotional period), no interest (no interest accrues during a promotional period but begins to accrue thereafter on any outstanding amounts at the end of the promotional period) and reduced interest (interest accrues monthly at a promotional interest rate during the promotional period). For deferred interest financing, we bill interest to the borrower, retroactive to the inception of the loan, if the loan is not repaid prior to the specified date. Income is recognized on such loans when it is billable. In almost all cases, our retail partner will pay an upfront fee or reimburse us to compensate us for all or part of the costs associated with providing the promotional financing. Upfront fees are deferred and accreted to income over the promotional period. Reimbursements are estimated and accrued as income over the promotional period.

Purchased Loans

Loans acquired by purchase are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the acquired loans. As a result, the allowance for losses is not carried over at acquisition. For loans acquired with evidence of credit deterioration, the excess of cash flows expected at acquisition over the initial acquisition cost is recognized into interest income over their remaining lives using the effective interest method. Subsequent decreases to the expected cash flows for these loans require us to evaluate the need for an allowance for credit losses. Subsequent improvements in expected cash flows are recognized into interest income prospectively. For other acquired loans, the excess of contractually required cash flows over the initial acquisition cost is recognized into interest income over the remaining lives using the effective interest method. Subsequent increases in incurred losses for these loans require us to evaluate the need for an allowance for credit losses. Our evaluation of the amount of future cash flows expected to be collected is performed in a similar manner as that used to determine our allowance for loan losses.

Retailer Share Arrangements

Most of our Retail Card program agreements and certain other program agreements contain retailer share arrangements that provide for payments to our partners if the economic performance of the program exceeds a contractually defined threshold. Although the share arrangements vary by partner, these arrangements are generally structured to measure the economic performance of the program, based typically on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for credit losses, retailer payments and operating expenses), and share portions of this amount above a negotiated threshold. These thresholds and the economic performance of a program are based on, among other things, agreed upon measures of program expenses. On a quarterly basis, we make a judgment as to whether it is probable that the performance threshold will be met under a particular retail partner’s retailer share arrangement. The current period’s estimated contribution to that ultimate expected payment is recorded as a liability. To the extent facts and circumstances change and the cumulative probable payment for prior months has changed, a cumulative adjustment is made to align the retailer share arrangement liability balance with the amount considered probable of being paid relating to past periods.

Loyalty Programs

Our loyalty programs are designed to generate increased purchase volume per customer while reinforcing the value of our credit cards and strengthening cardholder loyalty. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label or Dual Card. Other programs provide cash back or reward points, which are redeemable for a variety of products or awards. These programs are primarily in our Retail Card platform. We establish a rewards liability based on points and merchandise discounts earned that are ultimately expected to be redeemed and the average cost per point redemption. The rewards liability is included in accrued expenses and other liabilities in our Combined Statements of Financial Position. Cash rebates are earned based on a tiered percentage of purchase volume. As points and discounts are redeemed or cash rebates are issued, the rewards liability is relieved. The estimated cost of loyalty programs is classified as a reduction to other income in our Combined Statements of Earnings.

Fraud Losses

We experience third party fraud losses from the unauthorized use of credit cards and when loans are obtained through fraudulent means. Transactions suspected of third party fraud are included as a charge within other expense in our Combined Statements of Earnings, after the investigation period has completed, net of recoveries.

Income Taxes

We are included in the consolidated U.S. federal and state income tax returns of GE, where applicable, but also file certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if we were a separate filer. The effects of tax adjustments and settlements from taxing authorities are presented in our financial statements in the period to which they relate as if we were a separate filer. Our current obligations for taxes are settled with our parent on an estimated basis and adjusted in later periods as appropriate and are reflected in our financial statements in the periods in which those settlements occur. We recognize the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. See Note 13. Income Taxes for additional detail.

Fair Value Measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1—	Quoted prices for identical instruments in active markets.

Level 2—	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited or no relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted prices we have obtained.

As is the case with our primary pricing vendor, third party brokers and other third party pricing services do not provide us access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of these brokers and services, as applicable, similar to the reviews performed of our primary pricing vendor. In addition, we conduct internal reviews of pricing for all investment securities on a quarterly basis to ensure reasonableness of valuations used in the combined financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the primary pricing vendor, third party brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

Recurring Fair Value Measurements

Our investments in debt and equity securities are measured at fair value every reporting period on a recurring basis.

Non-Recurring Fair Value Measurements

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an on-going basis but are subject to fair value adjustments only in certain circumstances. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs.

Repossessed assets and cost method investments are currently the only significant categories of assets which are accounted for at fair value on a non-recurring basis.

Financial Instruments Carried at Other than Fair Value

The following paragraph describes the valuation methodologies we use to measure our financial instruments carried at other than fair value.

When available, we use observable market data, including pricing on recent closed market transactions, to value loan receivables that are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loan receivables are included in Level 3. When appropriate, loan receivables may be valued using collateral values.

Accounting Changes

On January 1, 2012, we adopted FASB ASU 2011-05, an amendment to ASC 220, Comprehensive Income. This ASU introduced a new statement, the Consolidated Statement of Comprehensive Income. The amendments affect only the display of those components of equity categorized as other comprehensive income and do not change existing recognition and measurement requirements that determine net earnings.

On January 1, 2012, we adopted FASB ASU 2011-04, an amendment to ASC 820, Fair Value Measurements. This ASU clarifies or changes the application of existing fair value measurements, including: (i) that the highest and best use valuation premise in a fair value measurement is relevant only when measuring the fair value of nonfinancial assets, (ii) that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset, (iii) to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure, (iv) that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account and (v) that premiums and discounts related to size as a characteristic of the reporting entity’s holding are not permitted in a fair value measurement. Adopting these amendments had no effect on our combined financial statements.

On July 1, 2011, we adopted FASB ASU 2011-02, an amendment to ASC 310, Receivables. This ASU provides guidance for determining whether the restructuring of a debt constitutes a TDR and requires that such actions be classified as a TDR when there is both a concession and the debtor is experiencing financial difficulties. The amendment also clarifies guidance on a creditor’s evaluation of whether it has granted a concession. The amendment applies to restructurings that have occurred subsequent to January 1, 2011. As a result of adopting these amendments on July 1, 2011, we have classified an additional $218 million of financing receivables as TDRs and have recorded an increase of $71 million to our allowance for losses on financing receivables. See Note 5. Loan Receivables and Allowance for Loan Losses.

NOTE 3.	ACQUISITIONS AND DISPOSITIONS

Acquisitions

Effective January 11, 2013, we acquired the deposit business of MetLife Bank, N.A. in a transaction that was accounted for using the acquisition method of accounting. In exchange for assuming $6,441 million of deposit liabilities we received assets that included $6,393 million of cash, $19 million of core deposit intangibles, $8 million of other intangibles and $8 million of deferred tax assets. The $13 million excess of the fair value of the consideration conveyed to the seller over the fair value of the net assets acquired was recognized as goodwill. See Note 7. Goodwill and Other Intangible Assets for further detail pertaining to goodwill associated with this transaction. During 2013, we recognized interest expense on deposits and operating costs related to the acquired deposit taking operations of $66 million and $60 million, respectively. Comparable pro forma interest expense and operating costs prepared as if the acquisition occurred at the beginning of 2012 was deemed impracticable to produce because estimating such amounts would entail significant assumptions about management’s intent during 2012 which cannot be independently substantiated, including assumptions of how our funding strategy would have incorporated the alternative sources of funding from the acquired deposit business and the associated costs of that strategy.

When we establish new relationships with retail partners we may also acquire the customer accounts for that partner’s existing credit card financing programs. During the three years ended December 31, 2013, transactions where we have acquired significant receivable balances include: Phillips 66 ($206 million, effective June 28, 2013), Toys “R” Us, Inc. ($815 million, effective June 21, 2012), The TJX Companies, Inc. ($328 million, effective June 15, 2011) and Ashley HomeStores, Ltd. ($494 million, effective January 11, 2011).

Dispositions

In January 2011, we completed the sale of a credit card portfolio and certain related business operations and recorded a pre-tax gain of $30 million. Cash proceeds of $1,378 million were received in 2011 and are presented in our Combined Statements of Cash Flows as proceeds from the sale of business.

In January 2011, we completed the sale of the net assets of a recreational vehicle lending operation that had been discontinued in 2010. Cash proceeds of $1,775 million were received in 2011 and therefore have been presented in our Combined Statements of Cash Flows as proceeds from sale of discontinued business. The sale had no effect on 2011 earnings as the net assets of the business were previously written down to the amount of the expected sale proceeds.

NOTE 4.	INVESTMENT SECURITIES

All of our investment securities are classified as available-for-sale and are primarily held to comply with the Community Reinvestment Act (“CRA”). Our investment securities consist of the following:

	2013				2012
At December 31 ($ in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Debt
State and municipal	$53	$—	$(7)	$46	$42	$1	$(4)	$39
Residential mortgage-backed(a)	183	1	(9)	175	144	5	—	149
Equity	15	—	—	15	5	—	—	5

Total	$251	$1	$(16)	$236	$191	$6	$(4)	$193

(a)	At December 31, 2013 and 2012 all of our residential mortgage-backed securities relate to securities issued by government-sponsored entities and are pledged by the Bank as collateral to the Federal Reserve to secure Federal Reserve Discount Window advances. All residential mortgage-backed securities are collateralized by U.S. mortgages.

The following table presents the estimated fair values and gross unrealized losses of our available-for-sale investment securities:

	In loss position for
	Less than 12 months		12 months or more
At December 31 ($ in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
2013
Debt
State and municipal	$23	$(2)	$20	$(5)
Residential mortgage-backed	127	(7)	20	(2)
Equity	14	—	—	—

Total	$164	$(9)	$40	$(7)

2012
Debt
State and municipal	$—	$—	$21	$(4)
Residential mortgage-backed	25	—	—	—
Equity	1	—	—	—

Total	$26	$—	$21	$(4)

We regularly review investment securities for impairment using both qualitative and quantitative criteria. We presently do not intend to sell our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell these securities before recovery of our amortized cost. Our equity securities had gross unrealized losses of less than $1 million at December 31, 2013 and 2012. We believe that these unrealized losses associated with our equity securities will be recovered within the foreseeable future.

There were no other-than-temporary impairments recognized for each of the three years ended December 31, 2013.

Contractual Maturities of Investment in Available-for-Sale Debt Securities (Excluding Residential Mortgage-Backed Securities)

At December 31, 2013 ($ in millions)	Amortized cost	Estimated fair value
Due in
Within one year	$—	$—
After one year through five years	$1	$1
After five years through ten years	$1	$1
After ten years	$51	$44

We expect actual maturities to differ from contractual maturities because borrowers have the right to prepay certain obligations.

There were insignificant realized gains recognized for each of the three years ended December 31, 2013.

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield, liquidity requirements and funding obligations.

NOTE 5.	LOAN RECEIVABLES AND ALLOWANCE FOR LOAN LOSSES

At December 31 ($ in millions)	2013	2012
Credit cards	$54,958	$49,572
Consumer installment loans	965	1,424
Commercial credit products	1,317	1,307
Other	14	10

Total loan receivables, before allowance for losses(a)	$57,254	$52,313

(a)	Total loan receivables include $26,071 million and $25,375 million of restricted loans of consolidated securitization entities at December 31, 2013 and 2012, respectively. See Note 6. Variable Interest Entities for further information on these restricted loans.

At December 31, 2013, loan receivables included deferred expense of $8 million. At December 31, 2012, loan receivables were net of deferred income of $42 million.

Loan receivables also included $3 million and $28 million at December 31, 2013 and 2012, respectively, relating to loans that had been acquired but have been subject to credit deterioration, above the original estimate, since origination.

Allowance for Loan Losses

($ in millions)	Balance at January 1, 2013	Provision charged to operations	Other(a)	Gross charge-offs(b)	Recoveries(b)	Balance at December 31, 2013
Credit cards	$2,174	$2,970	$—	$(2,847)	$530	$2,827
Consumer installment loans	62	49	—	(111)	19	19
Commercial credit products	38	53	—	(53)	8	46
Other	—	—	—	—	—	—

Total	$2,274	$3,072	$—	$(3,011)	$557	$2,892

($ in millions)	Balance at January 1, 2012	Provision charged to operations	Other(a)	Gross charge-offs(b)	Recoveries(b)	Balance at December 31, 2012
Credit cards	$1,902	$2,438	$—	$(2,680)	$514	$2,174
Consumer installment loans	113	54	—	(130)	25	62
Commercial credit products	37	69	—	(76)	8	38
Other	—	4	—	(4)	—	—

Total	$2,052	$2,565	$—	$(2,890)	$547	$2,274

($ in millions)	Balance at January 1, 2011	Provision charged to operations	Other(a)	Gross charge-offs(b)	Recoveries(b)	Balance at December 31, 2011
Credit cards	$2,137	$2,130	$(8)	$(2,850)	$493	$1,902
Consumer installment loans	176	54	—	(151)	34	113
Commercial credit products	49	74	—	(99)	13	37
Other	—	—	—	—	—	—

Total	$2,362	$2,258	$(8)	$(3,100)	$540	$2,052

(a)	Other includes the effects of foreign currency exchange.
(b)	Net charge-offs (gross charge-offs less recoveries) in certain portfolios may exceed the beginning allowance for loan losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the year due to information becoming available during the year, which may identify further deterioration of existing loan receivables.

Information related to the delinquencies and net charge-offs in our loan portfolio, which excludes loans held for sale, is shown below by each class of loan receivables.

Delinquent and Non-accrual Loans

At December 31, 2013 ($ in millions)	30-89 days delinquent	90 or more days delinquent	Total past due	90 or more days delinquent and accruing(a)	Total non-accruing(a)
Credit cards	$1,327	$1,105	$2,432	$1,105	$—
Consumer installment loans	12	2	14	—	2
Commercial credit products	28	14	42	14	—
Other	—	—	—	—	—

Total delinquent loans	$1,367	$1,121	$2,488	$1,119	$2

Percentage of total loan receivables(b)	2.4%	2.0%	4.3%	2.0%	0.0%

At December 31, 2012 ($ in millions)	30-89 days delinquent	90 or more days delinquent	Total past due	90 or more days delinquent and accruing(a)	Total non-accruing(a)
Credit cards	$1,287	$1,038	$2,325	$15	$1,023
Consumer installment loans	21	4	25	—	4
Commercial credit products	31	15	46	—	15
Other	—	—	—	—	—

Total delinquent loans	$1,339	$1,057	$2,396	$15	$1,042

Percentage of total loan receivables(b)	2.6%	2.0%	4.6%	0.0%	2.0%

(a)	Beginning in the fourth quarter of 2013 we revised our methods for classifying loan receivables as non-accrual to more closely align with regulatory guidance. As a result we continue to accrue interest on credit card balances until they reach 180 days past due. For further information see Note 2. Basis of Presentation and Summary of Significant Accounting Policies.
(b)	Percentages are calculated based on period end balances.

Impaired Loans and Troubled Debt Restructurings

Most of our non-accrual loan receivables are smaller balance loans evaluated collectively, by portfolio, for impairment and therefore are outside the scope of the disclosure requirements for impaired loans. Accordingly, impaired loans represent restructured smaller balance homogeneous loans meeting the definition of a TDR. We use certain loan modification programs for borrowers experiencing financial difficulties. These loan modification programs include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract.

We have both internal and external loan modification programs. The internal loan modification programs include both temporary and permanent programs. For our credit card customers, the temporary hardship program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The permanent workout program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The permanent program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for customers who request financial assistance through external sources, such as a consumer credit counseling agency programs. These loans typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The following table provides information on loans that entered a loan modification program during the period:

For the years ended December 31 ($ in millions)	2013	2012
Credit cards	$506	$565
Consumer installment loans	26	45
Commercial credit products	7	13
Other	—	—

Total	$539	$623

Loans classified as TDRs are recorded at their present value with impairment measured as the difference between the loan balance and the discounted present value of cash flows expected to be collected. Consistent with our measurement of impairment of modified loans on a collective basis, the discount rate used for credit card loans is the original effective interest rate. Interest income from loans accounted for as TDRs is accounted for in the same manner as other accruing loans.

The following table provides information about loans classified as TDRs and specific reserves. We do not evaluate credit card loans for impairment on an individual basis, but instead estimate an allowance for loan losses on a collective basis. As a result, there are no impaired loans for which there is no allowance.

At December 31, 2013 ($ in millions)	Total recorded investment	Related allowance	Net recorded investment	Unpaid principal balance	Average recorded investment
Credit cards	$799	$(246)	$553	$692	$890
Consumer installment loans	—	—	—	—	—
Commercial credit products	12	(5)	7	12	12

Total	$811	$(251)	$560	$704	$902

At December 31, 2012 ($ in millions)	Total recorded investment	Related allowance	Net recorded investment	Unpaid principal balance	Average recorded investment
Credit cards	$852	$(268)	$584	$768	$908
Consumer installment loans	62	(30)	32	62	80
Commercial credit products	5	(1)	4	5	5

Total	$919	$(299)	$620	$835	$993

Financial Effects of TDRs

As part of our loan modifications for borrowers experiencing financial difficulty, we may provide multiple concessions to minimize our economic loss and improve long-term loan performance and collectability. The following tables present the types and financial effects of loans modified and accounted for as TDRs during the period:

For the years ended December 31
	2013		2012		2011
($ in millions)	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms
Credit cards	$79	$175	$75	$173	$88	$197
Consumer installment loans	1	3	1	4	1	6
Commercial credit products	1	2	1	3	1	4

Total	$81	$180	$77	$180	$90	$207

Payment Defaults

The following table presents the type, number and amount of loans accounted for as TDRs that enrolled in a modification plan and experienced a payment default during the period. A customer defaults from a modification program after two consecutive missed payments.

For the years ended December 31 ($ in millions)
	2013		2012		2011
	Accounts defaulted	Loans defaulted	Accounts defaulted	Loans defaulted	Accounts defaulted	Loans defaulted
Credit cards	30,640	$56	43,609	$82	75,454	$152
Consumer installment loans	98	3	129	4	226	7
Commercial credit products	42	—	95	—	227	1

Total	30,780	$59	43,833	$86	75,907	$160

Credit Quality Indicators

Our loan receivables portfolio includes both secured and unsecured loans. Secured loan receivables are largely comprised of consumer installment loans secured by equipment. Unsecured loan receivables are largely comprised of our open-ended revolving credit card and commercial loans. As part of our credit risk management activities, on an ongoing basis we assess overall credit quality by reviewing information related to the performance of a customer’s account with us as well as information from credit bureaus, such as a Fair Isaac Corporation (“FICO”) or other credit scores, relating to the customer’s broader credit performance. FICO scores are generally obtained at origination of the account and are refreshed, at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. These credit scores are categorized into three credit score categories, including: (i) 671 or higher, which are considered the strongest credits, (ii) 626 to 670, considered moderate credit risk and (iii) 625 or less, which are considered weaker credits. There are certain customer accounts for which a FICO score is not available where we use alternative sources to assess their credit and predict behavior. The following table provides the most recent FICO scores available for our customers at December 31, 2013 and 2012, as a percentage of each class of loan receivable. The table below excludes 1.1% and 1.0% of our total loan receivables balance at December 31, 2013 and 2012 respectively, which represents those customer accounts for which a FICO score is not available.

At December 31
	2013			2012
	671 or higher	626 to 670	625 or less	671 or higher	626 to 670	625 or less
Credit cards	66.2%	19.8%	14.0%	65.7%	19.1%	15.2%
Consumer installment loans	73.9%	15.6%	10.5%	70.4%	15.5%	14.1%
Commercial credit products	82.3%	9.5%	8.2%	83.4%	9.4%	7.2%

Unfunded Lending Commitments

We manage the potential risk in credit commitments by limiting the total amount of credit, both by individual customer and in total, by monitoring the size and maturity of our portfolios and by applying the same credit standards for all of our credit products. Unused credit card lines available to our customers totaled $277 billion and $256 billion at December 31, 2013 and 2012, respectively. While these amounts represented the total available unused credit card lines, we have not experienced and do not anticipate that all of our customers will access their entire available line at any given point in time.

Interest Income by Product

The following table provides additional information about our interest and fees on loans from our loan receivables:

For the years ended December 31 ($ in millions)	2013	2012	2011
Credit cards	$11,015	$9,967	$8,720
Consumer installment loans	129	176	245
Commercial credit products	150	156	168
Other	1	1	1

Total	$11,295	$10,300	$9,134

NOTE 6.	VARIABLE INTEREST ENTITIES

We use variable interest entities to securitize loans and arrange asset-backed financing in the ordinary course of business. Investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE and we did not provide non-contractual support for previously transferred loan receivables to any VIE in 2013 or 2012. Our VIEs are able to accept new loan receivables and arrange new asset-backed financings, consistent with the requirements and limitations on such activities placed on the VIE by existing investors. Once an account has been designated to a VIE, the contractual arrangements we have require all existing and future loans originated under such account to be transferred to the VIE. The amount of loan receivables held by our VIEs in excess of the minimum amount required under the asset-backed financing arrangements with investors may be removed by us under random removal of accounts provisions. All loan receivables held by a VIE are subject to claims of third-party investors.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity’s economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity’s design, including: the entity’s capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, as well as any other contractual arrangements that might exist that could have potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

We consolidate our VIEs because we have the power to direct the activities that significantly affect the VIEs economic performance, typically because of our role as either servicer or manager for the VIE. The power to direct exists because of our role in the design and conduct of the servicing of the VIE’s assets as well as directing certain affairs of the VIE, including determining whether and on what terms debt of the VIE will be issued.

The loan receivables in these entities have risks and characteristics similar to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other comparable loan receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expense of the entity. Excess cash flows are available to us. The creditors of these entities have no claim on our other assets.

The table below summarizes the assets and liabilities of our consolidated securitization VIEs described above.

At December 31 ($ in millions)	2013	2012
Assets
Loans receivables, net(a)	$24,766	$24,180
Other assets	20	29

Total	$24,786	$24,209

Liabilities
Borrowings	$15,362	$17,208
Other liabilities	228	157

Total	$15,590	$17,365

(a)	Includes $1,305 million and $1,195 million of related allowance for loan losses resulting in gross restricted loans of $26,071 million and $25,375 million for the years ending December 31, 2013 and 2012, respectively.

The balances presented above are net of intercompany balances and transactions that are eliminated in our combined financial statements.

We provide servicing to these VIEs and are contractually permitted to commingle cash collected from customers on loan receivables owned by the VIEs with our own cash prior to payment to a VIE, provided GECC’s short-term credit rating does not fall below A-1/P-1. These VIEs also owe us amounts for purchased loan receivables and amounts due to us under the equity and other interests we have in the VIEs. At December 31, 2013 and 2012, the amounts of commingled cash owed to these VIEs were $4,071 million and $4,268 million, respectively, and the amounts owed to us by the VIEs were $3,341 million and $4,230 million, respectively.

Income (principally, interest and fees on loans) earned by our consolidated VIEs were $5,301 million, $4,839 million and $4,223 million in 2013, 2012 and 2011, respectively. Related expenses consisted primarily of provisions for loan losses of $1,219 million, $1,334 million and $1,125 million in 2013, 2012 and 2011, respectively, and interest expense of $211 million, $228 million and $248 million in 2013, 2012 and 2011, respectively. These amounts do not include intercompany transactions, principally fees and interest, which are eliminated in our combined financial statements.

NOTE 7.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

($ in millions)	2013	2012
Balance at January 1	$936	$936
Acquisitions	13	—

Balance at December 31	$949	$936

The increase in goodwill during 2013 relates to the acquisition of the MetLife Bank, N.A deposit business. See Note 3. Acquisitions and Dispositions.

Intangible Assets Subject to Amortization

	2013			2012
At December 31 ($ in millions)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer-related	$586	$(312)	$274	$504	$(266)	$238
Capitalized software	55	(29)	26	39	(22)	17

Total	$641	$(341)	$300	$543	$(288)	$255

During 2013, we recorded additions to intangible assets subject to amortization of $128 million, primarily related to payments made to acquire customer relationships or extend retail partner relationships.

The components of definite-lived intangible assets acquired during 2013 and their respective weighted-average amortizable periods are: $108 million—Customer-related (6 years) and $9 million—Capitalized software (5 years) (excludes internally developed software of $11 million).

Amortization expense related to intangible assets was $83 million, $68 million and $71 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in the line items Marketing and Business Development, and Other, within Other expense in our Combined Statements of Earnings. We estimate annual pre-tax amortization for existing intangible assets over the next five calendar years to be as follows: 2014 - $77 million, 2015 - $70 million, 2016 - $61 million, 2017 - $41 million and 2018 - $17 million.

NOTE 8.	DEPOSITS AND BORROWINGS

The tables below summarize the components of our deposits, borrowings of consolidated securitization entities and related party debt at December 31, 2013 and 2012. The amounts presented for outstanding borrowings include unamortized debt premiums and discounts.

Deposits	2013		2012
At December 31 ($ in millions)	Amount	Average rate (a)	Amount	Average rate (a)
Interest bearing deposits(b)(e)	$25,360	1.7%	$18,398	2.1%
Non-interest bearing deposits	359	—	406	—

Total deposits	$25,719		$18,804

Borrowings		2013		2012
At December 31 ($ in millions)	Maturities	Amount	Average rate (a)	Amount	Average rate (a)
Borrowings of consolidated securitization entities(c)	2014 - 2019	$15,362	1.3%	$17,208	1.5%
Related party debt(d)	2014 - 2017	8,959	1.7%	10,607	1.5%

Total borrowings		$24,321		$27,815

Liquidity

At December 31, 2013, interest-bearing time deposits and borrowings maturing over the next five years were as follows:

($ in millions)	2014	2015	2016	2017	2018
Deposits(f)	$8,765	$4,711	$1,953	$1,641	$1,469
Borrowings of consolidated securitization entities(c)	$5,143	$5,279	$1,144	$1,834	$800
Related party debt(d)	$22	$105	$—	$68	$—

(a)	Based on interest expense for the year and average deposits and borrowings balances.
(b)	At December 31, 2013 and 2012, interest bearing deposits included $5,695 million and $447 million, respectively, which represented large denomination certificates of $100,000 or more.
(c)	We securitize credit card receivables as an additional source of funding. During 2013 and 2012, we completed new debt issuances with proceeds of $866 million and $7,799 million, respectively. During 2013, we amended the terms of $400 million of debt, primarily to extend maturities and revise terms to current market pricing. See Note 6. Variable Interest Entities.
(d)	At December 31, 2013 and 2012, $195 million and $391 million, respectively, of debt issued by one of our securitization entities was held by a GECC affiliate, of which $22 million and $136 million, respectively, was repayable within 12 months of the respective period end. The remaining balance of related party debt is classified as long-term debt on the basis that there are no stated repayment terms. See Note 14. Related Party Transactions and Parent’s Net Investment for information about related party debt.
(e)	At December 31, 2013 and 2012, $651 million and $301 million, respectively, of deposits issued by the Bank were held by GECC and have been reflected as being held by our company and therefore eliminated in our combined financial statements in accordance with the basis of presentation described in Note 2. Basis of Presentation and Summary of Significant Accounting Policies.
(f)	In addition to interest-bearing time deposits, at December 31, 2013 we had $2,618 million of broker network deposit sweeps procured through a program arranger who channels brokerage account deposits to us. Unless extended, those contracts will terminate in 2014 and 2015, representing $262 million and $2,356 million, respectively.

In addition, the Bank is a party to two separate revolving credit agreements, each with a different lender, and each of which provides us with an unsecured revolving line of credit of up to $500 million. GECC has guaranteed our payment obligations under these agreements. There were no borrowings under these agreements for the periods presented.

NOTE 9.	FAIR VALUE MEASUREMENTS

For a description of how we estimate fair value, see Note 2. Basis of Presentation and Summary of Significant Accounting Policies.

The following tables present our assets and liabilities measured at fair value on a recurring basis. Included in the tables are debt and equity securities.

Recurring Fair Value Measurements

The following tables present our assets measured at fair value on a recurring basis.

At December 31, 2013 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Investment securities
Debt
State and municipal	$—	$—	$46	$46
Residential mortgage-backed	—	175	—	175
Equity	15	—	—	15

Total	$15	$175	$46	$236

At December 31, 2012 ($ in millions)
Assets
Investment securities
Debt
State and municipal	$—	$—	$39	$39
Residential mortgage-backed	—	149	—	149
Equity	5	—	—	5

Total	$5	$149	$39	$193

For the years ended December 31, 2013 and 2012, there were no securities transferred between Level 1 and Level 2. At December 31, 2013 and 2012, we did not have any liabilities measured at fair value on a recurring basis.

The following tables present the changes in Level 3 instruments measured on a recurring basis for the years ended December 31, 2013 and 2012, respectively. All of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value included in equity.

Changes in Level 3 Instruments for the Year Ended December 31, 2013

($ in millions)	Balance at January 1, 2013	Net realized/ unrealized gains (losses) included in earnings	Net realized/ unrealized gains (losses) included in accumulated other comprehensive income	Purchases	Sales	Settlements	Transfers into Level 3	Transfers out of Level 3	Balance at December 31, 2013	Net change in unrealized gains (losses) relating to instruments still held at December 31, 2013
Investment securities
Debt
State and municipal	$39	$—	$(4)	$16	$—	$(5)	$—	$—	$46	$(4)
Residential mortgage-backed	—	—	—	—	—	—	—	—	—	—
Equity	—	—	—	—	—	—	—	—	—	—

Total	$39	$—	$(4)	$16	$—	$(5)	$—	$—	$46	$(4)

Changes in Level 3 Instruments for the Year Ended December 31, 2012

($ in millions)	Balance at January 1, 2012	Net realized/ unrealized gains (losses) included in earnings	Net realized/ unrealized gains (losses) included in accumulated other comprehensive income	Purchases	Sales	Settlements	Transfers into Level 3	Transfers out of Level 3	Balance at December 31, 2012	Net change in unrealized gains (losses) relating to instruments still held at December 31, 2012
Investment securities
Debt
State and municipal	$32	$—	$4	$4	—	$(1)	$—	$—	$39	$4
Residential mortgage-backed	—	—	—	—	—	—	—	—	—	—
Equity	—	—	—	—	—	—	—	—	—	—

Total	$32	$—	$4	$4	—	$(1)	$—	$—	$39	$4

Non-Recurring Fair Value Measurements

The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the year and held at December 31, 2013 and 2012. These assets can include repossessed assets and cost method investments that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. At December 31, 2013 we had an insignificant balance of loans held-for-sale which was remeasured at fair value on a non-recurring basis. At December 31, 2012, we had no loans held-for-sale.

	Remeasured during the years ended December 31,
	2013		2012
($ in millions)	Level 2	Level 3	Level 2	Level 3
Repossessed assets	$—	$1	$—	$2
Cost method investments	—	4	—	—

Total	$—	$5	$—	$2

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and held at December 31, 2013 and 2012.

Years ended December 31 ($ in millions)	2013	2012
Repossessed assets	$(1)	$—
Cost method investments(a)	—	—

Total	$(1)	$—

(a)	Adjustments relating to cost method investments were less than $1 million for the year ended December 31, 2013.

Level 3 Measurements

Our Level 3 non-recurring fair value measurements include repossessed assets of $1 million and $2 million at December 31, 2013 and 2012, respectively, and cost method investments of $4 million at December 31, 2013.

The significant unobservable inputs used to estimate the non-recurring fair value measurement of repossessed assets include recovery rates that are calculated as net repossessed asset sale proceeds divided by the unpaid principal balance. The range (weighted average) of these inputs for the year ended December 31, 2013 was 24% - 52% (51%) and for the year ended December 31, 2012 was 22% - 56% (53%).

Cost method investments are valued based on the net asset value that represents the sum of individual portfolio investment values as reported by each investment fund.

Other Level 3 recurring fair value measurements include state and municipal debt instruments of $46 million and $39 million at December 31, 2013 and 2012, respectively, are valued using non-binding broker quotes or other third-party sources. For a description of our process to evaluate third-party pricing servicers, see Note 2. Basis of Presentation and Summary of Significant Accounting Policies.

Financial Assets and Financial Liabilities Carried at Other than Fair Value

At December 31, 2013 ($ in millions)	Carrying value	Corresponding fair value amount
		Total	Level 1	Level 2	Level 3
Financial Assets
Financial assets for which carrying values equal or approximate fair value:
Cash and equivalents	$2,319	$2,319	$2,319	$—	$—
Other assets(a)	$76	$76	$76	$—	$—
Financial assets carried at other than fair value:
Loan receivables, net	$54,362	$60,344	$—	$—	$60,344

Financial Liabilities
Financial liabilities carried at other than fair value:
Deposits	$25,719	$25,994	$—	$25,994	$—
Borrowings of consolidated securitization entities	$15,362	$15,308	$—	$8,206	$7,102
Related party debt(b)	$8,959	$209	$—	$209	$—

At December 31, 2012 ($ in millions)	Carrying value	Corresponding fair value amount
		Total	Level 1	Level 2	Level 3
Financial Assets
Financial assets for which carrying values equal or approximate fair value:
Cash and equivalents	$1,334	$1,334	$1,334	$—	$—
Other assets(a)	$56	$56	$56	$—	$—
Financial assets carried at other than fair value:
Loan receivables, net	$50,039	$54,980	$—	$—	$54,980
Cost method investments	$3	$4	$—	$—	$4

Financial Liabilities
Financial liabilities carried at other than fair value:
Deposits	$18,804	$19,067	$—	$19,067	$—
Borrowings of consolidated securitization entities	$17,208	$17,405	$—	$9,279	$8,126
Related party debt(b)	$10,607	$422	$—	$422	$—

(a)	This balance relates to restricted cash which is included in other assets.
(b)	The fair value of the related party debt relates to the $195 million and $391 million at December 31, 2013 and 2012, respectively, of debt issued by one of our securitization entities which was held by a GECC affiliate. With respect to the remaining balance of related party debt, as there are no stated repayment terms or rates and the balance is an allocation of Parent’s net investment, it is not meaningful to provide a corresponding fair value amount.

The following is a description of how we estimate fair values of the financial assets and liabilities carried at other than fair value:

Loan receivables, net

Loan receivables are recorded at historical cost, less reserves in our Combined Statements of Financial Position. In estimating the fair value for our loans we use a discounted future cash flow model. We use various inputs including estimated interest and fee income, payment rates, loss rates and discount rates (which consider current market interest rate data adjusted for credit risk and other factors) to estimate the fair values of loans.

Deposits

For demand deposits with no defined maturity and fixed-maturity certificates of deposit with one year or less remaining to maturity, carrying value approximates fair value due to the potentially liquid nature of these deposits. For fixed-maturity certificates of deposit with remaining maturities of more than one year, fair values are estimated by discounting expected future cash flows using market rates currently offered for deposits with similar remaining maturities.

Borrowings

Fair values of borrowings of consolidated securitization entities and related party debt issued by one of our securitization entities which was held by a GECC affiliate are based on valuation methodologies using current market interest rate data which are comparable to market quotes adjusted for our non-performance risk.

NOTE 10.	REGULATORY AND CAPITAL ADEQUACY

As a savings and loan holding company, we are subject to extensive regulation, supervision and examination by the Federal Reserve Board. The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency (“OCC”), which is its primary regulator, and by the Consumer Financial Protection Bureau (“CFPB”). In addition, the Bank, as an insured depository institution, is supervised by the Federal Deposit Insurance Corporation.

As a savings and loan holding company, we historically have not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that we will be subject to capital requirements similar to those applicable to the Bank. These capital requirements have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. Moreover, these requirements are supplemented by outstanding regulatory proposals by the federal banking agencies, based on, and in addition to, changes recently adopted by the Basel Committee to increase the amount and scope of a supplemental leverage capital requirement that will be applicable to larger savings and loan holding companies, like GECC, by increasing the assets included in the denominator of the leverage ratio calculation.

When we become subject to capital requirements, we will also be required to conduct stress tests on an annual basis. Under the Federal Reserve Board’s stress test regulations, we will be required to utilize stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions. In addition, as part of meeting our minimum capital requirements, we may be required to comply with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (“CCAR”) process, or some modified version of the CCAR process, which would measure our minimum capital requirement levels under various stress scenarios. In connection with such a process, we may be required to develop for the Federal Reserve Board’s review and approval a capital plan that will include how we will meet our minimum capital requirements under specified stress scenarios.

Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could limit our business activities and have a material adverse effect on our financial statements. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

At December 31, 2013 and 2012, the Bank met all applicable requirements to be deemed well-capitalized pursuant to OCC regulations and for purposes of the Federal Deposit Insurance Act. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and leverage ratios as set forth in the following table. There are no conditions or events subsequent to that date that management believes have changed the Bank’s capital category.

The actual capital amounts and ratios and the required minimums of the Bank are as follows:

	Actual		Minimum for capital adequacy purposes		Minimum to be well- capitalized under prompt corrective action provisions
At December 31, 2013 ($ in millions)	Amount	Ratio(a)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,010	17.3%	$2,784	8.0%	$3,480	10.0%
Tier 1 risk-based capital	$5,559	16.0%	$1,392	4.0%	$2,088	6.0%
Tier 1 leverage	$5,559	14.9%	$1,495	4.0%	$1,869	5.0%

	Actual		Minimum for capital adequacy purposes		Minimum to be well- capitalized under prompt corrective action provisions
At December 31, 2012 ($ in millions)	Amount	Ratio(a)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$5,608	15.1%	$2,980	8.0%	$3,725	10.0%
Tier 1 risk-based capital	$5,134	13.8%	$1,490	4.0%	$2,235	6.0%
Tier 1 leverage	$5,134	17.2%	$1,193	4.0%	$1,492	5.0%

(a)	Represent Basel I capital ratios calculated for the Bank.

The Bank may pay dividends on its stock, with consent or non-objection from the OCC and the Federal Reserve Board, if, among other things, its regulatory capital would not thereby be reduced below the amount then required by the applicable regulatory capital requirements. Throughout the three years ended December 31, 2013, the Bank met all regulatory capital adequacy requirements to which it was subject. Due to this restriction on the payment of dividends, we have included parent company financial statements in accordance with Regulation S-X of the SEC. See Note 15. Parent Company Financial Information.

NOTE 11.	EMPLOYEE BENEFIT PLANS

Historically, we have reimbursed GE for benefits provided to our employees under various U.S. GE employee benefit plans, including costs associated with our participation in GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans.

Certain of our employees participate in GE’s primary retirement pension plan (the “GE Pension Plan”), a defined benefit pension plan. Our participation in that plan is accounted for as a participant in a multi-employer plan, and therefore, we record expense only to the extent that we are required to fund that plan. We have not been required to fund that plan, beyond the service costs for active participating employees. As such, we have not recorded any liability associated with our participation in this plan in our Combined Statements of Financial Position at December 31, 2013 and 2012.

In addition to the GE Pension Plan, certain of our employees are also covered under the GE Supplementary Pension Plan and the GE Retirement Savings Plan. The GE Supplementary Pension Plan is a pension plan providing retirement benefits primarily to higher-level, long service U.S. employees. Our employees are also eligible to participate in the GE Retirement Savings Plan, a defined contribution savings plan that allows an employee to contribute a portion of their pay on a pre-tax basis. GE matches 50% of these contributions up to a maximum of 8% of the employee’s pay. Employees who commence service after January 1, 2011, receive a non-elective contribution into this plan in lieu of participating in the GE Pension Plan.

We incurred expenses associated with these plans of $124 million, $107 million and $107 million for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 12.	STOCK RELATED INFORMATION

Certain of our employees have been granted GE stock options and restricted stock units (“RSUs”) under GE’s 2007 Long-Term Incentive Plan. Share requirements for all plans may be met by GE from either unissued or treasury shares of its stock. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to five years. RSUs give the recipients the right to receive shares of GE stock upon the vesting of their related restrictions. Restrictions on RSUs vest in various increments and at various dates, beginning after one year from date of grant through grantee retirement. Each RSU is convertible into one share of GE stock. Although the plan permits GE to issue RSUs settleable in cash, GE has only issued RSUs settleable in shares of GE stock.

GE employees have routinely transferred employment between various GE subsidiaries, including to/from our company. Our combined financial statements include compensation expense related to these awards for the portion of an employee’s vesting period that accrued during employment with us. The total compensation expense recorded for these awards was not material for all periods presented.

All unvested GE stock options that are held by our employees will vest as of the date GE ceases to own at least 50% of our outstanding common stock. At December 31, 2013, there was $15 million of total unrecognized compensation cost related to non-vested stock options.

NOTE 13.	INCOME TAXES

We are included in the consolidated U.S. federal and state income tax returns of GE where applicable, but also file certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if we were a separate filer. We recognize the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.

The following table summarizes earnings before provision for income taxes.

For the years ended December 31 ($ in millions)	2013	2012	2011
U.S.	$3,124	$3,352	$2,993
Non-U.S.	18	24	17

Earnings before provision for income taxes	$3,142	$3,376	$3,010

The significant components of the provision for income taxes included in the Combined Statements of Earnings were as follows for each of the years ended December 31, 2013, 2012 and 2011.

($ in millions)	2013	2012	2011
Current provision for income taxes
U.S. Federal	$(1,280)	$(1,152)	$(893)
Non-U.S.	(5)	(7)	(6)
U.S. state and local	(115)	(116)	(93)

Total current provision for income taxes	(1,400)	(1,275)	(992)

Deferred benefit (provision) for income taxes from temporary differences
U.S. Federal	215	16	(120)
Non-U.S.	1	—	2
U.S. state and local	21	2	(10)

Deferred benefit (provision) for income taxes from temporary differences	237	18	(128)

Total provision for income taxes	$(1,163)	$(1,257)	$(1,120)

Consistent with the provisions of ASC 740, Income Taxes, U.S. income taxes have not been provided on the undistributed earnings of certain non-U.S. subsidiaries, to the extent that such earnings have been reinvested abroad for an indefinite period of time. Based on our on-going review of the business requirements and capital needs of our non-U.S. subsidiaries, combined with the formation of specific strategies and steps taken to fulfill these requirements and needs, we have determined that the undistributed earnings of certain of our subsidiaries will be indefinitely reinvested to fund current and future growth of the related businesses. As management does not intend to use the earnings of these subsidiaries as a source of funding for its U.S. operations, such earnings will not be distributed to the U.S. The cumulative amounts of undistributed earnings with regards to which we have not provided U.S. income taxes were approximately $20 million and $16 million at December 31, 2013 and 2012 respectively. Any U.S. tax liability associated with these undistributed earnings would be immaterial to the financial statements.

The following table reconciles our effective tax rate to the U.S. federal statutory income tax rate:

	2013	2012	2011
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of federal benefit	1.9	2.2	2.2
All other, net	0.1	—	—

Effective tax rate	37.0%	37.2%	37.2%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when such differences are expected to reverse. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities and the implementation of available tax planning strategies.

Significant components of our net deferred income taxes were as follows:

At December 31 ($ in millions)	2013	2012
Assets
Loan losses	$1,027	$645
Reserves	34	38
Deferred expense	—	116
State and local income taxes, net of federal benefit	40	11
Other assets	55	24

Total deferred income tax assets	1,156	834

Liabilities
Original issue discount	(508)	(454)
Deferred income	(2)	—
Goodwill and identifiable intangibles	(216)	(212)
Other liabilities	(22)	(2)

Total deferred income tax liabilities	(748)	(668)

Net deferred income tax assets	$408	$166

At December 31, 2013 and 2012, our unrecognized tax benefits, excluding related interest expense and penalties, were $202 million and $167 million respectively, of which $131 million and $110 million, respectively, if recognized, would reduce the annual effective rate. Included in the amount of unrecognized tax benefits are certain items that would not affect the effective tax rate if they were recognized in our Combined Statements of Earnings. These unrecognized items include the portion of gross state and local unrecognized tax benefits that would be offset by the benefit from associated U.S. federal income tax deductions. It is reasonably possible that the gross balance of unrecognized tax benefits may decrease by $20 million within the next 12 months.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

($ in millions)	2013	2012
Balance at January 1	$167	$118
Additions for tax positions of the current year	59	56
Settlements with tax authorities	(4)	—
Expiration of the statute of limitations	(20)	(7)

Balance at December 31	$202	$167

We classify interest on tax deficiencies as interest expense and income tax penalties as provision for income taxes. For the years ended December 31, 2013, 2012 and 2011, $5 million, $3 million and $2 million of interest expense related to income tax liabilities, respectively, and no penalties were recognized in our Combined Statements of Earnings. At December 31, 2013 and 2012, we had accrued $17 million and $12 million, respectively, for income tax related interest and penalties.

The Company is under continuous examination by the IRS and tax authorities for various states as part of their audit of GE’s tax returns. During 2013, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2008 and 2009, except for certain issues that remain under examination. During 2011, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2006 and 2007, except for certain issues that remained under examination. At December 31, 2013, the IRS was auditing GE’s consolidated U.S. income tax returns for 2010 and 2011. We are under examinations in various states as part of the GE filing group covering tax years 2006 to 2011 as part of the audit of GE’s tax returns and in certain separate return states for tax years 2010 and 2011. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial positions or cash flows. We further believe that we have made adequate provision for all income tax uncertainties that could result from such examinations.

NOTE 14.	RELATED PARTY TRANSACTIONS AND PARENT’S NET INVESTMENT

GE and its subsidiaries, including GECC, historically have provided a variety of services and funding to us. The costs and expenses related to these services and funding provided by GE include: (i) direct costs associated with services provided directly to us, (ii) indirect costs related to GE corporate overhead allocation and assessments and (iii) interest expense for related party debt. The following table sets forth our direct costs, indirect costs, and interest expenses related to services and funding provided by GE for the periods indicated.

For the years ended December 31 ($ in millions)	2013	2012	2011
Direct costs(a)	$207	$184	$181
Indirect costs(a)	230	206	183
Interest expense(b)	157	155	333

Total expenses for services and funding provided by GE	$594	$545	$697

(a)	Direct and indirect costs are included in other expense in our Combined Statements of Earnings.
(b)	Included in interest expense in our Combined Statements of Earnings.

Direct Costs. Certain functions and services, such as employee benefits and insurance, are centralized at GE. In addition, certain third-party contracts for goods and services, such as technology licenses and telecommunication contracts, from which we benefit, are entered into by GE. GE allocates the costs associated with these goods and services to us using established allocation methodologies (e.g., pension costs are allocated using an actuarially determined percentage applied to the total compensation of employees who participate in such pension plans). For the years ended December 31, 2013, 2012 and 2011, we recorded $207 million, $184 million and $181 million, respectively, related to these costs from GE. Below is a description of services resulting in direct costs:

•	Employee benefits and benefit administration. Historically, we have reimbursed GE for benefits provided to our employees under various U.S. GE employee benefit plans, including costs associated with our participation in GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. We incurred expenses (including administrative costs) associated with these plans of $129 million, $110 million and $110 million for the years ended December 31, 2013, 2012 and 2011, respectively. See Note 11. Employee Benefit Plans.

•	Information technology. GE provides us with certain information technology infrastructure (e.g., data centers), applications and support services. We have incurred $32 million, $30 million and $31 million for these services for the years ending December 31, 2013, 2012 and 2011, respectively.

•	Telecommunication costs. GE provides us with telecommunication services. These third-party costs are allocated to our business based on number of phone lines used by our business. We have incurred $33 million, $34 million and $33 million for this service for the years ending December 31, 2013, 2012 and 2011, respectively.

•	Other including leases for vehicles, equipment and facilities. GE and GE affiliates provide us with certain vehicle and equipment leases. In addition, we have certain facilities shared with GE and GE affiliates for which we are allocated our share of the cost based on space occupied by our business and employees. We have incurred $13 million, $10 million and $7 million for the years ending December 31, 2013, 2012 and 2011, respectively.

Indirect Costs. GE and GECC allocate costs to us related to corporate overhead that directly or indirectly benefits our business. These assessments relate to information technology, insurance coverage, tax services provided, executive incentive payments, advertising and branding and other functional support. These allocations are determined primarily using our percentage of GECC’s relevant expenses. We have received allocations from GE of $230 million, $206 million and $183 million for these services for the years ended December 31, 2013, 2012 and 2011, respectively.

Interest Expense. Historically, we have had access to funding provided by GECC. We used this related party debt provided by GECC to meet our funding requirements after taking into account deposits held at the Bank, funding from securitized financings and cash generated from our operations. GECC assesses us an interest cost on a portion of the Parent’s total investment and we have reflected that portion as related party debt in the combined financial statements. Interest cost is assessed to us from GECC’s centralized treasury function based on fixed and floating interest rates, plus funding related costs that include charges for liquidity and other treasury costs. We incurred borrowing costs for related party debt of $157 million, $155 million and $333 million, for the years ended December 31, 2013, 2012 and 2011, respectively. Our average cost of funds for related party debt was 1.7%, 1.5% and 2.8% for the years ended December 31, 2013, 2012 and 2011, respectively.

Parent’s Net Investment. The remainder of our Parent’s total investment, in excess of our related party debt, is reflected as equity under the caption, Parent’s net investment on our Combined Statements of Financial Position.

Other. In addition to the related party activities described above, there are also a number of other transactions that take place between GE and us. These include:

•	We use a centralized approach to cash management and financing of our operations. Most of our cash that is outside of the Bank is transferred to GECC on a daily basis and GECC subsequently funds the operating and investing activities as needed. This does not impact our Combined Statements of Earnings.

•	In addition to the direct and indirect costs discussed above, GE makes payments for our payroll for our employees, corporate credit card bills and freight expenses through a centralized payment system and we reimburse GE in full for the amounts paid. Such expenses are included in other expense across the relevant categories in our Combined Statements of Earnings and are directly attributable to our business and our employees.

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following parent company financial statements for Synchrony Financial are provided in accordance with Regulation S-X of the SEC, which requires such disclosure when restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets. At December 31, 2013, restricted net assets of our subsidiaries were approximately $5.8 billion.

Condensed Statements of Earnings

For the years ended December 31 ($ in millions)	2013	2012	2011
Interest income from subsidiaries	$143	$154	$333
Interest on related party debt	(143)	(154)	(333)

Net interest income	—	—	—
Dividends from subsidiaries	3,900	745	2,575
Other expense	26	—	—

Earnings before benefit from income taxes	3,874	745	2,575
Benefit for income taxes	7	—	—
Equity in undistributed net earnings of subsidiaries	(1,902)	1,374	(685)

Net earnings	$1,979	$2,119	$1,890

Condensed Statements of Financial Position

At December 31 ($ in millions)	2013	2012
Assets:
Loan receivables from subsidiaries(a)(b)	$8,764	$10,216
Investments in subsidiaries	5,949	4,566
Goodwill	17	17
Other assets	8	—

Total assets	$14,738	$14,799

Liabilities and Equity:
Related party debt(a)	$8,764	$10,216
Accrued expenses and other liabilities	14	1

Total liabilities	8,778	10,217
Equity:
Total equity	5,960	4,582

Total liabilities and equity	$14,738	$14,799

(a)	As described in Note 8. Deposits and Borrowings, at December 31, 2013 and 2012, $195 million and $391 million, respectively, of related party debt was issued by a subsidiary of the Company. As described in Note 14. Related Party Transactions and Parent’s Net Investment, the portion of our parent’s total investment in our combined business on which we are assessed an interest cost is presented as related party debt. Except for the subsidiary-issued debt referred to above, we have reflected related party debt as loans to the Company at the parent level. This funding is used by our subsidiaries and is reflected above as interest-bearing loan receivables.
(b)	At December 31, 2013 and 2012, $651 million and $301 million, respectively, of deposits issued by the Bank were held by GECC and have been reflected as being held by our company. While these amounts have been eliminated in our combined financial statements, in accordance with the basis of presentation described in Note 2. Basis of Presentation and Summary of Significant Accounting Policies, we have presented them above as loan receivables from subsidiaries.

Condensed Statements of Cash Flows

For the years ended December 31 ($ in millions)	2013	2012	2011
Cash flows—operating activities
Net earnings	$1,979	$2,119	$1,890
Adjustments to reconcile net earnings to cash provided from operating activities
Increase in other assets	(8)	—	—
Increase in accrued expenses and other liabilities	13	—	1
Equity in undistributed net earnings of subsidiaries	1,902	(1,374)	685

Cash from operating activities	3,886	745	2,576

Cash flows—investing activities
Net decrease in loan receivables from subsidiaries	1,452	1,490	6,405
Net decrease (increase) in investments in subsidiaries	(3,300)	1,124	(669)

Cash (used for) from investing activities	(1,848)	2,614	5,736

Cash flows—financing activities
Net decrease in related party debt	(1,452)	(1,490)	(6,405)
Net transfers to Parent	(586)	(1,869)	(1,907)

Cash used for financing activities	(2,038)	(3,359)	(8,312)

Increase (decrease) in cash and equivalents	—	—	—
Cash and equivalents at beginning of year	—	—	—

Cash and equivalents at end of year	$—	$—	$—

NOTE 16.	LEGAL PROCEEDINGS AND REGULATORY MATTERS

In the normal course of business, from time to time, we have been named as a defendant in various legal proceedings, including arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. We are also involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business (collectively, “regulatory matters”), which could subject us to significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. We contest liability and/or the amount of damages as appropriate in each pending matter. In accordance with applicable accounting guidance, we establish an accrued liability for legal and regulatory matters when those matters present loss contingencies which are both probable and estimable.

Legal proceedings and regulatory matters are subject to many uncertain factors that generally cannot be predicted with assurance, however, and we may be exposed to losses in excess of any amounts accrued.

For some matters, we are able to determine that an estimated loss, while not probable, is reasonably possible. For other matters, including those that have not yet progressed through discovery and/or where important factual information and legal issues are unresolved, we are unable make such an estimate. We currently estimate that the reasonably possible losses for legal proceedings and regulatory matters, whether in excess of a related accrued liability or where there is no accrued liability, and for which we are able to estimate a possible loss, are immaterial. This represents management’s estimate of possible loss with respect to these matters and is based on currently available information. This estimate of possible loss does not represent our maximum loss exposure. The legal proceedings and regulatory matters underlying the estimate will change from time to time and actual results may vary significantly from current estimates.

Our estimate of reasonably possible losses involves significant judgment, given the varying stages of the proceedings, the existence of numerous yet to be resolved issues, the breadth of the claims (often spanning multiple years), unspecified damages and/or the novelty of the legal issues presented. Based on our current knowledge, we do not believe that we are a party to any pending legal proceeding or regulatory matters that would have a material adverse effect on our combined financial condition or liquidity. However, in light of the uncertainties involved in such matters, the ultimate outcome of a particular matter could be material to our operating results for a particular period depending on, among other factors, the size of the loss or liability imposed and the level of our earnings for that period, and could adversely affect our business and reputation.

Below is a description of certain of our legal proceedings and regulatory matters.

CFPB and Attorney General Matters

On December 10, 2013, we entered into a Consent Order with the CFPB relating to our CareCredit platform, which requires us to pay up to $34.1 million to qualifying customers, provide additional training and monitoring of our CareCredit partners, include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered, make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints, and terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the business practice changes required by the Consent Order are similar to requirements in an Assurance of Discontinuance that we entered with the Attorney General for the State of New York on June 3, 2013.

Our settlements with the CFPB and the New York Attorney General do not preclude other regulators or state attorneys general from seeking additional monetary or injunctive relief with respect to CareCredit. In this regard, in 2010 and 2012, respectively, we received formal requests for information from the Attorneys General for the states of Minnesota and New Jersey. We have cooperated fully with these inquiries.

Starting in December 2012 and continuing into 2013, the CFPB conducted a review of the Bank’s debt cancellation products and its marketing practices in its telesales channel related to those products. We are currently in discussions with the CFPB relating to this review. We cannot predict the final outcome of the discussions and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business.

In 2012, the Bank discovered through an audit of its collection operations, potential violations of the Equal Credit Opportunity Act where certain Spanish-speaking customers and customers residing in Puerto Rico were excluded from certain statement credit and settlement offers that were made to certain delinquent customers. We provided information to the CFPB in connection with this matter and have been in discussions with them. This matter has been referred to the Department of Justice, which has initiated a civil investigation. We cannot predict the final outcome of the discussions or the investigation, and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business.

Other Matters

On September 27, 2013, Secure Axcess LLC, filed a complaint against the Bank as well as other defendants in the U.S. District Court for the Eastern District of Texas, for patent infringement related to the Bank’s alleged use of website authenticity technology referred to as “Safe Keys.” The complaint seeks unspecified damages.

The Bank is a defendant in two putative class actions alleging claims under the federal Telephone Consumer Protection Act (“TCPA”), where the plaintiffs assert that they received calls on their cellular telephones relating to accounts not belonging to them. One case (Abdeljalil et al. v. GE Capital Retail Bank) was filed on August 22, 2012 in the U.S. District Court for the Southern District of California, originally naming GECC as the defendant. In August 2013, the Court denied without prejudice GECC’s motion to dismiss the class allegations. GECC subsequently was dismissed and the plaintiffs amended the complaint to name the Bank as the defendant. The other case (Travaglio et al. v. GE Capital Retail Bank and Allied Interstate LLC) was filed on January 17, 2014 in the U.S. District Court for the Middle District of Florida. Both complaints allege that the Bank placed calls to consumers by an automated dialing system or using a pre-recorded message or automated voice without their consent, and seek up to $1,500 for each violation. The amount of damages sought in the aggregate is unspecified.

Synchrony Financial and subsidiaries

Condensed Consolidated and Combined Statements of Earnings

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
($ in millions, except per share data)	2014	2013	2014	2013
Interest income:
Interest and fees on loans (Note 5)	$3,116	$2,883	$8,964	$8,263
Interest on investment securities	7	3	18	13

Total interest income	3,123	2,886	8,982	8,276

Interest expense:
Interest on deposits	126	94	331	281
Interest on borrowings of consolidated securitization entities	57	51	158	162
Interest on related party debt (Note 15)	15	38	105	111
Interest on third party debt	46	—	46	—

Total interest expense	244	183	640	554

Net interest income	2,879	2,703	8,342	7,722
Retailer share arrangements	(693)	(680)	(1,877)	(1,711)

Net interest income, after retailer share arrangements	2,186	2,023	6,465	6,011
Provision for loan losses (Note 5)	675	541	2,120	2,254

Net interest income, after retailer share arrangements and provision for loan losses	1,511	1,482	4,345	3,757

Other income:
Interchange revenue	101	82	269	235
Debt cancellation fees	68	74	208	236
Loyalty programs	(84)	(58)	(190)	(156)
Other	11	16	36	55

Total other income	96	114	323	370

Other expense:
Employee costs	239	173	639	508
Professional fees	159	120	455	329
Marketing and business development	115	54	295	152
Information processing	47	47	152	141
Other	168	181	594	547

Total other expense	728	575	2,135	1,677

Earnings before provision for income taxes	879	1,021	2,533	2,450
Provision for income taxes (Note 14)	331	380	955	914
Net earnings	$548	$641	$1,578	$1,536

Earnings per share
Basic	$0.70	$0.91	$2.16	$2.18
Diluted	$0.70	$0.91	$2.16	$2.18

See accompanying notes.

Synchrony Financial and subsidiaries

Condensed Consolidated and Combined Statements of Comprehensive Income

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2014	2013	2014	2013

Net earnings	$548	$641	$1,578	$1,536

Other comprehensive income (loss)
Investment securities	—	(1)	5	(9)
Currency translation adjustments	(2)	—	(1)	(2)

Other comprehensive income (loss)	(2)	(1)	4	(11)

Comprehensive income	$546	$640	$1,582	$1,525

Amounts presented net of taxes.

See accompanying notes.

Synchrony Financial and subsidiaries

Condensed Consolidated and Combined Statements of Financial Position

($ in millions)	At September 30, 2014	At December 31, 2013
	(Unaudited)
Assets
Cash and equivalents	$14,808	$2,319
Investment securities (Note 4)	325	236
Loan receivables: (Notes 5 and 6)
Unsecuritized loans held for investment	30,474	31,183
Restricted loans of consolidated securitization entities	26,293	26,071

Total loan receivables	56,767	57,254
Less: Allowance for loan losses	(3,102)	(2,892)

Loan receivables, net	53,665	54,362
Loan receivables held for sale (Note 5)	1,493	—
Goodwill	949	949
Intangible assets, net (Note 7)	449	300
Other assets(a)	1,780	919

Total assets	$73,469	$59,085

Liabilities and Equity
Deposits: (Note 8)
Interest-bearing deposit accounts	$32,480	$25,360
Non-interest-bearing deposit accounts	209	359

Total deposits	32,689	25,719
Borrowings: (Notes 6 and 9)
Borrowings of consolidated securitization entities	15,091	15,362
Related party debt (Note 15)	1,405	8,959
Third party debt	11,088	—

Total borrowings	27,584	24,321
Accrued expenses and other liabilities	3,255	3,085

Total liabilities	$63,528	$53,125

Equity:
Common Stock, par share value $0.001 per share; 4,000,000,000 shares authorized, 833,764,589 shares issued and outstanding at September 30, 2014	$1	$—
Additional paid-in capital	9,401	—
Retained earnings	548	—
Parent’s net investment	—	5,973
Accumulated other comprehensive income (loss):
Investment securities	(4)	(9)
Currency translation adjustments	(4)	(3)
Other	(1)	(1)

Total equity	9,941	5,960

Total liabilities and equity	$73,469	$59,085

(a)	Other assets include restricted cash and equivalents of $439 million and $76 million at September 30, 2014 and December 31, 2013, respectively.

See accompanying notes.

Synchrony Financial and subsidiaries

Condensed Consolidated and Combined Statements of Changes in Equity

(Unaudited)

	Common Stock
($ in millions, shares in thousands)	Shares	Amount	Additional Paid-in Capital	Parent’s Net Investment	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity

Balance at January 1, 2013	—	$—	$—	$4,580	$—	$2	$4,582

Comprehensive income:

Net earnings	—	—	—	1,536	—	—	1,536

Other comprehensive income	—	—	—	—	—	(11)	(11)
Changes in Parent’s net investment	—	—	—	(524)	—	—	(524)

Balance at September 30, 2013	—	$—	$—	$5,592	$—	$(9)	$5,583

Balance at January 1, 2014	—	$—	$—	$5,973	$—	$(13)	$5,960

Comprehensive income:

Net earnings	—	—	—	1,030	548	—	1,578

Other comprehensive income	—	—	—	—	—	4	4
Changes in Parent’s net investment	—	—	—	(603)	—	—	(603)
Conversion of parent’s net investment into common stock	705,271	1	6,399	(6,400)	—	—	—
Issuance of common stock	128,494	—	2,842	—	—	—	2,842
Stock-based compensation	—	—	5	—	—	—	5
Other	—	—	155	—	—	—	155

Balance at September 30, 2014	833,765	$1	$9,401	$—	$548	$(9)	$9,941

See accompanying notes.

Synchrony Financial and subsidiaries

Condensed Consolidated and Combined Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
($ in millions)	2014	2013
Cash flows - operating activities
Net earnings	$1,578	$1,536
Adjustments to reconcile net earnings to cash provided from operating activities
Provision for loan losses	2,120	2,254
Deferred income taxes	(213)	(197)
Depreciation and amortization	96	77
(Increase) decrease in interest and fees receivable	274	(16)
(Increase) decrease in other assets	129	1
Increase (decrease) in accrued expenses and other liabilities	261	817
All other operating activities	49	62

Cash from operating activities	4,294	4,534

Cash flows - investing activities
Maturity and redemption of investment securities	19	35
Purchases of investment securities	(100)	(90)
Acquisition of loan receivables	—	(206)
Net cash from principal business purchased (Note 3)	—	6,393
Net (increase) decrease in restricted cash and equivalents	(363)	(2)
Net (increase) decrease in loan receivables	(3,189)	(2,499)
All other investing activities	(278)	(72)

Cash (used for) from investing activities	(3,911)	3,559

Cash flows - financing activities
Borrowings of consolidated securitization entities
Proceeds from issuance of securitized debt	3,800	866
Maturities and repayment of securitized debt	(4,069)	(2,676)
Third party debt
Proceeds from issuance of third party debt	11,593	—
Maturities and repayment of third party debt	(505)	—
Related party debt
Proceeds from borrowings of related party debt	1,615	—
Maturities and repayment of related party debt	(9,265)	(1,336)
Net increase (decrease) in deposits	6,822	(3,076)
Proceeds from initial public offering	2,842	—
Net transfers (to) from Parent	(603)	(524)
All other financing activities	(124)	(11)

Cash from (used for) financing activities	12,106	(6,757)

Increase in cash and equivalents	12,489	1,336
Cash and equivalents at beginning of period	2,319	1,334

Cash and equivalents at end of period	$14,808	$2,670

See accompanying notes.

Synchrony Financial and subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)

NOTE 1.	BUSINESS DESCRIPTION

Synchrony Financial (the “Company”) provides a range of credit products through programs it has established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers. The Company is a holding company for the legal entities that historically conducted General Electric Company’s (“GE”) North American retail finance business, including GE Capital Retail Bank. Substantially all of the assets and operations of that business were transferred to the Company in 2013, and the remaining assets were transferred to the Company by June 30, 2014, and prior to the completion of the Company’s initial public offering of its common stock (the “IPO”), which closed on August 5, 2014. Prior to the IPO, the Company was indirectly wholly-owned by General Electric Capital Corporation (“GECC” or “Parent”). See Note 1. Formation of the Company, to our 2013 annual combined financial statements in the Registration Statement on Form S-1, as amended and filed on July 18, 2014 (File No. 333-194528) (the “Registration Statement”) for additional information on the formation of the company. We conduct our operations through a single business segment.

The Company changed its name in March 2014 to Synchrony Financial and, in June 2014, changed the name of GE Capital Retail Bank to Synchrony Bank (the “Bank”). References to the “Company”, “we”, “us” and “our” are to Synchrony Financial and its combined and consolidated subsidiaries unless the context otherwise requires.

In the third quarter of 2014, we entered into a series of transactions (the “Transactions”) to effect the first steps in GE’s staged exit from our business. The Transactions, among other things, included the IPO of 125 million shares of our common stock, and the issuance of 3.5 million additional shares of our common stock pursuant to an option granted to the underwriters in the IPO (the “Underwriters’ Option”). Following the closing of the IPO and the Underwriters’ Option, GE currently owns approximately 84.6% of our common stock. See Note 13. Equity and Other Stock Related Information and Note 15. Related Party Transactions for additional information on the Transactions.

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

All remaining assets of our business were transferred from GECC and its subsidiaries to the Company by the end of the second quarter of 2014. As a result, the Company’s financial statements have been prepared on a consolidated basis beginning June 30, 2014. Under this basis of presentation, our financial statements consolidate all of our subsidiaries, i.e., entities in which we have a controlling financial interest, most often because we hold a majority voting interest. All periods subsequent to June 30 are also presented on a consolidated basis.

For all periods prior to June 30, 2014, the Company’s financial statements were prepared on a combined basis. The combined financial statements combine all of our subsidiaries and certain accounts of GECC and its subsidiaries that were historically managed as part of our business.

For all periods prior to the IPO, the Condensed Consolidated and Combined Statements of Earnings reflect intercompany expense allocations made to us by GE and GECC for certain corporate functions and for shared services provided by GE and GECC. Where possible, these allocations were made on a specific identification basis, and in other cases, these expenses were allocated by GE and GECC based on relative percentages of net operating costs or some other basis depending on the nature of the allocated cost. See Note 15. Related Party Transactions for further information on expenses allocated by GE and GECC.

The historical financial results in the condensed consolidated and combined financial statements presented may not be indicative of the results that would have been achieved had we operated as a separate, stand-alone entity during those periods. We believe that the condensed consolidated and combined financial statements include all adjustments necessary for a fair presentation of the Company.

Interim Period Presentation

The condensed consolidated and combined financial statements and notes thereto are unaudited. These statements include all adjustments (consisting of normal recurring accruals) that we considered necessary to present a fair statement of our results of operations, financial position and cash flows. The results reported in these condensed consolidated and combined financial statements should not be considered as necessarily indicative of results that may be expected for the entire year. These condensed consolidated and combined financial statements should be read in conjunction with our 2013 annual combined financial statements and the related notes in our Registration Statement. We label our quarterly information using a calendar convention, that is, first quarter is labeled as ending on March 31, second quarter as ending on June 30, and third quarter as ending on September 30. It is the longstanding practice of GE and GECC, our parent companies, to establish interim quarterly closing dates using a fiscal calendar, which requires our business to close its books on a Sunday. The effects of this practice are modest and only exist within a reporting year.

Summary of Significant Accounting Policies

See Note 2. Basis of Presentation and Summary of Significant Accounting Policies to our 2013 annual combined financial statements in our Registration Statement, for additional information on our significant accounting policies.

NOTE 3.	ACQUISITIONS

Effective January 11, 2013, we acquired the deposit business of MetLife Bank, N.A. in a transaction that was accounted for using the acquisition method of accounting. In exchange for assuming $6,441 million of deposit liabilities we received assets that included $6,393 million of cash, $19 million of core deposit intangibles, $8 million of other intangibles and $8 million of deferred tax assets. The $13 million excess of the fair value of the consideration conveyed to the seller over the fair value of the net assets acquired was recognized as goodwill.

NOTE 4.	INVESTMENT SECURITIES

All of our investment securities are classified as available-for-sale and are primarily held to comply with the Community Reinvestment Act. Our investment securities consist of the following:

	September 30, 2014				December 31, 2013
($ in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Debt
State and municipal	$57	$1	$(3)	$55	$53	$—	$(7)	$46
Residential mortgage-backed(a)	256	2	(6)	252	183	1	(9)	175
US corporate debt	3	—	—	3	—	—	—	—
Equity	15	—	—	15	15	—	—	15

Total	$331	$3	$(9)	$325	$251	$1	$(16)	$236

(a)	At September 30, 2014 and December 31, 2013 all of our residential mortgage-backed securities relate to securities issued by government-sponsored entities and are pledged by the Bank as collateral to the Federal Reserve to secure Federal Reserve Discount Window advances. All residential mortgage-backed securities are collateralized by U.S. mortgages.

The following table presents the estimated fair values and gross unrealized losses of our available-for-sale investment securities:

	In loss position for
	Less than 12 months		12 months or more
($ in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses

At September 30, 2014
Debt
State and municipal	$—	$—	$33	$(3)
Residential mortgage-backed	72	(1)	89	(5)

Total	$72	$(1)	$122	$(8)

At December 31, 2013
Debt
State and municipal	$23	$(2)	$20	$(5)
Residential mortgage-backed	127	(7)	20	(2)
Equity	14	—	—	—

Total	$164	$(9)	$40	$(7)

At September 30, 2014, none of our equity securities were in a gross unrealized loss position. We regularly review investment securities for impairment using both qualitative and quantitative criteria. We presently do not intend to sell our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell these securities before recovery of our amortized cost.

There were no other-than-temporary impairments recognized for each of the three and nine months ended September 30, 2014 and 2013.

Contractual Maturities of Investments in Available-for-Sale Debt Securities (excluding residential mortgage-backed securities)

At September 30, 2014 ($ in millions)	Amortized cost	Estimated fair value
Due
Within one year	$3	$3
After one year through five years	$—	$—
After five years through ten years	$1	$1
After ten years	$56	$54

We expect actual maturities to differ from contractual maturities because borrowers have the right to prepay certain obligations.

There were no significant realized gains or losses recognized for each of the three and nine months ended September 30, 2014 and 2013.

Although we generally do not have the intent to sell any specific securities held at September 30, 2014, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield, liquidity requirements and funding obligations.

NOTE 5.	LOAN RECEIVABLES AND ALLOWANCE FOR LOAN LOSSES

($ in millions)	September 30, 2014	December 31, 2013
Credit cards	$54,263	$54,958
Consumer installment loans	1,081	965
Commercial credit products	1,404	1,317
Other	19	14

Total loan receivables, before allowance for losses(a)(b)	$56,767	$57,254

(a)	Total loan receivables include $26,293 million and $26,071 million of restricted loans of consolidated securitization entities at September 30, 2014 and December 31, 2013, respectively. See Note 6. Variable Interest Entities for further information on these restricted loans.
(b)	At September 30, 2014 and December 31, 2013, loan receivables included deferred expense, net of deferred income, of $29 million and $8 million, respectively.

Loan Receivables Held for Sale

Loans purchased or originated with the intent to sell or as to which we do not have the ability and intent to hold for the foreseeable future are classified as loan receivables held for sale and recorded at the lower of amortized cost or fair value. We continue to recognize interest and fees on these loans on the accrual basis. The fair value of loan receivables held for sale is determined on an aggregate homogeneous portfolio basis.

If a loan is transferred from held for investment to held for sale, declines in fair value related to credit are recorded as a charge-off which establishes a new cost basis for the loan. Further declines in fair value and recoveries up to the amortized cost and realized gains or losses are recorded as a component of other income in our Condensed Consolidated and Combined Statements of Earnings.

During the second quarter of 2014, we entered into agreements to sell certain credit card portfolios associated with two retail partners whose program agreements with us were not extended beyond their contractual expiration dates in 2014. As a result, at September 30, 2014, $1,493 million of loan receivables are classified as loan receivables held for sale on our Condensed Consolidated and Combined Statement of Financial Position. The sales of each portfolio, which are subject to customary closing conditions, are expected to be completed in the fourth quarter of 2014.

Allowance for Loan Losses

($ in millions)	Balance at July 1, 2014	Provision charged to operations	Gross charge-offs	Recoveries	Balance at September 30, 2014
Credit cards	$2,939	$663	$(711)	$145	$3,036
Consumer installment loans	20	7	(7)	3	23
Commercial credit products	47	5	(11)	2	43

Total	$3,006	$675	$(729)	$150	$3,102

($ in millions)	Balance at July 1, 2013	Provision charged to operations	Gross charge-offs	Recoveries	Balance at September 30, 2013
Credit cards	$2,674	$528	$(646)	$129	$2,685
Consumer installment loans	62	4	(11)	4	59
Commercial credit products	48	9	(10)	1	48

Total	$2,784	$541	$(667)	$134	$2,792

($ in millions)	Balance at January 1, 2014	Provision charged to operations		Gross charge-offs	Recoveries	Balance at September 30, 2014
Credit cards	$2,827	$2,077	(a)	$(2,284)	$416	$3,036
Consumer installment loans	19	16		(21)	9	23
Commercial credit products	46	27		(36)	6	43

Total	$2,892	$2,120		$(2,341)	$431	$3,102

($ in millions)	Balance at January 1, 2013	Provision charged to operations		Gross charge-offs	Recoveries	Balance at September 30, 2013
Credit cards	$2,174	$2,192		$(2,085)	$404	$2,685
Consumer installment loans	62	19		(37)	15	59
Commercial credit products	38	43		(39)	6	48

Total	$2,274	$2,254		$(2,161)	$425	$2,792

(a)	Includes a $57 million reduction in provision for loan losses associated with the classification of certain loan receivables as held for sale.

Delinquent and Non-accrual Loans

At September 30, 2014 ($ in millions)	30-89 days delinquent	90 or more days delinquent	Total Past Due	90 or more days delinquent and accruing	Total non- accruing (a)
Credit cards	$1,324	$1,037	$2,361	$1,037	$—
Consumer installment loans	12	2	14	—	2
Commercial credit products	29	12	41	12	—

Total delinquent loans	$1,365	$1,051	$2,416	$1,049	$2

Percentage of total loan receivables(a)	2.4%	1.9%	4.3%	1.8%	0.0%

At December 31, 2013 ($ in millions)	30-89 days delinquent	90 or more days delinquent	Total Past Due	90 or more days delinquent and accruing	Total non- accruing (a)
Credit cards	$1,327	$1,105	$2,432	$1,105	$—
Consumer installment loans	12	2	14	—	2
Commercial credit products	28	14	42	14	—

Total delinquent loans	$1,367	$1,121	$2,488	$1,119	$2

Percentage of total loan receivables(a)	2.4%	2.0%	4.3%	2.0%	0.0%

(a)	Percentages are calculated based on period end balances.

Impaired Loans and Troubled Debt Restructurings

Most of our non-accrual loan receivables are smaller balance loans evaluated collectively, by portfolio, for impairment and therefore are outside the scope of the disclosure requirements for impaired loans. Accordingly, impaired loans represent restructured smaller balance homogeneous loans meeting the definition of a Troubled Debt Restructuring (“TDR”). We use certain loan modification programs for borrowers experiencing financial difficulties. These loan modification programs include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract.

We have both internal and external loan modification programs. The internal loan modification programs include both temporary and permanent programs. For our credit card customers, the temporary hardship program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The permanent workout program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The permanent program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for customers who request financial assistance through external sources, such as consumer credit counseling agency programs. These loans typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The following table provides information on loans that entered a loan modification program during the periods presented:

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2014	2013	2014	2013
Credit cards	$107	$117	$311	$391
Consumer installment loans	—	5	—	22
Commercial credit products	1	1	3	5

Total	$108	$123	$314	$418

Loans classified as TDRs are recorded at their present value with impairment measured as the difference between the loan balance and the discounted present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan. Our allowance for loan losses on TDRs is generally measured based on the difference between the recorded loan receivable and the present value of the expected future cash flows. Interest income from loans accounted for as TDRs is accounted for in the same manner as other accruing loans.

The following table provides information about loans classified as TDRs and specific reserves. We do not evaluate credit card loans for impairment on an individual basis, but instead estimate an allowance for loan losses on a collective basis. As a result, there are no impaired loans for which there is no allowance.

At September 30, 2014 ($ in millions)	Total recorded investment	Related allowance	Net recorded investment	Unpaid principal balance
Credit cards	$709	$(210)	$499	$640
Consumer installment loans	—	—	—	—
Commercial credit products	9	(3)	6	9

Total	$718	$(213)	$505	$649

At December 31, 2013 ($ in millions)	Total recorded investment	Related allowance	Net recorded investment	Unpaid principal balance
Credit cards	$799	$(246)	$553	$692
Consumer installment loans	—	—	—	—
Commercial credit products	12	(5)	7	12

Total	$811	$(251)	$560	$704

Financial Effects of TDRs

As part of our loan modifications for borrowers experiencing financial difficulty, we may provide multiple concessions to minimize our economic loss and improve long-term loan performance and collectability. The following tables present the types and financial effects of loans modified and accounted for as TDRs during the periods presented:

Three months ended September 30,	2014			2013
($ in millions)	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Average recorded investment	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Average recorded investment
Credit cards	$14	$34	$716	$22	$45	$827
Consumer installment loans	—	—	—	1	1	68
Commercial credit products	—	—	9	1	1	15

Total	$14	$34	$725	$24	$47	$910

Nine months ended September 30,	2014			2013
($ in millions)	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Average recorded investment	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Average recorded investment
Credit cards	$43	$105	$752	$67	$133	$846
Consumer installment loans	—	—	—	2	3	66
Commercial credit products	—	1	11	1	1	12

Total	$43	$106	$763	$70	$137	$924

Payment Defaults

The following table presents the type, number and amount of loans accounted for as TDRs that enrolled in a modification plan within the previous 12 months and experienced a payment default during the periods presented. A customer defaults from a modification program after two consecutive missed payments.

Three months ended September 30,	2014		2013
($ in millions)	Accounts defaulted	Loans defaulted	Accounts defaulted	Loans defaulted
Credit cards	14,549	$29	26,224	$44
Consumer installment loans	—	—	59	2
Commercial credit products	70	1	110	1

Total	14,619	$30	26,393	$47

Nine months ended September 30,	2014		2013
($ in millions)	Accounts defaulted	Loans defaulted	Accounts defaulted	Loans defaulted
Credit cards	31,401	$62	52,144	$90
Consumer installment loans	—	—	142	4
Commercial credit products	135	1	216	1

Total	31,536	$63	52,502	$95

Credit Quality Indicators

Our loan receivables portfolio includes both secured and unsecured loans. Secured loan receivables are largely comprised of consumer installment loans secured by equipment. Unsecured loan receivables are largely comprised of our open-ended revolving credit card and commercial loans. As part of our credit risk management activities, on an ongoing basis, we assess overall credit quality by reviewing information related to the performance of a customer’s account with us, as well as information from credit bureaus, such as a Fair Isaac Corporation (“FICO”) or other credit scores, relating to the customer’s broader credit performance. FICO scores are generally obtained at origination of the account and are refreshed, at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. Beginning in 2014, we refined the categories of FICO scores we use to better align to the categories used across our industry. We now categorize these credit scores into the following three credit score categories: (i) 661 or higher, which are considered the strongest credits; (ii) 601 to 660, considered moderate credit risk; and (iii) 600 or less, which are considered weaker credits. There are certain customer accounts for which a FICO score is not available where we use alternative sources to assess their credit and predict behavior. The following table provides the most recent FICO scores available for our customers at September 30, 2014 and December 31, 2013, as a percentage of each class of loan receivable. We have reclassified the categories at December 31, 2013 to conform to the current period classification. The table below excludes 1.3% and 1.1% of our total loan receivables balance at September 30, 2014 and December 31, 2013, respectively, which represents those customer accounts for which a FICO score is not available.

	September 30, 2014			December 31, 2013
	661 or higher	601 to 660	600 or less	661 or higher	601 to 660	600 or less
Credit cards	72.2%	20.1%	7.7%	71.7%	20.0%	8.3%
Consumer installment loans	79.8%	15.2%	5.0%	78.2%	15.5%	6.3%
Commercial credit products	86.7%	8.5%	4.8%	85.3%	9.4%	5.3%

Unfunded Lending Commitments

We manage the potential risk in credit commitments by limiting the total amount of credit, both by individual customer and in total, by monitoring the size and maturity of our portfolios and by applying the same credit standards for all of our credit products. Unused credit card lines available to our customers totaled $299 billion and $277 billion at September 30, 2014 and December 31, 2013, respectively. While these amounts represented the total available unused credit card lines, we have not experienced and do not anticipate that all of our customers will access their entire available line at any given point in time.

Interest Income by Product

The following table provides additional information about our interest and fees on loans from our loan receivables:

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2014	2013	2014	2013
Credit cards	$3,054	$2,812	$8,781	$8,053
Consumer installment loans	25	33	72	99
Commercial credit products	37	38	111	111
Other	—	—	—	—

Total	$3,116	$2,883	$8,964	$8,263

NOTE 6.	VARIABLE INTEREST ENTITIES

We use variable interest entities (“VIEs”) to securitize loans and arrange asset-backed financing in the ordinary course of business. Investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE and we did not provide non-contractual support for previously transferred loan receivables to any VIE in the three and nine months ended September 30, 2014 and 2013. Our VIEs are able to accept new loan receivables and arrange new asset-backed financings, consistent with the requirements and limitations on such activities placed on the VIE by existing investors. Once an account has been designated to a VIE, the contractual arrangements we have require all existing and future loans originated under such account to be transferred to the VIE. The amount of loan receivables held by our VIEs in excess of the minimum amount required under the asset-backed financing arrangements with investors may be removed by us under random removal of accounts provisions. All loan receivables held by a VIE are subject to claims of third-party investors.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity’s economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to a VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity’s design, including: the entity’s capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, as well as any other contractual arrangements that might exist that could have the potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

We consolidate our VIEs because we have the power to direct the activities that significantly affect the VIEs’ economic performance, typically because of our role as either servicer or administrator for the VIEs. The power to direct exists because of our role in the design and conduct of the servicing of the VIE’s assets as well as directing certain affairs of the VIE, including determining whether and on what terms debt of the VIE will be issued.

The loan receivables in these entities have risks and characteristics similar to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other comparable loan receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually, the cash flows from these financing receivables must first be used to pay third-party debt holders, as well as other expenses of the entity. Excess cash flows are available to us. The creditors of these entities have no claim on our other assets.

The table below summarizes the assets and liabilities of our consolidated securitization VIEs described above.

($ in millions)	September 30, 2014	December 31, 2013
Assets
Loan receivables, net(a)	$25,043	$24,766
Loan receivables held for sale	570	—
Other assets	612	20

Total	$26,225	$24,786

Liabilities
Borrowings	$15,091	$15,362
Other liabilities	331	228

Total	$15,422	$15,590

(a)	Includes $1,250 million and $1,305 million of related allowance for loan losses resulting in gross restricted loans of $26,293 million and $26,071 million at September 30, 2014 and December 31, 2013, respectively.

The balances presented above are net of intercompany balances and transactions that are eliminated in our condensed consolidated and combined financial statements.

We provide and, for one of our securitization entities, GECC provides servicing to these VIEs. Historically, the applicable servicer of each of these VIEs was contractually permitted to commingle cash collected from customers on loan receivables owned by the VIEs with our own cash prior to payment to a VIE, subject to certain credit rating requirements. As a result of this commingling of cash, at December 31, 2013, we and GECC on a combined basis, owed to these VIEs $4,071 million and the VIEs owed to us and GECC, $3,341 million for purchased loan receivables and amounts due to us under the equity and other interests we and GECC held in the VIEs. These amounts have been eliminated in our Condensed Consolidated and Combined Statements of Financial Position.

Beginning in 2014, we stopped commingling cash with our VIEs and collections are required to be placed into segregated accounts owned by each VIE in amounts that meet contractually specified minimum levels. These segregated funds are invested in cash and cash equivalents and are restricted as to their use, principally to pay maturing principal and interest on debt and the servicing fees. Collections above these minimum levels are remitted to us on a daily basis. At September 30, 2014, the amounts we owed to the VIEs we directly service was $42 million, representing VIE collections temporarily held by us. These amounts have been eliminated in our Condensed Consolidated and Combined Statement of Financial Position. At September 30, 2014, the segregated funds held by the VIEs were $402 million and are included in other assets in our Condensed Consolidated and Combined Statement of Financial Position. At September 30, 2014, we temporarily held $183 million of VIE collections for one of our VIEs for which GECC is the servicer and we are the subservicer. This amount is reflected as a VIE receivable from GECC within other assets and a payable to GECC within accrued expense and other liabilities outside the VIE in our Condensed Consolidated and Combined Statement of Financial Position.

Income (principally, interest and fees on loans) earned by our consolidated VIEs was $1,370 million and $1,340 million for the three months ended September 30, 2014 and 2013, respectively. Related expenses consisted primarily of provisions for loan losses of $243 million and $207 million for the three months ended September 30, 2014 and 2013, respectively, and interest expense of $57 million and $51 million for the three months ended September 30, 2014 and 2013, respectively. Income (principally, interest and fees on loans) earned by our consolidated VIEs was $3,872 million and $3,927 million for the nine months ended September 30, 2014 and 2013, respectively. Related expenses consisted primarily of provisions for loan losses of $789 million and $873 million for the nine months ended September 30, 2014 and 2013, respectively, and interest expense of $158 million and $162 million for the nine months ended September 30, 2014 and 2013, respectively. These amounts do not include intercompany transactions, principally fees and interest, which are eliminated in our condensed consolidated and combined financial statements.

NOTE 7.	INTANGIBLE ASSETS

	September 30, 2014			December 31, 2013
($ in millions)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer-related	$788	$(382)	$406	$586	$(312)	$274
Capitalized software	82	(39)	43	55	(29)	26

Total	$870	$(421)	$449	$641	$(341)	$300

Customer-related intangible assets primarily relate to retail partner contract acquisitions and extensions, as well as purchased credit card relationships. During the nine months ended September 30, 2014, we recorded net additions to customer-related intangible assets subject to amortization of $202 million, primarily related to payments made to extend certain retail partner relationships. These additions had a weighted average amortizable life of 8 years.

Amortization expense related to retail partner contracts was $24 million and $15 million for the three months ended September 30, 2014 and 2013, respectively, and $61 million and $45 million for the nine months ended September 30, 2014 and 2013, respectively, and is included as a component of marketing and business development expense in our Condensed Consolidated and Combined Statements of Earnings. All other amortization expense was $6 million and $6 million for the three months ended September 30, 2014 and 2013, respectively, and $19 million and $16 million for the nine months ended September 30, 2014 and 2013, respectively, and is included as a component of other expense in our Condensed Consolidated and Combined Statements of Earnings.

NOTE 8.	DEPOSITS

The tables below summarize the components of our deposits at September 30, 2014 and December 31, 2013.

Deposits

	September 30, 2014		December 31, 2013
($ in millions)	Amount	Average rate (a)	Amount	Average rate (a)

Interest-bearing deposits	$32,480	1.5%	$25,360	1.7%
Non-interest-bearing deposits	209	—	359	—

Total deposits	$32,689		$25,719

(a)	Based on interest expense for the nine months ended September 30, 2014 and the year ended December 31, 2013 and average deposits balances.

At September 30, 2014 and December 31, 2013, interest-bearing deposits included $8,830 million and $5,695 million, respectively, of direct deposit certificates of $100,000 or more. At September 30, 2014, our interest-bearing time deposits maturing for the remainder of 2014 and over the next four years and thereafter were as follows:

($ in millions)	2014	2015	2016	2017	2018	Thereafter
Deposits	$2,064	$11,154	$2,306	$2,534	$1,891	$5,978

The above maturity table excludes $5,507 million of demand deposits with no defined maturity. In addition, at September 30, 2014, we had $1,046 million of broker network deposit sweeps procured through a program arranger who channels brokerage account deposits to us. Unless extended, the contracts associated with these broker network deposit sweeps will terminate in 2015 and 2017, representing $784 million and $262 million, respectively.

NOTE 9.	BORROWINGS

The tables below summarize the components of the borrowings of consolidated securitization entities and our third party debt and related party debt at September 30, 2014 and December 31, 2013. The amounts presented for outstanding borrowings include unamortized debt premiums and discounts.

		September 30, 2014		December 31, 2013
($ in millions)	Maturity date	Amount	Weighted average interest rate	Amount	Weighted average interest rate
Borrowings of consolidated securitization entities	2014 - 2019	$15,091	1.3%	$15,362	1.2%
New Bank Term Loan Facility	2019	7,495	2.1%	—	—%
Senior unsecured notes	2017 - 2024	3,593	3.4%	—	—%
Related party debt	2019	1,405	4.2%	8,959	1.7	%(a)

Total borrowings		$27,584		$24,321

(a)	Represents average rate based on interest expense for the year ended December 31, 2013 and average borrowing balance.

Borrowings of Consolidated Securitization Entities

We securitize credit card receivables as an additional source of funding. In preparation for the IPO, in the first half of 2014, we amended the terms of certain of these borrowings, primarily to extend maturities and increase the availability of secured borrowing commitments. The maturities of the borrowings of our consolidated securitization entities at September 30, 2014, which reflect the effect of these amendments, were as follows:

($ in millions)	2014	2015	2016	2017	2018	Thereafter
Borrowings of consolidated securitization entities	$602	$2,608	$2,159	$7,759	$800	$1,163

In addition, at September 30, 2014, we had an aggregate of approximately $5.6 billion of undrawn committed capacity under our securitization programs.

During the nine months ended September 30, 2014 and 2013, we completed new debt issuances through our securitized entities with proceeds of $3,800 million and $866 million, respectively.

Third Party Debt

Bank Term Loan Facility

On August 5, 2014, we borrowed the full amount under a new term loan facility (the “New Bank Term Loan Facility”) with third party lenders that provided $8.0 billion principal amount of unsecured term loans maturing in 2019, and we prepaid $0.5 billion of the New Bank Term Loan Facility with a portion of the net proceeds of the senior unsecured notes described below. The New Bank Term Loan Facility bears interest based upon, at our option, (i) a base rate plus a margin of 0.65% to 1.40% or (ii) a London Interbank Offered Rate (“LIBOR”) rate plus a margin of 1.65% to 2.40%, with the margin, in each case, based on our long-term senior unsecured non-credit-enhanced debt ratings or, if such rating has not been assigned to our debt by the applicable rating agency, a corporate credit rating. At September 30, 2014, the initial base rate and LIBOR margins were 0.90% and 1.90%, respectively.

In October 2014, we amended the New Bank Term Loan Facility to, among other things, increase the amount of indebtedness that the Company may incur thereunder by $750 million. This amount was borrowed in full by the Company and increased the total indebtedness outstanding under the New Bank Term Loan Facility from approximately $7.5 billion to approximately $8.2 billion. The proceeds from these additional borrowings were used to prepay outstanding principal amounts of the indebtedness under the new term loan facility with GECC (the “New GECC Term Loan Facility”).

Senior Unsecured Notes

On August 11, 2014, we issued a total of $3.6 billion principal amount of unsecured senior notes, comprising $0.5 billion aggregate principal amount of 1.875% senior notes due 2017, $1.1 billion aggregate principal amount of 3.000% senior notes due 2019, $0.75 billion aggregate principal amount of 3.750% senior notes due 2021, and $1.25 billion aggregate principal amount of 4.250% senior notes due 2024. We used $0.6 billion of the net proceeds from this issuance to prepay, on a pro rata basis, $0.5 billion of the New Bank Term Loan Facility and $0.1 billion of the New GECC Term Loan Facility.

Related Party Debt

In connection with the IPO, all outstanding related party debt at the date of the closing of the IPO, totaling $8.0 billion, was repaid, and we entered into new long-term debt arrangements with third parties and GECC.

On August 5, 2014, we borrowed the full amount under a new term loan facility (the “New GECC Term Loan Facility”) with GECC, which provided $1.5 billion principal amount of unsecured term loan maturing in 2019, and we prepaid $0.1 billion of the New GECC Term Loan Facility with a portion of the net proceeds of the senior unsecured notes described above. The New GECC Term Loan Facility bears interest based upon, at our option, (i) a base rate plus a margin of 3.00% or (ii) a LIBOR rate plus a margin of 4.00%.

On October 6, 2014, the additional borrowings under the New Bank Term Loan of $750 million discussed above were used to prepay outstanding principal amounts of the indebtedness under the New GECC Term Loan Facility, reducing the principal amount outstanding under the New GECC Term Loan Facility from $1.4 billion to $655 million.

Revolving Credit Agreements

The Company’s historic funding arrangements with GECC have included five revolving credit facilities (the “GECC Revolving Credit Facilities”) between GECC (or certain of its subsidiaries) and the Bank (or certain of its subsidiaries) pursuant to which the Bank could borrow up to an aggregate of $10 billion. All amounts outstanding under the GECC Revolving Credit Facilities were repaid at the date of the closing of the IPO, and on September 4, 2014, following receipt of a non-objection from the Office of the Comptroller of the Currency (“OCC”) and as previously contemplated in our Registration Statement, these facilities were terminated and replaced with a new $6.0 billion intercompany revolving credit facility between the Company and the Bank. Borrowings under the new intercompany facility are eliminated in our consolidated financial statements.

In addition, the Bank was previously a party to two separate revolving credit agreements, each with a different third party lender and each of which provides the Bank with an unsecured revolving line of credit of up to $500 million. GECC has guaranteed the Bank’s payment obligations under these agreements. There were no borrowings under these agreements for the periods presented and these agreements were terminated on September 30, 2014.

NOTE 10.	FAIR VALUE MEASUREMENTS

For a description of how we estimate fair value, see Note 2. Basis of Presentation and Summary of Significant Accounting Policies in our 2013 annual combined financial statements in our Registration Statement.

The following tables present our assets and liabilities measured at fair value on a recurring basis. Included in the tables are debt and equity securities.

Recurring Fair Value Measurements

The following tables present our assets measured at fair value on a recurring basis.

At September 30, 2014 ($ in millions)	Level 1	Level 2	Level 3	Total

Assets
Investment securities
Debt
State and municipal	$—	$—	$55	$55
Residential mortgage-backed	—	252	—	252
US Corporate	—	—	3	3
Equity	15	—	—	15

Total	$15	$252	$58	$325

At December 31, 2013 ($ in millions)

Assets
Investment securities
Debt
State and municipal	$—	$—	$46	$46
Residential mortgage-backed	—	175	—	175
US Corporate	—	—	—	—
Equity	15	—	—	15

Total	$15	$175	$46	$236

For the nine months ended September 30, 2014 there were no securities transferred between Level 1 and Level 2 or between Level 2 and Level 3. At September 30, 2014 and December 31, 2013, we did not have any liabilities measured at fair value on a recurring basis.

Our Level 3 recurring fair value measurements primarily relate to state and municipal debt instruments, which are valued using non-binding broker quotes or other third-party sources. For a description of our process to evaluate third-party pricing servicers, see Note 2. Basis of Presentation and Summary of Significant Accounting Policies in our 2013 annual combined financial statements in our Registration Statement. Our state and municipal debt securities are classified as available-for-sale with changes in fair value included in accumulated other comprehensive income.

The following table presents the changes in our Level 3 debt instruments that are measured on a recurring basis for the three and nine months ended September 30, 2014 and 2013.

Changes in Level 3 Instruments

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2014	2013	2014	2013

Balance at beginning of period	$56	$49	$46	$39
Net realized/unrealized gains (losses) included in accumulated other comprehensive income	1	(2)	5	(5)
Purchases	3	2	11	15
Settlements	(2)	(4)	(4)	(4)

Balance at end of period	$58	$45	$58	$45

Non-Recurring Fair Value Measurements

We hold certain assets that have been remeasured to fair value on a non-recurring basis during the nine months ended and held at September 30, 2014 and 2013. These assets can include repossessed assets and cost method investments that are written down to fair value when they are impaired, as well as loans held-for-sale. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. The assets held by us that were remeasured to fair value on a non-recurring basis and the effects of the remeasurement to fair value were not material for all periods presented. The estimated fair value of loan receivables held for sale exceeded their amortized cost and accordingly a remeasurement to fair value was not required during the nine months ended September 30, 2014.

Financial Assets and Financial Liabilities Carried at Other than Fair Value

	Carrying	Corresponding fair value amount
At September 30, 2014 ($ in millions)	value	Total	Level 1	Level 2	Level 3
Financial Assets
Financial assets for which carrying values equal or approximate fair value:
Cash and equivalents	$14,808	$14,808	$14,808	$—	$—
Other assets(a)	$439	$439	$439	$—	$—
Financial assets carried at other than fair value:
Loan receivables, net	$53,665	$59,589	$—	$—	$59,589
Loan receivables held for sale	$1,493	$1,609	$—	$—	$1,609

Financial Liabilities
Financial liabilities carried at other than fair value:
Deposits	$32,689	$33,164	$—	$33,164	$—
Borrowings of consolidated securitization entities	$15,091	$15,099	$—	$7,557	$7,542
Related party debt	$1,405	$1,406	$—	$—	$1,406
Third party debt	$11,088	$11,075	$—	$3,618	$7,457

	Carrying	Corresponding fair value amount
At December 31, 2013 ($ in millions)	value	Total	Level 1	Level 2	Level 3
Financial Assets
Financial assets for which carrying values equal or approximate fair value:
Cash and equivalents	$2,319	$2,319	$2,319	$—	$—
Other assets(a)	$76	$76	$76	$—	$—
Financial assets carried at other than fair value:
Loan receivables, net	$54,362	$60,344	$—	$—	$60,344

Financial Liabilities
Financial liabilities carried at other than fair value:
Deposits	$25,719	$25,994	$—	$25,994	$—
Borrowings of consolidated securitization entities	$15,362	$15,308	$—	$8,206	$7,102
Related party debt(b)	$8,959	$209	$—	$209	$—

(a)	This balance relates to restricted cash and equivalents which is included in other assets.

(b)	The fair value of the related party debt at December 31, 2013 relates to $195 million of debt issued by one of our securitization entities which was held by a GECC affiliate. This related party debt was repurchased by the Company during the nine months ended September 30, 2014 and is now eliminated in our condensed consolidated and combined financial statements at September 30, 2014.

The following is a description of the valuation techniques used to estimate the fair values of the financial assets and liabilities carried at other than fair value.

Loan receivables, net

In estimating the fair value for our loans, we use a discounted future cash flow model. We use various inputs including estimated interest and fee income, payment rates, loss rates and discount rates (which consider current market interest rate data adjusted for credit risk and other factors) to estimate the fair values of loans. Under certain retail partner program agreements, the expected sales proceeds related to the sale of their credit card portfolio are limited to the amounts owed by our customers, which is less than the fair value indicated above.

Deposits

For demand deposits with no defined maturity, carrying value approximates fair value due to the potentially liquid nature of these deposits. For fixed-maturity certificates of deposit, fair values are estimated by discounting expected future cash flows using market rates currently offered for deposits with similar remaining maturities.

Borrowings

The fair values of borrowings of consolidated securitization entities, as well as related party debt issued by one of our securitization entities which was held by a GECC affiliate at December 31, 2013, are based on valuation methodologies that utilize current market interest rate data which are comparable to market quotes adjusted for our non-performance risk. Borrowings that are publicly traded securities are classified as level 2. Borrowings that are not publicly traded are classified as level 3.

Third party debt consists of senior unsecured notes and the New Bank Term Loan Facility. The fair values of the senior unsecured notes are based on secondary market trades and other observable inputs and are classified as level 2. The fair value of the New Bank Term Loan Facility is based on non-binding broker quotes and are classified as level 3.

The fair value of the related party debt at September 30, 2014 is based on an internal valuation methodology that utilizes significant unobservable inputs.

NOTE 11.	REGULATORY AND CAPITAL ADEQUACY

As a savings and loan holding company, we are subject to extensive regulation, supervision and examination by the Federal Reserve Board. The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the Consumer Financial Protection Bureau (“CFPB”). In addition, the Bank, as an insured depository institution, is supervised by the Federal Deposit Insurance Corporation.

As a savings and loan holding company, we historically have not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that we will be subject to capital requirements under the applicable U.S. Basel III capital rules. See Note 10. Regulatory and Capital Adequacy to our 2013 annual combined financial statements in our Registration Statement for additional information on these capital requirements.

Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could limit our business activities and have a material adverse effect on our financial statements. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

At September 30, 2014 and December 31, 2013, the Bank met all applicable requirements to be deemed well-capitalized pursuant to OCC regulations and for purposes of the Federal Deposit Insurance Act. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and leverage ratios as set forth in the following table. There are no conditions or events subsequent to September 30, 2014 that management believes have changed the Bank’s capital category.

The actual capital amounts and ratios and the required minimums of the Bank are as follows:

At September 30, 2014 ($ in millions)	Actual		Minimum for capital adequacy purposes(b)		Minimum to be well- capitalized under prompt corrective action provisions
	Amount	Ratio(a)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,527	17.0%	$3,073	8.0%	$3,841	10.0%
Tier 1 risk-based capital	$6,027	15.7%	$1,536	4.0%	$2,304	6.0%
Tier 1 leverage	$6,027	13.2%	$1,822	4.0%	$2,277	5.0%

At December 31, 2013 ($ in millions)	Actual		Minimum for capital adequacy purposes(b)		Minimum to be well- capitalized under prompt corrective action provisions
	Amount	Ratio(a)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,010	17.3%	$2,784	8.0%	$3,480	10.0%
Tier 1 risk-based capital	$5,559	16.0%	$1,392	4.0%	$2,088	6.0%
Tier 1 leverage	$5,559	14.9%	$1,495	4.0%	$1,869	5.0%

(a)	Represent Basel I capital ratios calculated for the Bank.
(b)	In addition to the Basel I requirements, under the Bank’s Operating Agreement with the OCC entered into on January 11, 2013, the Bank must maintain minimum levels of capital as follows:

($ in millions)	At September 30, 2014		At December 31, 2013
	Amount	Ratio	Amount	Ratio
Total risk-based capital	$4,225	11.0%	$3,828	11.0%
Tier 1 risk-based capital	$2,689	7.0%	$2,436	7.0%
Tier 1 leverage	$2,732	6.0%	$2,243	6.0%

The Bank may pay dividends on its stock, with consent or non-objection from the OCC and the Federal Reserve Board, among other things, if its regulatory capital would not thereby be reduced below the amount then required by the applicable regulatory capital requirements. The Bank met all regulatory capital adequacy requirements to which it was subject at September 30, 2014 and December 31, 2013.

NOTE 12.	EARNINGS PER SHARE

Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the assumed conversion of all dilutive securities.

The following table presents the calculation of basic and diluted earnings per share:

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2014	2013	2014	2013
Net earnings	$548	$641	$1,578	$1,536

Weighted-average common shares outstanding, basic	782	705	731	705
Effect of dilutive securities	—	—	—	—

Weighted-average common shares outstanding, dilutive	782	705	731	705

Earnings per basic common share	$0.70	$0.91	$2.16	$2.18

Earnings per diluted common share	$0.70	$0.91	$2.16	$2.18

In July 2014, in preparation for the IPO, we completed a stock split pursuant to which each share held by the holder of our common stock was reclassified into 5,262.3512 shares. The weighted-average number of common shares outstanding included in the table above reflects the effects of the stock split for all periods presented. In connection with, and following the IPO, we issued certain stock based awards under the Synchrony Financial 2014 Long-Term Incentive Plan. A total of approximately 6 million shares related to these awards were considered anti-dilutive and therefore were excluded from the computation of diluted earnings per share for the three and nine months ended September 30, 2014.

NOTE 13.	EQUITY AND OTHER STOCK RELATED INFORMATION

The IPO

Prior to the IPO, in July 2014, we completed a stock split pursuant to which each share held by the holder of our common stock was reclassified into 5,262.3512 shares. Following this stock split, we had approximately 705 million shares of common stock outstanding. The effects of the stock split have been reflected for all historical periods presented.

On August 5, 2014, we closed the IPO of 125 million shares of our common stock at a price to the public of $23.00 per share and on September 3, 2014 we issued an additional 3.5 million shares of our common stock pursuant to the Underwriters’ Option. We received net proceeds from the IPO and the Underwriters’ Option of approximately $2.8 billion. Following the IPO and the Underwriters’ Option, GE currently owns approximately 84.6% of our common stock.

Incentive Programs

Prior to the IPO, we established the Synchrony Financial 2014 Long-Term Incentive Plan, which we refer to as the “Incentive Plan.” The Incentive Plan permits us to issue stock-based, stock-denominated and other awards to officers, employees, consultants and non-employee directors providing services to the Company and our participating affiliates. Available awards under the Incentive Plan include stock options and stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), performance awards and other awards valued in whole or in part by reference to or otherwise based on our common stock (other stock-based awards), and dividend equivalents.

In connection with the IPO, we issued a total of 3.3 million RSUs and 4.9 million stock options to certain employees. These RSUs and stock options will generally cliff vest four years from the award date provided that the employee has remained continuously employed by the Company through such vesting date. In addition, during the three months ended September 30, 2014, we issued a total of 0.5 million RSUs and 0.7 million stock options in connection with the 2014 annual grant. The RSUs and stock options issued in connection with the 2014 annual grant will generally vest 20% annually, starting with the first anniversary of the award date, provided that the employee has remained continuously employed by the Company through such vesting date.

NOTE 14.	INCOME TAXES

We are included in the consolidated U.S. federal and state income tax returns of GE where applicable, but also file certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if we were a separate filer for tax purposes. In calculating the provision for interim income taxes, in accordance with Accounting Standards Codification 740, Income Taxes, we apply an estimated annual effective tax rate to year-to-date ordinary income. At the end of each interim period, we estimate the effective tax rate expected to be applicable for the full fiscal year.

The Company is under continuous examination by the Internal Revenue Service (“IRS”) and the tax authorities of various states as part of their audit of GE’s tax returns. The IRS is currently auditing the GE consolidated U.S. income tax returns for 2010 and 2011. In addition, certain issues and refund claims for previous years are still unresolved. During 2013, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2008 and 2009, except for certain issues that remain under examination. We are under examination in various states going back to 2007 as part of their audit of GE’s tax returns. We believe that there are no issues or claims that are likely to significantly impact our results of operations, financial positions or cash flows. We further believe that we have made adequate provision for all income tax uncertainties that could result from such examinations.

Tax Sharing and Separation Agreement

In connection with the IPO, we entered into a Tax Sharing and Separation Agreement, (“TSSA”), which governs certain separation-related tax matters between the Company and GE following the IPO. The TSSA governs the allocation of the responsibilities for the taxes of the GE group between GE and the Company. The TSSA also allocates rights, obligations and responsibilities in connection with certain administrative matters relating to the preparation of tax returns and control of tax audits and other proceedings relating to taxes.

Under the TSSA, we generally are responsible for all taxes attributable to us or our operations for taxable periods following December 31, 2013. To the extent we file tax returns on a consolidated basis with GE, we will be required to make tax sharing payments to GE in amounts equal to our separate company tax liability. Our separate company tax liability will generally be equal to the amount of tax we would have paid had we been filing tax returns separately from GE, subject to certain adjustments, whether or not GE is actually required to pay such amounts to the taxing authorities. For taxable periods prior to January 1, 2014, GE is responsible for all income taxes imposed by the United States, Canada and Puerto Rico. Liabilities related to taxable periods prior to January 1, 2014 were settled with GE during the three months ended September 30, 2014. We are responsible for all other taxes attributable to our business. Where required for certain tax items, we have retained the liability and recorded an indemnity receivable in our Condensed Consolidated and Combined Statement of Financial Position.

Unrecognized Tax Benefits

At September 30, 2014 and December 31, 2013, our unrecognized tax benefits, excluding related interest expense and penalties, were $53 million and $202 million, respectively, of which $36 million and $131 million, respectively, if recognized, would reduce the annual effective rate. Included in the amount of unrecognized tax benefits are certain items that would not affect the effective tax rate if they were recognized in our Condensed Consolidated and Combined Statements of Earnings. These unrecognized items include the portion of gross state and local unrecognized tax benefits that would be offset by the benefit from associated U.S. federal income tax deductions. Included in the change in unrecognized tax benefits for the three months ended September 30, 2014 is a non-cash settlement with GE of $194 million, related to taxable periods prior to January 1, 2014, in accordance with the TSSA. Principally as a result of this settlement, net of the associated U.S. federal income tax deduction, and the related accrued interest, additional paid in capital increased by $147 million during the three months ended September 30, 2014. As a separate public company, we will continue to compute our unrecognized tax benefits on a separate return basis and we will settle our liabilities, as required, in accordance with the TSSA. It is reasonably possible that the gross balance of unrecognized tax benefits may increase or decrease in the next twelve months, however, it is not possible to estimate the amount. The amount of uncertain tax liabilities which may be resolved in the next twelve months is not expected to be material to our results of operations.

NOTE 15.	RELATED PARTY TRANSACTIONS

Services Provided by GE

GE and its subsidiaries, including GECC, have provided and continue to provide a variety of services to us.

In connection with the IPO, we entered into various agreements with GE and its affiliates that now govern our relationship with GE and GECC following the IPO. On July 30, 2014, we entered into a Master Agreement with GECC and, for certain limited purposes only, GE (the “Master Agreement”). The Master Agreement sets forth our agreements with GE and GECC relating to the ownership of certain assets and the allocation of certain liabilities in connection with the separation of our company from GECC. It also sets forth other agreements governing our relationship with GECC and its affiliates after the IPO. In connection with the IPO, we entered into the following agreements with GE and its affiliates:

•	Transitional Services Agreement - pursuant to which, among other things, we and GECC provide each other, on a transitional basis, certain administrative and support services and other assistance consistent with the services we and GECC provided to each other before the IPO.

•	Registration Rights Agreement - pursuant to which, among other things, we provided GECC with registration rights relating to shares of our common stock held by GECC or permitted transferees after the IPO.

•	Tax Sharing and Separation Agreement - see Note 14. Income Taxes for a discussion of this agreement.

•	Employee Matters Agreement - which, among other things, governs certain employee, compensation and benefits matters among us, GECC and GE. Under the Employee Matters Agreement, among other things, the Company generally assumes or retains liabilities relating to the employment or services of any person with respect to our business before or after the completion of the IPO. The Employee Matters Agreement also generally provides for continued participation by our employees in GE benefits for so long as GE owns at least 50% of our common stock.

•	Transitional Trademark License Agreement - pursuant to which, among other things, GE granted us a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use (i) certain marks, logos, and the GE monogram in connection with our products and services until such time as GE ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions and (ii) a specified tagline in connection with our products and services and in the general promotion of our business for a period of three years after GE ceases to beneficially own more than 50% of our outstanding common stock.

•	Intellectual Property Cross License Agreement - pursuant to which, among other things, we and GE grant each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that they each own or license.

•	Subservicing Agreement - pursuant to which we will continue to act as subservicer for one of our securitization entities for which GECC provides servicing relating to loan receivables owned by the securitization entity. In connection with the IPO, we terminated all other servicing and subservicing agreements with GECC and they were replaced by the Transitional Services Agreement to the extent these services will continue to be received from, or provided to, GECC following the IPO.

Funding Provided by GECC

Prior to the IPO, we used related party debt provided by GECC to meet our funding requirements after taking into account deposits held at the Bank, funding from securitized financings and cash generated from our operations. GECC assessed us an interest cost on a portion of the Parent’s total investment and historically we have reflected that portion as related party debt in the Condensed Consolidated and Combined Statements of Financial Position. All related party debt owed by the Company to GECC outstanding on the closing date of the IPO was repaid in August 2014, and we entered into the New GECC Term Loan Facility, See Note 9. Borrowings for additional information.

The following table sets forth the direct costs, indirect costs and interest expenses related to services and funding provided by GE for the periods indicated.

($ in millions)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Direct costs(a)	$85	$54	$211	$157
Indirect costs(a)	—	57	134	166
Interest expense(b)	15	38	105	111

Total expenses for services and funding provided by GECC	$100	$149	$450	$434

(a)	Direct and indirect costs are included in the other expense line items in our Condensed Consolidated and Combined Statements of Earnings.
(b)	Included in interest expense in our Condensed Consolidated and Combined Statements of Earnings.

Direct Costs. Direct costs are costs associated with either services provided directly to us that are centralized at GE or services provided to us by third parties under contracts entered into by GE. These services included the provision of employee benefits and benefit administration; information technology services; telecommunication services; and other services, including leases for vehicles, equipment and facilities. GE allocated the costs associated with these services to us using established allocation methodologies. See Note 14. Related Party Transactions and Parent’s Net Investment to our 2013 annual combined financial statements in our Registration Statement for additional information on these allocation methodologies. Under the Transitional Services Agreement (“TSA”), all of the costs billed to us by GE subsequent to the IPO are included as a component of direct costs and are at GE’s cost in accordance with historic allocation methodologies.

Indirect Costs. Following the IPO, GE and GECC no longer allocate costs to us related to corporate overhead. For periods prior to the IPO, GE and GECC allocated costs to us related to corporate overhead that directly or indirectly benefited our business. These assessments related to information technology, insurance coverage, tax services provided, executive incentive payments, advertising and branding and other functional support. These allocations were determined primarily using our percentage of GECC’s relevant expenses. In preparation for the IPO, these allocated charges were billed directly to us in July 2014, and are therefore included as a component of “Direct costs”.

Interest Expense. For periods prior to the IPO, interest expense represents interest cost assessed to us from GECC’s centralized treasury function based on fixed and floating interest rates, plus funding related costs that include charges for liquidity and other treasury costs. For periods subsequent to the IPO, interest expense represents interest accruing on the New GECC Term Loan Facility.

Other Related Party Transactions

GECC is the servicer for one of our securitization entities. We perform substantially all of the servicing functions with respect to this entity pursuant to a subservicing agreement with GECC. Under these servicing arrangements, collections associated with the securitized loan receivables are routinely transferred between the Company and GECC. As a result, at September 30, 2014, we recorded a related party receivable and corresponding related party payable of $183 million in our Condensed Consolidated and Combined Statement of Financial Position.

In addition to the related party activities described above, we are party to certain cash management and payment processing arrangements with GE and GECC. Historically, most of our cash and equivalents that were not held for purposes of funding the Bank’s liquidity requirements were transferred to GECC on a daily basis and GECC subsequently funded the operating and investing activities of our business as needed. Following the IPO, we no longer transfer cash and equivalents to GECC, other than for purposes of the servicing arrangement discussed above.

GE also makes payments for our payroll for our employees, corporate credit card bills and freight expenses through a centralized payment system and we reimburse GE in full for the amounts paid. Such expenses are included in other expense across the relevant categories in our Condensed Consolidated and Combined Statements of Earnings and are directly attributable to our business and our employees.

Parent’s Net Investment

At December 31, 2013, the remainder of our Parent’s total investment, in excess of our related party debt is reflected as equity under the caption, Parent’s net investment, in our Condensed Consolidated and Combined Statements of Financial Position. At September 30, 2014, GECC’s equity ownership is reflected in Common stock and Additional paid in capital in our Condensed Consolidated and Combined Statements of Financial Position.

NOTE 16.	LEGAL PROCEEDINGS AND REGULATORY MATTERS

In the normal course of business, from time to time, we have been named as a defendant in various legal proceedings, including arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. We are also involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business (collectively, “regulatory matters”), which could subject us to significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. We contest liability and/or the amount of damages as appropriate in each pending matter. In accordance with applicable accounting guidance, we establish an accrued liability for legal and regulatory matters when those matters present loss contingencies which are both probable and estimable.

Legal proceedings and regulatory matters are subject to many uncertain factors that generally cannot be predicted with assurance, however, and we may be exposed to losses in excess of any amounts accrued.

For some matters, we are able to determine that an estimated loss, while not probable, is reasonably possible. For other matters, including those that have not yet progressed through discovery and/or where important factual information and legal issues are unresolved, we are unable make such an estimate. We currently estimate that the reasonably possible losses for legal proceedings and regulatory matters, whether in excess of a related accrued liability or where there is no accrued liability, and for which we are able to estimate a possible loss, are immaterial. This represents management’s estimate of possible loss with respect to these matters and is based on currently available information. This estimate of possible loss does not represent our maximum loss exposure. The legal proceedings and regulatory matters underlying the estimate will change from time to time and actual results may vary significantly from current estimates.

Our estimate of reasonably possible losses involves significant judgment, given the varying stages of the proceedings, the existence of numerous yet to be resolved issues, the breadth of the claims (often spanning multiple years), unspecified damages and/or the novelty of the legal issues presented. Based on our current knowledge, we do not believe that we are a party to any pending legal proceeding or regulatory matters that would have a material adverse effect on our condensed consolidated and combined financial condition or liquidity. However, in light of the uncertainties involved in such matters, the ultimate outcome of a particular matter could be material to our operating results for a particular period depending on, among other factors, the size of the loss or liability imposed and the level of our earnings for that period, and could adversely affect our business and reputation.

Below is a description of certain of our legal proceedings and regulatory matters.

Regulatory Matters

On December 10, 2013, we entered into a Consent Order with the CFPB relating to our CareCredit platform, which requires us to pay up to $34.1 million to qualifying customers; provide additional training and monitoring of our CareCredit partners; include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered; make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints; and terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the business practice changes required by the Consent Order are similar to requirements in an Assurance of Discontinuance that we entered into with the Attorney General for the State of New York on June 3, 2013.

Our settlements with the CFPB and the New York State Attorney General do not preclude other regulators or state attorneys general from seeking additional monetary or injunctive relief with respect to CareCredit. In this regard, in 2010 and 2012, respectively, we received formal requests for information from the Attorneys General for the states of Minnesota and New Jersey. We have cooperated fully with these inquiries.

On June 19, 2014, we entered into a Consent Order with the CFPB (the “2014 CFPB Consent Order”) related to the CFPB’s review of the Bank’s debt cancellation products and its marketing practices in its telesales channel related to those products. The 2014 CFPB Consent Order requires us to refund $56 million to cardholders who enrolled in a debt cancellation product over the telephone from January 2010 to October 2012 ($11 million of which was refunded prior to the 2014 CFPB Consent Order), pay civil money penalties of $3.5 million, and implement a compliance plan related to the sale of “add-on” products to the extent the Bank restarts telesales of such products (which were discontinued in October 2012).

The 2014 CFPB Consent Order also resolved a separate CFPB investigation related to potential violations of the Equal Credit Opportunity Act as a result of the Bank’s omission of certain Spanish-speaking customers and customers residing in Puerto Rico from certain statement credit and settlement offers that were made to certain delinquent customers. The Bank identified this issue through an audit of its collection operations, reported it to the CFPB and initiated a remediation program. The CFPB referred the issue to the Department of Justice (the “DOJ”), which initiated a civil investigation. At the same time we entered into the 2014 CFPB Consent Order, we entered into a consent order with the DOJ (the “2014 DOJ Consent Order,” and together with the 2014 CFPB Consent Order, the “2014 Consent Orders”) to settle a complaint that made similar allegations to those alleged in the 2014 CFPB Consent Order, filed by the DOJ on June 19, 2014 in the United States District Court for the District of Utah. The 2014 DOJ Consent Order was approved by the Court on June 26, 2014. The 2014 DOJ Consent Order is similar to the 2014 CFPB Consent Order and does not impose any additional requirements on us. The 2014 Consent Orders require us to complete our remediation program by providing additional payments, balance credits and balance waivers of approximately $37 million and to update our credit bureau reporting relating to the affected accounts. Of the approximately $169 million in total consumer remediation (including $132 million of voluntary remediations completed prior to the 2014 Consent Orders and approximately $37 million that remains to be completed), $158 million consists of balance credits and waivers to previously charged-off accounts. In addition to the consumer remediation, the 2014 Consent Orders require us to implement a fair lending compliance plan (including fair lending reviews, audits and training), which will, in part, be satisfied by our existing compliance processes.

As we had previously reserved for amounts related to these matters, the 2014 Consent Orders did not have a material impact to our condensed consolidated and combined financial statements for the three months ended September 30, 2014. Although we do not believe that the 2014 Consent Orders themselves will have a material adverse effect on our results of operations going forward, we cannot be sure whether the settlements will have an adverse impact on our reputation or whether any similar actions will be brought by state attorneys general or others, all of which could have a material adverse effect on us.

Other Matters

On September 27, 2013, Secure Axcess LLC, filed a complaint against the Bank as well as other defendants in the U.S. District Court for the Eastern District of Texas, for patent infringement related to the Bank’s alleged use of website authenticity technology referred to as “Safe Keys.” The complaint seeks unspecified damages. On April 14, 2014, the Bank filed an answer to the complaint, and on April 17, 2014, the Bank filed a motion to stay the case pending resolution of two petitions filed by other parties with the U.S. Patent Office to review the validity of the Secure Axcess patent at issue in the pending litigation. On September 9, 2014, the U.S. Patent Office instituted the two petitions, and on September 29, 2014, the Court stayed the action pending the resolution of the U.S. Patent Office’s review.

The Bank is a defendant in three putative class actions alleging claims under the federal Telephone Consumer Protection Act (“TCPA”), where the plaintiffs assert that they received calls on their cellular telephones relating to accounts not belonging to them. In each case, the complaints allege that the Bank placed calls to consumers by an automated telephone dialing system or using a pre-recorded message or automated voice without their consent and seek up to $1,500 for each violation. The amount of damages sought in the aggregate is unspecified. Abdeljalil et al. v. GE Capital Retail Bank was filed on August 22, 2012 in the U.S. District Court for the Southern District of California, originally naming GECC as the defendant. In August 2013, the Court denied without prejudice GECC’s motion to dismiss the class allegations. GECC subsequently was dismissed and the plaintiffs amended the complaint to name the Bank as the defendant. On April 28, 2014, the plaintiffs filed a motion to certify the alleged class. Cowan v. GE Capital Retail Bank was filed on May 14, 2014 in the U.S. District Court for the District of Connecticut. On August 4, 2014, the Bank filed motions to stay and dismiss the action. Pittman et al. v. GE Capital d/b/a GE Capital Retail Bank was filed on July 29, 2014 in the U.S. District Court for the Northern District of Alabama. On October 28, 2014, the court stayed the action, pursuant to the parties’ agreement, until a ruling on the pending motion for class certification in the Abdeljalil action. In addition to the Abdeljalil, Cowan, and Pittman actions, the Bank has resolved two other putative class actions that made similar claims under the TCPA, both of which were settled on an individual basis with the class representative. Travaglio et al. v. GE Capital Retail Bank and Allied Interstate LLC was filed on January 17, 2014 in the U.S. District Court for the Middle District of Florida and dismissed on October 9, 2014. Fitzhenry v. Lowe’s Companies Inc. and GE Capital Retail Bank was filed on May 29, 2014 in the U.S. District Court for the District of South Carolina and dismissed on October 20, 2014.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) See our financial statements in “Item 13. Financial Statements and Supplementary Data.”

(b) See Exhibits under Item 9.01 of Form 8-K below.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

See the exhibits identified in the Exhibit Index below, which will be deemed to be filed as part of this Form 8-K.

Neither Synchrony Financial, nor any of its consolidated subsidiaries, has outstanding any instrument with respect to its long-term debt, other than those filed as an exhibit to this report, under which the total amount of securities authorized exceeds 10% of the total assets of Synchrony Financial and its subsidiaries on a consolidated basis. Synchrony Financial hereby agrees to furnish to the U.S. Securities and Exchange Commission, upon request, a copy of each instrument that defines the rights of holders of such long-term debt that is not filed or incorporated by reference as an exhibit to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNCHRONY FINANCIAL

Date: November 19, 2014	By:	/s/ Jonathan Mothner
	Name:	Jonathan Mothner
	Title:	Executive Vice President, General Counsel and Secretary

S-1

EXHIBIT INDEX

Number	Description

3.1	Amended and Restated Certificate of Incorporation of Synchrony Financial (incorporated by reference to Exhibit 3.2 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

3.2	Amended and Restated Bylaws of Synchrony Financial (incorporated by reference to Exhibit 3.1 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

4.1	Indenture, dated as of August 11, 2014, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed by Synchrony Financial on August 13, 2014)

4.2	First Supplemental Indenture, dated as of August 11, 2014, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 of Form 8-K filed by Synchrony Financial on August 13, 2014)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.1	Master Agreement, dated as of July 30, 2014, among General Electric Capital Corporation, Synchrony Financial, and, solely for purposes of certain sections and articles set forth therein, General Electric Company (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.2	Transitional Services Agreement, dated August 5, 2014, by and among General Electric Capital Corporation, Synchrony Financial and Retail Finance International Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.3	Registration Rights Agreement, dated as of August 5, 2014, by and between Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.2 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.4	Tax Sharing and Separation Agreement, dated as of August 5, 2014, by and between General Electric Company and Synchrony Financial (incorporated by reference to Exhibit 10.3 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.5	Employee Matters Agreement, dated as of August 5, 2014, by and among General Electric Company, General Electric Capital Corporation and Synchrony Financial (incorporated by reference to Exhibit 10.4 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.6	Transitional Trademark License Agreement, dated as of August 5, 2014, by and between GE Capital Registry, Inc. and Synchrony Financial (incorporated by reference to Exhibit 10.5 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.7	Intellectual Property Cross License Agreement, dated as of August 5, 2014, by and between General Electric Company and General Electric Capital Corporation, on the one hand, and Synchrony Financial, on the other hand (incorporated by reference to Exhibit 10.6 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.8	Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other Lenders party thereto (incorporated by reference to Exhibit 1.1 of Amendment No. 8 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

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10.9	Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as borrower, General Electric Capital Corporation, as administrative agent, and the other Lenders party thereto (incorporated by reference to Exhibit 10.9 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.10	Amendment No. 1 to Credit Agreement, dated October 1, 2014, by and among Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on October 6, 2014)

10.11	Amendment No. 1 to Credit Agreement, dated October 1, 2014, by and among Synchrony Financial, the Lenders party thereto and JP Morgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Synchrony Financial on October 6, 2014)

10.12	Form of Synchrony 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.13	Form of agreement for awards under Synchrony 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.14	Form of Transaction Award Agreement, by and between GE Capital Retail Bank/GE Capital Retail Finance, Inc. and each of Margaret M. Keane, Brian D. Doubles, Jonathan S. Mothner, Thomas M. Quindlen and Glenn P. Marino (incorporated by reference to Exhibit 10.12 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.15	Operating Agreement, dated as of January 11, 2013, between GE Capital Retail Bank and the Office of the Comptroller of the Currency (incorporated by reference to Exhibit 10.13 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.16	Capital Assurance and Liquidity Maintenance Agreement, dated as of January 11, 2013, among GE Capital Retail Bank, General Electric Capital Corporation and GE Consumer Finance, Inc. (incorporated by reference to Exhibit 10.14 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.17	Master Indenture, dated as of September 25, 2003, between Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust), as Issuer and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.18	Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among RFS Holding, L.L.C., RFS Funding Trust, GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia), Synchrony Credit Card Master Note Trust, Deutsche Bank Trust Company Delaware, as Trustee of RFS Funding Trust, RFS Holding, Inc. and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.16 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.19	Second Amendment to Master Indenture, dated as of June 17, 2004, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.20	Third Amendment to Master Indenture, dated as of August 31, 2006, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

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10.21	Fourth Amendment to Master Indenture, dated as of June 28, 2007, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 3, 2007)

10.22	Fifth Amendment to Master Indenture, dated as of May 22, 2008, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.23	Sixth Amendment to Master Indenture, dated as of August 7, 2009, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on August 7, 2009)

10.24	Seventh Amendment to Master Indenture, dated as of January 21, 2014, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.25	Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.26	Form of VFN Indenture Supplement, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.24 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.27	Form of Loan Agreement (VFN Series, Class A), among Synchrony Credit Card Master Note Trust, the Lenders party thereto from time to time, and the Managing Agents party thereto from time to time (incorporated by reference to Exhibit 10.25 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.28	Trust Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and The Bank of New York (Delaware) (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.29	First Amendment to Trust Agreement, dated as of January 21, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.2 of the current Form 8-K filed by Synchrony Credit Master Note Trust and RFS Holding, L.L.C., on January 21, 2014)

10.30	Custody and Control Agreement, dated as of September 25, 2003 by and among Deutsche Bank Trust Company of Americas, in its capacity as Custodian and in its capacity as Indenture Trustee, and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.8 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.31	Receivables Sale Agreement, dated as of June 27, 2003, between GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.9 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

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10.32	RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.33	Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.34	Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.35	Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.36	Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.37	Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, between GE Capital Retail Bank (formerly known as GE Money Bank), and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2010)

10.38	Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.39	Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.40	Designation of Removed Accounts and Tenth Amendment to Receivables Sale Agreement, dated as of November 7, 2014, among Synchrony Bank (formerly known as GE Capital Retail Bank), RFS Holding Inc., PLT Holding, L.C.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 14, 2014)

10.41	Transfer Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.12 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

4

10.42	Second Amendment to Transfer Agreement, dated as of June 17, 2004, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.43	Third Amendment to Transfer Agreement, dated as of November 21, 2004, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2004)

10.44	Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.45	Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.46	Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.47	Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.48	Reassignment No. 4 of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.49	Ninth Amendment to Transfer Agreement, dated as of March 31, 2010, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 31, 2010)

10.50	Tenth Amendment to Transfer Agreement, dated as of March 20, 2012, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.51	Servicing Agreement, dated as of June 27, 2003, by and among RFS Funding Trust Synchrony Credit Card Master Note Trust and General Electric Capital Corporation, successor to GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) (incorporated by reference to Exhibit 4.13 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.52	Servicing Assumption Agreement, dated as of February 7, 2005, by GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.53	First Amendment to Servicing Agreement, dated as of May 22, 2006, between Synchrony Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 25, 2006)

5

10.54	Second Amendment to Servicing Agreement, dated as of June 28, 2007, between Synchrony Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on June 28, 2007)

10.55	Instrument of Resignation, Appointment and Acceptance and Third Amendment to Servicing Agreement, dated as of May 22, 2008, by and among Synchrony Credit Card Master Note Trust, GE Capital Retail Bank (formerly known as GE Money Bank) and General Electric Capital Corporation (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.56	Administration Agreement, dated as of September 25, 2003, among Synchrony Credit Card Master Note Trust, General Electric Capital Corporation, as Administrator, and The Bank of New York (Delaware), not in its individual capacity but solely as Trustee (incorporated by reference to Exhibit 4.14 of Amendment No. 1 to Form S-3 Registration Statement filed on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.57	First Amendment to Administration Agreement, dated as of May 4, 2009, between Synchrony Credit Card Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 6, 2009)

10.58	Master Indenture, dated as of February 29, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.55 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.59	Supplement No. 1 to Master Indenture, dated as of September 19, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.56 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.60	Supplement No. 2 to Master Indenture, dated as of March 21, 2014, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.57 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.61	Form of Indenture Supplement, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.58 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.62	Form of Loan Agreement, among GE Sales Finance Master Trust, the Lenders party thereto from time to time, and the Lender Group Agents for the Lender Groups party thereto from time to time (incorporated by reference to Exhibit 10.59 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.63	Amended and Restated Trust Agreement of GE Sales Finance Master Trust, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 10.60 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.64	Amended and Restated Receivables Participation Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.61 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

6

10.65	First Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 17, 2012, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.62 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.66	Second Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 5, 2013, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.63 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.67	Participation Interest Sale Agreement, dated as of February 29, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.64 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.68	First Amendment to Participation Interest Sale Agreement, dated as of September 19, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.65 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.69	Second Amendment to Participation Interest Sale Agreement, dated as of March 21, 2014, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.66 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.70	Transfer Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.67 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.71	First Amendment to Transfer Agreement, dated as of September 19, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.68 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.72	Second Amendment to Transfer Agreement, dated as of March 21, 2014, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.69 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.73	Servicing Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.70 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.74	Administration Agreement, dated as of February 29, 2012, between GE Sales Finance Master Trust and GE Capital Retail Bank (incorporated by reference to Exhibit 10.71 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.75†	First Amended and Restated Technology Sourcing Agreement, dated as of December 10, 1998, between Retailer Credit Services, Inc. and First Data Resources, Inc., as amended (incorporated by reference to Exhibit 10.72 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.76†	First Amended and Restated Production Services Agreement, dated as of December 1, 2009, by and between Retailer Credit Services, Inc. and First Data Resources, LLC, as amended (incorporated by reference to Exhibit 10.73 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.77	Stock Contribution Agreement, dated as of April 1, 2013, between GE Capital Retail Finance Corporation and GE Consumer Finance, Inc. (incorporated by reference to Exhibit 10.74 of Amendment No. 3 to Form S-1 Registration Statement filed by Synchrony Financial on June 6, 2014 (No. 333-194528))

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10.78	Stock Contribution Agreement, dated as of August 5, 2013, between GE Capital Retail Finance Corporation and General Electric Capital Corporation (incorporated by reference to Exhibit 10.75 of Amendment No. 3 to Form S-1 Registration Statement filed by Synchrony Financial on June 6, 2014 (No. 333-194528))

10.79	General Electric Company 2007 Long-Term Incentive Plan (as amended and restated April 25, 2012) (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 filed by General Electric Company on May 4, 2012 (No. 333-181177))

10.80	Form of Agreement for Stock Option Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan, as amended January 1, 2009 (incorporated by reference to Exhibit 10(n) of the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.81	Form of Agreement for Periodic Restricted Stock Unit Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by General Electric Company on April 27, 2007)

10.82	Form of Agreement for Long Term Performance Award Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan (as amended and restated April 25, 2012) (incorporated by reference to Exhibit 10(a) of the quarterly report on Form 10-Q filed by General Electric Company on July 26, 2013)

10.83	General Electric Supplementary Pension Plan, as amended effective January 1, 2011 (incorporated by reference to Exhibit 10(g) of the annual report on Form 10-K filed by General Electric Company on February 25, 2011)

10.84	GE Excess Benefits Plan, effective January 1, 2009 (incorporated by reference to Exhibit 10(k) to the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.85	General Electric Leadership Life Insurance Program, effective January 1, 1994 (incorporated by reference to Exhibit 10(r) to the annual report on Form 10-K filed by General Electric Company on March 11, 1994)

10.86	General Electric Supplemental Life Insurance Program, as amended February 8, 1991 (incorporated by reference to Exhibit 10(i) to the annual report on Form 10-K filed by General Electric Company for the fiscal year ended December 31, 1990)

10.87	General Electric 2006 Executive Deferred Salary Plan, as amended January 1, 2009 (incorporated by reference to Exhibit 10(l) to the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.88	Amendment to Nonqualified Deferred Compensation Plans, dated as of December 14, 2004 (incorporated by reference to Exhibit 10(w) to the annual report on Form 10-K filed by General Electric Company on March 1, 2005)

10.89	General Electric Financial Planning Program, as amended through September 1993 (incorporated by reference to Exhibit 10(h) to the annual report on Form 10-K filed by General Electric Company on March 11, 1994)

10.90	GE Capital Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.87 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.91	Assumption Agreement, dated as of June 20, 2014, by and between General Electric Capital Corporation and Synchrony Financial (incorporated by reference to Exhibit 10.88 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

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10.92	Form of Indemnification Agreement for directors, executive officers and key employees (incorporated by reference to Exhibit 10.89 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.93	Sub-Servicing Agreement, dated as of July 30, 2014, between Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.90 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.94	Synchrony Financial Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.91 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 33-194528))

10.95	Fourth Amendment to Servicing Agreement, dated as of July 16, 2014, between Synchrony Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.14 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust, RFS Holding, L.L.C. and Synchrony Bank on July 16, 2014)

10.96	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and General Electric Capital Corporation (incorporated by reference to Exhibit 10.93 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.97	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and General Electric Capital Corporation (incorporated by reference to Exhibit 10.94 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.98	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and GECFS, Inc. (Macy’s) (incorporated by reference to Exhibit 10.95 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.99	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services) (incorporated by reference to Exhibit 10.96 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.100	Amendment No. 1 to Revolving Credit Agreement, dated as of October 6, 1997, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services) (incorporated by reference to Exhibit 10.97 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.101	Revolving Credit Agreement, dated as of May 1996, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation (incorporated by reference to Exhibit 10.98 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.102	Amendment No. 1 to Revolving Credit Agreement, dated as of April 18, 2003, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation (incorporated by reference to Exhibit 10.99 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.103	Amendment to Revolving Credit Agreements, dated as of October 1, 2008, between GE Money Bank and General Electric Capital Corporation (incorporated by reference to Exhibit 10.100 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.104	Amendment to Revolving Credit Agreements, dated as of June 13, 2012, between GE Capital Retail Bank and General Electric Capital Corporation (incorporated by reference to Exhibit 10.101 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

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10.105	Letter, dated as of March 20, 2013, from General Electric Capital Corporation to GE Capital Retail Bank relating to revolving credit agreements (incorporated by reference to Exhibit 10.102 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.106	Form of Synchrony Financial Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on September 22, 2014)

10.107	Form of Restricted Stock Unit and Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Synchrony Financial on September 22, 2014)

12.1	Statement of Ratio of Earnings to Fixed Charges, filed herewith.

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

23.1	Consent of KPMG LLP

24.1	Powers of Attorney (included on the signature page to Amendment No. 1 to the Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (No. 333-197244) and on the signature page to the Form S-1 Registration Statement filed by Synchrony Financial on July 3, 2014 (No. 333-197244))

†	Confidential treatment granted to certain portions, which portions have been provided separately to the Securities and Exchange Commission.

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